Exhibit 10.6

AMENDMENT NO. 3

This Amendment No. 3 (this “Amendment”), dated as of June 28, 2023, is made by and among Polaris Newco, LLC, a Delaware limited liability company (the “Initial Borrower”), Solera, LLC, a Delaware limited liability company (“Solera”), Omnitracs, LLC, a Delaware limited liability company (“Omnitracs”) and DealerSocket, LLC, a Delaware limited liability company (“DealerSocket”, and together with the Initial Borrower, Solera and Omnitracs, the “Borrowers”) and Goldman Sachs Lending Partners LLC, as administrative agent (“Administrative Agent”) for the Lenders.

PRELIMINARY STATEMENTS:

(1) Polaris Parent, LLC, a Delaware limited liability company, as Holdings, the Borrowers, each lender party thereto (the “Lenders”) and the Administrative Agent have entered into a First Lien Credit Agreement dated as of June 4, 2021 (as amended, restated, amended and restated, modified or supplemented from time to time prior to the date hereof, the “Credit Agreement”, and as further amended by this Amendment, the “Amended Credit Agreement”; capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Amended Credit Agreement);

(2) Pursuant to Section 2.11(d) of the Credit Agreement, the Administrative Agent and the Borrower may agree to make Benchmark Replacement Conforming Changes in connection with a Benchmark Replacement under the Credit Agreement.

(3) Concurrently with the effectiveness of this Amendment, a Benchmark Replacement has occurred under the Credit Agreement; and

(4) The Administrative Agent and the Borrower are willing, on the terms and subject to the conditions set forth below, to consent to the amendments with respect to the Credit Agreement as set forth herein.

SECTION 1. Amendments to the Credit Agreement. Subject to satisfaction of the condition set forth in Section 4 hereof, on the Amendment Effective Date (as defined below):

(a) The Amended Credit Agreement is amended to delete the stricken text (indicated in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated in the same manner as the following example: double-underlined text) as set forth on Exhibit A hereto;

(b) Exhibit C-1, Exhibit C-2, and Exhibit E to the Credit Agreement is hereby amended and restated as set forth in the marked copies of such exhibits attached as Exhibit B hereto;

(c) Except as expressly set forth in clause (b) above, the Schedules and Exhibits to the Credit Agreement shall remain in effect without any amendment or other modification thereto.

SECTION 2. Existing Term Loans and Revolving Credit Loans. Notwithstanding anything to the contrary contained herein or in any other Loan Document:

(a) all Term Loans and Revolving Loans outstanding as of the date hereof that are Eurocurrency Loans (as defined in the Credit Agreement) denominated in Dollars (the “Existing Loans”) shall continue to accrue interest based on the Adjusted LIBO Rate (plus the Applicable

Margin applicable to such Eurocurrency Loans as of the date hereof immediately prior to giving effect to this Amendment) and their applicable existing Interest Periods (as each such term is defined in the Credit Agreement) until the last day of the Interest Period applicable to such Existing Loans (provided, that in no event shall an Existing Loan be permitted to be continued as a Eurocurrency Loan after the termination or expiration of its applicable Interest Period), and thereafter, all Existing Loans shall either be Term Loans or Revolving Loans, as applicable, that bear interest based on Term SOFR, Daily Simple SOFR or the Alternate Base Rate as determined in accordance with the Amended Credit Agreement; and

(b) subject to any express limitations set forth in the immediately preceding clause (i), the terms of the Credit Agreement as in effect immediately prior to the effectiveness of this Amendment in respect of the administration of Eurocurrency Loans denominated in Dollars (solely with respect to the Existing Loans) shall remain in effect from and after the date hereof until the last day of the Interest Period applicable to each such Existing Loans, in each case, solely for purposes of administering the Existing Loans.

SECTION 3. Representations and Warranties. Each of the Borrowers represents and warrants that as of the Amendment Effective Date:

(a) it has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform this Amendment;

(b) it has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Amendment;

(c) no material consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment except consents, authorizations, filings and notices that have been obtained or made and are in full force and effect;

(d) this Amendment has been duly executed and delivered on behalf of it; and

(e) this Amendment constitutes a legal, valid and binding obligation of such entity, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

SECTION 4. Conditions to Effectiveness. This Amendment and the amendments set forth in Section 1 hereof shall become effective on July 1, 2023 subject to satisfaction (or waiver by the Administrative Agent) of the following conditions (such date, the “Amendment Effective Date”):

(a) the Administrative Agent shall have received duly executed counterparts of this Amendment from the Borrowers and the Administrative Agent; and

(b) the Administrative Agent shall have received, to the extent invoiced at least three Business Days prior to the Amendment Effective Date, reimbursement for all reasonable and documented out-of-pocket costs and expenses, including the reasonable and documented out-of-pocket fees and disbursements of one counsel incurred by the Administrative Agent in connection with this Amendment.

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SECTION 5. Reference to and Effect on the Loan Documents. (a) On and after the Amendment Effective Date, each reference in the Amended Credit Agreement to “hereunder”, “hereof”, “Agreement”, “this Amendment” or words of like import and each reference in the other Loan Documents to “Credit Agreement”, “Credit and Guaranty Agreement”, “thereunder”, “thereof” or words of like import shall, unless the context otherwise requires, mean and be a reference to the Amended Credit Agreement.

SECTION 6. Counterparts; Effectiveness. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopier or other electronic transmission (PDF or TIFF format) shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execute”, “execution”, “signed”, “signature”, and words of like import in or related to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 7. Amendments; Headings; Severability. This Amendment may not be amended nor may any provision hereof be waived except as set forth in Section 10.02 of the Amended Credit Agreement. The Section headings used herein are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting this Amendment. Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 8. Governing Law; Venue, Jury Trial, Etc.

(a) THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan in the State of New York and of the United States District Court of the Southern District of New York sitting in the Borough of Manhattan in the State of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Amendment, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Requirements of Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted

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by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Amendment in any court referred to in Section 10.09(b) of the Amended Credit Agreement. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to this Amendment, in the manner provided for notices (other than telecopier) in Section 10.01 of the Amended Credit Agreement. Nothing in this Amendment or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.

(c) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9. Notices. All notices hereunder shall be given in accordance with the provisions of Section 10.01 of the Credit Agreement.

SECTION 10. Reaffirmation. The Borrowers hereby expressly acknowledge that, after giving effect to this Amendment, (i) all of the obligations of each Borrower under the Amended Credit Agreement, the Security Agreement, the other Security Documents and any other Loan Documents to which it is a party are reaffirmed and remain in full force and effect on a continuous basis, in each case, as amended by this Amendment, (ii) each such Borrower’s grant of security interests pursuant to the Security Agreement and the other Security Documents are reaffirmed and remain in full force and effect and such security interests secure all of the Obligations as amended hereby and (iii) except as expressly set forth herein, the execution of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent, the Collateral Agent or the Lenders, constitute a waiver of any provision of any of the Loan Documents or serve to effect a novation of the Obligations. Without limiting the foregoing, each party hereto hereby confirms that the obligations of the Borrowers under the Credit Agreement and under all the other Loan Documents (in each case, after giving effect to this Amendment) constitute “Obligations” and are entitled to all the benefits of the Guarantees set forth in the Amended Credit Agreement, and each such Guaranty is, and continues to be, in full force and effect and is hereby reaffirmed in all respects.

SECTION 11. By its execution of this Amendment, each of the parties hereto acknowledges and agrees that the terms of this Amendment do not constitute a novation, but, rather, a supplement of a pre-existing indebtedness and related agreement, as evidenced by the Amended Credit Agreement. This Amendment shall constitute a “Loan Document” for all purposes of the Amended Credit Agreement and the other Loan Documents.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

POLARIS NEWCO, LLC, as a Borrower

By:	/s/ David L. Babin
Name: David L. Babin
Title: Secretary

SOLERA, LLC, as a Borrower

By:	/s/ David L. Babin
Name: David L. Babin
Title: Secretary

OMNITRACS, LLC, as a Borrower

By:	/s/ David L. Babin
Name: David L. Babin
Title: Secretary

DEALERSOCKET, LLC, as a Borrower

By:	/s/ David L. Babin
Name: David L. Babin
Title: Secretary

[Signature Page to Amendment No. 3]

GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent

By:	/s/ Maria Riaz

Name: Maria Riaz
Title: Authorized Signatory

[Signature Page to Amendment No. 3]

Exhibit A

Amended Credit Agreement

[Attached]

Conformed through Third Amendment

FIRST LIEN CREDIT AGREEMENT

dated as of June 4, 2021,

as amended by the First Amendment to Credit Agreement, dated as of November 5, 2021,

~~and~~

as ~~further~~ amended by the Increase Joinder and Amendment No. 2, dated as of March 1, 2022,

and as further amended by the Third Amendment to Credit Agreement, dated as of June 28, 2023 among

POLARIS NEWCO, LLC,

as the Initial Borrower

SOLERA, LLC, OMNITRACS, LLC and DEALERSOCKET, LLC,

after the Closing Date Acquisition, as Additional Borrowers

POLARIS PARENT, LLC,

as Holdings,

THE OTHER BORROWERS AND GUARANTORS FROM TIME TO TIME PARTY HERETO,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

GOLDMAN SACHS LENDING PARTNERS LLC,

as Administrative Agent and Collateral Agent,

and

GOLDMAN SACHS BANK USA,

GOLDMAN SACHS LENDING PARTNERS LLC,

JPMORGAN CHASE BANK, N.A.,

BARCLAYS BANK PLC,

BNP PARIBAS SECURITIES CORP.,

CITIGROUP GLOBAL MARKETS INC.,

DEUTSCHE BANK SECURITIES INC.,

HSBC SECURITIES (USA) INC.,

NOMURA SECURITIES INTERNATIONAL, INC.

MACQUARIE CAPITAL (USA) INC.,

JEFFERIES FINANCE LLC,

and

KKR CAPITAL MARKETS LLC

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

Page
ARTICLE I
DEFINITIONS

Section 1.01	Defined Terms	2
Section 1.02	Classification of Loans and Borrowings	10~~8~~4
Section 1.03	Terms Generally	10~~8~~4
Section 1.04	Accounting Terms; GAAP; Tax Laws	~~99~~105
Section 1.05	Resolution of Drafting Ambiguities	10~~2~~8
Section 1.06	Limited Condition Transaction	10~~2~~8
Section 1.07	Times of Day	10~~3~~9
Section 1.08	Deliveries	10~~3~~9
Section 1.09	Schedules and Exhibits	10~~3~~9
Section 1.10	Currency Generally	10~~3~~9
Section 1.11	Basket Amounts and Application of Multiple Relevant Provisions	11~~6~~2
Section 1.12	Letter of Credit Amounts	11~~7~~3
Section 1.13	Cashless Rollover	11~~7~~3
Section 1.14	Change in Currency	11~~8~~4
Section 1.15	Interest Rates~~; LIBOR Notification~~	11~~8~~4

ARTICLE II
THE CREDITS

Section 2.01	Commitments	115
Section 2.02	Loans	115~~9~~
Section 2.03	Borrowing Procedure	11~~1~~7
Section 2.04	Evidence of Debt; Repayment of Loans	11~~2~~9
Section 2.05	Fees	12~~3~~0
Section 2.06	Interest on Loans	121
Section 2.07	Termination and Reduction of Commitments	12~~6~~3
Section 2.08	Interest Elections	12~~7~~4
Section 2.09	Amortization of Term Loan Borrowings	1~~19~~26
Section 2.10	Optional and Mandatory Prepayments of Loans	1~~19~~26
Section 2.11	Alternate Rate of Interest	13~~6~~3
Section 2.12	Yield Protection	13~~0~~8
Section 2.13	Funding Losses	13~~1~~9
Section 2.14	Payments Generally; Pro Rata Treatment; Sharing of Setoffs	14~~2~~0
Section 2.15	Taxes	14~~4~~2
Section 2.16	Mitigation Obligations; Replacement of Lenders	1~~38~~47
Section 2.17	Swing Line Loans	14~~0~~8
Section 2.18	Letters of Credit	15~~3~~1
Section 2.19	Defaulting Lenders	16~~3~~1
Section 2.20	Increase in Commitments	16~~5~~4
Section 2.21	Extension Amendments	17~~1~~0

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Section 2.22	Refinancing Facilities	17~~4~~3
Section 2.23	Permitted Debt Exchanges	17~~5~~4
Section 2.24	Designation of Borrowers	1~~68~~77
Section 2.25	[Reserved]	17~~0~~9
Section 2.26	[Reserved]	17~~0~~9
Section 2.27	Illegality	17~~0~~9
Section 2.28	Borrower Agent	17~~0~~9
Section 2.29	Borrowers’ Obligations Joint and Several	18~~1~~0

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.01	Organization; Powers	18~~2~~0
Section 3.02	Authorization; Enforceability	18~~2~~1
Section 3.03	No Conflicts	18~~2~~1
Section 3.04	Financial Statements; Projections	18~~2~~1
Section 3.05	Properties	18~~3~~2
Section 3.06	Intellectual Property	18~~3~~2
Section 3.07	Equity Interests and Restricted Subsidiaries	18~~4~~2
Section 3.08	Litigation	18~~4~~3
Section 3.09	Federal Reserve Regulations	18~~4~~3
Section 3.10	Investment Company Act	18~~4~~3
Section 3.11	[Reserved]	18~~4~~3
Section 3.12	Taxes	18~~4~~3
Section 3.13	No Material Misstatements	18~~5~~3
Section 3.14	Labor Matters	18~~5~~4
Section 3.15	Solvency	18~~5~~4
Section 3.16	Employee Benefit Plans	18~~6~~5
Section 3.17	Environmental Matters	18~~6~~5
Section 3.18	Security Documents	18~~7~~6
Section 3.19	Anti-Terrorism Law	1~~7~~87
Section 3.20	Sanctions	1~~7~~87
Section 3.21	Anti-Corruption	1~~7~~87
Section 3.22	Compliance with Law	1~~79~~88

ARTICLE IV
CONDITIONS

Section 4.01	Conditions to Initial Credit Extension	1~~79~~88
Section 4.02	Conditions to Certain Credit Extensions	19~~2~~1

ARTICLE V
AFFIRMATIVE COVENANTS

Section 5.01	Financial Statements, Reports, etc.	19~~3~~2
Section 5.02	Notices	19~~6~~5
Section 5.03	Existence; Properties	19~~6~~5

Section 5.04	Insurance	19~~7~~6
Section 5.05	Taxes	19~~7~~6
Section 5.06	[Reserved]	19~~7~~6
Section 5.07	Maintaining Records; Access to Properties and Inspections	19~~7~~6
Section 5.08	Use of Proceeds	19~~8~~7
Section 5.09	Compliance with Environmental Laws; Environmental Reports	1~~88~~97
Section 5.10	Additional Collateral; Additional Guarantors	1~~8~~98
Section 5.11	Security Interests; Further Assurances	20~~2~~1
Section 5.12	Maintenance of Ratings	20~~3~~2
Section 5.13	Compliance with Law	20~~3~~3
Section 5.14	Patriot Act, Anti-Corruption and Sanctions	20~~3~~3
Section 5.15	Post-Closing Deliveries.	20~~4~~3
Section 5.16	Nature of Business	20~~5~~4
Section 5.17	Transactions with Affiliates	20~~5~~4
Section 5.18	Holding Company Status	20~~7~~6
Section 5.19	Modifications of Organizational Documents	~~198~~207

ARTICLE VI
NEGATIVE COVENANTS

Section 6.01	Indebtedness	~~198~~208
Section 6.02	Liens	21~~3~~3
Section 6.03	Investments, Loans and Advances	21~~7~~7
Section 6.04	Mergers and Consolidations	22~~2~~1
Section 6.05	Asset Sales	22~~2~~2
Section 6.06	Dividends	22~~5~~5
Section 6.07	[Reserved]	2~~18~~28
Section 6.08	First Lien Leverage Ratio	2~~18~~28
Section 6.09	Prepayments of Certain Indebtedness; Modifications of Specified Indebtedness	229~~9~~
Section 6.10	[Reserved]	23~~0~~0
Section 6.11	No Further Negative Pledge; Subsidiary Distributions	23~~0~~0

ARTICLE VII
GUARANTEE

Section 7.01	The Guarantee	23~~2~~1
Section 7.02	Obligations Unconditional	23~~3~~2
Section 7.03	Reinstatement	23~~4~~4
Section 7.04	Subrogation; Subordination	23~~4~~4
Section 7.05	Remedies	23~~4~~4
Section 7.06	Instrument for the Payment of Money	23~~5~~4
Section 7.07	Continuing Guarantee	23~~5~~5
Section 7.08	General Limitation on Guaranteed Obligations	23~~5~~5
Section 7.09	Release of Guarantors	23~~5~~5
Section 7.10	Right of Contribution	23~~6~~5

ARTICLE VIII
EVENTS OF DEFAULT

Section 8.01	Events of Default	23~~6~~6
Section 8.02	Application of Proceeds	23~~0~~9
Section 8.03	Equity Cure	24~~1~~1

ARTICLE IX
THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Section 9.01	Appointment and Authority	24~~3~~3
Section 9.02	Rights as a Lender	24~~4~~4
Section 9.03	Exculpatory Provisions	24~~4~~4
Section 9.04	Reliance by Administrative Agent	24~~5~~5
Section 9.05	Delegation of Duties	24~~6~~6
Section 9.06	Resignation of Administrative Agent	24~~6~~6
Section 9.07	Non-Reliance on Administrative Agent and Other Lenders	2~~38~~48
Section 9.08	No Other Duties, Etc.	2~~38~~48
Section 9.09	Administrative Agent May File Proofs of Claim; Credit Bidding	2~~39~~48
Section 9.10	Collateral and Guarantee Matters	25~~0~~0
Section 9.11	Secured Cash Management Agreements and Secured Hedging Agreements	25~~3~~3
Section 9.12	Withholding Tax	25~~3~~3
Section 9.13	Certain ERISA Matters	25~~4~~4
Section 9.14	Erroneous Payments	25~~5~~5

ARTICLE X
MISCELLANEOUS

Section 10.01	Notices	2~~48~~58
Section 10.02	Waivers; Amendment	26~~3~~3
Section 10.03	Expenses; Indemnity; Damage Waiver	27~~1~~2
Section 10.04	Successors and Assigns	27~~5~~5
Section 10.05	Survival of Agreement	28~~5~~5
Section 10.06	Counterparts; Integration; Effectiveness	28~~5~~5
Section 10.07	Severability	28~~5~~6
Section 10.08	Right of Setoff	28~~5~~6
Section 10.09	Governing Law; Jurisdiction; Consent to Service of Process	28~~6~~6
Section 10.10	Waiver of Jury Trial	28~~7~~7
Section 10.11	Headings	28~~7~~8
Section 10.12	Treatment of Certain Information; Confidentiality	28~~7~~8
Section 10.13	USA PATRIOT Act Notice	2~~7~~89
Section 10.14	Interest Rate Limitation	2~~79~~89
Section 10.15	Obligations Absolute	2~~79~~89
Section 10.16	No Advisory or Fiduciary Responsibility	2~~79~~90
Section 10.17	Intercreditor Agreement	29~~0~~0

Section 10.18	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	29~~1~~1
Section 10.19	Electronic Execution of Assignments and Certain Other Documents	29~~1~~2
Section 10.20	Lender Action	29~~2~~2
Section 10.21	Acknowledgement Regarding Any Supported QFCs	29~~2~~2

ARTICLE XI
ACQUISITION MATTERS

Section 11.01	Consent to the Closing Date Acquisition	29~~3~~3
Section 11.02	Reference to Closing Date	29~~3~~4

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ANNEXES

Annex A	Commitments
Annex B	Guggenheim Partners Entities

SCHEDULES

Schedule 1.01	Existing Hedging Agreements
Schedule 3.03	Governmental Approvals; Compliance with Laws
Schedule 3.07	Subsidiaries
Schedule 3.08	Litigation
Schedule 3.18(b)	Material Real Property
Schedule 5.15	Post-Closing Deliveries
Schedule 5.17	Transactions with Affiliates
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 6.03(b)	Existing Investments
Schedule 6.05(r)	Existing Dispositions
Schedule 6.05(t)	Excluded Sale Leaseback Transactions
Schedule 6.11	Burdensome Agreements

EXHIBITS

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Assumption
Exhibit C-1	Form of Borrowing Request
Exhibit C-2	Form of Prepayment Notice
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Joinder Agreement
Exhibit G	Form of LC Request
Exhibit H-1	Form of Term Loan Note
Exhibit H-2	Form of Revolving Note
Exhibit H-3	Form of Swing Line Note
Exhibit I	Form of Intercreditor Agreement
Exhibit J	[Reserved]
Exhibit K	Forms of Non-Bank Certificates
Exhibit L	Form of Solvency Certificate
Exhibit M	Form of Intercompany Note
Exhibit N	Form of Pari Intercreditor Agreement

FIRST LIEN CREDIT AGREEMENT

This FIRST LIEN CREDIT AGREEMENT (this “Agreement”), dated as of June 4, 2021, is made among Polaris Newco, LLC, a Delaware limited liability company (the “Initial Borrower”), Solera, LLC, a Delaware limited liability company (“Solera”), Omnitracs, LLC, a Delaware limited liability company (“Omnitracs”), and DealerSocket, LLC, a Delaware limited liability company (“DealerSocket” and, together with Solera, Omnitracs, the Initial Borrower and any Subsidiaries of Holdings joined as a Borrower after the Closing Date, “Borrowers”), Polaris Parent, LLC, a Delaware limited liability company (“Holdings”), as a Guarantor, each of the other Borrowers and Guarantors (such terms and each other capitalized term used but not defined herein having the meaning given to it in Article I) party hereto upon becoming a party hereto, the Lenders and Issuing Banks from time to time party hereto, and Goldman Sachs Lending Partners LLC, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”), as collateral agent for the Secured Parties (in such capacity, together with its successors and assigns, the “Collateral Agent”), as swing line lender (in such capacity, the “Swing Line Lender”) and as an Issuing Bank.

WITNESSETH:

WHEREAS, on the Closing Date, upon consummation of that certain Agreement and Plan of Merger, dated as of June 4, 2021 (together with the exhibits, schedules and disclosure letters thereto, collectively, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Closing Date Acquisition Agreement”), by and among Solera Global Holding Corp., Ousland Holdings, Inc., Omnitracs Topco, LLC and the other parties thereto, Holdings shall own, directly or indirectly, substantially all of the business of Omnitracs and its subsidiaries, Solera and its subsidiaries, and DealerSocket and its subsidiaries (the “Closing Date Acquisition”).

WHEREAS, on the Closing Date, the Initial Borrower intends to (i) repay (or cause to be repaid) in full the outstanding loans under, and obtain the release of all security interests in the assets of, (1) Solera Parent Holdings and its subsidiaries under that certain Credit and Guaranty Agreement, dated as of March 3, 2016, among Solera, as the Borrower Agent, Solera Finance, Inc., as the co-borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto, Goldman Sachs Bank USA, as administrative agent, and the other parties from time to time party thereto (as amended, restated, amended and restated, supplemented and otherwise modified from time to time prior to the Closing Date); (2) Omnitracs Holdings, LLC and its subsidiaries under (x) that certain Credit Agreement, dated as of March 23, 2018, among Omnitracs, LLC, as borrower, the guarantors from time to time party thereto, Barclays Bank PLC, as administrative agent and collateral agent, and the lenders and other parties from time to time party thereto (as amended, restated, amended and restated, supplemented and otherwise modified from time to time prior to the Closing Date) and (y) that certain Second Lien Credit Agreement, dated as of October 1, 2020, among Omnitracs, as borrower, the guarantors from time to time party thereto, Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent and the other parties from time to time party thereto (as amended, restated, amended and restated, supplemented and otherwise modified from time to time prior to the Closing Date); and (3) Ousland Intermediate Holdings, Inc. and its

subsidiaries under that certain Credit Agreement, dated as of April 26, 2018, among DealerSocket (together with Solera and Omnitracs, collectively, the “Company”), the guarantors from time to time party thereto, Antares Capital LP, as administrative agent and collateral agent, and the lenders and other parties from time to time party thereto (as amended, restated, amended and restated, supplemented and otherwise modified from time to time prior to the Closing Date); and (ii) repay or satisfy and discharge (or cause to be repaid or satisfied and discharged) in full the outstanding notes of Solera Parent Holding, LLC and its subsidiaries under that certain Indenture, dated as of March 3, 2016, among Solera and Solera Finance, Inc., as issuers, each guarantor party thereto, and U.S. Bank National Association, as trustee (as amended, restated, amended and restated, supplemented and otherwise modified from time to time prior to the Closing Date) (collectively, the “Closing Date Refinancing”).

WHEREAS, on the Closing Date, the Borrowers have requested that (a) the Term Loan Lenders extend credit in the form of Term Loans comprised of three tranches, (x) the first, denominated in Dollars and in an initial aggregate principal amount of $3,380,000,000, (y) the second, denominated in British Pounds Sterling in an initial aggregate principal amount of £300,000,000 and (z) the third, denominated in Euro in an initial aggregate principal amount of €1,200,000,000, in each case, to the Initial Borrower to fund a portion of the Closing Date Acquisition and the Closing Date Refinancing, to pay fees, costs and expenses in connection therewith, to cash collateralize any existing letters of credit, to fund working capital needs and for other general corporate purposes and (b) the Revolving Lenders extend Revolving Loans in any Available Currency at any time and from time to time prior to the Revolving Maturity Date, in an aggregate principal amount not in excess of $500,000,000 (which shall include a letter of credit sub-facility of $175,000,000) (the “Revolving Credit Facility”).

WHEREAS, in connection therewith, on the Closing Date, the Borrowers shall enter into the Second Lien Credit Agreement and incur Second Lien Loans in an initial aggregate principal amount of $2,500,000,000.

NOW, THEREFORE, the Lenders are willing to (severally but not jointly) extend the credit described in the penultimate paragraph above and make Revolving Loans from time to time to the Borrowers, and the Issuing Banks are willing to issue letters of credit for the account of the Borrowers on the terms and subject to the conditions set forth herein. Accordingly, in consideration of the mutual covenants and agreements set forth herein and in the other Loan Documents, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms As used in this Agreement, the following terms shall have the meanings specified below:

“2022 Incremental Amendment” shall mean that certain Increase Joinder and Amendment No. 2, dated as of March 1, 2022, by and among the Borrowers, Holdings, the other Credit Parties party thereto, the 2022 Incremental Term Loan Lenders party thereto, the Consenting Lenders (as defined therein) party thereto and the Administrative Agent.

“2022 Incremental Amendment Effective Date” shall mean the “Amendment Effective Date” as defined in the 2022 Incremental Amendment.

“2022 Incremental Lead Arrangers” shall have the meaning given to such term in the 2022 Incremental Amendment.

“2022 Incremental Term Loan Commitment” shall mean as to each 2022 Incremental Term Loan Lender, its obligation to make 2022 Incremental Term Loans to the Initial Borrower on the 2022 Incremental Amendment Effective Date in an aggregate principal amount not to exceed the amount set forth opposite such 2022 Incremental Term Loan Lender’s name on Schedule 2.01(a) to the 2022 Incremental Amendment under the caption “2022 Incremental Term Loan Commitment”.

“2022 Incremental Term Loan Lender” shall mean any Lender that holds a 2022 Incremental Term Loan Commitment and/or a 2022 Incremental Term Loan outstanding hereunder.

“2022 Incremental Term Loans” shall mean the Dollar Term Loans made to the Initial Borrower on the 2022 Incremental Amendment Effective Date in the principal amount of $300,000,000.

“ABR” when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan or ABR Revolving Loan.

“ABR Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Term SOFR Determination Day” shall have the meaning specified in the definition of “Term SOFR”.

“Additional Amount” shall have the meaning assigned to such term in Section 2.15(a).

“Additional Borrower” shall mean any Wholly Owned Restricted Subsidiary incorporated or organized under the laws of the United States, any state thereof or the District of Columbia, Luxembourg or Jersey or, solely with respect to the Revolving Credit Facility, any other jurisdiction reasonably satisfactory to the Revolving Lenders, in each case that becomes a Borrower after the Closing Date pursuant to Section 2.24.

“Additional Guarantor” shall mean any Wholly Owned Restricted Subsidiary that becomes a Guarantor after the Closing Date pursuant to Section 5.10.

“Additional Lender” shall mean each Eligible Assignee that becomes a Lender.

“Additional Revolving Commitment” shall have the meaning assigned to such term in Section 2.20(a).

“Adjusted EURIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in Euros for any Interest Period, the greater of (i) an interest rate per annum equal to (a) the EURIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate and (ii) 0.00%.

~~“ Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing denominated in Dollars for any Interest Period, the greater of (i)(a) an interest rate per annum equal to the LIBO Rate for such Eurocurrency Borrowing in effect for such Interest Period~~ divided by ~~(b) 1 minus the Statutory Reserves (if any) for such Eurocurrency Borrowing for such Interest Period and (ii) (a) with respect to any Revolving Loans, 0.00% and (b) with respect to any Term Loans, 0.50%.~~

“Administrative Agent” shall have the meaning given to that term in the preamble hereto, and include each other person appointed as a successor pursuant to Article IX.

“Administrative Agent Fee” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit A or in such other form as may be reasonably approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that neither any Lender nor any Agent (nor any of their Affiliates) shall be deemed to be an Affiliate of Holdings or any of its Subsidiaries solely by virtue of its capacity as a Lender or Agent hereunder.

“Affiliated Debt Fund” shall mean a debt fund or other investment vehicle that is an Affiliate of the Sponsor or any other Equity Investor and that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds and similar extensions of credit or securities in the ordinary course of its business and whose managers have fiduciary duties to the investors therein independent of or in addition to their duties to the Sponsor or any other Equity Investor, as applicable, or any of their respective Affiliates.

“Agents” shall mean the Administrative Agent and the Collateral Agent; and “Agent” shall mean either of them.

“Agreed Security Principles” shall have the meaning assigned to such term in Section 5.10(c).

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, (a) with respect to Loans denominated in Dollars, a rate per annum equal to the greatest of (i) the Base Rate in effect on such day, (ii) the ~~NYFRB~~Federal Funds Rate in effect on such day plus 1/2 of 1.00%, (iii) the ~~Adjusted LIBO Rate~~Term SOFR for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that any change in the Alternate Base Rate due to a change in the Base Rate, the ~~NYFRB~~Federal Funds Rate or ~~the Eurocurrency Rate~~Term SOFR shall be effective on the effective date of such change in the Base Rate, the ~~NYFRB~~Federal Funds Rate or the ~~Eurocurrency~~Term SOFR Rate, as the case may be and (iv) (x) with respect to any Revolving Loans, 1.00% and (y) with respect to any Term Loans, 1.75%, and (b) with respect to Swing Line Loans denominated in Euros, a fluctuating rate per annum, for any day, equal to the greater of (x) the Adjusted EURIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day), plus 1.00% and (y) 1.00%. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.11 with respect to Loans denominated in Dollars (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.11(b)), then the Alternate Base Rate shall be the greatest of clauses (a)(i), (a)(ii) and (a)(iv) above and shall be determined without reference to clause (a)(iii) above.

“Alternative Eurocurrency Rate” shall mean, for any Interest Period, the rate per annum equal to the greater of (i) the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the applicable currency and the relevant period displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London interbank market for deposits of amounts in such Available Currency for delivery on the first day of such Interest Period and (ii) 0.00% per annum.

Notwithstanding anything to the contrary, if the Borrower Agent and the Administrative Agent reasonably determine in good faith (which determination shall be final and conclusive and binding on all parties hereto, and provided that the Administrative Agent and the Borrower Agent shall make a determination of whether such rate is ascertainable and whether such condition is unlikely to be temporary, at any time, upon the reasonable request of the Borrower Agent) that the London interbank offered rate for deposits in the applicable currency is not ascertainable and the inability to ascertain such rate is unlikely to be temporary, the applicable “London interbank offered rate” shall be determined pursuant to the definition of “Benchmark Replacement” and Section 2.11.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.19.

“Applicable Date of Determination” shall mean, for purposes of determining Consolidated Total Funded Indebtedness and Unrestricted Cash for purposes of calculating the First Lien Leverage Ratio, the Senior Secured Leverage Ratio or the Total Leverage Ratio for purposes of determining whether an incurrence test has been satisfied, subject to Section 1.06, the date of the transaction subject to such incurrence test.

“Applicable ECF Percentage” shall mean, for any fiscal year of Holdings, (a) 50% if the First Lien Leverage Ratio as of the last day of and for such fiscal year is greater than 2.50 to 1.00, (b) 25% if the First Lien Leverage Ratio as of the last day of and for such fiscal year is greater than 2.00 to 1.00 but less than or equal to 2.50 to 1.00 and (c) 0% if the First Lien Leverage Ratio as of the last day of such fiscal year is less than or equal to 2.00 to 1.00.

“Applicable Margin” shall mean a percentage per annum equal to:

(a)(i) with respect to Dollar Term Loans, (A) if the First Lien Leverage Ratio as of and for the most recently ended Test Period is greater than 4.50 to 1.00, 4.00% for ~~Eurocurrency~~SOFR Term Loans and 3.00% for ABR Term Loans, or (B) if the First Lien Leverage Ratio as of and for the most recently ended Test Period is less than or equal to 4.50 to 1.00, 3.75% for ~~Eurocurrency~~SOFR Term Loans and 2.75% for ABR Term Loans;

(ii) with respect to Euro Term Loans, (A) if the First Lien Leverage Ratio as of and for the most recently ended Test Period is greater than 4.50 to 1.00, 4.00% for Eurocurrency Term Loans and 3.00% for ABR Term Loans or (B) if the First Lien Leverage Ratio as of and for the most recently ended Test Period is less than or equal to 4.50 to 1.00, 3.75% for Eurocurrency Term Loans and 2.75% for ABR Term Loans;

(iii) with respect to Sterling Term Loans, (A) if the First Lien Leverage Ratio as of and for the most recently ended Test Period is greater than 4.50 to 1.00, 5.25% or (B) if the First Lien Leverage Ratio as of and for the most recently ended Test Period is less than or equal to 4.50 to 1.00, 5.00%; and

(b) with respect to Revolving Loans, Swing Line Loans, the LC Participation Fee and the Commitment Fee, as set forth below for the appropriate level:

Level	First Lien Leverage Ratio	Applicable Margin for Eurocurrency Revolving Loans and SOFR Revolving Loans	Applicable Margin for ABR Loans and Swing Line Loans (Dollar or Euro)	Applicable Margin for RFR Revolving Loans and Swing Line Loans (Sterling)	Applicable Margin for LC Participation Fee	Commitment Fee
I	> 4.50 to 1.00	3.50%	2.50%	4.75%	3.50%	0.50%
II	< 4.50 to 1.00 and > 4.25 to 1.00	3.25%	2.25%	4.50%	3.25%	0.375%
III	< 4.25 to 1.00	3.00%	2.00%	4.25%	3.00%	0.25%

provided that until a certified calculation of the First Lien Leverage Ratio is delivered for the first Test Period for which financial statements are required to be delivered pursuant to Section 5.01(a) or (b), the Applicable Margin with respect to (x) Term Loans shall be set at the margin in clause (a)(i)(A), (a)(ii)(A) or (a)(iii)(A) above, respectively, and (y) Revolving Loans and Swing Line Loans, the LC Participation Fee and the Commitment Fee shall be set at the margin in the row styled “Level I” in the applicable table. Except as set forth in the foregoing proviso, the Applicable Margin with respect to Term Loans, Revolving Loans and Swing Line Loans, the LC Participation Fee and the Commitment Fee shall be re-determined after each Test Period on the first Business Day of the month following the date of delivery to the Administrative Agent of a certified calculation of the First Lien Leverage Ratio in accordance with Section 5.01(c) (or the definition of “Test Period”, as applicable); provided that if such certification is not provided in accordance with Section 5.01(c) or the definition of “Test Period”, as applicable, the Applicable Margin with respect to (x) Term Loans shall be set at the margin in clause (a)(i)(A), (a)(ii)(A) or (a)(iii)(A) above, respectively, and (y) Revolving Loans and Swing Line Loans, the LC Participation Fee and the Commitment Fee shall be set at the margin in the row styled “Level I” in the applicable table as of the first Business Day of the month following the end of the Test Period for which the certification was not delivered until the date on which such certification is delivered (on which date, the Applicable Margin with respect to Term Loans, Revolving Loans and Swing Line Loans, the LC Participation Fee and the Commitment Fee shall be set at the margin based upon the calculations disclosed by such certification).

In the event that the certified calculation of the First Lien Leverage Ratio previously delivered pursuant to Section 5.01(c) or the definition of Test Period was inaccurate (and such inaccuracy is discovered while any Term Loans or Revolving Commitments, as applicable, are outstanding), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for the Term Loans, Revolving Loans and Swing Line Loans, the LC Participation Fee or the Commitment Fee, as applicable, for any period (an “Applicable Period”) than the Applicable Margin for Term Loans, Revolving Loans and Swing Line Loans, the LC Participation Fee or the Commitment Fee, as applicable, applied for such Applicable Period, then, to the extent any Term Loans or Revolving Commitments are outstanding at such time, (i) the Borrower Agent shall as soon as practicable deliver to the Administrative Agent the correct certified calculation of the First Lien Leverage Ratio for such Applicable Period, (ii) the Applicable Margin for Term Loans, Revolving Loans and Swing Line Loans, the LC Participation Fee or the Commitment Fee, as applicable, shall be determined as if the Level for such higher Applicable Margin for Term Loans, Revolving Loans and Swing Line Loans, the LC Participation Fee or the Commitment Fee, as applicable, were applicable for such Applicable Period, and (iii) the Borrowers shall within ten Business Days of written demand therefor by the Administrative Agent pay to the Administrative Agent the accrued additional interest with respect to Term Loans, Revolving Loans and Swing Line Loans, the LC Participation Fee or the Commitment Fee, as applicable, owing as a result of such increased Applicable Margin for Revolving Loans and Swing Line Loans, the LC Participation Fee or the Commitment Fee for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement.

Notwithstanding the foregoing, the Applicable Margin in respect of any Extended Loan shall be the applicable percentages per annum set forth in the relevant Extension Amendment.

“Applicable Other Indebtedness” shall have the meaning assigned to such term in Section 2.10(h).

“Applicable Tax Laws” shall mean the Code and any other applicable Requirement of Law relating to Taxes, as in effect from time to time.

“Application” shall have the meaning assigned to such term in Section 2.18(a).

“Approved Commercial Bank” shall mean a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000.

“Approved Existing Cash Management Facility” shall mean the cash management facilities or other facilities of the type described in the definition of Cash Management Agreement made available to Holdings and/or its Restricted Subsidiaries by a Lender that, prior to the Closing Date, are agreed to and designated in writing to the Administrative Agent as Approved Existing Cash Management Facilities by Holdings and the Lender that will provide such cash management facilities as Secured Cash Management Agreements under this Agreement.

“Approved Foreign Bank” has the meaning specified in the definition of “Cash Equivalents”.

“Approved Fund” shall mean any Fund or managed account that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity, or an Affiliate of an entity, that administers, advises or manages a Lender.

“Asset Sale” shall mean any conveyance, sale, transfer or other disposition of any property (including any sales or issuances of Equity Interests) pursuant to Section 6.05(b), Section 6.05(s) or Section 6.05(t) (other than any Asset Sale listed on Schedule 6.05(t)); provided that “Asset Sales” shall exclude Casualty Events of any Group Member.

“Asset Sale Threshold” shall have the meaning assigned to such term in Section 2.10(c)(i).

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B, or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” shall mean, when used with respect to any Sale Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to the Borrowers’ then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale Leaseback Transaction.

“Auto-Renewal Letter of Credit” shall have the meaning assigned to such term in Section 2.18(c)(ii).

“Available Currency” shall mean Dollars, British Pounds Sterling, Euros, and any other currencies agreed to by the Administrative Agent and each Revolving Lender (and, if in respect of a Letter of Credit, the applicable Issuing Bank), in each case in its sole discretion.

“Available LC Currency” shall mean any Available Currency, Swiss francs, Australian dollars, Israeli new sheqels, Swedish krona, Canadian dollars, Singapore dollars, Turkish lira, South Africa rand, and any other currencies agreed to by the Administrative Agent, each Revolving Lender and the applicable Issuing Bank, in each case in its sole discretion.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.11.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall mean the Federal Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. §§ 101 et seq. and the regulations issued thereunder.

“Base Rate” shall mean a rate per annum equal to the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or in any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Base Rate shall be effective from and including the date such change is publically announced as being effective or quoted as being effective.

“Benchmark” shall mean, initially, with respect to any (i) RFR Loan in any Available Currency, the applicable Relevant Rate for such Available Currency ~~or~~, (ii) SOFR Loan, the Term SOFR Reference Rate or (iii) Eurocurrency Rate Loan denominated in an Available Currency other than in Dollars, the Relevant Rate for such Available Currency; provided that if a Benchmark Transition Event~~, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have~~ has occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Available Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to ~~clause (b) or clause (c) of~~ Section 2.11.

“Benchmark Replacement” shall mean, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent (in consultation with the Borrower Agent) for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Available Currency other than Dollars, British Pounds Sterling or Euros (including any Loans based on the Alternative Eurocurrency Rate), “Benchmark Replacement” shall mean the alternative set forth in (~~3~~2) below:

~~(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;~~

(~~2) the sum of: (a~~1) Daily Simple SOFR ~~and (b) the related Benchmark Replacement Adjustment~~; or

(~~3~~2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower Agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Available Currency at such time and (b) the related Benchmark Replacement Adjustment;

~~provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date, the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).~~

If the Benchmark Replacement as determined pursuant to clause (1)~~,~~ or (2~~) or (3~~) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement~~:~~

, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by ~~(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be reasonably determined by the Administrative Agent:~~

~~(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;~~

~~(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and~~

~~(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the~~the Administrative Agent and the Borrower Agent for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities~~;~~ .

~~provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.~~

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides (with the consent of the Borrower Agent) may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent reasonably determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent and the Borrower Agent decide is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein~~;~~ .

~~(3) in the case of a Term SOFR Transition Event, the date that is 30 days after the date a Term SOFR Notice is provided to the Lenders and the Borrower Agent pursuant to Section 2.11(c); or~~

~~(4) in the case of an Early Opt-in Election, the sixth Business Day after the date notice of such Early Opt-in Election is provided to the Lenders and the Borrower Agent, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Early Opt-in Election is provided to the Lenders and the Borrower Agent, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders or the Borrower Agent.~~

For the avoidance of doubt, ~~(i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii)~~ the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean, with respect to any Benchmark, the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the central bank for the Available Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component),in each case, has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date ~~pursuant to clauses (1) or (2) of the definition thereof~~ has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code that is subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (a) in the case of any corporation, the board of directors of such person, (b) in the case of any limited liability company, the board of managers, manager or managing member of such person, (c) in the case of any partnership, the general partner of such person and (d) in any other case, the functional equivalent of the foregoing.

“Bona Fide Debt Fund” shall mean any debt Fund Affiliate of any Person described in clause (b) of the definition of Disqualified Institution that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds and similar extensions of credit or securities in the ordinary course of its business and whose managers have fiduciary duties to the investors therein independent of or in addition to their duties to such Person described in clause (b) of the definition of Disqualified Institution.

“Borrower Agent” shall have the meaning assigned to such term in Section 2.28.

“Borrowers” shall have the meaning assigned to such term in the preamble hereto; provided that such term shall include any Additional Borrower.

“Borrowing” shall mean (a) Loans of the same currency, Class and Type, made, converted or continued on the same date and, in the case of Eurocurrency Rate Loans or SOFR Loans, as to which a single Interest Period is in effect or (b) a Swing Line Loan.

“Borrowing Request” shall mean a written request by the Borrower Agent in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C-1, or such other form (including any form on an electronic platform or electronic transmission system) as shall be approved by the Administrative Agent (which approval shall not be unreasonably withheld), appropriately completed and signed by a Responsible Officer of the Borrower Agent.

“Bribery Act” shall have the meaning assigned to such term in Section 3.21.

“British Pounds Sterling” and “£” shall mean the lawful money of the United Kingdom.

“Business Day” shall mean, (a) except as otherwise specified in clauses (b) through (~~d~~c), any day ~~(~~other than a Saturday ~~or~~, a Sunday~~) on which banks are open for business in New York City~~ or other day on which commercial banks are authorized to close under the Requirements of Law of, or are in fact closed in, the state of New York, and, if such day relates to any SOFR Loan, shall also exclude any day that is not a U.S. Government Securities Business Day; (b) solely if such day relates ~~to Loans denominated in Sterling/or and in relation to the calculation or computation of LIBOR, any day described in the foregoing clause (a) on which banks are open for business in London; (c) solely if such day relates~~ to RFR Loans or any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Available Currency of such RFR Loan, any day described in the foregoing clause (a) that is also an RFR Business Day; and (~~d~~c) solely if such day relates to Loans denominated in Euros or to the calculation or computation of EURIBOR, any day described in the foregoing clause (a) that is also a TARGET Day.

“Capital Assets” shall mean, with respect to any person, all equipment, rolling stock, aircraft, fixed assets and Real Property or improvements of such person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such person.

“Capital Expenditures” shall mean, for any period, the aggregate of, without duplication, all expenditures (whether paid in cash or accrued as liabilities) by Holdings and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of Holdings and its Restricted Subsidiaries.

“Capital Lease Obligations” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capital Leases” shall mean all leases that are required to be, in accordance with GAAP, recorded as capitalized leases; provided that the adoption or issuance of any accounting standards after the Closing Date will not cause any lease that was not or would not have been a Capital Lease prior to such adoption or issuance to be deemed a Capital Lease.

“Cash Equivalents” shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States, the United Kingdom, any Participating Member State, or any political subdivision, agency or instrumentality of any of the foregoing (provided that the full faith and credit of the United States, the United Kingdom, any

Participating Member State is pledged in support thereof), or any agency of any of the foregoing, in each case, having maturities of not more than one year from the date of acquisition by such person; (b) securities issued, or directly, unconditionally and fully guaranteed or insured, by any state of the United States or any political subdivision of any such state or any public instrumentality thereof (provided that the full faith and credit of such state is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person; (c) time deposits, certificates of deposit and eurocurrency time deposits of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States (or any state thereof or the District of Columbia), the United Kingdom or any Participating Member State, or any political subdivision of the foregoing, having, in the case of banks organized under the laws of the United States, capital and surplus aggregating in excess of $500,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act), and in the case of banks organized under the laws of the United Kingdom or any Participating Member State, $100,000,000, in each case with maturities of not more than one year from the date of acquisition by such person, and securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of this clause (c); (d) repurchase obligations for underlying securities of the types described in clause (a), (b) or (c) above entered into with any bank meeting the qualifications specified in clause (c) above; (e) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, and in each case maturing not more than one year after the date of acquisition by such person; (f) money market investments, including investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (e) above, or that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated within the top three ratings categories by S&P or by Moody’s and (iii) have portfolio assets of at least $500,000,000; (g) demand deposit accounts maintained in the ordinary course of business; (h) preferred stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s, with maturities of less than one year from the date of acquisition; (i) marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either Moody’s or S&P, respectively (or, if at any time either Moody’s or S&P shall not be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by Holdings) and in each case maturing within one year after the date of creation or acquisition thereof; (j) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof, in each case having an Investment Grade Rating from Moody’s or S&P with maturities within one year from the date of the acquisition thereof, (k) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from Moody’s or S&P with maturities within one year from the date of acquisition, (l) with respect to any Subsidiary organized outside of the United States, (i) obligations of the national government of the country in which such Subsidiary maintains its chief executive office and/or principal place of business provided such country is a member the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank that is organized and existing under the laws of the country in which such Subsidiary maintains its chief executive office and/or principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of the acquisition thereof and (iii) the equivalent of demand deposit accounts that are maintained with an Approved Foreign Bank; (m) investment funds investing at least 90% of their assets in Cash Equivalents of the types described in clauses (a) through (l) above; (n)(i) investments of the type and (to the extent applicable) maturity described in clauses (a) through (j) and (m) above of (or maintained with) a comparable foreign obligor, which investments or obligors (or the parent thereof) have ratings described in clause (c) or (e) above, if applicable, or equivalent ratings from comparable foreign rating agencies or (ii) investments of the type and maturity (to the extent applicable) described in clauses (a) through (j) above of (or maintained with) a foreign obligor (or the parent thereof), which investments or obligors (or the parents thereof) are not rated as provided in such clauses or in subclause (i) of this clause (n) but which are, in the reasonable judgment of the Borrowers, comparable in investment quality to such investments and obligors (or the parents of such obligors); and (o) at the election of the Borrower, any notes or other obligations or securities or assets received by Holdings or any Subsidiary of Holdings that are (or at the time such obligations, securities or assets are received, were intended to be) converted into cash or Cash Equivalents within 180 days after the receipt thereof.

“Cash Management Agreement” shall mean any agreement to provide to any Group Member any cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” shall mean any Person that, at the time a Cash Management Agreement was entered into (or, if later, on the Closing Date), was a Lender, an Agent or a Lead Arranger (or an Affiliate of a Lender, an Agent or a Lead Arranger), in its capacity as a party to such Cash Management Agreement; provided that if such Person is not (or was not, at the time it entered into a Cash Management Agreement) a Lender, an Agent or a Lead Arranger, such person shall deliver to the Administrative Agent a letter agreement pursuant to which such person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents, (ii) agrees to be bound by the provisions of Article IX and Sections 10.03(c), 10.09, 10.10, 10.12 and 10.17 as if it were a Lender, and (iii) agrees to be bound by the Intercreditor Agreement, the Pari Intercreditor Agreement and any applicable Other Intercreditor Agreement as a Cash Management Bank thereunder.

“Casualty Event” shall mean any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of any Group Member. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any Person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any Person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“Casualty Event Threshold” shall have the meaning assigned to such term in Section 2.10(e)(i).

“Cause of Action” shall mean any claim, obligation, suit, judgment, damage, demand, debt, right, remedy, cause of action, loss and/or liability, including any derivative claim.

“Central Bank Rate” means, (A) the greater of (i) for any Loan denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, and (b) any other Available Currency determined after the Closing Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion and (ii) 0.00%; plus (B) the applicable Central Bank Rate Adjustment.

“Central Bank Rate Adjustment” means for any day, for any Loan denominated in (a) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of SONIA for the five most recent RFR Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest SONIA applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period and (b) any other Available Currency determined after the Closing Date, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term.

“CFC” shall mean a Foreign Subsidiary that is a “controlled foreign corporation” (as defined in Section 957(a) of the Code).

“Change in Law” shall mean (a) the adoption of, or taking effect of, any law, treaty, order, rule or regulation after the Closing ~~d~~Date ~~hereof~~, (b) any change in any law, treaty, order, rule or regulation (including, for the avoidance of doubt, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and all requests rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III) or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the Closing ~~d~~D ate ~~hereof~~ or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority (including, for the avoidance of doubt, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or pursuant to Basel III) made or issued after the Closing ~~d~~Date ~~hereof~~.

A “Change of Control” shall be deemed to have occurred if:

(a) prior to an IPO, Permitted Holders (collectively) shall fail to own (directly or indirectly), or to have the power to vote or direct the voting of, directly or indirectly, Voting Stock of Holdings representing at least 50% of the voting power of the total outstanding Voting Stock of Holdings;

(b) upon and following an IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of Holdings representing more than the greater of (i) 35% of the total Voting Stock of Holdings and (ii) the total Voting Stock of Holdings then held by the Permitted Holders (collectively); or

(c) Holdings shall cease to beneficially own and Control, directly or indirectly, 100% on a fully diluted basis of the economic and voting interests in the Equity Interests of Solera, LLC (or any permitted successor thereto), unless, in the case of clauses (a) or (b) above, the Permitted Holders have, at such time, directly or indirectly, the right or the ability by voting power, contract or otherwise to elect or designate for election 50% or more of the Board of Directors of Holdings or a direct or indirect parent thereof.

“Charges” shall have the meaning assigned to such term in the definition of “Consolidated EBITDA”.

“Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein.

“Class” subject to Section 2.21 and Section 2.22, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Dollar Term Loans, Sterling Term Loans, Euro Term Loans or Swing Line Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Dollar Term Loan Commitment, Sterling Term Loan Commitment, Euro Term Loan Commitment or Swing Line Commitment, in each case, under this Agreement as originally in effect or pursuant to Section 2.20.

“Closing Date” shall mean the date of the initial Credit Extensions hereunder.

“Closing Date Acquisition” shall have the meaning assigned to such term in the recitals hereto.

“Closing Date Acquisition Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Closing Date Acquisition Documents” shall mean the Closing Date Acquisition Agreement and all material documents and agreements related thereto or expressly contemplated thereby.

“Closing Date Refinancing” shall have the meaning assigned to such term in the recitals hereto.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time, unless otherwise specified.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral and all other property of whatever kind and nature, whether now owned or hereinafter acquired, subject or purported to be subject from time to time to a Lien under any Security Document.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto, and include each other person appointed as a successor thereto pursuant to Article IX.

“Commercial Letter of Credit” shall mean any letter of credit or similar instrument intended to serve as the means of payment in a purchase of goods or services.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Commitment, Term Loan Commitment or Swing Line Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning assigned to such term in Section 10.01(d).

“Company” shall have the meaning assigned to such term in the recitals hereto.

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit D.

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of Holdings and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, and including, without limitation, amortization of goodwill, software and other intangible assets.

“Consolidated Cash Interest Expense” shall mean, for any period, the Consolidated Interest Expense excluding any non-cash interest expense of Holdings and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Current Assets” shall mean, as at any date of determination, the total assets of Holdings and its Restricted Subsidiaries which may properly be classified as current assets (excluding deferred tax assets without duplication of amounts otherwise added in calculating Excess Cash Flow) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries in accordance with GAAP, excluding cash and Cash Equivalents; provided that Consolidated Current Assets shall be calculated without giving effect to the impact of purchase accounting.

“Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities (excluding deferred taxes and taxes payable, in each case, without duplication of amounts otherwise deducted in calculating Excess Cash Flow) of Holdings and its Restricted Subsidiaries which may properly be classified as current liabilities (other than the current portion of any Indebtedness and other long term liabilities, and accrued interest thereon) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries in accordance with GAAP; provided that Consolidated Current Liabilities shall (a) be calculated without giving effect to the impact of purchase accounting and (b) in any event exclude deferred revenue.

“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Holdings and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income (other than in respect of clauses (f), (o), (r) and (u) below) and without duplication:

(a) Consolidated Interest Expense;

(b) Consolidated Amortization Expense;

(c) Consolidated Depreciation Expense;

(d) Consolidated Tax Expense;

(e) Consolidated Transaction Costs;

(f) (x) pro forma adjustments identified in the Sponsor Model, and (y) at the Borrower Agent’s election in its sole discretion, “run rate” cost savings, operating expense reductions, other operating changes, improvements, optimizations, initiatives and synergies projected by the Borrowers to result from action either taken or expected to be taken in connection with, and within 12 months following, (i) the Transactions, any acquisition (including the commencement of activities constituting a business) or material disposition (including the termination or discontinuance of activities constituting a business), in each case of business entities or of properties or assets constituting a division or line of business (including, without limitation, a product line) and/or (ii) any other operational change, improvement or initiative (including, to the extent applicable, in connection with the Transactions or any restructuring) (which, in the case of each of clauses (i) and (ii) above, will be added to Consolidated EBITDA as so projected until fully realized and calculated on a Pro Forma Basis as though such synergies, cost savings, operating expense reductions, other operating changes, improvements, optimizations and initiatives had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; or with respect to actions being taken in connection with acquisitions, dispositions, operational changes, initiatives or such other transactions or occurrences described in this clause (f)(y) which occurred prior to the Closing Date, within 12 months of the Closing Date; provided that, the aggregate add-backs pursuant to this clause (f)(y) (plus the aggregate amount of the add-backs pursuant to clause (n) of this definition and the second paragraph of the definition of “Pro Forma Basis”) shall not exceed

25% of Consolidated EBITDA for such period (calculated on a Pro Forma Basis but prior to giving effect to any add-backs under this clause (f)(y), clause (n) below or the second paragraph of the definition of “Pro Forma Basis”); provided, further, that such “run rate” cost savings, operating expense reductions, other operating changes, improvements, optimizations, initiatives and synergies shall be certified by an Responsible Officer of the Borrower Agent as having been determined in good faith to be reasonably anticipated to be realizable within 12 months following the Closing Date or such acquisition, divestiture or operational change (in the good faith determination of the Borrowers);

(g) any charges, expenses, costs, accruals, reserves, payments, fees or losses of any kind (“Charges”) (including rationalization, legal, tax, structuring and other Charges) (other than depreciation or amortization expense) related to any consummated, anticipated, unsuccessful or attempted equity offering (including an IPO, whether or not consummated), issuance or repurchase, other Equity Issuance, incurrence by Holdings or any of its Subsidiaries of Indebtedness (including an amendment thereto or a refinancing thereof, whether or not successful, and any costs of surety bonds incurred in connection with successful or unsuccessful financing activities), Dividend (including the amount of expenses relating to payments made to option holders of any direct or indirect parent of any Borrower in connection with, or as a result of, any distribution being made to equityholders of such Person, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Agreement), Investment, acquisition (including the Closing Date Acquisition, any Permitted Acquisition or other Investments) (including (x) bonuses paid to employees, severance and reorganization costs and expenses in connection with any Permitted Acquisition and other investments permitted hereunder, (y) fees, costs and expenses incurred in connection with the de-listing of public targets or compliance with public company requirements in connection any Permitted Acquisition or other Investment, and any Public Company Costs, and (z) to the extent arising in the context of “take private” Permitted Acquisitions or Investments, litigation expenses and settlement amounts), Asset Sale or other disposition, consolidations, restructurings, repayment of Indebtedness (including Restricted Debt Payments) or recapitalization or the breakage of any hedging arrangement permitted hereunder or the incurrence of Indebtedness permitted to be incurred hereunder (including a refinancing thereof) (in each case, whether or not successful), including such Charges related to (i) the offering, syndication, assignment and administration of the loans under the Second Lien Documents, the Loan Documents and any other credit facilities (including, and together with Charges of S&P, Moody’s or any other nationally recognized ratings agency) and (ii) any refinancing, extension, waiver, forbearance, amendment or other modification of the Second Lien Documents, the Loan Documents and any other credit facilities (in each case, whether consummated, anticipated, unsuccessful, attempted or otherwise);

(h) (i) any non-cash Charges, impairment Charges (including bad debt expense), write-downs, write-offs, expenses, losses or items (including, without limitation, purchase accounting adjustments under ASC 805 or similar recapitalization accounting or acquisition accounting under GAAP or similar provisions under GAAP, or any amortization or write-off of any amounts thereof (including, without limitation, with respect to inventory, property and equipment, leases, software, goodwill, intangible assets, in-process research and development, deferred revenue, advanced billings and debt line items)) (including any (x) non-cash expense relating to the vesting of warrants, (y) non-cash asset retirement costs, and (z) non-

cash increase in expenses resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods (including changes in capitalization of variances)) or other inventory adjustments), including any such charges, impairment charges, write-downs, write-offs, expenses, losses or items pushed down to Holdings and its Restricted Subsidiaries, (ii) net unrealized or realized exchange, translation or performance losses relating to foreign currency transactions and foreign exchange adjustments including, without limitation, losses and expenses in connection with, and currency and exchange rate fluctuations and losses or other obligations from, hedging activities or other derivative instruments, and (iii) cash Charges resulting from the application of ASC 805 or similar provisions under GAAP (including with respect to Earn-Outs incurred by Holdings or any of its Restricted Subsidiaries in connection with any Permitted Acquisition or other Investment (including any acquisition or other Investment consummated prior to the Closing Date) and paid or accrued during the applicable period);

(i) (i) the amount of management, advisory, monitoring, consulting, refinancing, subsequent transaction and exit fees (including termination fees) and similar fees and expenses and related indemnities and expenses paid or accrued to direct or indirect equity holders of Holdings or any Equity Investor (and each of their Affiliates), including any such fees, expenses and indemnities required to be paid pursuant to the Management Services Agreement (or any similar management agreement of another Equity Investor) and payments for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, to the extent such payments are permitted hereunder, and (ii) directors’ fees and expenses paid or accrued by Holdings or its Restricted Subsidiaries or, to the extent paid or accrued with respect to services that relate directly to Holdings or its Restricted Subsidiaries and paid for with amounts distributed by Holdings and its Restricted Subsidiaries, of any direct or indirect parent thereof;

(j) Charges that are covered by indemnification, reimbursement, guaranty, purchase price adjustment or other similar provisions in favor of Holdings or its Restricted Subsidiaries in any agreement entered into by Holdings or any of its Restricted Subsidiaries to the extent such expenses and payments have been reimbursed pursuant to the applicable indemnity, guaranty or acquisition agreement in such period (or are reasonably expected to be so paid or reimbursed within one year after the end of such period to the extent not accrued) or an earlier period if not added back to Consolidated EBITDA in such earlier period; provided that if such amount is not so reimbursed within such one year period, such expenses or losses shall be subtracted in the subsequent calculation period;

(k) Insurance Loss Addbacks; provided that if such amount is both (i) added back to Consolidated EBITDA and (ii) not so reimbursed or received by Holdings or its Restricted Subsidiaries within such one year period applicable thereto, then such Insurance Loss Addback shall be subtracted in the subsequent Test Period;

(l) the aggregate amount of proceeds of business interruption insurance received by Holdings or one of its Restricted Subsidiaries during such period (or, at the Borrower Agent’s election in its sole discretion, so long as such amount is reasonably expected to be received in a subsequent calculation period and within one year from the date of the underlying loss) to the extent not already included in Consolidated Net Income; provided that, if such amount is both (i) added back to Consolidated EBITDA and (ii) not so reimbursed or received by Holdings or such Restricted Subsidiary within such one year period, then such expenses or losses shall be subtracted in the subsequent calculation period;

(m) any exceptional, extraordinary, unusual or non-recurring expenses, losses or Charges incurred;

(n) Charges attributable to or associated with any restructuring (including restructuring charges related to Permitted Acquisitions and other Investments permitted hereunder and adjustments to existing reserves), carve out, integration, implementation of new initiatives, business optimization activities, cost savings, cost rationalization programs, operating expense reductions, synergies and/or similar initiatives, retention, recruiting, relocation, rebranding, signing bonuses, Charges in connection with a single or one-time event (including without limitation, in connection with facility openings, pre-openings, closings, reconfigurations and/or consolidations and/or terminations, reconfigurations and/or consolidations of existing lines of business), research and development, contract termination Charges, stock option and other equity-based compensation expenses, any Charges associated with any stock subscription or shareholder agreement or any employee benefit trust, severance costs, modifications to any pension or post-retirement employee benefit plan indemnities and/or any expenses, accruals or reserves (including restructuring costs related to Permitted Acquisitions and other Investments and adjustments to existing reserves), Charges associated with systems design implementation and/or upgrade, software development, project start-up and new operations (including, without limitation, any Charges in connection with entering into a new market), corporate development, any Charges associated with any modification of any pension or post-retirement employee benefit plan, indemnities and expenses, transaction fees and expenses, management fees and expenses, including, without limitation, any one time expense relating to enhanced accounting function or other transaction costs, including those associated with becoming a standalone entity or a public company (including, for the avoidance of doubt, Public Company Costs); provided that, the aggregate add-backs pursuant to this clause (n) (plus the aggregate amount of the add-backs pursuant to clause (f)(y) of this definition and the second paragraph of the definition of “Pro Forma Basis”) shall not exceed 25% of Consolidated EBITDA for such period (calculated on a Pro Forma Basis but prior to giving effect to any add-backs under this clause (n), clause (f)(y) above or the second paragraph of the definition of “Pro Forma Basis”);

(o) solely for purposes of determining compliance with Section 6.08 (and solely to the extent made in compliance with Section 8.03(a)), in respect of any period which includes a Cure Quarter, the Cure Amount in connection with a Cure Contribution in respect of such Cure Quarter;

(p) (i) compensation expenses resulting from the repurchase of Equity Interests of Holdings or any of its parent companies from employees, directors or consultants of Holdings or any of its Restricted Subsidiaries, in each case, to the extent permitted by this Agreement, (ii) non-cash costs and expenses relating to any equity-based compensation or equity-based incentive plan of Holdings (or its direct or indirect parent company) or any of its Restricted Subsidiaries and (iii) compensation payments resulting from payments to employees, directors or officers of Holdings and its Restricted Subsidiaries paid in connection with

Dividends that are otherwise permitted hereunder to the extent such payments are not made in lieu of, or a substitution for, ordinary salary or ordinary payroll payments;

(q) any net losses attributable to the early extinguishment or repayment of Indebtedness (and the termination of any associated Hedging Agreements) including, for the avoidance of doubt, any unamortized fees, costs and expenses paid in connection therewith;

(r) at the Borrower Agent’s election, in its sole discretion, other adjustments that are (i) contained in a quality of earnings report delivered to the Administrative Agent prior to the Closing Date and/or (ii) determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the SEC (or any successor agency);

(s) letter of credit fees and unused line fees (including Commitment Fees);

(t) net realized losses from Hedging Agreements, embedded derivatives or other derivatives resulting from actions outside of the ordinary course of trading (provided that, for the avoidance of doubt, losses resulting from ordinary course of trading Hedging Agreements or other derivatives shall not be added back pursuant to this clause (t));

(u) at the Borrower Agent’s election, in its sole discretion (but to be consistently applied across periods while so elected), the net amount, if any, of the difference between (to the extent the amount in the following clause (i) exceeds the amount in the following clause (ii)): (i) the deferred revenue of such Person and its Restricted Subsidiaries as of the last day of such period (the “Determination Date”) and (ii) the deferred revenue of such Person and its Restricted Subsidiaries as of the date that is twelve months prior to the Determination Date;

(v) any net loss from disposed, abandoned, transferred, closed or discontinued operations (excluding held for sale discontinued operations until actually disposed of);

(w) the amount of any loss or discount on any sale of (x) Receivables Assets and related assets in connection with a Receivables Facility or (y) Securitization Assets and related assets in connection with a Qualified Securitization Financing;

(x) any net loss included in Consolidated Net Income attributable to non-controlling interests in any non-Wholly Owned Subsidiary or any joint venture;

(y) all Charges attributable to, and payments of, legal settlements, fines, judgments or orders;

(z) [reserved]; and

(aa) all cash actually received (or any netting arrangements resulting in reduced cash expenditures) during the relevant period and not included in Consolidated Net Income in respect of any non-cash gain deducted in the calculation of Consolidated EBITDA (including any component definition) for any previous period and not added back during such period;

(bb) (i) reasonable fees, costs and expenses incurred in connection with implementing ASC 606 and (ii) any non-cash losses, charges or transitional adjustments (to the extent deducted in determining Consolidated Net Income) resulting from the application of ASC 606; and

(cc) the aggregate amount of software enhancement Charges related to Auto/Mate upmarket production investment costs and Auto/Mate tech debt investments costs; provided that amounts added back to Consolidated EBITDA pursuant to this clause (cc) shall not, in the aggregate, exceed $22,000,000 for all fiscal periods during the term of this Agreement;

and (y) subtracting therefrom, in each case only to the extent (and in the same proportion) added in determining such Consolidated Net Income and without duplication, the aggregate amount of (A) all non-cash items increasing Consolidated Net Income for such period (other than the accrual of revenue or recording of receivables in the ordinary course of business), (B) any exceptional, extraordinary, unusual or non-recurring gains increasing Consolidated Net Income for such period, (C) any net realized gains from Hedging Agreements, embedded derivatives or other derivatives resulting from actions outside of the ordinary course of trading (provided that, for the avoidance of doubt, gains resulting from ordinary course of trading Hedging Agreements or other derivatives shall not be subtracted pursuant to this clause (C)), (D) any net gain from disposed, abandoned, transferred, closed or discontinued operations (excluding held for sale discontinued operations until actually disposed of), (E) the net amount, if any, of the difference between (to the extent the amount in the following clause (i) exceeds the amount in the following clause (ii)): (i) the deferred revenue of such Person and its Restricted Subsidiaries as of the date that is twelve months prior to the Determination Date (as defined above) and (ii) the deferred revenue of such Person and its Restricted Subsidiaries as of the Determination Date; (F) any non-cash gains resulting from the application of ASC 606 and any positive transitional adjustments resulting therefrom; (G) the amount of any minority interest net income attributable to non-controlling interests in any non-Wholly Owned Subsidiary or any joint venture; (H) net unrealized or realized exchange, translation or performance income or gains relating to foreign currency transactions and foreign exchange adjustments including, without limitation, income or gains in connection with, and currency and exchange rate fluctuations and income or gains from, hedging activities or other derivative instruments and (I) the amount of any income or gain on any sale of (x) Receivables Assets and related assets in connection with a Receivables Facility or (y) Securitization Assets and related assets in connection with a Qualified Securitization Financing.

Notwithstanding anything herein to the contrary, it is agreed that, for the purpose of calculating the First Lien Leverage Ratio, the Senior Secured Leverage Ratio, the Total Leverage Ratio and the Consolidated Interest Coverage Ratio for any period that includes the fiscal quarters ended on or about June 30, 2020, September 30, 2020, December 31, 2020 and March 31, 2021, Consolidated EBITDA shall be deemed to be $226,327,000, $272,203,000, $264,297,000 and $274,183,000, respectively, in each case, as adjusted (i) when determining Consolidated EBITDA for any period that includes any such fiscal quarter, to give effect to the adjustments for such period provided for in clause (x)(u) above (which adjustments, for the avoidance of doubt, are not reflected in the plug numbers above) and (ii) on a Pro Forma Basis and to give effect to any adjustments in clauses (f) and (r) above that in each case may become applicable due to actions taken on or after the Closing Date, as applicable; it being agreed that for purposes of calculating any financial ratio or test in connection with a Subject Transaction, Consolidated EBITDA shall be calculated on a Pro Forma Basis in a manner consistent with Consolidated EBITDA for each quarterly period set forth above and the adjustments set forth above in this definition. Other than for purposes of calculating Excess Cash Flow, Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to any Subject Transaction as if it occurred on the first day of the reference period.

“Consolidated Interest Coverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated EBITDA for the Test Period then most recently ended to (ii) Consolidated Cash Interest Expense for such Test Period.

“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of Holdings and its Restricted Subsidiaries for such period with respect to Consolidated Total Funded Indebtedness determined on a consolidated basis in accordance with GAAP plus, without duplication:

(a) imputed interest on Capital Lease Obligations and Attributable Indebtedness of Holdings and its Restricted Subsidiaries for such period;

(b) commissions, discounts and other fees, costs and Charges owed by Holdings or any of its Restricted Subsidiaries with respect to letters of credit, bankers’ acceptance financings and receivables financings for such period;

(c) amortization of costs in connection with the incurrence by Holdings or any of its Subsidiaries of Indebtedness, debt discount or premium and other financing fees and expenses incurred by Holdings or any of its Restricted Subsidiaries for such period;

(d) cash contributions to any employee stock ownership plan or similar trust made by Holdings or any of its Restricted Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than Holdings or any of its Restricted Subsidiaries) in connection with Indebtedness incurred by such plan or trust for such period;

(e) all interest paid or payable with respect to discontinued operations of Holdings or any of its Restricted Subsidiaries for such period;

(f) the interest portion of any deferred payment obligations of Holdings or any of its Restricted Subsidiaries for such period; and

(g) all interest on any Indebtedness of Holdings or any of its Restricted Subsidiaries of the type described in clauses (f) or (i) of the definition of “Indebtedness” for such period;

provided that (a) to the extent directly related to the Transactions, debt issuance costs, debt discount or premium and other financing fees and expenses shall be excluded from the calculation of Consolidated Interest Expense, (b) commissions, discounts, yield, and other fees and Charges (including any interest expense) related to any Receivables Facility or any Securitization Facility shall be excluded from the calculation of Consolidated Interest Expense, and (c) Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to Hedging Agreements related to interest rates.

Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness (other than Indebtedness incurred for ordinary course working capital needs under ordinary course revolving credit facilities) incurred, assumed or permanently repaid or prepaid or extinguished at any time on or after the first day of the Test Period and prior to the date of determination in connection with the Transactions, any Permitted Acquisitions, Asset Sales or other dispositions (other than any Asset Sales or other dispositions in the ordinary course of business), and discontinued division or line of business (including, without limitation, a product line) or operations as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period in each case to the extent permitted by this Agreement.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) attributable to Holdings and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a) the net income (or loss) of any person that is not Holdings or a Restricted Subsidiary of Holdings, except to the extent that cash in an amount equal to any such income has actually been received by Holdings or (subject to clause (b) below) any of its Restricted Subsidiaries during such period;

(b) the net income of any Restricted Subsidiary of Holdings that is not a Borrower or a Guarantor during such period to the extent that the declaration or payment of Dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement (other than this Agreement, any other Loan Document or any Second Lien Document or any refinancings of any of the foregoing, or the documentation governing any other Indebtedness permitted hereunder (including under Section 6.11), instrument, or Requirements of Law applicable to that Restricted Subsidiary or its equity holders during such period (unless such restriction or limitation has been waived), except that Holdings’ equity in the net loss of any such Restricted Subsidiary for such period shall be included in determining Consolidated Net Income;

(c) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by Holdings or any of its Restricted Subsidiaries upon any Asset Sale or other disposition by Holdings or any of its Restricted Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business;

(d) any foreign currency translation gains or losses (including losses related to currency remeasurements of Indebtedness);

(e) non-cash gains and losses resulting from any reappraisal, revaluation or write-up or write-down of assets;

(f) unrealized gains and losses, and the impact of any revaluation, with respect to Hedging Obligations, embedded derivatives or other derivative transactions other than, in each case, unrealized gains or losses with respect to Hedging Obligations or other derivatives which are accounted for on a hedge accounting basis (which, for the avoidance of doubt, shall be included in net income) and provided that, for the avoidance of doubt, realized gains or losses in respect of Hedging Obligations or other derivatives entered into for nonspeculative purposes shall be included in net income; and

(g) gains or losses due solely to the cumulative effect of any change in accounting principles (effected either through cumulative effect adjustment or retroactive application, in each case, in accordance with GAAP ) and changes during such period as a result of the adoption or modification of accounting policies.

“Consolidated Tax Expense” shall mean, for any period, (i) the tax expense (including, without limitation, federal, state, local, foreign, franchise, excise, property, value added and foreign withholding and similar taxes) of Holdings and its Restricted Subsidiaries, including any penalties and interest relating therefrom or arising from any tax examinations for such period, determined on a consolidated basis in accordance with GAAP, (ii) an amount equal to the amount of tax distributions actually made to the direct or indirect holders of Equity Interests in Holdings in respect of such period in accordance with Section 6.06(c) and Section 6.06(k) (solely with respect to the payment of franchise and similar taxes) which shall be included as though such amounts had been paid as income taxes directly by Holdings and its Restricted Subsidiaries, and (iii) without duplication, the net tax expense associated with any adjustments made pursuant to clauses (a) through (g) of the definition of “Consolidated Net Income”, to the extent such adjustment is made on an after-tax basis.

“Consolidated Total Assets” shall mean, as of any date, the total property and assets of Holdings and its Restricted Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of Holdings most recently delivered pursuant to Section 5.01(a) or (b), as applicable (on a Pro Forma Basis after giving effect to any Permitted Acquisitions or any Investments or dispositions permitted hereunder or by the other Loan Documents).

“Consolidated Total Funded Indebtedness” shall mean, as of any date of determination, for Holdings and its Restricted Subsidiaries determined on a consolidated basis, the sum of, without duplication, (a) the aggregate principal amount of all funded Indebtedness for borrowed money, (b) all Purchase Money Obligations (other than any such obligations that constitute Capital Lease Obligations), (c) the principal portion of Capital Lease Obligations and (d) Letters of Credit (solely to the extent of any Unreimbursed Amounts thereunder that are not paid within three Business Days after the same become due and payable); provided, however, that any such amounts under clauses (a) through (d) hereof may be adjusted to reflect the effect (as determined by the Borrowers in good faith) of any Hedging Agreement or other derivative instrument entered into in respect of the currency exchange risk relating to such indebtedness, calculated on a mark-to-market basis. Notwithstanding the foregoing, in no event shall the following constitute “Consolidated Total Funded Indebtedness”: (i) obligations under any derivative transaction or other Hedging Agreement, (ii) letters of credit (including Letters of Credit) except to the extent of any Unreimbursed Amounts thereunder that are not paid within three Business Days after the same become due and payable, (iii) Earn-Outs to the extent not then due and payable or if not recognized as debt on the balance sheet in accordance with GAAP and (iv) leases that would be characterized as operating leases in accordance with GAAP on the Closing ~~d~~Date ~~hereof~~.

“Consolidated Transaction Costs” shall mean the fees, premiums, costs, expenses, accruals and reserves (including rationalization, legal, tax, structuring and other costs and expenses) incurred by Holdings and its Restricted Subsidiaries, whether before or after the Closing Date, in connection with the Transactions.

“Contingent Obligation” shall mean, as to any person, any obligation or agreement of such person guaranteeing or intended to guarantee any Indebtedness, leases, Dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any such obligation or agreement of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties or other similar contingent obligations incurred in the ordinary course of business, including indemnities. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Contract” shall mean any fully-executed retail installment sale contract, direct purchase money loan, conditional sale contract or financing agreement for a financed vehicle.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Controlled Investment Affiliate” shall mean, as to any person, any other person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such person and is organized by such person (or any person Controlling such person) primarily for making equity or debt investments in Holdings or its direct or indirect parent company or other portfolio companies of such person.

“Covered Party” shall have the meaning assigned to such term in Section 10.21(a).

“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted Pari Passu Refinancing Debt, (b) Permitted Junior Refinancing Debt, or (c) Permitted Unsecured Refinancing Debt obtained pursuant to a Refinancing Amendment and/or separate documentation to the extent such Indebtedness is to be governed by separate documentation, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans, Incremental Term Loans, Refinancing Term Loans, Revolving Loans, Incremental Revolving Loans or Refinancing Revolving Loans hereunder (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided that (i) such extending, renewing or refinancing Indebtedness is in an original aggregate principal amount not greater than (A) the aggregate principal amount of the Refinanced Debt, plus accrued and/or capitalized and unpaid interest thereon, any fees, premiums, accrued interest associated therewith, plus (B) fees, expenses, commissions, underwriting discounts and expenses incurred in connection with such Credit Agreement Refinancing Indebtedness, plus (C) an amount equal to any existing commitments unutilized under such Refinanced Debt not established in contemplation of such refinancing, plus (D) such additional amounts otherwise permitted to be incurred under the Loan Documents (with a corresponding reduction in the amount of any basket or carve-out (to the extent capped) used pursuant to this clause (D)), (ii) the terms applicable to such Credit Agreement Refinancing Indebtedness shall comply with the Required Debt Terms, (iii) such Refinanced Debt shall be Paid in Full and any corresponding Commitments shall be terminated, and (unless otherwise agreed by all Lenders holding such Refinanced Debt) all accrued interest, fees and premiums (if any) in connection therewith shall be paid on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained and (iv) such Credit Agreement Refinancing Indebtedness will, to the extent in the form of Refinancing Revolving Loans or Refinancing Revolving Loan Commitments, participate in the payment, borrowing, participation and commitment reduction provisions herein on a pro rata basis with any then outstanding Revolving Loans and Revolving Commitments, except that the Borrowers shall be permitted to permanently repay and terminate commitments of any such Class on a better than pro rata basis as compared to any other Class with a later maturity date than such Class.

“Credit Extension” shall mean, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit, or the extension or renewal of any existing Letter of Credit, by an Issuing Bank.

“Credit Parties” shall mean the Borrowers and the Guarantors; and “Credit Party” shall mean any one of them.

“Cumulative Amount” shall mean, on any date of determination (the “Reference Date”), the sum of (without duplication):

(a) $50,000,000; plus

(b) 50% of cumulative Consolidated Net Income (which amount shall not be less than zero for any fiscal year) from the first day of the fiscal quarter in which the Closing Date occurs to the last day of the most recent fiscal quarter ending on or prior to the applicable date of determination for which financial statements are internally available; plus

(c) an amount determined on a cumulative basis equal to the Net Cash Proceeds received by Holdings after the Closing Date (and contributed as common capital or Qualified Capital Stock to any Credit Party (other than Holdings)) from Eligible Equity Issuances, to the extent Not Otherwise Applied; plus

(d) an amount determined on a cumulative basis equal to the Net Cash Proceeds received by Holdings and its Restricted Subsidiaries (and contributed as common capital or Qualified Capital Stock to any Credit Party (other than Holdings)) from Indebtedness or Disqualified Capital Stock issued after the Closing Date and subsequently converted or exchanged into Qualified Capital Stock of Holdings or any direct or indirect parent company of Holdings, to the extent Not Otherwise Applied; plus

(e) an amount equal to the fair market value (as determined by the Borrowers) of any assets (including, without limitation, the principal amount of any Term Loans or other Indebtedness acquired by direct or indirect parents of Holdings contributed to Holdings) contributed to Holdings or received by Holdings from Eligible Equity Issuances (and thereafter contributed to any Credit Party (other than Holdings)), directly or indirectly, by the Sponsor, any Affiliate of the Sponsor or any other Person (other than Holdings or any of its Restricted Subsidiaries) (including, for the avoidance of doubt, pursuant to Section 10.04(b)(vi)); plus

(f) the aggregate amount of Retained Declined Proceeds and Retained Asset Sale Proceeds held by any Group Member during the period from the Business Day immediately following the Closing Date through and including the Reference Date; plus

(g) to the extent not already included in the calculation of Consolidated Net Income of Holdings and its Restricted Subsidiaries, the aggregate amount of all cash dividends and other cash distributions (and the fair market value of any non-cash dividends or other distributions) received by any Group Member from any Unrestricted Subsidiaries during the period from the Business Day immediately following the Closing Date through and including the Reference Date, without any limitation as to the original amount of the Investment therein; plus

(h) to the extent not already included in the calculation of Consolidated Net Income of Holdings and its Restricted Subsidiaries, the aggregate amount of all Net Cash Proceeds, and the fair market value of non-cash proceeds, received by any Group Member in connection with the sale, transfer or other disposition of its ownership interest in any joint venture or Unrestricted Subsidiary (other than any sale, transfer or other disposition to Holdings or a Restricted Subsidiary) during the period from the Business Day immediately following the Closing Date through and including the Reference Date, without any limitation as to the original amount of the Investment therein; plus

(i) the aggregate amount of all Net Cash Proceeds, and the fair market value of non-cash proceeds, received by any Group Member in connection with the sale, transfer or other disposition of its ownership interest in, or cash amounts of any returns, dividends, profits, distributions and similar amounts received on, any Investment (other than any Investment in Holdings or a Restricted Subsidiary) (including in any Unrestricted Subsidiary or a joint venture), during the period from the Business Day immediately following the Closing Date through and including the Reference Date, without any limitation as to the original amount of the Investment therein; plus

(j) in the event that any Borrower re-designates any Unrestricted Subsidiary as a Restricted Subsidiary after the Closing Date (which, for purposes hereof, shall be deemed to also include (A) the merger, consolidation, liquidation or similar amalgamation of any Unrestricted Subsidiary into any Restricted Subsidiary of Holdings, so long as such Restricted Subsidiary of Holdings is the surviving Person, and (B) the transfer of any assets of an Unrestricted Subsidiary to any Restricted Subsidiary of Holdings), the fair market value (as determined in good faith by the Borrowers) of the Investment in such Unrestricted Subsidiary or such transferred assets at the time of such re-designation, in each case without any limitation as to the original amount of the Investment therein; minus

(k)(i) the aggregate amount of Investments made pursuant to Section 6.03(x) using the Cumulative Amount, (ii) the aggregate amount of Dividends made pursuant to Section 6.06(f) using the Cumulative Amount and (iii) the aggregate amount of prepayments of indebtedness pursuant to Section 6.09(a) using the Cumulative Amount, in each case during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date (without taking account of the intended usage of the Cumulative Amount on such Reference Date).

“Cure Amount” shall have the meaning assigned to such term in Section 8.03(a).

“Cure Contribution” shall have the meaning assigned to such term in Section 8.03(a).

“Cure Expiration Date” shall have the meaning assigned to such term in Section 8.03(a).

“Cure Quarter” shall have the meaning assigned to such term in Section 8.03(a).

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to the greater of (a) for any RFR Loan denominated in Sterling, SONIA for the day that is 5 RFR Business Days prior (or such other period as determined by the Borrower Agent and the Administrative Agent based on then -prevailing market conventions) to (i) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (ii) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day and (b) 0.00%. Any change in Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Borrower.

“Daily Simple SOFR” shall mean, for any day~~,~~ (a “SOFR~~, with the conventions for this rate (which will include a lookback) being reasonably established by the~~ Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day the “SOFR Determination Date”) that is five Business Days (or such other period as determined by the Borrower Agent and the Administrative Agent ~~in accordance with~~based on then prevailing market conventions ~~for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion (after consultation with the Borrower Agent).~~) prior to (i) if such SOFR Rate Day is a Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a Business Day, the Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website plus (x) in the case of a Daily Simple SOFR Loan with an Interest Period of one month’s duration, 0.11448% and (y) in the case of a Daily Simple SOFR Loan with an Interest Period of three month’s duration, 0.26161%, and (b) the Floor. If by 5:00 pm (New York City time) on the second (2nd) Business Day immediately following any SOFR Determination Date, the SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then the SOFR for such SOFR Determination Date will be the SOFR as published in respect of the first preceding Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three consecutive SOFR Rate Days.

“Daily SOFR Borrowing” means a Borrowing comprised of Loans bearing interest at a rate determined by reference to Daily Simple SOFR.

“Daily SOFR Loan” means any Loan bearing interest at a rate determined by reference to Daily Simple SOFR.

“DealerSocket” shall have the meaning assigned to such term in the recitals hereto.

“Debt Issuance” shall mean the incurrence by Holdings or any of its Restricted Subsidiaries of any Indebtedness after the Closing Date (other than Indebtedness permitted by Section 6.01 or Section 5.18 to the extent not Credit Agreement Refinancing Indebtedness).

“Debt Service” shall mean, for any period, Consolidated Interest Expense or any other interest expense for such period plus principal amortization (and other mandatory prepayments and repayments (whether pursuant to this Agreement or otherwise)) of all Indebtedness for such period (including, without limitation, the implied principal component of payments made in respect of Capital Lease Obligations).

“Debtor Relief Law” shall mean the Bankruptcy Code (including Title 11 of the United States Code, as now constituted or hereafter amended) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion provided in connection with this Agreement.

“Declared Default” shall mean (i) a notice of acceleration has been given and not withdrawn in accordance with Section 8.01; or (ii) any automatic acceleration with respect to the events described in clause (g) or (h) of Section 8.01 has occurred and is continuing.

“Declined Proceeds” shall have the meaning assigned to such term in Section 2.10(i).

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Excess” shall mean, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Percentage of the aggregate outstanding principal amount of Revolving Loans of all Revolving Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective defaulted Revolving Loans) over the aggregate outstanding principal amount of Revolving Loans of such Defaulting Lender.

“Default Rate” shall have the meaning assigned to such term in Section 2.06(d).

“Defaulting Lender” shall mean any Lender, as reasonably determined by the Administrative Agent in a manner consistent with similar determinations by the Administrative Agent in respect of other Lenders, that (a) has failed to fund any portion of its Loans or Incremental Loans, participations in Letters of Credit or other extensions of credit required to be funded by it hereunder, under any commitment to fund an Incremental Loan or under other agreements in which it has committed to extend credit within one Business Day of the date on which such amount is required to be funded by it hereunder or thereunder, as applicable, unless such Lender notifies the Administrative Agent, the Issuing Banks and the Borrower Agent in writing that such failure is the result of such Lender’s reasonable and good faith determination that (and such Lender has actually made a reasonable and good faith determination that) one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Administrative Agent, any Issuing Bank, any Lender and/or the Borrower Agent in writing that it does not intend to comply with any of its funding obligations under this Agreement or any documentation relating to an Incremental Facility or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement, any Incremental Facility or under other agreements in which it has committed to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder or thereunder and states that such position is based on such Lender’s reasonable and good faith determination that (and such Lender has actually made a reasonable and good faith determination that) a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within two Business Days after request by the Administrative Agent, an Issuing Bank or the Borrower Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans or Incremental Loans and participations in then outstanding Letters of Credit, (d) has otherwise failed to pay over to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless such payment is the subject of a good faith dispute, or (e) in the case of a Lender that has a Commitment or LC Exposure outstanding at such time, shall have, or shall be the Subsidiary of any person that shall have, (i) taken any action or been the subject of any action or proceeding of a type described in the definition of, or otherwise become subject to a, Lender-Related Distress Event or shall have admitted in writing that it is insolvent, or (ii) become the subject of a Bail-In Action; provided that the Administrative Agent and the Borrower Agent may declare (A) by joint notice to the Lenders that a Defaulting Lender is no longer a “Defaulting Lender”, or (B) that a Lender is not a Defaulting Lender, if in the case of both clauses (A) and (B) the Administrative Agent and the Borrower Agent each determines, in its sole respective discretion, that (x) the circumstances that resulted in such Lender becoming a “Defaulting Lender” no longer apply, or (y) it is satisfied that such Lender will continue to perform its funding or issuance obligations hereunder. For the avoidance of doubt, a Lender shall not be deemed to be a Defaulting Lender solely by virtue of (i) the ownership or acquisition of any Equity Interest in such Lender or its parent by a Governmental Authority, unless such ownership interest results in or provides such person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such person (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such person or its parent entity or (ii) such Lender becoming subject to an Undisclosed Administration.

“Designated Noncash Consideration” shall mean, as of any date of determination, the fair market value at the time received (as determined in good faith by the Borrowers) of any non-cash consideration received by Holdings or a Restricted Subsidiary in connection with an Asset Sale that is designated in writing as Designated Noncash Consideration, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Noncash Consideration. A particular item of Designated Noncash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 6.05.

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security or any other Equity Interests into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, would (i) mature or be mandatorily redeemable (other than solely for Qualified Capital Stock) pursuant to a sinking fund obligation or otherwise (except as a result of a customarily defined change of control, insolvency event, IPO or asset sale and only so long as any rights of the holders thereof after such change of control, insolvency event or asset sale shall be subject to the Payment in Full of the Obligations and the termination of the Commitments), (ii) be redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock), in whole or in part, (iii) provide for scheduled payments of dividends in cash or (iv) be or become convertible into or exchangeable for Indebtedness or any other Disqualified Capital Stock, in whole or in part, in each case on or prior to the date that is 91 days after the Latest Maturity Date at the time of issuance.

“Disqualified Institutions” shall mean (a) those Persons that are competitors of Holdings and its Subsidiaries to the extent identified by the Borrower Agent or the Sponsor to the Administrative Agent by name in writing from time to time, (b) those banks, financial institutions and other Persons separately identified by name by the Borrower Agent or the Sponsor to the Lead Arrangers in writing on or before the Closing Date, (c) in the case of clause (a) or (b), any of their respective Affiliates (other than Bona Fide Debt Funds except, for the avoidance of doubt, to the extent specifically designated in writing on or before the Closing Date) that are (x) readily identifiable as Affiliates on the basis of their name or (y) identified by name by the Borrower Agent (or by the Sponsor, on the Borrowers’ behalf) to the Administrative Agent in writing from time to time, (d) any Excluded Affiliate or (e) any Lender identified by the Borrower Agent (or by the Sponsor, on the Borrowers’ behalf) to the Administrative Agent by name in writing that the Borrower Agent reasonably believes has made an incorrect representation or warranty or deemed representation or warranty with respect to not being a Net Short Lender as provided in Section 10.02(b); provided that the foregoing shall not apply retroactively to disqualify any parties that have previously acquired or agreed to acquire (in an already effective agreement that obligates such party to acquire such assignment or participation interest) an assignment or participation interest in the Loans, with respect to such previously acquired Loans or participation interests, to the extent such party was not a Disqualified Institution at the time of the applicable assignment or participation, as the case may be, but shall apply to disqualify any such parties from taking any prospective assignments of or participation interests in any Loans; provided, further, that the list of Disqualified Institutions shall not be delivered by the Administrative Agent to any other Person, except that, upon an inquiry by any Lender to the Administrative Agent as to whether a specific potential assignee or prospective participant is a Disqualified Institution, the Administrative Agent shall be permitted to disclose to such Lender whether such specific potential assignee or prospective Participant is a Disqualified Institution; provided, further, that the Administrative Agent shall have no liability (except for any liability arising out of the Administrative Agent’s or any of its Related Parties’ willful misconduct, bad faith or gross negligence as determined by a court of competent jurisdiction by final and nonappealable judgment) to any Borrower, any Lender or any other person or entity with respect to any incorrect disclosure of such list.

“Dividend” shall mean, with respect to any person, that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests).

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in any other currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time in accordance with Section 1.10 on the basis of the Spot Rate for the purchase of Dollars with such currency on the applicable date of determination or as determined by the applicable Issuing Bank in accordance with Section 2.18(e).

“Dollars,” “dollars” or “$” shall mean lawful money of the United States.

“Dollar Term Loan” shall have the meaning assigned to such term in Section 2.01(a).

~~“Dollar Term Loan Commitment” shall mean, as to each Lender, its obligation to make a Dollar Term Loan to the Borrowers pursuant to~~ Section 2.01(a) ~~in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on~~ Annex A ~~under the caption “Dollar Term Loan Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Dollar Term Loan Commitments is $3,380,000,000.~~

“Dollar Term Loan ~~Lender~~Commitment ” shall mean, as to each Lender, (a) its obligation to make a Dollar Term Loan to the Borrowers pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Annex A under the caption “Dollar Term Loan Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, (b) its 2022 Incremental Term Loan Commitments and/or (c) unless the context shall otherwise require, any Incremental Term Loan Commitments made pursuant to Section 2.20 of ~~this~~the Credit Agreement after the 2022 Incremental Amendment Effective Date that are denominated in Dollars, in each case, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Dollar Term Loan Commitments is $3,380,000,000, and the initial aggregate amount of the Dollar Term Loan Commitments in respect of the 2022 Incremental Term Loan Commitments is $300,000,000.

“Dollar Term Loan Lender” shall mean, at any time, any Lender that has a Dollar Term Loan Commitment or a Dollar Term Loan at such time.

“Domestic Subsidiary” shall mean a Subsidiary that is not a Foreign Subsidiary.

~~“ Early Opt-in Election” shall mean, if the then-current Benchmark is the LIBO Rate, the occurrence of:~~

~~(1) a notification by the Administrative Agent to (or the request by the Borrower Agent to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and~~

~~(2) the joint election by the Administrative Agent and the Borrower Agent to trigger a fallback from LIBO Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.~~

“Earn-Outs” shall mean, with respect to a Permitted Acquisition or any other Investment or acquisition of any assets or Property by any Group Member, that portion of the purchase consideration therefor and that portion of all other payments and liabilities (whether payable in cash or by exchange of Equity Interests or of any Property or otherwise), directly or indirectly, payable by any Group Member in exchange for, or as part of, or in connection with, such Permitted Acquisition or such other acquisition, as the case may be, that is deferred for payment to a future time after the consummation of such Permitted Acquisition or such other acquisition, as the case may be, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, earn-outs and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business.

“ECF Payment Amount” shall have the meaning assigned to such term in Section 2.10(f).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” shall mean, as of any date of determination, the sum of (i) the higher of (A) the applicable Eurocurrency Rate or Daily Simple RFR (or comparable rate under any other applicable facility) on such date for a deposit in the applicable currency of such facility with a maturity of three months and (B) the applicable Eurocurrency Rate or Daily Simple RFR (or comparable rate under any other applicable facility) floor, if any, with respect thereto as of such date, (ii) the interest rate margins as of such date (with such interest rate margin and interest spreads to be determined by reference to the applicable Eurocurrency Rate or Daily Simple RFR (or comparable rate under any other applicable facility)) and (iii) the amount of original issue discount and/or upfront fees paid and payable (which shall be deemed to constitute like amounts of original issue discount) by the Borrowers to the Lenders in connection with the applicable facility (with original issue discount or upfront fees being equated to interest based on an assumed four-year life to maturity without any present value discount (or, if less, the remaining life to maturity)) (it being understood that customary arrangement, commitment, structuring, underwriting, ticking, unused line, consent and amendment fees paid or payable to any of the applicable arrangers (or their respective affiliates) in their respective capacities as such in connection with the applicable facility, as applicable (whether or not such fees are paid to or shared in whole or in part with any lenders thereunder), and any other fees that are not generally paid to all lenders (or their respective affiliates) ratably with respect to such loans or such facility and that are paid or payable in connection with such loans or such facility, shall be excluded).

“Eligible Assignee” shall mean (a) if the assignment does not include the assignment of a Revolving Commitment, (i) any Lender, (ii) an Affiliate of any Lender, (iii) an Approved Fund, (iv) a Sponsor Investor to the extent permitted by Section 10.04(b)(v),

(v) Affiliated Debt Funds, and (vi) any other person approved by the Administrative Agent and the Borrower Agent (each such consent not to be unreasonably withheld or delayed; it being understood that the Borrower Agent prohibiting assignments to Disqualified Institutions is reasonable and that the Borrower Agent shall have the right to withhold or delay its consent to any assignment if, in order for such assignment to comply with applicable Requirements of Law, the Borrowers would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) (the request for any such approval by the Borrower Agent to be delivered both to the Borrower Agent and the Sponsor) and (b) if the assignment includes the assignment of a Revolving Commitment, (i) any Revolving Lender, (ii) an Affiliate of any Revolving Lender, (iii) an Approved Fund with respect to a Revolving Lender and (iv) any other person approved by the Administrative Agent, the Issuing Banks, the Swing Line Lender and the Borrower Agent (each such consent not to be unreasonably withheld or delayed; it being understood that the Borrower Agent prohibiting assignments to Disqualified Institutions is reasonable and that the Borrower Agent shall have the right to withhold, delay or condition its consent to any assignment if, in order for such assignment to comply with applicable Requirements of Law, the Borrowers would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) (the request for any such approval by the Borrower Agent to be delivered both to the Borrower Agent and the Sponsor); provided that, in the case of the foregoing clauses (a) and (b), (1) no approval of the Borrower Agent (other than with respect to Disqualified Institutions) shall be required (A) in connection with any such assignment during the continuance of an Event of Default under Section 8.01(a), (b), (g) (solely with respect to the Borrowers) or (h) (solely with respect to the Borrowers) or (B) in connection with the primary syndication of the Revolving Commitments and Term Loans to Persons (or any Affiliate or Approved Fund thereof) which the Borrower Agent has previously consented to in writing (including by email), (2) to the extent the consent of the Borrower Agent is required for any assignment, if the assignment does not include the assignment of a Revolving Commitment, such consent shall be deemed to have been given (except with respect to Disqualified Institutions) if the Borrower Agent has not responded within fifteen Business Days of a written request for such consent, (3) notwithstanding anything to the contrary herein, “Eligible Assignee” shall not include at any time (including, for the avoidance of doubt, after the occurrence of any Default or Event of Default) any Disqualified Institutions (unless consented to in writing by the Borrower Agent in its sole discretion), any Defaulting Lender, or any natural person and (4) the Borrower Agent may, in its sole discretion, waive its approval right (and from the date of such waiver, the Administrative Agent shall not be required to seek or obtain the Borrower Agent’s approval with respect to any assignment; provided, that (x) all other restrictions (including, for the avoidance of doubt, the prohibition on assignments to Disqualified Institutions) shall remain in full effect notwithstanding any such waiver, including during the pendency of such waiver and (y) at any time, the Borrower Agent may elect in its sole discretion to terminate such waiver, and such approval right of the Borrower Agent (and the Administrative Agent’s obligation to seek such approval on the terms otherwise set forth herein) immediately shall resume in full force and effect as though such approval right had never been waived.

“Eligible Equity Issuance” shall mean an issuance and sale of Qualified Capital Stock of Holdings or an equity contribution to Holdings other than for Disqualified Capital Stock following the Closing Date (other than to the extent the proceeds thereof are applied or are to be applied as a Cure Amount) to the equity holders of Holdings.

“Employee Benefit Plan” shall mean each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) (other than a Multiemployer Plan) that is maintained or contributed to by a Group Member or with respect to which a Group Member has any liability (including on account of an ERISA Affiliate).

“Environment” shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands) and the land surface and subsurface.

“Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding, investigation, remediation, removal, cleanup, response, corrective action, penalties or other actions, liabilities or costs (including damages, natural resources damages, contribution, indemnification, cost recovery, compensation or injunctive relief) resulting from, related to or arising out of (i) the presence, Release or threatened Release of Hazardous Material, (ii) any violation or alleged violation of or liability under any Environmental Law, or (iii) any actual or alleged exposure to Hazardous Materials.

“Environmental Law” shall mean all applicable Requirements of Law relating to pollution or protection of the Environment, or to Hazardous Materials.

“Environmental Permit” shall mean any permit, license, approval, registration, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including warrants, options and other rights to purchase and including, if such person is a limited liability company, membership interests or if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the Closing ~~d~~Date ~~hereof~~ or issued after the Closing Date; provided that “Equity Interest” shall not include at any time (i) debt securities convertible or exchangeable into such equity or (ii) Earn-Outs.

“Equity Investors” shall mean (a) the Sponsor and its Controlled Investment Affiliates and their respective limited partners and (b) other investors in Holdings and/or its direct or indirect parents arranged by and/or designated by the Sponsor, including but not limited to Management Equityholders and/or former equityholders, in the case of this clause (b) (other than in respect of Management Equityholders and/or former equityholders) on or prior to the Closing Date.

“Equity Issuance” shall mean, without duplication, (a) any issuance or sale by Holdings of any Equity Interests in Holdings (including any Equity Interests issued upon the exercise of any warrant or option or equity-based derivative) or any warrants or options or equity-based derivatives to purchase Equity Interests of Holdings or (b) any contribution to the capital of Holdings.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 412 of the Code, Section 414(m) or (o) of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) with respect to a Plan, the failure to satisfy the minimum funding standard of Section 412 or 430 of the Code and Section 302 or 303 of ERISA, whether or not waived; (c) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (e) the incurrence by any Group Member or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Group Member or any of its ERISA Affiliates from the PBGC or a plan administrator of any written notice relating to the intention to terminate any Plan or Plans or Multiemployer Plan or Multiemployer Plans or to appoint a trustee to administer any Plan or Multiemployer Plan, or the occurrence of any event or condition which would reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; (g) the incurrence by any Group Member or its ERISA Affiliates of liability resulting from the complete or partial withdrawal from any Multiemployer Plan; (h) the receipt by any Group Member or its ERISA Affiliates of any written notice, concerning a determination that a Multiemployer Plan is, or is reasonably expected to be, insolvent (within the meaning of Section 4245 of ERISA) or in “critical” or “endangered” status, under Section 432 of the Code or Section 305 of ERISA; (i) the withdrawal of any Group Member or its ERISA Affiliates from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (j) assuming the accuracy of Section 9.13(a), the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in liability to any Group Member; or (k) a Foreign Benefit Event.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBO Interpolated Rate” means, at any time, with respect to any Eurocurrency Borrowing denominated in Euros and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the EURIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the EURIBO Screen Rate for the longest period (for which the EURIBO Screen Rate is available for Euros) that is shorter than the Impacted EURIBO Rate Interest Period; and (b) the EURIBO

Screen Rate for the shortest period (for which the EURIBO Screen Rate is available for Euros) that exceeds the Impacted EURIBO Rate Interest Period, in each case, at such time.

“EURIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in Euros and for any Interest Period, the EURIBO Screen Rate at approximately 11:00 a.m., Brussels time, two TARGET Days prior to the commencement of such Interest Period; provided that, if the EURIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted EURIBO Rate Interest Period”) with respect to Euros then the EURIBO Rate shall be the EURIBO Interpolated Rate.

“EURIBO Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as of 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Euro” and “€” mean the single currency of the Participating Member States.

“Euro Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Euros, such amount and (b) with respect to any amount denominated in any other currency, the equivalent amount thereof in Euros as determined by the Administrative Agent at such time in accordance with Section 1.10 on the basis of the Spot Rate for the purchase of Euros with such currency on the applicable date of determination or as determined by the applicable Issuing Bank in accordance with Section 2.18(e).

“Euro Term Loan” shall have the meaning assigned to such term in Section 2.01(a).

“Euro Term Loan Commitment” shall mean, as to each Lender, its obligation to make a Euro Term Loan to the Borrowers pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Annex A under the caption “Euro Term Loan Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Euro Term Loan Commitments is €1,200,000,000.

“Euro Term Loan Lender” shall mean, at any time, any Lender that has a Euro Term Loan Commitment or a Euro Term Loan at such time.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Rate Loans.

“Eurocurrency Rate” shall mean (a) ~~in the case of Eurocurrency Rate Loans denominated in Dollars, the Adjusted LIBO Rate,~~[reserved], (b) in the case of Eurocurrency Rate

Loans denominated in Euros, the Adjusted EURIBO Rate, and (c) in the case of any Eurocurrency Rate Loan denominated in an Available Currency other than Dollars, British Pounds Sterling or Euros, the Alternative Eurocurrency Rate.

“Eurocurrency Rate Loan” shall mean any Eurocurrency Revolving Loan or Eurocurrency Term Loan.

“Eurocurrency Revolving Borrowing” shall mean a Borrowing comprised of Eurocurrency Revolving Loans.

“Eurocurrency Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Eurocurrency Rate in accordance with the provisions of Article II.

“Eurocurrency Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to (a) ~~in the case of any Eurocurrency Rate Loans denominated in Dollars, the Adjusted LIBO Rate and (~~[reserved], (b) in the case of Eurocurrency Rate Loans denominated in Euro, the Adjusted EURIBO Rate, and (c) in the case of any Eurocurrency Rate Loan denominated in an Available Currency other than Dollars and Euro, the Alternative Eurocurrency Rate, in each case, in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Excess Amount” shall have the meaning assigned to such term in Section 2.10(h).

“Excess Cash Flow” shall mean, for any Excess Cash Flow Period, Consolidated EBITDA for such Excess Cash Flow Period, minus, without duplication (and without duplication of any amounts deducted from the ECF Payment Amount in Section 2.01(f)):

(a) without duplication of any amounts under clause (f) below, Debt Service and other payments (including, without limitation, scheduled payments) of Indebtedness (including, without limitation, related fees and expenses, to the extent paid in cash and to the extent such payments are permitted hereunder (but excluding (A) any required cash payments of principal with respect to the Loans under this Agreement (other than (i) amortization payments of Term Loans and (ii) prepayments in connection with Asset Sales and Casualty Events to the extent that such Asset Sale or Casualty Event giving rise to such mandatory prepayment resulted in a corresponding increase in Consolidated EBITDA) and (B) any amounts applied to reduce the Excess Cash Flow prepayment pursuant to Section 2.10(f))), in each case, to the extent made from sources other than the proceeds of long-term Indebtedness (other than revolving Indebtedness and Indebtedness that has been repaid); provided that, in each case, payments of revolving Indebtedness shall not be deducted from Excess Cash Flow pursuant to this clause (a) unless accompanied by a permanent reduction in the relevant commitment;

(b) the aggregate amount of payments made in cash (and made from sources other than the proceeds of long-term Indebtedness (other than revolving Indebtedness and Indebtedness that has been repaid)) on account of the aggregate amount of all Investments during such Excess Cash Flow Period pursuant to Sections 6.03(e)(x)(i), (e)(x)(ii), (f), (w) and (ff)

(other than any Investments in cash or Cash Equivalents or Investments in Credit Parties) or in reliance on any capacity under Section 6.06 or Section 6.09 (other than, to the extent applicable, any Investments made in reliance on capacity under Section 6.06(j) or Section 6.06(o) or otherwise made in reliance on the Cumulative Amount);

(c) the aggregate amount of payments made in cash (and made from sources other than the proceeds of long-term Indebtedness (other than revolving Indebtedness and Indebtedness that has been repaid)) on account of Dividends during such Excess Cash Flow Period under Section 6.06 (other than Dividends made pursuant to Section 6.06(j) and Section 6.06(o) or otherwise made in reliance on the Cumulative Amount);

(d) the aggregate amount of payments made in cash (and made from sources other than the proceeds of long-term Indebtedness (other than revolving Indebtedness and Indebtedness that has been repaid)) on account of Capital Expenditures, Permitted Acquisitions and other similar Investments not prohibited hereunder during such Excess Cash Flow Period;

(e) the aggregate amount of Consolidated Tax Expense (including any direct or indirect distributions for the payment of such Consolidated Tax Expense) paid or payable with respect to such Excess Cash Flow Period and, if payable, for which reserves have been established to the extent required under GAAP;

(f) without duplication of any amounts under clause (a) above (and excluding any amounts applied to reduce the Excess Cash Flow prepayment pursuant to Section 2.10(f)), the aggregate amount of payments made in cash (and made from sources other than the proceeds of long-term Indebtedness (other than revolving Indebtedness and Indebtedness that has been repaid)) on account of the aggregate amount of all prepayments, redemptions or repurchases of Indebtedness (other than the Term Loans and Revolving Loans actually made in cash during such Excess Cash Flow Period), except in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder; and the aggregate amount of any premium, make-whole or penalty payments actually paid in cash during such period that are required to be made in connection with any prepayment, redemptions or repurchase of Indebtedness;

(g) the absolute value of, if negative, (x) the amount of Net Working Capital at the end of the prior Excess Cash Flow Period (or the beginning of the Excess Cash Flow Period in the case of the first Excess Cash Flow Period) minus (y) the amount of Net Working Capital at the end of such Excess Cash Flow Period;

(h) the aggregate amount of cash items added back to Consolidated EBITDA in the calculation of Consolidated EBITDA for such period to the extent paid in cash by Holdings and its Restricted Subsidiaries during such period;

(i) the aggregate amount of payments made in cash (and made from sources other than the proceeds of long-term Indebtedness (other than revolving Indebtedness and Indebtedness that has been repaid)) on account of, at the option of the Borrower Agent, the aggregate consideration paid by Holdings and its Restricted Subsidiaries pursuant to binding contracts entered into prior to or during such Excess Cash Flow Period relating to Capital

Expenditures, Permitted Acquisitions and other permitted Investments and actually paid within 100 days after the end of such Excess Cash Flow Period; provided that if any amount is deducted in a prior Excess Cash Flow Period pursuant to this clause (i), such amount may not be deducted pursuant to this clause (i) in the Excess Cash Flow Period in which such amount was actually paid;

(j) the aggregate amount added back to Consolidated EBITDA in the calculation of Consolidated EBITDA for such period pursuant to clauses (f) and (r) thereof;

(k) any Insurance Loss Addback for such period;

(l) the aggregate amount of non-cash adjustments to Consolidated EBITDA for periods prior to the beginning of the current Excess Cash Flow Period to the extent paid in cash by Holdings and its Restricted Subsidiaries during such Excess Cash Flow Period;

(m) the aggregate amount of payments made in cash (and made from sources other than the proceeds of long-term Indebtedness (other than revolving Indebtedness and Indebtedness that has been repaid)) on account of capitalized content and software costs during such Excess Cash Flow Period;

(n) to the extent added to determine Consolidated EBITDA pursuant to clause (j) or (l) of the definition of Consolidated EBITDA, such amounts with respect to which no cash payment to Holdings or any of its Restricted Subsidiaries was received during such Excess Cash Flow Period; and

(o) the aggregate amount of payments made in cash (and made from sources other than the proceeds of long-term Indebtedness (other than revolving Indebtedness and Indebtedness that has been repaid)) in satisfaction of non-current liabilities (other than non-current liabilities constituting Indebtedness) that were not accrued in such Excess Cash Flow Period;

provided that any amount deducted pursuant to any of the foregoing clauses that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period; plus, without duplication:

(i) if positive, (x) the amount of Net Working Capital at the end of the prior Excess Cash Flow Period (or the beginning of the Excess Cash Flow Period in the case of the first Excess Cash Flow Period) minus (y) the amount of Net Working Capital at the end of such Excess Cash Flow Period;

(ii) cash items of income during such Excess Cash Flow Period not included in calculating Consolidated EBITDA;

(iii) any permitted payments in cash referred to above in clause (i) that are committed or reasonably expected to be made within 100 days after the end of such Excess Cash Flow Period, to the extent not so made during such 100-day period; and

(iv) any cash payment that was actually received by Holdings or any Restricted Subsidiary during such Excess Cash Flow Period with respect to which a deduction was taken pursuant to clause (n) above during the previous Excess Cash Flow Period.

Notwithstanding anything to the contrary, for purposes of calculating Excess Cash Flow for any Excess Cash Flow Period, for each Permitted Acquisition or other Investment permitted hereunder consummated during such Excess Cash Flow Period, (x) the Consolidated EBITDA of a target of such Permitted Acquisition or other Investment shall be included in such calculation only from and after the first day of the first full fiscal quarter to commence following the date of the consummation of such Permitted Acquisition or other Investment and (y) for the purposes of calculating Net Working Capital, (A) the total assets of a target of such Permitted Acquisition or other Investment (other than cash and Cash Equivalents), as calculated as at the date of consummation of the applicable Permitted Acquisition or other Investment, which may properly be classified as current assets on a consolidated balance sheet of Holdings and its Restricted Subsidiaries in accordance with GAAP (assuming, for the purpose of this clause (A), that such Permitted Acquisition or other similar acquisition has been consummated) and (B) the total liabilities of Holdings and its Restricted Subsidiaries, as calculated as at the date of consummation of the applicable Permitted Acquisition or other Investment, which may properly be classified as current liabilities (other than the current portion of any long term liabilities and accrued interest thereon) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries in accordance with GAAP (assuming, for the purpose of this clause (B), that such Permitted Acquisition or Investment has been consummated), shall, in the case of both immediately preceding clauses (A) and (B), be used in calculating the difference between the Net Working Capital at the end of the applicable Excess Cash Flow Period from the date of consummation of the Permitted Acquisition or other Investment.

“Excess Cash Flow Period” shall mean each fiscal year of Holdings starting with the fiscal year ending on or about March 31, 2023.

“Excess Net Cash Proceeds” shall have the meaning assigned to such term in Section 2.10(c)(i).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Affiliates” shall mean members of any Lead Arranger’s or any of its Affiliates’ or managed funds’ deal teams that are engaged (x) primarily as principals in private equity or venture capital or (y) in the sale of any of Solera, Omnitracs, DealerSocket and/or their respective parents or Subsidiaries, including through the provision of advisory services; (it being understood that the definition of “Excluded Affiliate” shall not apply to Macquarie and Macquarie Capital Funding LLC and their respective affiliates, in each case solely to the extent that any information disclosed to such persons is disclosed on a “need to know” basis solely in connection with the transactions contemplated by this Agreement and any such persons are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of such type confidential).

“Excluded Equity Interests” shall mean Equity Interests (a) in excess of 65% of the Voting Stock issued by any Foreign Subsidiary or FSHCO, in each case, owned directly by a Credit Party, (b) in a joint venture which cannot be pledged without the consent of third parties, or the pledge of which is prohibited by the terms of, or would create a right of termination of one or more third parties under, any applicable Organizational Documents, joint venture agreement or shareholders’ agreement after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, (c) in Persons other than Wholly Owned Restricted Subsidiaries, (d) in any Immaterial Subsidiary, Unrestricted Subsidiary, not-for-profit Subsidiary, captive insurance entity or special purpose entity (including for the avoidance of doubt any Receivables Subsidiary and any Securitization Subsidiary), (e) with respect to which the cost, burden or consequence of obtaining a security interest therein exceeds the practical benefit to the Lenders afforded thereby, as mutually and reasonably determined by the Administrative Agent and the Borrower Agent, (f) with respect to which a pledge therein is prohibited or restricted by Requirements of Law (including any requirement to obtain Governmental Authority consent, license or authorization) or any third party (by any agreement binding on such Equity Interests at the time of acquisition thereof (or on the Closing Date, as applicable) and not entered into in contemplation thereof (or in contemplation of the Transactions, as applicable)) or impossible or impracticable (as mutually and reasonably determined by the Administrative Agent and the Borrower Agent) to obtain under applicable law, (g) with respect to which a pledge therein would result in adverse Tax consequences to Holdings and its Restricted Subsidiaries and/or direct and indirect equityholders; and/or (h) that are Margin Stock; provided that in each case set forth above, such equity will immediately cease to constitute Excluded Equity Interests when the relevant property ceases to meet this definition and, with respect to any such equity, a security interest under any applicable Security Document shall attach immediately and automatically without further action; provided, further, that in no event will any Equity Interests of the Borrowers or any other Restricted Subsidiary of Holdings that is a direct or indirect parent of the Initial Borrower be Excluded Equity Interests.

“Excluded Property” shall have the meaning assigned to such term in the applicable Security Agreement.

“Excluded Subsidiary” shall mean (a) any Restricted Subsidiary that is not a Wholly Owned Subsidiary, (b) a CFC or Excluded U.S. Subsidiary, (c) any Immaterial Subsidiary, (d) any Unrestricted Subsidiary, (e) any not-for-profit Subsidiary, (f) any captive insurance entity, (g) any special purpose entity (including, for the avoidance of doubt, any Receivables Subsidiary and any Securitization Subsidiary), (h) any merger Subsidiary formed in connection with a Permitted Acquisition so long as such merger Subsidiary is merged out of existence pursuant to such Permitted Acquisition or otherwise, or dissolved, within 90 days of its formation or such later date as permitted by the Administrative Agent in its reasonable discretion, (i) any Subsidiary to the extent a Guarantee or other guarantee of the Obligations is prohibited or restricted by any contractual obligation as in existence on the Closing Date or at the time such Person becomes a Subsidiary (in each case, not entered into in contemplation hereof and for so long as such prohibition or restriction remains in effect) or by applicable Requirements of Law (including any requirement to obtain Governmental Authority or third party consent, license or authorization unless such consent, license or authorization has been obtained), (j) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition or other Investment that has assumed secured Indebtedness not incurred in contemplation of such Permitted Acquisition or other

Investment and any Restricted Subsidiary thereof that guarantees such secured Indebtedness, in each case, to the extent (but only for so long as) such secured Indebtedness prohibits such Restricted Subsidiary from becoming a Guarantor, (k) any Subsidiary to the extent the Administrative Agent and the Borrower Agent mutually and reasonably determine the cost, consequence and/or burden (including, but not limited to, any regulatory, accounting or Tax consequences) of obtaining a Guarantee outweigh the benefit thereof to the Lenders, (l) any Subsidiary to the extent the Borrower Agent reasonably determines that a Guarantee by such Subsidiary would result in adverse Tax consequences to Holdings or any of its Restricted Subsidiaries or direct or indirect equityholders (as reasonably determined by the Borrowers) and (m) any Subsidiary that is not incorporated or otherwise organized in or under the laws of the United States, any state thereof, or the District of Columbia; provided that each of the Borrowers and any other Restricted Subsidiary of Holdings that is a direct or indirect parent of the Initial Borrower shall not be an Excluded Subsidiary; provided further that Borrower Agent may, in its sole discretion, designate any Subsidiary that otherwise qualifies as an “Excluded Subsidiary” pursuant to any one or more of clauses (a) through (m) above (including any Foreign Subsidiary) as not being an Excluded Subsidiary by written notice to the Administrative Agent and, following such designation, may (so long as at such time no Default or Event of Default shall have occurred and be continuing (or would result therefrom) and such Subsidiary otherwise qualifies as an Excluded Subsidiary) re-designate such Subsidiary as an Excluded Subsidiary by written notice to the Administrative Agent, upon which re-designation such Subsidiary shall be automatically released from its Guarantee.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest pursuant to the Security Documents to secure, such Swap Obligation (or any guarantee thereof) is or would otherwise have become illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such related Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Taxes” shall mean, with respect to any Recipient, any of the following Taxes imposed on or with respect to any payment to be made by or on account of any obligation of any Credit Party under any Loan Document to such Recipient: (a) Taxes imposed on or measured by such Recipient’s net income (however denominated), franchise Taxes imposed on it (in lieu of net income Taxes) and branch profits Taxes imposed on it, in each case, (i) by any jurisdiction (or any political subdivision thereof) as a result of the Recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office, in such jurisdiction or (ii) as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced under any Loan Document), (b) in the case of a Lender, any U.S. federal withholding Tax to the extent imposed on amounts payable to or for the account of such Lender under any Requirement of Law in effect at the time such Lender becomes a party hereto (or designates a new lending office), except, in each case, (x) to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to any such designation of a new lending office to receive Additional Amounts or indemnity payments with respect to such withholding Tax pursuant to Section 2.15, or (y) if such Lender is an assignee pursuant to a request by the Borrower Agent under Section 2.16, (c) any withholding Tax that is attributable to such Recipient’s failure to comply with Section 2.15(e), and (d) any withholding Tax imposed under FATCA.

“Excluded U.S. Subsidiary” shall mean (a) any Domestic Subsidiary of a Foreign Subsidiary or (b) any FSHCO; provided that no Borrower shall be an Excluded U.S. Subsidiary

“Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).

“Existing Loans” shall have the meaning assigned to such term in Section 2.21(a).

“Existing Tranche” shall have the meaning assigned to such term in Section 2.21(a).

“Extended Loans” shall have the meaning assigned to such term in Section 2.21(a).

“Extended Tranche” shall have the meaning assigned to such term in Section 2.21(a).

“Extending Lender” shall have the meaning assigned to such term in Section 2.21(b).

“Extension” shall mean the establishment of Extended Loans by amending a Loan pursuant to Section 2.21.

“Extension Amendment” shall have the meaning assigned to such term in Section 2.21(c).

“Extension Date” shall have the meaning assigned to such term in Section 2.21(d).

“Extension Election” shall have the meaning assigned to such term in Section 2.21(b).

“Extension Minimum Condition” shall mean a condition to consummating any Extension that a minimum amount (to be determined and specified in the relevant Extension

Request, in the Borrowers’ sole discretion) of any or all applicable Classes be submitted for Extension.

“Extension Request” shall have the meaning assigned to such term in Section 2.21(a).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version thereof to the extent such version is substantively comparable and not materially more onerous to comply with), any current or future regulations or other official governmental interpretations thereof and any intergovernmental agreements entered into pursuant to the foregoing or any “FFI agreements” entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” shall have the meaning assigned to such term in Section 3.21.

“Federal Funds Rate” shall mean, for any day, the greater of (i) the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate and (ii) 0.00%; provided that when used as a component of the Alternate Base Rate, clause (ii) of this definition shall not apply.

“Fee Letters” shall mean (x) that certain Fee Letter, dated as of May 17, 2021, by and among Solera Global Holding Corp. and the Lead Arrangers party thereto and (y) that certain Fee Letter, dated as of June 4, 2021, by and among Guggenheim Partners and Solera Global Holding Corp.

“Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the LC Participation Fees, the Fronting Fees and all other fees set forth in Section 2.05.

“Financial Covenant” shall have the meaning assigned to such term in Section 8.03(a).

“Financial Officer” of any person shall mean the chief financial officer, chief executive officer, vice president of finance, treasurer, assistant treasurer, controller, or, in each case, anyone acting in such capacity or any similar capacity.

“First Lien Leverage Ratio” shall mean, at any date of determination, the ratio of (a)(i) Consolidated Total Funded Indebtedness of Holdings and its Restricted Subsidiaries on such date that is secured by a first priority Lien on the Collateral of Holdings and its Restricted Subsidiaries, minus (ii) Unrestricted Cash of Holdings and its Restricted Subsidiaries on such date, to (b) Consolidated EBITDA for the Test Period then most recently ended.

“Fixed Incremental Amount” shall have the meaning assigned to such term in the definition of “Maximum Incremental Facilities Amount”.

“Fixed Incremental Reallocation Provision” shall have the meaning assigned to such term in Section 6.01(u).

“Floor” means ~~the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted LIBO Rate, Adjusted EURIBO Rate, the Alternative Eurocurrency Rate or the Daily Simple RFR, as applicable.~~a rate of interest equal to (a) with respect to any Revolving Loans, 0.00% per annum and (b) with respect to any Term Loans (i) denominated in Dollars 0.50% per annum, (ii) denominated in Euros, 0.00% per annum and (iii) denominated in Sterling, 0.00% per annum.

“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability by any Group Member under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by any Group Member, or the imposition on any Group Member of any fine, excise tax or penalty resulting from any noncompliance with any applicable law.

“Foreign Lender” shall mean a Recipient that is not a U.S. Person.

“Foreign Pension Plan” shall mean any defined benefit pension plan (as defined in Section 3(35) of ERISA) maintained or contributed to by any Group Member with respect to employees employed outside the United States.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Group Member with respect to employees employed outside of the United States.

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia.

“Fronting Fee” shall have the meaning assigned to such term in Section 2.05(d).

“FSHCO” shall mean any Subsidiary substantially all of the assets of which consist (directly or indirectly) of (i) (a) Equity Interests (including any debt instrument treated as equity for U.S. federal income tax purposes) or (b) Equity Interests (including any debt instrument treated as equity for U.S. federal income tax purposes) and debt instruments, in the case of clauses (a) and (b), of one or more CFCs or (ii) other Subsidiaries substantially all the assets of which consist (directly or indirectly) of (a) Equity Interests (including any debt instrument treated as equity for U.S. federal income tax purposes) or (b) Equity Interests (including any debt instrument treated as equity for U.S. federal income tax purposes) and debt instruments, in the case of clauses (a) and (b), of one or more CFCs.

“Fund” shall mean any person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, applied on a consistent basis.

“General Indebtedness Basket” shall have the meaning assigned to such term in Section 6.01(u).

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group Members” shall mean Holdings and its Restricted Subsidiaries; and “Group Member” shall mean any one of them.

“GSLP” shall mean Goldman Sachs Lending Partners LLC.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by Holdings and the Subsidiary Guarantors.

“Guarantors” shall mean Holdings and each of the Subsidiary Guarantors.

“Guggenheim Partners” shall mean Guggenheim Partners Investment Management, LLC, in its capacity as investment manager of each entity listed on Annex B hereto.

“Hazardous Materials” shall mean the following: toxic or hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”); friable asbestos or friable asbestos-containing materials; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant subject to regulation under any Environmental Laws due to their dangerous or deleterious properties or characteristics, or which can give rise to liability under any Environmental Laws due to their dangerous or deleterious properties or characteristics.

“Hedge Bank” shall mean, in respect of any Hedging Agreement, (i) until the earlier of December 29, 2022 and the date of termination thereof, each counterparty to each Hedging Agreement identified on Schedule 1.01 hereto, and (ii) each counterparty to a Hedging Agreement that is, at any given time, a Lender, an Agent or a Lead Arranger (or an Affiliate of a

Lender, an Agent or a Lead Arranger) (regardless of whether such counterparty was a Lender, an Agent or a Lead Arranger (or an Affiliate of any of the foregoing) at the time it entered into such Hedging Agreement) and each other Person if, at the date of entering into such Hedging Agreement (or as of the Closing Date or in connection with the initial syndication of the Loans in the case of any Hedging Agreement entered into prior to the Closing Date), such Person was a Lender, an Agent or a Lead Arranger (or an Affiliate of a Lender, an Agent or a Lead Arranger); provided that, if such Person ceases to be, or is not, a Lender, an Agent or a Lead Arranger, such Person delivers to the Administrative Agent a letter agreement pursuant to which such Person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Article IX and Sections 10.03(c), 10.09, 10.10, 10.12 and 10.17 as if it were a Lender.

“Hedging Agreement” shall mean any agreement with respect to any swap, cap, collar, forward purchase or similar agreement or arrangement dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Historical Financial Statements” shall mean (a) the audited consolidated balance sheets of the Company as of March 31, 2018, 2019 and 2020, and the related audited consolidated statements of operations, stockholders’ equity and cash flows for the annual periods then ended and (b) the unaudited balance sheet of the Company as of December 31, 2020 and the related unaudited statement of operations, stockholders’ equity and cash flows for the nine month period then ending, together with any related notes and schedules thereto.

“Holdings” shall (i) have the meaning assigned to such term in the preamble hereto or (ii) after the Closing Date, shall mean any other Person (“New Holdings”) that is a direct or indirect parent of Holdings or any Person that assumes the Obligations of the entity specified in the preamble to this Agreement under this Agreement and the other Loan Documents (or the previous New Holdings, as the case may be) (“Previous Holdings”); provided that (a) New Holdings shall, directly or indirectly, own 100.0% of the Equity Interests of Solera, (b) New Holdings shall expressly assume all of the obligations of Previous Holdings under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent and the Borrower Agent, (c)(i) all Equity Interests of Solera and substantially all of the other assets of Previous Holdings shall be pledged to secure the Obligations to the extent they were previously securing the Obligations and (ii) substantially all of the assets of the Borrowers and the Guarantors, in each case that constituted Collateral prior to such substitution, shall remain Collateral and shall remain subject to Liens thereon securing the Obligations that are valid and enforceable to the same extent as such Liens were valid and enforceable prior to such substitution, (d) such substitution shall not result in (x) any material adverse effect on the Guarantees or the value of or the Credit Parties’ right, title and interest in the Collateral or (y) any material adverse tax consequences in the aggregate, to the Lenders or, individually, to the Administrative Agent, (e) the Administrative Agent shall have received at least five Business Days’ prior written notice (or such shorter period as the Administrative Agent may agree in its reasonable discretion) of the proposed transaction and Previous Holdings, New Holdings and the Borrowers shall promptly and in any event at least three Business Days’ prior to the consummation of the transaction provide all information any Lender or any Agent may reasonably request to satisfy its “know your customer”, Beneficial Ownership Certification and other similar requirements necessary for such Person to comply with its internal compliance and regulatory requirements with respect to the proposed successor New Holdings, (f) New Holdings shall be an entity organized or existing under the laws of (i) the United States, any state thereof or the District of Columbia, (ii) Canada, (iii) the Cayman Islands, (iv) Bermuda, (v) Luxembourg, (vi) The Netherlands, (vii) England and Wales, (viii) Ireland, (ix) Jersey or (x) any other jurisdiction permitted by the Administrative Agent in its reasonable discretion, (g) if reasonably requested by the Administrative Agent, (x) the Credit Parties shall execute and deliver amendments, supplements and other modifications to all Loan Documents, instruments and agreements executed in connection therewith necessary to perfect and protect the liens and security interests in the Collateral of New Holdings, in each case in form and substance substantially consistent with the instruments and agreements previously delivered in respect thereof or reasonably satisfactory to the Administrative Agent; provided that, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), such amendments, supplements, modifications, instruments and/or agreements may be executed and delivered following such substitution and shall not constitute a condition to the effectiveness of New Holdings’ substitution for Previous Holdings and (y) the Credit Parties shall execute and deliver any documentation reasonably necessary to comply with the local law requirements of the applicable jurisdiction and (h) for the avoidance of doubt, the provisions of Section 10.03 shall apply to any transaction by which New Holdings assumes the Obligations of Previous Holdings; provided, further, that if each of the foregoing conditions are satisfied, Previous Holdings shall be automatically released from all its obligations as “Holdings” under the Loan Documents (but not, for the avoidance of doubt, its obligations as a Guarantor unless and until Previous Holdings is released as a Guarantor in accordance with the terms of this Agreement) and any reference to “Holdings” in the Loan Documents shall refer to New Holdings.

“IFRS” shall mean International Financial Reporting Standards or International Accounting Standards issued or adopted by the International Accounting Standards Board (or a predecessor body) and interpretations issued by the IFRS Interpretations Committee (or a predecessor body) as and to the extent from time to time adopted by the European Commission under EC Regulation No. 1606/2002.

“Immaterial Subsidiary” shall mean each Restricted Subsidiary (other than any Borrower) which, as of the most recently ended Test Period, (a) contributed 2.0% or less of Consolidated EBITDA for such period or (b) contributed 2.0% or less of Consolidated Total Assets; provided that, (i) if, as of the most recently ended Test Period, the aggregate amount of Consolidated EBITDA or Consolidated Total Assets attributable to all Restricted Subsidiaries that are Immaterial Subsidiaries exceeds 5.0% of Consolidated EBITDA or Consolidated Total Assets, respectively, for any such period, the Borrower shall designate sufficient Restricted Subsidiaries to eliminate such excess, and such designated Subsidiaries shall no longer constitute Immaterial Subsidiaries under this Agreement; provided, further, that the Borrower may designate and re-designate a Subsidiary as an Immaterial Subsidiary at any time, subject to the limitations and requirements set forth in this definition.

“Impacted Loans” shall have the meaning assigned to such term in Section 2.11(a).

“Increase Effective Date” shall have the meaning assigned to such term in Section 2.20(a).

“Increase Joinder” shall have the meaning assigned to such term in Section 2.20(e).

“Incremental Facilities” shall have the meaning assigned to such term in Section 2.20(a).

“Incremental Loans” shall mean the Incremental Term Loans and the Incremental Revolving Loans.

“Incremental Reclassification Provision” shall have the meaning assigned to such term in the definition of Maximum Incremental Facilities Amount.

“Incremental Revolving Loan” shall have the meaning assigned to such term in Section 2.20(d).

“Incremental Revolving Loan Commitment” shall have the meaning assigned to such term in Section 2.20(a).

“Incremental Revolving Loan Lender” shall mean a Lender with an Incremental Revolving Loan Commitment or an outstanding Incremental Revolving Loan.

“Incremental Term Loan Commitment” shall have the meaning assigned to such term in Section 2.20(a).

“Incremental Term Loans” shall have the meaning assigned to such term in Section 2.20(c)(i).

“Incurrence Ratio” shall have the meaning assigned to such term in the definition of “Maximum Incremental Facilities Amount”.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (d) all obligations of such person issued or assumed as the deferred purchase price of property or services; (e) all Indebtedness of others (excluding prepaid interest thereon) secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed by such Person, but limited to the lower of (x) fair market value of such property as determined by such person in good faith and (y) the amount of Indebtedness secured by such Lien; (f) all Capital Lease Obligations, Purchase Money Obligations and synthetic lease obligations of such person to the extent classified as indebtedness under GAAP (for the avoidance of doubt, lease payments under any operating leases (other than Capital Leases recorded as capitalized leases in accordance with GAAP as in effect on the Closing Date) shall not constitute Indebtedness); (g) all Hedging Obligations to the extent required to be reflected as a liability on the balance sheet of such person on a marked to market net value basis (or if any actual amount is due as a result of the termination or close out of such Hedging Agreement, such actual amount); (h) all Attributable Indebtedness of such person; (i) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (j) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor. Notwithstanding the foregoing or anything else herein to the contrary, Indebtedness shall not include: (a) trade accounts payable, (b) deferred obligations owing to any Affiliate, including under any management services agreement (including the Management Services Agreement), (c) accrued obligations incurred in the ordinary course of business, including current tax accruals, (d) purchase price adjustments, holdbacks and Earn-Out obligations (until such obligations or adjustments become a liability on the balance sheet of such Person in accordance with GAAP and solely if not paid after becoming past due and payable), (e) royalty payments made in the ordinary course of business in respect of licenses (to the extent such licenses are not prohibited hereby), (f) any accruals for payroll and other non-interest bearing liabilities accrued in the ordinary course of business, (g) deferred rent obligations, taxes and compensation, (h) obligations under or in respect of Receivables Facilities and Securitization Facilities, (i) customary payables with respect to money orders or wire transfers, (j) customary obligations under employment arrangements, (k) operating leases (including for the avoidance of doubt any lease, concession or license treated as an operating lease under GAAP), (l) pension-related or post-employment liabilities, (m) intra-day or daylight exposures, (n) Hedging Obligations except to the extent included in clause (g) above, (o) amounts owed to dissenting stockholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest), with respect to any permitted Investments to the extent paid when due (unless being properly contested), (p) obligations in respect of any license, permit or other approval arising in the ordinary course of business, and (q) provisions for risk as set out in the balance sheet of any Group Member (including, without limitation, as provided for in IAS 37 or as is otherwise consistent with IFRS).

“Indemnified Taxes” shall mean (a) all Taxes imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document other than Excluded Taxes) and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).

“Information” shall have the meaning assigned to such term in Section 10.12.

“Initial Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Inside Maturity Limitation” shall mean, with respect to any applicable Indebtedness, that such Indebtedness, without giving effect to any prepayment, (a) does not have a maturity date or (solely in the case of any such Indebtedness (other than Permitted Debt Exchange Notes) in the form of notes) have any mandatory prepayment or redemption features (other than customary asset sale events, insurance and condemnation proceeds events, IPOs, change of control offers or events of default, AHYDO catch-up payments and, if secured, excess cash flow sweeps), in each case prior to the date that is the then Latest Maturity Date at the time such Indebtedness is incurred and (b) solely in the case of any such Indebtedness in the form of loans, does not have a shorter Weighted Average Life to Maturity than the Term Loans; provided, that (x) any Indebtedness subject to the Inside Maturity Limitation, that is secured on a junior lien basis to the Secured Obligations or is unsecured shall not have a maturity date prior to the date that is 91 days after the then Latest Maturity Date at the time such Indebtedness is incurred and (y) any Indebtedness consisting of a customary bridge facility shall be deemed to satisfy the provisions of the Inside Maturity Limitation so long as any long-term debt into which such customary bridge facility is to be converted satisfies the provisions of the Inside Maturity Limitation.

“Insurance Loss Addback” shall mean with respect to any calculation period, at the Borrower Agent’s election in its sole discretion, the amount of any Charges incurred during such period for which there is insurance, indemnity or reimbursement coverage and for which a related insurance, indemnity or reimbursement recovery is not recorded in accordance with GAAP, but for which such insurance, indemnity or reimbursement recovery is reasonably expected to be received by Holdings or any of its Restricted Subsidiaries in a subsequent calculation period and within one year of the date of the underlying loss.

“Intellectual Property” shall have the meaning assigned to such term in the Security Agreement.

“Intercompany Note” shall mean an intercompany note dated as of the Closing ~~d~~Date ~~hereof~~ substantially in the form of Exhibit M, by and among Holdings and the Restricted Subsidiaries from time to time party thereto.

“Intercreditor Agreement” shall mean the Intercreditor Agreement dated as of the Closing ~~d~~Date ~~hereof~~ substantially in the form of Exhibit I, by and among Holdings, the Borrowers, the other Guarantors, the other Persons from time to time party thereto, the Administrative Agent, the Collateral Agent, the Second Lien Administrative Agent, the Second Lien Collateral Agent, and the other Persons from time to time party thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Interest Election Request” shall mean a request by the Borrower Agent to convert or continue a Revolving Borrowing or Term Loan Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E or such other form (including any form on an electronic platform or electronic transmission system) as may be approved by the Administrative Agent, appropriately completed and signed by a Responsible Officer of the Borrower Agent.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan (including Swing Line Loans), the last Business Day of each March, June, September and

December to occur during any period in which such Loan is outstanding, (b) with respect to any Eurocurrency Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Rate Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c), with respect to any Term SOFR Loan, the last Business Day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term SOFR Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (d) with respect to any Daily SOFR Loan, the later of (i) the last day of the Interest Period applicable to the Borrowing of which such Loan is a part, and (ii) the third Business Day after the receipt by the Borrower Agent of written notice from the Administrative Agent delivered pursuant to Section 2.06(g) in respect of the SOFR Interest Payment for that Daily SOFR Loan, (e) as to any RFR Loan, (i) the third Business Day after the receipt by the applicable Borrower of written notice from the Administrative Agent delivered pursuant to Section 2.03 in respect of the RFR Interest Payment for that RFR Loan (provided that even if such notice is not delivered by the Administrative Agent, such RFR Interest Payment shall still be payable on each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or if there is no such numerically corresponding day in such month, then the last day of such month)) and (ii) the Term Loan Maturity Date or Revolving Maturity Date, as applicable; (~~d~~f) with respect to any Revolving Loan or Swing Line Loan, the Revolving Maturity Date or such earlier date on which the Revolving Commitments are terminated in accordance with the terms hereof, and (~~e~~g) with respect to any Term Loan, the Term Loan Maturity Date.

“Interest Period” shall mean, (a) with respect to any Eurocurrency Rate Loan, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months (or, if agreed to by all relevant affected Lenders, twelve months or shorter than one month) thereafter, as the Borrower Agent may elect; (b) with respect to any Term SOFR Loan, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrower Agent may elect or any other period ending on the last Business Day of any month and that is within three months of the date of such Borrowing, as the Borrower Agent may elect, and (c) as to any Daily SOFR Loan, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one or three months thereafter, as the Borrower Agent may elect or any other period not longer than three months ending on the last Business Day of any month as the Borrower Agent may elect, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period pertaining to a SOFR Borrowing or Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (c) no Interest Period shall extend beyond (i) in the case of any SOFR Revolving Loan or Eurocurrency Revolving Loan, the Revolving Maturity Date, and (ii) in the case of any SOFR Term Loan or Eurocurrency Term Loan, the Term Loan Maturity Date and (d) no tenor that has been removed from this definition pursuant to Section

2.11(~~f~~e ) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) from Moody’s or BBB- (or the equivalent) from S&P, or an equivalent rating from any other rating agency.

“Investments” shall have the meaning assigned to such term in Section 6.03.

“IPO” shall mean (a) an underwritten public offering by Holdings (or its direct or indirect parent company) of Equity Interests in Holdings (or in its direct or indirect parent company, as the case may be) after the Closing Date pursuant to a registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering), (b) the purchase or other acquisition, directly or indirectly, by merger, consolidation or otherwise, of equity interests of the Company, Holdings or any other equityholder of the Company by any publicly traded special purpose acquisition company, targeted acquisition company or other entity similar to the foregoing (or any Subsidiary thereof) or (c) any other transaction or series of transactions that results in, or following which, any common Equity Interests of the Company or any direct or indirect equityholder of the Company (including any publicly traded special purpose acquisition company, targeted acquisition company or other entity similar to the foregoing (or any Subsidiary thereof) (or its successor by merger, amalgamation or other combination)) or any Subsidiary of Holdings formed in contemplation of an IPO that Holdings will distribute to its direct or indirect equityholder in connection with such IPO being publicly traded on any United States national securities exchange or over-the-counter market.

“IPO Reorganization Transactions” shall mean transactions taken in connection with and reasonably related to consummating an IPO, in each case, whether or not consummated.

“IRS” shall mean the U.S. Internal Revenue Service.

~~“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.~~

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” shall mean, as the context may require, (a) each of GSLP, JPMorgan Chase Bank, N.A., Barclays Bank PLC, BNP Paribas, Citi, Deutsche Bank AG New York Branch, HSBC Bank USA N.A., Nomura, Macquarie Lender, Jefferies Finance LLC (acting through any of its affiliates as it deems appropriate) and KKR Corporate Lending LLC, in each case together with its permitted successors and assigns in such capacity; (b) any other

Lender or Lenders that may become an Issuing Bank pursuant to Section 2.18(j) or (k) with respect to Letters of Credit issued by such Lender; and/or (c) collectively, all of the foregoing; provided that (i) no Issuing Bank shall be required to issue Commercial Letters of Credit (i.e., any Letter of Credit other than a Standby Letter of Credit) without its consent, (ii) no Issuing Bank shall be required to issue any Letter of Credit if such issuance would violate the policies of such Issuing Bank applicable to Letters of Credit in general, (iii) the aggregate amount of all Letters of Credit issued by a Revolving Lender shall not exceed such Revolving Lender’s LC Commitment, (iv) Macquarie Lender and its Affiliates shall not be required to issue Letters of Credit denominated in Israeli new sheqels, Swedish krona, Singapore dollars, Turkish lira or South African rand, (v) none of Nomura, Jefferies Finance LLC or any of their respective Affiliates shall be required to issue Letters of Credit that are not denominated in Dollars and (vi) Barclays Bank PLC and its Affiliates shall not be required to issue Letters of Credit denominated in Israeli new sheqels or Turkish lira. Any Issuing Bank may, at its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates or designees of such Issuing Bank (and each such Affiliate or designee shall be deemed to be an “Issuing Bank” for all purposes of the Loan Documents). In the event that there is more than one Issuing Bank at any time, references herein and in the other Loan Documents to the Issuing Bank shall be deemed to refer to the Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context requires. Each Issuing Bank may cause Letters of Credit to be issued by unaffiliated financial institutions and such Letters of Credit shall be treated as issued by the applicable Issuing Bank for all purposes under the Loan Documents.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit F, with such amendments as may be reasonably and mutually agreed between the Administrative Agent and the Borrower Agent.

“Junior Secured Indebtedness” shall mean senior Indebtedness of the Credit Parties for borrowed money that is secured by Liens on the Collateral on a junior basis to the Liens securing the Secured Obligations and any Permitted Pari Passu Refinancing Debt, in accordance with the Intercreditor Agreement or any Other Intercreditor Agreement.

“Latest Maturity Date” as of any date of determination, shall mean the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Term Loan or any Incremental Revolving Loan Commitment, in each case that is governed by the terms of this Agreement and the other Loan Documents, any Refinancing Term Loan or any Refinancing Revolving Loan, in each case, that is governed by the terms of this Agreement and the other Loan Documents.

“LC Commitment” shall mean the commitment of each Issuing Bank to issue Letters of Credit pursuant to Section 2.18 and up to an aggregate stated amount as set forth on Annex A or in such other agreement pursuant to which such Issuing Bank assumed its LC Commitment, as applicable, as the same may be increased or decreased in accordance with the terms hereof.

“LC Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a drawing under a Letter of Credit.

“LC Exposure” shall mean at any time the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit at such time (including, without limitation, any and all Letters of Credit for which documents have been presented that have not been honored or dishonored) plus (b) the Dollar Equivalent of the aggregate principal amount of all Reimbursement Obligations outstanding at such time. The LC Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate LC Exposure at such time.

“LC Extension” shall have the meaning assigned to such term in Section 2.18(c).

“LC Obligations” shall mean, as at any date of determination, the Dollar Equivalent of the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all outstanding Reimbursement Obligations. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.12. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“LC Request” shall mean an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank in accordance with the terms of Section 2.18(b) and substantially in the form of Exhibit G (as the same may be updated, revised or replaced by the applicable Issuing Bank from time to time to the extent acceptable to the Borrower Agent), appropriately completed and signed by a Responsible Officer of the Borrower Agent.

“LC Sublimit” shall mean $175,000,000.

“LCT Election” shall mean the Borrowers’ election to test the permissibility of a Limited Condition Transaction in accordance with the methodology set forth in Section 1.06.

“LCT Test Date” shall have the meaning given to that term in Section 1.06.

“Lead Arrangers” shall mean Goldman Sachs Bank USA, GSLP, JPMorgan Chase Bank, N.A., Barclays Bank PLC, BNP Paribas Securities Corp., Citi, Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., Nomura Securities International, Inc., Macquarie Capital (USA) Inc., Jefferies Finance LLC and KKR Capital Markets LLC, each in their respective capacities as joint lead arrangers and joint bookrunners.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lender Presentation” shall mean the Lender Presentation with respect to the Company, dated May 18, 2021.

“Lender-Related Distress Event” shall mean, with respect to any Lender, that (a) such Lender or any person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any Debtor Relief Law (including, without limitation, of the type described in Sections 8.01(g) or (h) (or any comparable proceeding initiated by a regulatory authority having jurisdiction over such Lender or such person), (b) a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, (c) such Distressed Person is subject to a forced liquidation or winding up, (d) such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt or no longer viable, or (e) if any Governmental Authority having regulatory authority over such Distressed Person has taken control of such Distressed Person or has taken steps to do so; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Distressed Person by a Governmental Authority or an instrumentality thereof, unless such ownership interest results in or provides such person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such person or its parent entity.

“Lenders” shall mean (a) the financial institutions and other entities that have become a party hereto as lenders hereunder and (b) any financial institution or other entity that has become a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such financial institution or other entity that has ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swing Line Lender and any Issuing Bank.

“Letter of Credit” shall mean (i) any Standby Letter of Credit, and (ii) any Commercial Letter of Credit, in each case issued or to be issued by an Issuing Bank for the account of any Borrower or any other Restricted Subsidiary pursuant to Section 2.18.

“Letter of Credit Expiration Date” shall mean the date which is five Business Days prior to the Revolving Maturity Date then in effect (or, if such date is not a Business Day, the next succeeding Business Day), or such later date to the extent such Letter of Credit has been cash collateralized in an amount equal to 103% of the LC Exposure or backstopped with another letter of credit for such period after the Revolving Maturity Date in a manner to be mutually and reasonably acceptable to the applicable Issuing Bank and the Borrower Agent or rolled into another credit facility to the reasonable satisfaction of the applicable Issuing Bank for such period after the Revolving Maturity Date.

~~“LIBO Interpolated Rate” means, at any time, with respect to any Eurocurrency Borrowing denominated in Dollars and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative~~

~~Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available for the applicable Available Currency) that is shorter than the Impacted LIBO Rate Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available for the applicable Available Currency) that exceeds the Impacted LIBO Rate Interest Period, in each case, at such time.~~

~~“LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in Dollars and for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted LIBO Rate Interest Period”) with respect to such Available Currency then the LIBO Rate shall be the LIBO Interpolated Rate.~~

~~“LIBO Screen Rate” means, for any day and time, with respect to any Eurocurrency Borrowing denominated in Dollars and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such Available Currency for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion).~~

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, license, pledge, encumbrance, claim, charge, assignment for security, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference, including any easement, right-of-way or other encumbrance on title to owned Real Property, in each of the foregoing cases whether voluntary or imposed by law; (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; provided that in no event shall an operating lease be deemed to be a Lien; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Condition Transaction” shall mean (a) any Investment, or any acquisition of any assets, business or person, permitted hereunder (subject to Section 1.06 and including, for the avoidance of doubt, any Permitted Acquisition) by Holdings or one or more of its Restricted Subsidiaries (and including, without limitation, any such transaction that is subject to a letter of intent or purchase agreement), including, without limitation, by way of merger or amalgamation, in each case, whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (b) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment or (c) any Dividend declared by Holdings or any of its Restricted Subsidiaries or any Investment or Restricted Debt Payment.

“Loan Documents” shall mean this Agreement, any amendments hereto, the Letters of Credit, the LC Requests, the Applications, the Intercreditor Agreement, the Pari Intercreditor Agreement, any Other Intercreditor Agreement, the Intercompany Note, the Notes (if any), the Security Documents, the Fee Letters (other than for purposes of Section 10.02) and intercreditor agreements and subordination agreements entered into pursuant to the terms hereof that any Credit Party is party to and any other document designated as such by the Borrower Agent and the Administrative Agent, in each case as amended, amended and restated, restated, supplemented and/or otherwise modified from time to time.

“Loans” shall mean, as the context may require, a Revolving Loan, Term Loan or Swing Line Loan.

“Luxembourg” shall mean the Grand Duchy of Luxembourg.

“Macquarie” shall mean Macquarie Capital (USA) Inc.

“Macquarie Lender” shall mean Macquarie Capital Funding LLC.

“Management Equityholders” shall mean any of (i) any current or former director, founder officer, employee, member of management or pre-Closing Date equityholder, in each case, of Holdings or any of its Subsidiaries or any direct or indirect parent company thereof who, on the Closing Date, is an equityholder in Holdings or any direct or indirect parent thereof, (ii) any trust, partnership, limited liability company, corporate body or other entity established by any such current or former director, founder officer, employee, member of management or equityholder of Holdings or any of its Subsidiaries or any direct or indirect parent thereof (including, without limitation, those individuals described in the preceding clause (i)) or any Person described in the succeeding clauses (iii) and (iv), as applicable, to hold an investment in Holdings or any direct or indirect parent thereof in connection with such Person’s estate or tax planning, (iii) any current or former spouse, current or former qualified domestic partner, siblings, parents or grandparents or any descendant (including adopted children and step-children), father-in-law, mother-in-law, son-in-law, daughter-in-law or current or former spouse or qualified domestic partner of the foregoing, of any such current or former director, officer, employee, member of management or equityholder of Holdings or any of its Subsidiaries or any direct or indirect parent thereof (including, without limitation, those individuals described in the preceding clause (i)), who is transferred Equity Interests of Holdings or any direct or indirect parent thereof by any such current or former director, officer, employee, member of management or equityholder of Holdings or any of its Subsidiaries or any direct or indirect parent thereof (including, without limitation, those individuals described in the preceding clause (i)) (or by any vehicle described in clause (ii) above), in connection with such Person’s estate or tax planning, and (iv) any Person who acquires an investment in Holdings or any direct or indirect parent thereof by will or by the laws of intestate succession as a result of the death of any such current or former director, officer, employee, member of management or equityholder of Holdings or any of its Subsidiaries or any direct or indirect parent thereof or of any Person described in clauses (i), (ii), or (iii) above.

“Management Services Agreement” shall mean that certain Master Services Agreement, dated as of June 17, 2019, by and between Vista Consulting Group, LLC, a

Delaware limited liability company, and Solera Holdings, Inc., a Delaware corporation, as amended, restated, amended and restated, supplemented and/or modified from time to time in a manner that is not materially adverse to the interests of the Lenders; provided that any amendment, restatement, amendment and restatement, supplement or other modification thereto to term out any fees under the Management Agreement in connection with an IPO shall not be considered materially adverse to the Lenders.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on (a) the ability of Holdings and its Restricted Subsidiaries, taken as a whole to perform their obligations under the Loan Documents (taken as a whole) (b) the business or financial condition or results of operations of Holdings and its Restricted Subsidiaries, taken as a whole or (c) the rights and remedies (taken as a whole) of the Administrative Agent, the Collateral Agent or the Lenders under the Loan Documents (taken as a whole) (other than due to the action or inaction of the Administrative Agent, the Collateral Agent, the Lenders or any other Secured Party).

“Material Disposition” shall mean a sale or other disposition or series of dispositions of assets (including Equity Interests, and including by way of a merger or consolidation) that (a) is not permitted by the terms of this Agreement immediately prior to the consummation of such transaction or transactions or (b) involves consideration of at least $150,000,000.

“Material Real Property” shall have the meaning assigned thereto in Section 5.10(b).

“Maximum Incremental Facilities Amount” shall mean:

(i) (a) an aggregate amount equal to $300,000,000, plus (b) the amount of (1) any reductions of any Commitments or any commitments in respect of any Incremental Facility, any Second Lien Incremental Facility, any Credit Agreement Refinancing Indebtedness or any Credit Agreement Refinancing Indebtedness (as defined in the Second Lien Credit Agreement) (in each case, to the extent accompanied by payment of all outstanding obligations (if any) with respect to such commitments) and (2) the amount of any (A) voluntary prepayments or redemptions, (B) buybacks by Holdings and its Restricted Subsidiaries in accordance with Section 10.04(b)(viii) (or any corresponding provisions of any other such Indebtedness) (in the principal amount of such obligations repurchased, and regardless of the purchase price actually paid to make such repurchase), and/or (C) payments required by Sections 2.16(b)(B) or 10.02(f)(i) (or the corresponding provisions of any other such Indebtedness) (in the case of this clause (C), solely to the extent such payment is made in retirement of such Indebtedness), in each case, of any Term Loans and any Incremental Facility, Permitted Incremental Equivalent Debt or any other Indebtedness (and, in each case in this clause (b), any Credit Agreement Refinancing Indebtedness in respect thereof) (it being understood that any such voluntary prepayment, redemption or buyback shall not increase the calculation of the amount under this clause (i)(b), in each case, to the extent financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness and Indebtedness that has been repaid) of Holdings or its Restricted Subsidiaries), in each case of the foregoing clauses (1) and (2), to the extent such Indebtedness is (x) secured on a pari passu basis with the Obligations or (y) solely to the extent incurred pursuant to the Fixed Incremental Amount or the Second Lien Fixed Incremental Amount (or, in each case to the extent originally incurred under the Incurrence Ratio or the Second Lien Incurrence Ratio and subsequently reallocated to the Fixed Incremental Amount or the Second Lien Fixed Incremental Amount, as applicable) secured on a junior basis to the Obligations or unsecured, plus (c) in the case of an Incremental Facility that is being incurred using the Fixed Incremental Amount that serves to effectively extend the maturity of the Term Loans, the Revolving Loans, any other Incremental Facility, Permitted Incremental Equivalent Debt or Credit Agreement Refinancing Indebtedness in respect of any of the foregoing, in each case, an amount equal to the portion of the Term Loans, the Revolving Loans, any other Incremental Facility, Permitted Incremental Equivalent Debt or Credit Agreement Refinancing Indebtedness in respect of any of the foregoing, in each case, to be replaced with such Incremental Facility, minus (d) the amount of any Second Lien Incremental Facility or Second Lien Permitted Incremental Equivalent Debt issued or incurred in reliance on clause (i)(a) of the Second Lien Fixed Incremental Amount (in each case after giving effect to any reclassification of any such Second Lien Incremental Facility or Second Lien Permitted Incremental Equivalent Debt, pursuant to the Incremental Reclassification Provision (as defined in the Second Lien Credit Agreement), as having been incurred under the Second Lien Incurrence Ratio), minus (e) subject to the Incremental Reclassification Provision, the amounts issued or incurred in reliance on this clause (i) as an Incremental Facility or Permitted Incremental Equivalent Debt (the “Fixed Incremental Amount”); provided that this clause (i) shall be subject to reduction pursuant to the Fixed Incremental Reallocation Provision, plus

(ii) an unlimited amount so long as, on a Pro Forma Basis as of the Applicable Date of Determination and for the applicable Test Period, determined after giving effect to the incurrence of any such Incremental Facility or any such Permitted Incremental Equivalent Debt and any Permitted Acquisition or other acquisition consummated in connection therewith, any Indebtedness repaid with the proceeds thereof and any Investment, disposition or debt incurrence in connection therewith and all other pro forma adjustments, with respect to any such Incremental Facility or Permitted Incremental Equivalent Debt that is (A) secured on a pari passu basis with the Secured Obligations, the First Lien Leverage Ratio shall not exceed 3.25 to 1.00; (B) secured on a junior basis to the Secured Obligations, the Senior Secured Leverage Ratio shall not exceed 4.25 to 1.00; or (C) unsecured, either (or both) (I) the Consolidated Interest Coverage Ratio is greater than or equal to 2.00 to 1.00 and/or (II) the Total Leverage Ratio shall not exceed 6.80 to 1.00 (the ratios in clauses (A), (B) and (C), collectively, or any such ratio individually, as applicable, the “Incurrence Ratio”); provided that, notwithstanding anything herein to the contrary, (v) the Borrowers may in the Borrower Agent’s sole discretion elect to use this clause (ii) regardless of whether at such time the Borrowers have capacity under the Fixed Incremental Amount, and if this clause (ii) is available and the Borrower Agent does not make an election, then the Borrower Agent will be deemed to have elected to use this clause (ii); (w) in the event that any Incremental Facilities or Permitted Incremental Equivalent Debt is incurred in reliance on the Fixed Incremental Amount (or any Second Lien Incremental Facilities or Second Lien

Permitted Incremental Equivalent Debt is incurred in reliance on the Second Lien Fixed Incremental Amount), or any Indebtedness is incurred under any other Fixed Amount Indebtedness basket, substantially concurrently with, or in a series of related transactions with, the incurrence of any Incremental Facility or Permitted Incremental Equivalent Debt pursuant to this clause (ii) or any Second Lien Incremental Facility or Second Lien Permitted Incremental Equivalent Debt pursuant to the corresponding clause of the Second Lien Credit Agreement, as applicable, the Borrowers may elect to use this clause (ii) (or, as applicable, the corresponding clause of the Second Lien Credit Agreement) prior to using the Fixed Incremental Amount, the Second Lien Fixed Incremental Amount or such other Fixed Amount Indebtedness basket, as applicable (in which case, for the avoidance of doubt, the Incurrence Ratio or the Second Lien Incurrence Ratio, as applicable, shall first be calculated without giving effect to any loans or commitments incurred or to be so incurred using the Fixed Incremental Amount, the Second Lien Fixed Incremental Amount or any other Fixed Amount Indebtedness basket, as applicable (and, in the case of any related calculation of the Consolidated Interest Coverage Ratio, such calculation shall exclude any Consolidated Cash Interest Expense associated with such Fixed Incremental Amount, the Second Lien Fixed Incremental Amount or any other Fixed Amount Indebtedness basket, as applicable), but giving full pro forma effect to the use of proceeds of all such loans and commitments and other related transactions) and if the Incurrence Ratio or the Second Lien Incurrence Ratio and the Fixed Incremental Amount, the Second Lien Fixed Incremental Amount or such other Fixed Amount Indebtedness basket, as applicable, are available and the Borrowers do not make an election, then the Borrowers will be deemed to have elected to use the Incurrence Ratio or the Second Lien Incurrence Ratio, as applicable, prior to using any amount available under the Fixed Incremental Amount, the Second Lien Fixed Incremental Amount or any other Fixed Amount Indebtedness basket, as applicable, and thereafter, the incurrence portion of such loans or commitments to be incurred using the Fixed Incremental Amount, the Second Lien Fixed Incremental Amount or such other Fixed Amount Indebtedness basket, as applicable, shall be calculated; (x) for purposes of determining compliance with the foregoing Incurrence Ratio in this clause (ii), any Incremental Revolving Loan Commitments established concurrently pursuant to the Incurrence Ratio shall be deemed to be drawn in full and the cash proceeds of any such Incremental Term Loans, Incremental Revolving Loan Commitments and Permitted Incremental Equivalent Debt, and of any Second Lien Incremental Facilities or Second Lien Permitted Incremental Equivalent Debt incurred substantially concurrently therewith, or in a series of related transactions therewith, shall not be cash netted, but any use thereof to prepay Indebtedness shall be given pro forma effect; (y) to the extent the proceeds of any Incremental Facility or Permitted Incremental Equivalent Debt are intended to be applied to finance a Limited Condition Transaction, if the Borrowers have made an LCT Election with respect to such Limited Condition Transaction, Consolidated Total Funded Indebtedness, Unrestricted Cash, Consolidated EBITDA and Consolidated Cash Interest Expense, for purposes of determining compliance with the Incurrence Ratio, shall be determined instead, on a Pro Forma Basis, only (i) in the case of Consolidated Total Funded Indebtedness and Unrestricted Cash, as of the date, and (ii) with respect to Consolidated EBITDA and Consolidated Cash Interest Expense, for the Test Period most recently ended prior to the date, in each case on which the relevant agreement (or in the case of an Limited Condition Transaction that involves some other manner of establishing a binding obligation under local law, such other binding obligation to consummate such transaction, or in any case any letter of intent) with respect to such Limited Condition Transaction is entered into as if the Limited Condition Transaction had occurred on such date; and (z) any Indebtedness (1) originally incurred under the Fixed Incremental Amount shall be automatically and immediately reclassified (unless the Borrower Agent otherwise elects from time to time) as having been incurred under this clause (ii), at any time, and to any or all extent at such time, that the Borrowers would be permitted to incur under this clause (ii) the aggregate principal amount of the Indebtedness being so reclassified (for purposes of clarity, with any such reclassification having the effect of increasing the Borrowers’ ability to incur Indebtedness under the Fixed Incremental Amount on and after the date of such reclassification by the amount of Indebtedness so re-designated) and (2) originally incurred under this clause (ii) (or subsequently reclassified as having been incurred under this clause (ii) pursuant to the foregoing clause (z)(1)) may be reclassified at any time, by the Borrower Agent in its sole discretion, as having been incurred under the Fixed Incremental Amount if such amount could at such time be incurred pursuant to the Fixed Incremental Amount (the provisions of this clause (z), the “Incremental Reclassification Provision”).

“Maximum Rate” shall have the meaning assigned to such term in Section 10.14.

“Maximum Tender Condition” shall have the meaning assigned to such term in Section 2.23(b).

“MFN Protection” shall have the meaning assigned to such term in Section 2.20(f).

“Minimum Borrowing Amount” shall mean $250,000, €250,000 or £250,000, as applicable, or, in respect of any Loans denominated in any other Available Currency, 250,000 units of such Available Currency or such other amount as the Borrowers and the Administrative Agent shall reasonably agree (or, if lesser, the Revolving Commitment at such time, solely in the case of Revolving Loans).

“Minimum Tender Condition” shall have the meaning assigned to such term in Section 2.23(b).

“MNPI” shall have the meaning assigned to such term in Section 10.01(f).

“Moody’s” shall mean Moody’s Investors Service Inc.

“Mortgage” shall mean a mortgage, leasehold mortgage, deed of trust, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt, debenture or similar security instrument.

“Mortgaged Property” shall mean any Real Property owned by any Credit Party which is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms hereof.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) which is subject to Title IV of ERISA (a) to which any Group Member is then making or accruing an obligation to make contributions or (b) with respect to which any Group Member has any liability (including on account of an ERISA Affiliate).

“Net Cash Proceeds” shall mean:

(a) with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the proceeds thereof in the form of cash, cash equivalents (including Cash Equivalents) and marketable securities (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable, or by the sale, transfer or other disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) received by any Group Member, net of, without duplication, (i) fees and expenses (including brokers’ fees or commissions, discounts, legal, accounting and other professional and transactional fees, transfer and similar taxes and the Borrowers’ good faith estimate of taxes (or, without duplication, tax distributions in respect of such taxes) paid or payable (or reasonably estimated to be payable or accrued as a liability under GAAP) in connection with such sale or with the repatriation of such proceeds, (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations, earn-out obligations or purchase price adjustments associated with such Asset Sale or (y) any other liabilities retained or payable by any Group Member associated with the Properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money (other than the Loans) that is secured by a Lien on the Properties sold in such Asset Sale (so long as such Lien was permitted to encumber such Properties under the Loan Documents at the time of such sale and was not a pari passu or junior Lien on Collateral) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such Properties) and (iv) the Borrowers’ good faith estimate of the amount of payments required to be made with respect to unassumed liabilities relating to the properties sold within 360 days of such Asset Sale (provided that to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 360 days after such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds);

(b) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received by, or on behalf of, any Group Member in respect thereof, net of all costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event (including, in respect of any such Casualty Event, transfer and similar taxes and the Borrowers’ good faith estimate of taxes (or, without duplication, tax distributions in respect of such taxes) paid or payable (or reasonably estimated to be payable or accrued as a liability under GAAP) in connection with such Casualty Event or with the repatriation of such proceeds;

(c) with respect to any issuance or sale of Equity Interests by Holdings or any of its Restricted Subsidiaries, the cash proceeds thereof, net of Taxes (including Taxes payable upon the repatriation of any such proceeds to a Group Member), fees, commissions, costs and other expenses incurred in connection therewith; and

(d) with respect to any Debt Issuance by Holdings or any of its Restricted Subsidiaries, the cash proceeds thereof, net of Taxes (including Taxes payable upon repatriation of the proceeds to a Group Member), fees, commissions, costs and other expenses incurred in connection therewith.

“Net Working Capital” shall mean, at any time, Consolidated Current Assets at such time minus Consolidated Current Liabilities at such time.

“Nomura” shall mean Nomura Corporate Funding Americas, LLC (together with such of its affiliates as it deems appropriate).

“Non-Consenting Lender” shall mean any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.02 and (ii) has been approved by the Required Lenders (or the Required Revolving Lenders, as applicable) or more than 50% of the affected Lenders, as applicable.

“Non-Extending Lender” shall have the meaning assigned to such term in Section 2.21(e).

“Not Otherwise Applied” shall mean, with reference to any amount of proceeds of any transaction or event, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.10, (b) was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was contingent on receipt of such amount or utilization of such amount for a specified purpose, (c) in the case of Net Cash Proceeds from Eligible Equity Issuances or Cure Contributions, as applicable, was not otherwise used for or in connection with (i) Investments made pursuant to Section 6.03(v) or (x), (ii) Dividends made pursuant to Section 6.06(f) or (i), (iii) prepayments of Indebtedness pursuant to Section 6.09(a)(A), (B) or (F), (iv) the inclusion thereof as a Cure Contribution in the calculation of Consolidated EBITDA for purposes of determining compliance with the Financial Covenant, pursuant to Section 8.03(a) or (v) the incurrence of Indebtedness pursuant to Section 6.01(w), and (d) was not previously applied to increase the Cumulative Amount pursuant to the definition thereof.

“Notes” shall mean any notes evidencing the Term Loans, Revolving Loans or Swing Line Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit H-1, H-2 or H-3, as applicable.

“Notice of Intent to Cure” shall have the meaning assigned to such term in Section 8.03(a).

“NYFRB” shall mean the Federal Reserve Bank of New York.

“NYFRB’s Website” shall mean the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

~~“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any~~

~~day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates is published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it.~~

“Obligations” shall mean obligations of the Borrowers and the other Credit Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrowers and the other Credit Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations with respect to Letters of Credit, interest thereon and obligations to provide cash collateral with respect thereto and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including fees and other monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrowers and the other Credit Parties under this Agreement and the other Loan Documents; provided that, notwithstanding anything to the contrary, the Obligations shall exclude any Excluded Swap Obligations.

“OFAC” shall mean the U.S. Department of the Treasury, Office of Foreign Assets Control.

“Offer Process” shall have the meaning assigned to such term in Section 10.04(b)(viii)(B).

“Omnitracs” shall have the meaning assigned to such term in the recitals hereto.

“Organizational Documents” shall mean, (a) with respect to any corporation or company, the certificate or articles of incorporation, the memorandum and articles of association, any certificates of incorporation or change of name and/or the bylaws (or equivalent or comparable constitutive documents); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable constitutive documents) and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, declaration, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of limited partnership or of formation or organization of such entity.

“Other Intercreditor Agreement” shall mean any intercreditor agreement (other than the Intercreditor Agreement or the Pari Intercreditor Agreement) delivered by the Borrowers in connection with any transaction requiring such agreement to be delivered pursuant to the terms hereof, or otherwise required to be delivered pursuant to (or otherwise delivered in accordance with) the terms hereof, among the Administrative Agent, the Collateral Agent, one or more other Senior Representatives of Indebtedness, or any other party, as the case may be, and the Borrowers and the Guarantors, in each case, as amended, restated, amended and restated, supplemented, renewed, replaced, refinanced or otherwise modified from time to time; provided that, notwithstanding anything to the contrary herein, the requirement to enter into or deliver any Other Intercreditor Agreement shall be automatically satisfied if such Other Intercreditor Agreement is (1) substantially on the terms set forth in Exhibit I or Exhibit N without material changes to such forms or (2) Otherwise Acceptable, and in each case such Other Intercreditor Agreement has been executed by the Senior Representative of such other Indebtedness and the Borrowers and the Guarantors.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or with respect to, this Agreement or any other Loan Document (and any interest, additions to tax or penalties applicable thereto), except for any such Taxes that are payable in connection with an assignment (other than an assignment made pursuant to Section 2.16) or participation, or any voluntary transfer, assignment or disposition of (or of any right under or interest in) this Agreement or any other Loan Document.

“Otherwise Acceptable” shall mean, in any form (1) reasonably acceptable to the Administrative Agent or (2) posted to the Lenders and (A) accepted by the Required Lenders and/or (B) not objected to by the Required Lenders in writing within three Business Days of being posted, in which case the Required Lenders shall be deemed to have agreed that the Administrative Agent’s or the Collateral Agent’s entry into such Intercreditor Agreement, Pari Intercreditor Agreement or Other Intercreditor or subordination agreement, collateral trust agreement or other intercreditor agreement (including any amendment to this Agreement, or any other applicable agreement, including or modifying a payment waterfall) (or, in each case, such joinder thereto) (or, in each case, any such amendment thereto, restatement thereof or other modification thereto) is reasonable and to have consented to such Intercreditor Agreement, Pari Intercreditor Agreement or Other Intercreditor Agreement or subordination agreement, collateral trust agreement or other intercreditor agreement (including any amendment to this Agreement, or any other applicable agreement, including or modifying a payment waterfall) (or, in each case, such joinder thereto) (or, in each case, any such amendment thereto, restatement thereof or other modification thereto).

~~“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.~~

“Paid in Full”, “Pay in Full” or “Payment in Full” shall mean, with respect to any Obligations, Secured Obligations or Guaranteed Obligations, as applicable, the payment in full in cash of all such Obligations, Secured Obligations or Guaranteed Obligations, as applicable (other than (a) contingent indemnification obligations and/or unasserted expense reimbursement obligations, (b) obligations and liabilities under Secured Cash Management Agreements and Secured Hedging Agreements with respect to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made and (c) Letters of Credit that have been (x) cash collateralized in accordance with the terms of this Agreement, (y) backstopped with a back to back letter of credit in a manner reasonably acceptable to the applicable Issuing Bank or (z) rolled into another credit facility to the sole satisfaction of the applicable Issuing Bank).

“Pari Intercreditor Agreement” shall mean the First Lien Intercreditor Agreement dated as of the Closing ~~d~~Date ~~hereof~~ substantially in the form of Exhibit N, by and among Holdings, the Borrowers, the other Guarantors, the other Persons from time to time party thereto, the Administrative Agent on behalf of the Revolving Lenders, the Collateral Agent on behalf of the Revolving Lenders, the Administrative Agent on behalf of the Term Loan Lenders, the Collateral Agent on behalf of the Term Loan Lenders, and the other Persons from time to time party thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Participant” shall have the meaning assigned to such term in Section 10.04(d)(i).

“Participant Register” shall have the meaning assigned to such term in Section 10.04(d)(iii).

“Participating Member State” shall mean any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patriot Act” shall have the meaning assigned to such term in Section 3.19.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Acquisition” shall mean any transaction or series of related transactions by Holdings or any of its Restricted Subsidiaries for (a) the direct or indirect acquisition of all or substantially all of the property of any Person, or of any assets constituting a line of business, business unit, division or product line (including research and development and related assets in respect of any product) of any Person; (b) the acquisition (including by merger or consolidation) of the Equity Interests (other than director qualifying shares) of any Person that becomes a Restricted Subsidiary after giving effect to such transaction; or (c) a merger or consolidation or any other combination with any Person (so long as, if a Credit Party is a party to such merger, consolidation or other combination, a Credit Party (including for the avoidance of doubt, any such Person that becomes a Credit Party upon the consummation of such merger, consolidation or other combination), is the surviving entity); provided that each of the following conditions shall be met or waived by the Required Lenders:

(i) subject o Section 1.06 with respect to Limited Condition Transactions, no Default or Event of Default has occurred and is continuing immediately before giving pro forma effect to such acquisition and immediately after giving effect to such acquisition;

(ii) immediately after giving effect to such transaction, Holdings and its Restricted Subsidiaries shall be in compliance with Section 5.16; and

(iii) the aggregate amount of consideration paid by any Credit Party (including the aggregate amount of all Indebtedness assumed in connection with such Investment and the fair market value of all non-cash consideration) with respect to any Person that shall not be or, after giving effect to such Investment, shall not become a Guarantor, shall not exceed in the aggregate (i) the greater of (x) $100,000,000 and (y) 18% of Consolidated EBITDA minus (ii) the amount of Investments made in reliance on Section 6.03(f)(iii).

Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition that does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Closing Date Revolving Advances” shall have the meaning given to that term in Section 3.11.

“Permitted Debt Exchange” shall have the meaning given to that term in Section 2.23(a).

“Permitted Debt Exchange Notes” shall have the meaning given to that term in Section 2.23(a).

“Permitted Debt Exchange Offer” shall have the meaning given to that term in Section 2.23(a).

“Permitted Holder” shall mean any of (i) the Sponsor, the other Equity Investors, the Sponsor’s and the other Equity Investors’ respective Affiliates (other than any portfolio company of the Sponsor or of any other Equity Investor) and the Management Equityholders and any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members (provided, that the Sponsor, the other Equity Investors, the Sponsor’s and the other Equity Investors’ respective Affiliates and/or the Management Equityholders collectively comprise at least a majority in interest of such “group”), (ii) any direct or indirect parent of any Borrower not formed in connection with, or in contemplation of, a transaction (other than the Transactions) that, assuming such parent was not formed, after giving effect thereto would constitute a Change of Control; (iii) any Person who is acting solely as an underwriter in connection with a public or private offering of Equity Interests of Holdings or any direct or indirect parent of Holdings, acting in such capacity, and (iv) any employee benefit plan and/or person acting as a trustee, agent and/or other fiduciary or administrator thereof or for Permitted Holders or any group thereof.

“Permitted Incremental Equivalent Debt” shall mean Indebtedness issued, incurred or otherwise obtained by any Credit Party (and/or any entity that becomes a Credit Party in connection therewith) in respect of one or more series of senior unsecured notes, senior notes secured by the Collateral on a basis pari passu with or junior to the Secured Obligations or unsecured subordinated notes (in each case issued in a public offering or a Rule 144A or other private placement or a bridge financing in lieu of the foregoing (and any Registered Equivalent Notes issued in exchange therefor)), loans that are secured by the Collateral on a basis pari passu with or junior to the Secured Obligations, loans that are unsecured or notes or loans constituting unsecured mezzanine Indebtedness, in each case that is or are issued or made in lieu of Incremental Facilities; provided that (i) the principal amount of any such Permitted Incremental Equivalent Debt shall not exceed the Maximum Incremental Facilities Amount at such time, (ii) such Permitted Incremental Equivalent Debt shall comply with the Inside Maturity Limitation, (iii) subject to Section 1.06, no Event of Default (or, in the case of any Permitted Incremental Equivalent Debt the proceeds of which will be used for a Permitted Acquisition, any other Investment, or any Limited Condition Transaction, no Event of Default under Section 8.01(a), (b), (g) (solely with respect to the Borrowers) or (h) (solely with respect to the Borrowers)) shall have occurred and be continuing at the time of such issuance or incurrence or immediately after giving effect thereto (provided that the lenders or investors providing such Permitted Incremental Equivalent Debt may waive the provisions of this clause (iii) (without the consent of any Lender or the Administrative Agent), other than in the case of an Event of Default under Section 8.01(a), (b), (g) (solely with respect to the Borrowers) or (h) (solely with respect to the Borrowers)); (iv) if such Indebtedness is secured, a Senior Representative validly acting on behalf of the holders of such Indebtedness shall have become party to the Intercreditor Agreement (and, if secured on a pari passu basis with the Secured Obligations, the Pari Intercreditor Agreement) (provided that, in each case, so long as such Senior Representative is joined to the Intercreditor Agreement and/or the Pari Intercreditor Agreement, as applicable, by way of a joinder agreement in substantially the form of the applicable form attached thereto, in each case, without any material changes therefrom that are adverse to the interests of the Secured Parties in their capacities as such or to the Intercreditor Agreement and/or the Pari Intercreditor Agreement, as applicable, in connection with such joinder, or such intercreditor agreement or joinder thereto is Otherwise Acceptable, no acknowledgment or countersignature by the Administrative Agent or the Collateral Agent shall be required to comply with the requirements of this clause (iv)); (v) no Person (in the case of any borrowing under any private equity fund facility of a direct or indirect parent of Holdings, no Subsidiary) shall be a guarantor with respect to such Permitted Incremental Equivalent Debt unless such Person (in the case of any borrowing under any private equity fund facility of a direct or indirect parent of Holdings, such Person) is a Borrower or a Guarantor that shall have previously or substantially concurrently become a Borrower or a Guarantor with respect to the Guaranteed Obligations; (vi) to the extent secured, any such Indebtedness is not secured by assets not constituting Collateral; and (vii) the terms applicable to such Permitted Incremental Equivalent Debt shall otherwise be as agreed by the Borrowers and the providers of such Permitted Incremental Equivalent Debt; provided that no consent to such Permitted Incremental Equivalent Debt shall be required from the Administrative Agent (except to the extent affecting the rights and duties of, or any fees or other amounts payable to, the Administrative Agent) or any Lender not providing such Permitted Incremental

Equivalent Debt. Notwithstanding anything to the contrary herein, (i) Permitted Incremental Equivalent Debt shall not be subject to the requirements set forth in Section 2.20(f) and (ii) no Permitted Incremental Equivalent Debt may take the form of Priority Payment Obligations.

“Permitted Junior Refinancing Debt” shall mean secured Indebtedness incurred by any Credit Party (and/or any entity that becomes a Credit Party in connection therewith); provided that (i) such Indebtedness is secured by the Collateral on a junior basis to the Secured Obligations and is not secured by any property or assets of Holdings and its Restricted Subsidiaries other than the Collateral securing the applicable Refinanced Debt, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Term Loans, Incremental Term Loans, Refinancing Term Loans, Revolving Loans, Incremental Revolving Loans, or Refinancing Revolving Loans, and (iii) with respect to any Permitted Junior Refinancing Debt in an amount above the greater of $50,000,000 and 9.0% of Consolidated EBITDA, a Senior Representative validly acting on behalf of the holders of such Indebtedness shall have become party to the Intercreditor Agreement; provided that, in each case, so long as such Senior Representative is joined to the Intercreditor Agreement by way of a joinder agreement in substantially the form of the applicable form attached thereto without any material changes therefrom that are adverse to the interests of the Secured Parties in their capacities as such or to the Intercreditor Agreement in connection with such joinder, or such joinder or the Intercreditor Agreement is otherwise in a form that is Otherwise Acceptable, no acknowledgement or countersignature by the Administrative Agent or the Collateral Agent shall be required to comply with the requirements of this clause (iii). Permitted Junior Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Pari Passu Refinancing Debt” shall mean any secured Indebtedness incurred by any Credit Party; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Secured Obligations and is not secured by any property or assets of Holdings or its Restricted Subsidiaries other than the Collateral securing the applicable Refinanced Debt, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Term Loans, Incremental Term Loans, Refinancing Term Loans, Revolving Loans, Incremental Revolving Loans, or Refinancing Revolving Loans, and (iii) with respect to any Permitted Pari Passu Refinancing Debt in an amount above the greater of $50,000,000 and 9.0% of Consolidated EBITDA, a Senior Representative validly acting on behalf of the holders of such Indebtedness shall have become party to the Intercreditor Agreement and the Pari Intercreditor Agreement (provided, that, in each case, so long as such Senior Representative is joined to the Intercreditor Agreement, Pari Intercreditor Agreement and/or an Other Intercreditor Agreement, as applicable, by way of a joinder agreement in substantially the form of the applicable form of joinder agreement attached thereto (or, in the case of an Other Intercreditor Agreement, if such Other Intercreditor Agreement is not already in effect, by way of entering into such Other Intercreditor Agreement substantially in the form of Exhibit I or Exhibit N) without any material changes therefrom that are adverse to the interests of the Secured Parties in their capacities as such or to the Intercreditor Agreement, the Pari Intercreditor Agreement and/or such Other Intercreditor Agreement, as applicable, in connection with such joinder, or such joinder or such intercreditor agreement is otherwise in a form that is Otherwise Acceptable, no acknowledgement or countersignature by the Administrative Agent or Collateral Agent shall be required to comply with the requirements of Permitted Pari Passu Refinancing Debt). Permitted Pari Passu Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued and/or capitalized interest and any fees and/or premium thereon plus other amounts paid, and fees, expenses, commissions, underwriting discounts and expenses incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension, and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing of Indebtedness permitted pursuant to Section 6.01(e), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable (as reasonably determined by the Borrower) to the Lenders in all material respects as those contained in the documentation governing the subordination of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (d) neither Holdings nor any of its Restricted Subsidiaries shall be an obligor or guarantor of any such refinancings, replacements, refundings, renewals, replacements or extensions except to the extent that such Person was such an obligor or guarantor in respect of the applicable Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (e) such modification, refinancing, refunding, renewal, replacement or extension shall not be secured by any Lien on any asset other than the assets that secured such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended unless such Lien is not otherwise prohibited by Section 6.02 and (f) such modification, refinancing, refunding, renewal, replacement or extension shall not (if secured) have a higher Lien priority than such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended unless such Lien is otherwise permitted by Section 6.02.

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness incurred by any Credit Party (or any entity that becomes a Credit Party in connection therewith); provided that such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Term Loans, Incremental Term Loans, Refinancing Term Loans, Revolving Loans, Revolving Commitments, Incremental Revolving Loans, Incremental Revolving Loan Commitments, Refinancing Revolving Loan Commitments or Refinancing Revolving Loans. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” or “person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Code or Section 302 of ERISA which is maintained or contributed to by any Group Member or with respect to which any Group Member has any liability (including on account of an ERISA Affiliate).

“Platform” shall have the meaning assigned to such term in Section 10.01(e).

“Principal Office” shall mean New York City or such other location as the Administrative Agent may notify the Borrower Agent from time to time.

“Priority Payment Obligations” mean all (i) Obligations arising under any Revolving Commitment (other than any Incremental Facility) with a payment priority ranking higher than the Term Loans provided on the Closing Date (including in respect of principal of loans, letters of credit, interest and fees thereunder and indemnitees and expense reimbursement with respect thereto), (ii) Obligations arising under Secured Cash Management Agreement with respect to any Cash Management Bank that is a Revolving Lender or an Affiliate thereof and (iii) Obligations arising under any Secured Hedge Agreement with respect to any Hedge Bank that is a Revolving Lender or an Affiliate thereof, including, in each case, interest, fees and expenses accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower, whether or not a claim for post-filing or post-petition interest, fees and expenses is allowed or allowable in such proceeding. For the avoidance of doubt, any Indebtedness or Obligations described hereunder as pari passu shall take into account the priority set forth in this definition. Notwithstanding anything herein to the contrary, (x) in no event shall the principal amount of Priority Payment Obligations pursuant to clause (i) above exceed $500,000,000, whether as a result of the incurrence of Incremental Facilities or otherwise or (y) for the avoidance of doubt, in no event shall any Priority Payment Obligations consist of Term Loans.

“Private Side Communications” shall have the meaning assigned to such term in Section 10.01(f).

“Private Siders” shall have the meaning assigned to such term in Section 10.01(f).

“Pro Forma Basis” shall mean, with respect to the calculation of all financial ratios and tests (including the First Lien Leverage Ratio, the Senior Secured Leverage Ratio, the Total Leverage Ratio, the Consolidated Interest Coverage Ratio and the amount of Consolidated Total Assets and Consolidated EBITDA (including, for the avoidance of doubt, for purposes of Consolidated EBITDA “growers”)) contained in this Agreement other than for purposes of calculating Excess Cash Flow, in each case as of any date, that such calculation shall give pro forma effect to the Transactions and all Subject Transactions (and the application of the proceeds from any such asset sale or debt incurrence) that have occurred during the relevant testing period for which such financial test or ratio is being calculated and/or during the period immediately following such period and prior to or substantially concurrently with the event(s) for which the calculation of any such ratio or test is made (including such event itself), including pro forma adjustments arising out of events which are attributable to the Transactions, the proposed Subject Transaction and/or all other Subject Transactions that have been consummated during the relevant period, including giving effect to those specified in accordance with the definition of “Consolidated EBITDA,” in each case as certified on behalf of Holdings by a Financial Officer of Holdings, using, for purposes of determining such compliance with a financial test or ratio (including any incurrence test), the historical financial statements of all entities, divisions or lines or assets so acquired or sold and the consolidated financial statements of Holdings and/or any of its Restricted Subsidiaries, calculated as if the Transactions and/or such Subject Transaction (including the Subject Transaction(s) for which the calculation of any such ratio or test is made and/or any other substantially concurrent Subject Transaction(s)), and/or all other Subject Transactions that have been consummated during the relevant period, and any Indebtedness repaid in connection therewith, had been consummated (and the change in Consolidated EBITDA resulting therefrom) and incurred or repaid at the beginning of such period, and Consolidated Total Assets shall be calculated after giving effect thereto.

Whenever pro forma effect is to be given to the Transactions or a Subject Transaction, the pro forma calculations shall be made in good faith by a Financial Officer of Holdings (as set forth in a certificate of such Financial Officer delivered to the Administrative Agent) (including adjustments for Charges arising out of the Transactions, the proposed Subject Transaction(s) and all other Subject Transactions that have been consummated during the relevant period, and the “run-rate” cost savings and synergies resulting from the Transactions or such Subject Transaction that have been or are reasonably anticipated to be realizable (“run-rate” shall mean the full recurring benefit for a Test Period that is associated with any action taken or expected to be taken or for which a plan for realization has been established (including any savings expected to result from the elimination or reduction of a public target’s Public Company Costs), net of the amount of actual benefits realized during such Test Period from such actions), and any such adjustments included in the initial pro forma calculations shall continue to apply to subsequent calculations of such financial ratios or tests, including during any subsequent Test Periods in which the effects thereof are expected to be realizable); provided that (i) such amounts are factually supportable and reasonably identifiable and are projected by the Borrowers in good faith to be realizable within 12 months after the end of the Test Period in which the Transactions or the applicable Subject Transaction occurred, (ii) no amounts shall be added pursuant to this paragraph to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA for such Test Period, (iii) the provisions of this paragraph shall in no way limit the add-backs that may be made to Consolidated EBITDA pursuant to the definition thereof and (iv) any pro forma adjustments pursuant to this paragraph shall, together with the add-backs made in the aggregate pursuant to clauses (f) and (n) of the definition of “Consolidated EBITDA,” not exceed 25% of Consolidated EBITDA (before giving effect to all such adjustments) for such period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the applicable date of determination for the event for which the calculation is made had been the applicable rate for the entire Test Period (taking into account any interest hedging arrangements applicable to such Indebtedness). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of Holdings to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate as the Borrowers may designate.

“Pro Rata Percentage” of any Revolving Lender at any time shall mean the percentage of the Total Revolving Commitment of all Revolving Lenders represented by such Lender’s Revolving Commitment; provided that for purposes of Section 2.19(b), “Pro Rata Percentage” shall mean the percentage of the Total Revolving Commitment (disregarding the Revolving Commitment of any Defaulting Lender to the extent its LC Exposure and Swing Line Exposure is reallocated to the non-Defaulting Lenders) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Pro Rata Percentage shall be determined based upon the Revolving Commitments most recently in effect, after giving effect to any assignments.

“Projections” shall have the meaning assigned to such term in Section 3.13(a).

“Property” or “property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” shall mean any costs, fees and expenses associated with, in anticipation of, or in preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs, fees and expenses relating to compliance with the provisions of the Securities Act and the Exchange Act (as applicable to companies with equity or debt securities held by the public), the rules of national securities exchanges for companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursements, Charges relating to investor relations, shareholder meetings and reports to shareholders and debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees.

“Public Side Communications” shall have the meaning assigned to such term in Section 10.01(f).

“Public Siders” shall have the meaning assigned to such term in Section 10.01(f).

“Purchase Money Obligation” shall mean, for any Person, the obligations of such Person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any fixed or Capital Assets or the cost of installation, construction or improvement of any fixed or Capital Assets and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred no later than 180 days after the acquisition, installation, construction, repair, replacement, exchange or improvement of such fixed or Capital Assets by such Person, (ii) the amount of such Indebtedness (excluding any costs, expenses and fees incurred in connection therewith) does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be, and (iii) the Liens granted with respect thereto do not at any time encumber any property other than the property financed by such Indebtedness (with respect to Capital Lease Obligations, the Liens granted with respect thereto do not at any time extend to or cover any assets other than the assets subject to such Capital Lease Obligations).

“Qualified Capital Stock” of any Person shall mean any Equity Interests of such Person that are not Disqualified Capital Stock.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Securitization Financing” shall mean any Securitization Facility (and any guarantee of such Securitization Facility), as amended, supplemented, extended, renewed, restated, amended and restated, refunded, refinanced, replaced or otherwise modified from time to time, that meets the following conditions: (i) the Borrowers shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Restricted Subsidiaries; (ii) all sales of Securitization Assets and related assets by any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made at fair market value or otherwise on arms’ length terms (as determined in good faith by the Borrowers); (iii) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Borrowers) and may include Standard Securitization Undertakings; and (iv) the obligations under such Securitization Facility are non-recourse (except for Standard Securitization Undertakings) to any Restricted Subsidiary (other than a Securitization Subsidiary).

“Rate Charges” shall have the meaning assigned to such term in Section 10.14.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivable” shall mean any account receivable, promissory note, chattel paper or instrument.

“Receivables Assets” shall mean (a) any accounts receivable owed to a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof, (b) any bank account into which any accounts receivable owed to a Restricted Subsidiary subject to a Receivables Facility are to be paid and (c) all collateral securing such accounts receivable and bank accounts, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable and bank accounts, all records with respect to such accounts receivable and bank accounts and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring, invoice discounting or similar arrangement and which are sold, conveyed, assigned or otherwise transferred or pledged in connection with a Receivables Facility.

“Receivables Facility” shall mean any of one or more receivables financing facilities (and any guarantee of any such financing facility), as amended, restated, amended and restated, supplemented, extended, renewed, refunded, refinanced, replaced or otherwise modified from time to time, the obligations of which are non-recourse (except for Standard Securitization Undertakings) to the Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which any Restricted Subsidiary sells, directly or indirectly grants a security interest in or otherwise transfers its Receivables Assets to either (i) a Person that is not a Restricted Subsidiary or (ii) a Receivables Subsidiary that in turn funds such purchase by purporting to sell its accounts receivable to a Person that is not a Restricted Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person.

“Receivables Fee” shall mean distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” shall mean (i) any Subsidiary formed for the purpose of facilitating or entering into one or more Receivables Facilities that engages only in activities reasonably related or incidental thereto or (ii) another Person formed for the purposes of engaging in a Receivables Facility in which any Subsidiary makes an Investment and to which any Subsidiary transfers accounts receivable and related assets.

“Recipient” shall mean any Agent, any Lender and any Issuing Bank, as applicable.

“Reference Date” shall have the meaning assigned to such term in the definition of “Cumulative Amount.”

~~“Reference Time” shall mean, with respect to any setting of the then-current Benchmark, (1) if such Benchmark is LIBO Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not LIBO Rate, the time determined by the Administrative Agent in its reasonable discretion.~~

“Refinanced Debt” shall have the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing Amendment” shall mean an amendment to this Agreement in form and substance reasonably satisfactory to the Borrowers executed by each of (a) the Borrowers and (b) each Lender and Additional Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, and, for the avoidance of doubt, no consent, signature or acknowledgment shall be required from the Administrative Agent (except to the extent affecting the rights and duties of, or any fees or other amounts payable to, the Administrative Agent) or any other Secured Party.

“Refinancing Revolving Loan Commitments” shall mean one or more Tranches of Revolving Commitments hereunder that result from a Refinancing Amendment.

“Refinancing Revolving Loans” shall mean one or more Tranches of Revolving Loans that result from a Refinancing Amendment.

“Refinancing Term Commitments” shall mean one or more Tranches of Term Loan Commitments hereunder that result from a Refinancing Amendment.

“Refinancing Term Loans” shall mean one or more Tranches of Term Loans that result from a Refinancing Amendment.

“Register” shall have the meaning assigned to such term in Section 10.04(c).

“Registered Equivalent Notes” shall mean, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantee obligations) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulated Bank” shall mean an Approved Commercial Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a subsidiary, branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation” shall have the meaning assigned to such term in Section 3.23.

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” shall mean the Borrowers’ obligations under Section 2.18(e) to reimburse LC Disbursements once such LC Disbursements have been made.

“Rejection Notice” shall have the meaning assigned to such term in Section 2.10(i).

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, attorneys and representatives of such Person and of such Person’s Affiliates; provided that “Related Parties” shall not include Excluded Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any Hazardous Material into the Environment.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, and (iv) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate” means (i) ~~with respect to any Eurocurrency Borrowing denominated in Dollars, the LIBO Rate~~[reserved], (ii) with respect to any Eurocurrency Borrowing denominated in Euros, the EURIBO Rate or (iii) with respect to any Borrowing denominated in Sterling, the applicable Daily Simple RFR, as applicable.

“Relevant Screen Rate” means (i) ~~with respect to any Eurocurrency Borrowing denominated in Dollars, the LIBO Screen Rate~~[reserved] or (ii) with respect to any Eurocurrency Borrowing denominated in Euros, the EURIBO Screen Rate, as applicable.

“Repricing Event” shall mean, with respect solely to the initial Dollar Term Loans, the initial Euro Term Loans and the initial Sterling Term Loans, respectively, (a) any (i) voluntary prepayment pursuant to Section 2.10(a), (ii) mandatory prepayment pursuant to Section 2.10(d) or (iii) refinancing, in each case, with the proceeds of any broadly syndicated first lien secured term loan facility with a lower Effective Yield than the Effective Yield of any initial Term Loans of like currency and of the applicable Tranche or (b) any amendment, in each case in clauses (a) and (b), the primary purpose of which is to (and which does in fact) reduce the Effective Yield of the initial Term Loans of such applicable Tranche (provided that in each case in clauses (a) and (b), no prepayment premium shall be paid or payable in connection with an IPO, Change of Control, Material Disposition, dividend recapitalization, Transformative Acquisition, transaction that is not otherwise permitted hereunder, upsizing of the Term Loans, implementation of (or failure to implement) any benchmark rate successor provisions or amendments in connection with the same, refinancing of Indebtedness in an aggregate principal amount in excess of $100,000,000, transaction that would, if consummated, constitute any of the foregoing, or any transaction undertaken as a result of the requisite Lenders declining to consent to any proposed amendment).

“Required Debt Terms” shall mean in respect of any Indebtedness, the following requirements: (a) such Indebtedness shall comply with the Inside Maturity Limitation, (b)(i) the borrower(s) in respect of such Indebtedness shall be any Borrower(s) or any Restricted Subsidiary that shall substantially concurrently become a Credit Party pursuant to and in compliance with the terms hereof, and (ii) no Person (in the case of any borrowing under any private equity fund facility of a direct or indirect parent of Holdings, no Subsidiary) shall be a guarantor with respect to such Indebtedness unless such Person (in the case of any borrowing under any private equity fund facility of a direct or indirect parent of Holdings, such Subsidiary) is a Borrower or a Guarantor which shall have previously or substantially concurrently Guaranteed or become a Borrower in respect of the Obligations, (c) if such Indebtedness is secured by the Collateral and in excess of the greater of $50,000,000 and 9.0% of Consolidated EBITDA for the most recently ended Test Period, a Senior Representative acting on behalf of the holders of such Indebtedness has become party to (1) the Intercreditor Agreement and (2) if such Indebtedness is secured on a pari passu basis with the Secured Obligations, the Pari Intercreditor Agreement (provided that, so long as such Senior Representative is joined to the Intercreditor Agreement and/or the Pari Intercreditor Agreement, as applicable, by way of a joinder agreement in substantially the form of the applicable form of joinder agreement attached thereto without any material changes therefrom that are adverse to the interests of the Secured Parties in their capacities as such or to the Intercreditor Agreement and/or the Pari Intercreditor Agreement, as applicable, in connection with such joinder, or such intercreditor agreement or joinder is Otherwise Acceptable, no acknowledgement or counter signature by the Administrative Agent or Collateral Agent shall be required to comply with this clause (c))), and (d) to the extent secured, any such Indebtedness is not secured by assets not constituting Collateral.

“Required Lenders” shall mean Lenders having more than 50% of the sum of all Loans outstanding, LC Exposure and unused Revolving Commitments and Term Loan Commitments; provided that (i) the Loans, LC Exposure and unused Commitments held or deemed held by any Defaulting Lender shall be excluded from both numerator and denominator for purposes of making a determination of Required Lenders; and (ii) for any Required Lenders’ vote, Affiliated Debt Funds may not, in the aggregate, account for more than 49.99% of the amounts included in determining whether Required Lenders have consented to any amendment or wavier. For purposes of this definition, all amounts not denominated in dollars shall be computed based on the Dollar Equivalent thereof in accordance with Section 1.10(d).

“Required Revolving Lenders” shall mean Lenders having more than 50% of all Revolving Commitments or, after the Revolving Commitments have terminated, more than 50% of all Revolving Exposure; provided that the Revolving Commitments or Revolving Exposure held or deemed held by any Defaulting Lender shall be excluded from both numerator and denominator for purposes of making a determination of the Required Revolving Lenders.

“Required Term Lenders” shall mean, at any time, Lenders holding more than 50% of the principal amount of all Term Loans outstanding at such time; provided that the Term Loans held by any Defaulting Lender shall be excluded from both numerator and denominator for purposes of making a determination of whether the Required Term Lenders have consented to any amendment or waiver or determined to take or consent to the taking of any other such action.

“Requirements of Law” shall mean, collectively, all international, foreign, federal, state and local laws (including common law), judgments, decrees, statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, or other requirements of, any Governmental Authority, in each case whether or not having the force of law.

“Resignation Effective Date” shall have the meaning assigned to such term in Section 9.06(a).

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person shall mean any director, manager, executive officer (including, without limitation, the president, any vice president, secretary and assistant secretary), any authorized person or Financial Officer of such Person and any other officer or similar official or authorized Person thereof with responsibility for the administration of the obligations of such person in respect of this Agreement and, solely for purposes of notices given pursuant to Article II, any other director, manager, officer or employee of the applicable Credit Party so designated by any of the foregoing officers or other authorized persons in a notice (including via email) to the Administrative Agent or any other officer or employee of the applicable Credit Party designated in or pursuant to an agreement between the applicable Credit Party and the Administrative Agent.

“Restricted Debt Payment” shall have the meaning assigned to such term in Section 6.09(a).

“Restricted Subsidiary” shall mean each Subsidiary of Holdings (including, for the avoidance of doubt, the Borrowers) other than any Unrestricted Subsidiary.

“Retained Asset Sale Proceeds” shall mean Net Cash Proceeds from asset sales and dispositions and Casualty Events not required to be utilized to make prepayments or to be reinvested pursuant to, in each case, Section 2.10(c) or Section 2.10(e) (in each case, including, without limitation, amounts not in excess of the Asset Sale Threshold or the Casualty Event Threshold, but not including amounts withheld pursuant to Section 2.10(g)).

“Retained Declined Proceeds” shall have the meaning assigned to such term in Section 2.10(i).

“Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of (i) the Business Day immediately preceding the Revolving Maturity Date and (ii) the date of termination of the Revolving Commitments in accordance with the terms hereof.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder up to the amount set forth on Annex A hereto or in an Increase Joinder, or in any Assignment and Assumption pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to Incremental Revolving Loan Commitments or assignments by or to such Lender pursuant to Section 2.16(b), Section 10.02(f) or Section 10.04.

“Revolving Commitment Increase” shall have the meaning assigned to such term in Section 2.20.

“Revolving Credit Facility” shall have the meaning assigned to such term in the recitals hereto.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the Dollar Equivalent of the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the Dollar Equivalent of the aggregate amount at such time of such Lender’s LC Exposure, plus the Dollar Equivalent of the aggregate amount at such time of such Lender’s Swing Line Exposure.

“Revolving Lender” shall mean a Lender with a Revolving Commitment or that holds a Revolving Loan.

“Revolving Loan” shall mean a Loan made by Lenders to a Borrower pursuant to Section 2.01(b), including, unless the context shall otherwise require, any Incremental Revolving Loans made pursuant to Section 2.20 after the Closing Date

“Revolving Maturity Date” shall mean (x) with respect to any Revolving Commitments the maturity date of which has not been extended pursuant to Section 2.21, the date which is five years after the Closing Date or, if such date is not a Business Day, the first Business Day preceding such date and (y) with respect to any Extended Tranche of Revolving

Commitments, the final maturity date specified in the applicable Extension Election accepted by the respective Lender or Lenders.

“RFR” means, for any Obligations consisting of any interest, fees or other amounts denominated in British Pounds Sterling, SONIA.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which banks are closed for general business in London.

“RFR Interest Day” has the meaning assigned to such term in the definition of “Daily Simple RFR”.

“RFR Interest Payment” means, in respect of any RFR Loan, the aggregate amount of interest that is, or is scheduled to become, payable under Section 2.06.

“RFR Loan” means an RFR Revolving Loan and/or RFR Term Loan that bears interest at a rate based on Daily Simple RFR.

“RFR Revolving Borrowing” shall mean a Borrowing comprised of RFR Revolving Loans.

“RFR Revolving Loan” shall mean any Revolving Loan bearing interest at a rate based on Daily Simple RFR in accordance with the provisions of Article II.

“RFR Term Loan” shall mean any Term Loan bearing interest at a rate based on Daily Simple RFR in accordance with the provisions of Article II.

“S&P” shall mean S&P Global Ratings.

“Sale Leaseback Transaction” shall mean any arrangement, directly or indirectly, with any Person whereby Holdings or any of its Restricted Subsidiaries shall sell, transfer or otherwise dispose of any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred; provided that (a) no Event of Default shall have occurred and be continuing or would immediately result therefrom and (b) such Sale Leaseback Transaction is consummated within 180 days of the disposition of such property.

“Sanctions” shall have the meaning assigned to such term in Section 3.20.

“SEC” shall mean the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Administrative Agent” shall mean Alter Domus (US) LLC, in its capacity as administrative agent under the Second Lien Credit Agreement, and its successors and assigns in such capacity.

“Second Lien Collateral Agent” shall mean Alter Domus (US) LLC, in its capacity as collateral agent under the Second Lien Credit Agreement, and its successors and assigns in such capacity.

“Second Lien Credit Agreement” shall mean that certain Second Lien Credit Agreement dated as of the Closing ~~d~~Date ~~hereof~~ among the Borrowers, Holdings, the Subsidiary Guarantors party thereto, the lenders party thereto, the Second Lien Administrative Agent, the Second Lien Collateral Agent and the other agents or parties named therein, as amended, restated, amended and restated, renewed, replaced, refinanced, supplemented or otherwise modified or increased from time to time to the extent not prohibited by this Agreement or the Intercreditor Agreement or any other applicable intercreditor agreement.

“Second Lien Credit Agreement Refinancing Indebtedness” shall mean Credit Agreement Refinancing Indebtedness (as defined in the Second Lien Credit Agreement).

“Second Lien Documents” shall mean the Second Lien Credit Agreement and the other “Loan Documents” (as defined in the Second Lien Credit Agreement).

“Second Lien Fixed Incremental Amount” shall have the meaning given to the term “Fixed Incremental Amount” in the Second Lien Credit Agreement.

“Second Lien Incremental Facility” shall have the meaning given to the term “Incremental Facility” in the Second Lien Credit Agreement.

“Second Lien Incurrence Ratio” shall mean the Incurrence Ratio (as defined in the Second Lien Credit Agreement).

“Second Lien Loans” shall have the meaning assigned to the term “Term Loans” in the Second Lien Credit Agreement.

“Second Lien Obligations” shall have the meaning assigned to the term “Obligations” in the Second Lien Credit Agreement.

“Second Lien Permitted Debt Exchange Notes” shall have the meaning assigned to the term “Permitted Debt Exchange Notes” in the Second Lien Credit Agreement.

“Second Lien Permitted Incremental Equivalent Debt” shall have the meaning assigned to the term “Permitted Incremental Equivalent Debt” in the Second Lien Credit Agreement.

“Second Lien Refinancing Term Loans” shall have the meaning given to the term “Refinancing Term Loans” in the Second Lien Credit Agreement.

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between any Credit Party or any other Restricted Subsidiary and any Cash Management Bank that is designated by Holdings as a “Secured Cash Management Agreement”, including any Approved Existing Cash Management Facilities.

“Secured Hedging Agreement” shall mean (i) any Hedging Agreement that is entered into by and between any Credit Party or any other Restricted Subsidiary and any Hedge Bank and (ii) until the earlier of December 29, 2022 and the date of termination thereof, each of the existing Hedging Agreements identified on Schedule 1.01 hereto, unless such Hedging Agreement is designated by Holdings (with the consent of the applicable Hedge Bank) not to be a “Secured Hedging Agreement”.

“Secured Obligations” shall mean (a) the Obligations and (b) all payment obligations of the Credit Parties and any other Restricted Subsidiary under each Secured Cash Management Agreement and Secured Hedging Agreement entered into with any counterparty that is a Secured Party; provided that, notwithstanding anything to the contrary, the Secured Obligations shall exclude any Excluded Swap Obligations.

“Secured Parties” shall mean, collectively, (a) the Administrative Agent, (b) the Collateral Agent, (c) each other Agent, (d) the Lenders, (e) each Cash Management Bank, (f) each Hedge Bank and (g) each Issuing Bank.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securitization Assets” shall mean (a) any Receivables or related assets and the proceeds thereof, in each case, subject to a Securitization Facility, (b) any bank accounts into which Receivables or related assets and the proceeds thereof, in each case, subject to a Securitization Facility are to be received or deposited, (c) any Securitization Receivable or related assets and the proceeds thereof, in each case, subject to a Securitization Facility and (d) all collateral securing such receivable, bank account or asset, all contracts and contract rights, guaranties or other obligations in respect of such receivable, bank account or assets, lockbox accounts and records with respect to such account, bank account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted), together with accounts or assets in a securitization financing and which in the case of clauses (a), (b) and (c) above are sold, conveyed, assigned or otherwise transferred or pledged in connection with a Qualified Securitization Financing.

“Securitization Facility” shall mean any transaction or series of transactions that may be entered into by any Borrower or any other Restricted Subsidiary pursuant to which such Borrower or such other Restricted Subsidiary may sell, convey or otherwise transfer, or may grant a security interest in, Securitization Assets to either (a) a Person that is not a Borrower or another Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells such Securitization Assets to a Person that is not a Borrower or another Restricted Subsidiary, or may grant a security interest in, any Securitization Assets of a Borrower or any of the Borrowers’ Subsidiaries; provided, for the avoidance of doubt, a Securitization Facility shall also include any securitization marketed by an investment bank acting as a placement agent, underwriter or initial purchaser to one or more institutional investors in a private placement, 144A or SEC-registered offering with respect to which an offering document is provided to investors in advance of pricing the transaction.

“Securitization Fees” shall mean distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Borrower or a Restricted Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Receivable” shall mean a Contract that is included in any schedule of Receivables and all rights to receive all payments of all amounts due and payable thereunder.

“Securitization Repurchase Obligation” shall mean any obligation of a seller (or any guaranty of such obligation) of (i) Receivables Assets under a Receivables Facility to repurchase Receivables Assets or (ii) Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets, in either case, arising as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by, or any other event relating to, the seller or the Receivables Assets or Securitization Assets, as applicable.

“Securitization Subsidiary” shall mean any Subsidiary of Holdings, in each case formed for the purpose of, and that solely engages in, one or more Qualified Securitization Financings and other activities reasonably related thereto or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which any Borrower or any other Restricted Subsidiary makes an Investment and to which such Borrower or such other Restricted Subsidiary transfers Securitization Assets and related assets.

“Security Agreement” shall mean one or more security agreements by and among one or more of the Credit Parties and the Collateral Agent for the benefit of the Secured Parties with respect to Liens granted on the Collateral thereunder as security for the Secured Obligations.

“Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to a Security Agreement (a) on the Closing Date or (b) thereafter pursuant to Section 5.10 and/or Section 5.11 and in each case other than Excluded Property.

“Security Documents” shall mean the Security Agreements, any Mortgages and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Secured Obligations, and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest in or lien on any property as collateral for the Secured Obligations.

“Senior Representative” shall mean, with respect to any series of Permitted Pari Passu Refinancing Debt, Permitted Debt Exchange Notes, Senior Secured Indebtedness, Junior Secured Indebtedness, Permitted Junior Refinancing Debt, Permitted Unsecured Refinancing Debt, Permitted Incremental Equivalent Debt or any other applicable Indebtedness, the trustee, sole lender, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Secured Indebtedness” shall mean senior Indebtedness of the Credit Parties for borrowed money that is secured on a pari passu basis with the Secured Obligations (but without regard to the control of remedies).

“Senior Secured Leverage Ratio” shall mean, at any date of determination, the ratio of (a)(i) Consolidated Total Funded Indebtedness of Holdings and its Restricted Subsidiaries on such date, other than Indebtedness that is subordinated in right of payment to the Obligations, secured on a junior basis to the Second Lien Obligations, or not secured by assets constituting Collateral, minus (ii) Unrestricted Cash of Holdings and its Restricted Subsidiaries on such date, to (b) Consolidated EBITDA for the Test Period then most recently ended.

“SOFR” means~~, with respect to any Business Day,~~ a rate ~~per annum~~ equal to the secured overnight financing rate ~~for such Business Day published~~as administered by the SOFR Administrator ~~on the SOFR Administrator’s Website on the immediately succeeding Business Day~~.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Borrowing” means a Term SOFR Borrowing and/or a Daily SOFR Borrowing, as the context may require.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Interest Payment” means, in respect of any Interest Period for a Daily SOFR Loan, the aggregate amount of interest that is, or is scheduled to become, payable under Section 2.06.

“SOFR Loan” means a Term SOFR Loan and/or a Daily SOFR Loan, as the context may require.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Revolving Loan” means a Revolving Loan that is a SOFR Loan.

“SOFR Term Loan” means a Term Loan that is a SOFR Loan.

“Solera” shall have the meaning assigned to such term in the recitals hereto.

“SONIA” means, with respect to any RFR Business Day, a rate per annum equal to the Sterling Overnight Index Average for such RFR Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Specified Existing Tranche” shall have the meaning assigned to such term in Section 2.21(a).

“Spireon Acquisition” shall mean the “Acquisition” as defined in the 2022 Incremental Amendment.

“Sponsor” shall mean collectively and individually, as the context may require, Vista Equity Partners Management, LLC and its respective Controlled Investment Affiliates.

“Sponsor Investor” shall have the meaning assigned thereto in Section 10.04(b)(v).

“Sponsor Model” shall mean the model delivered to the Administrative Agent on May 19, 2021.

“Spot Rate” shall mean, for any currency, the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by any Restricted Subsidiary that the Borrowers have determined in good faith to be customary in a Securitization Facility or a Receivables Facility, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary or a Receivables Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Standby Letter of Credit” shall mean any standby letter of credit or similar instrument providing for the payment of cash upon the honoring of a presentation thereunder.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted EURIBO Rate, as applicable, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Eurocurrency Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

~~“Statutory Reserves” shall mean for any Interest Period for any applicable Eurocurrency Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Eurocurrency Borrowings shall be deemed to constitute eurocurrency liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.~~

“Sterling Equivalent” shall mean, at any time, (a) with respect to any amount denominated in British Pounds Sterling, such amount and (b) with respect to any amount denominated in any other currency, the equivalent amount thereof in British Pounds Sterling as determined by the Administrative Agent at such time in accordance with Section 1.10 on the basis of the Spot Rate for the purchase of British Pounds Sterling with such currency on the applicable date of determination or as determined by the applicable Issuing Bank in accordance with Section 2.18(e).

“Sterling Term Loan” shall have the meaning assigned to such term in Section 2.01(a).

“Sterling Term Loan Commitment” shall mean, as to each Lender, its obligation to make a Sterling Term Loan to the applicable Borrower pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Annex A under the caption “Sterling Term Loan Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Sterling Term Loan Commitments is £300,000,000.

“Sterling Term Loan Lender” shall mean, at any time, any Lender that has a Sterling Term Loan Commitment or a Sterling Term Loan at such time.

“Structure Memo” shall mean Ernst & Young’s tax structure memorandum with respect to the Transactions delivered by Sponsor’s counsel to the Lead Arrangers’ counsel on May 22, 2021 at or around 5:53 p.m. New York City time.

“Structure Memo Transactions” shall mean all transactions (including, for the avoidance of doubt and without limitation, reorganizations, combinations, mergers, amalgamations, dispositions, liquidations, indebtedness, liens, debt repayments, distributions, investments and/or intercompany loans) described in the Structure Memo.

“Subject Transaction” shall mean any (a) disposition of assets or Equity Interests of any Restricted Subsidiary or of any product line, business unit, line of business or division of any Borrower or any other Restricted Subsidiary for which historical financial statements are available, in each case to the extent otherwise permitted hereunder, (b) Permitted Acquisition, (c) other Investment that is permitted hereunder (including with respect to any business unit, line of business or product line), (d) designation of any Restricted Subsidiary as an Unrestricted Subsidiary, or of any Unrestricted Subsidiary as a Restricted Subsidiary, (e) incurrence of Indebtedness or making of a Dividend or a Restricted Debt Payment, (f) commencement, termination or discontinuance of activities constituting a business unit, line of business or product line, new projects or new contracts, (g) operational change, operating improvement, synergy realization or initiative (including, in each case, to the extent applicable, in connection with the Transactions or any restructuring), increased pricing or volume or (h) IPO Reorganization Transactions, reorganizations, restructurings or consolidations.

“Subordinated Indebtedness” shall mean Indebtedness of any Borrower or any Guarantor that is by its terms subordinated in right of payment to the Obligations of such Borrower and such Guarantor, as applicable.

“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, (i) any Person the accounts of which would be consolidated with those of the parent’s in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent, and (iv) any other Person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless otherwise specified, references to “Subsidiary” or “Subsidiaries” herein shall refer to Subsidiaries of Holdings.

“Subsidiary Guarantor” shall mean each Domestic Subsidiary of Holdings (other than the Borrowers) and, solely at the election of the Borrower Agent in its sole discretion,

any Foreign Subsidiary (other than the Borrowers), in each case, that is, or becomes pursuant to Section 5.10, a party to this Agreement; provided that, notwithstanding anything to the contrary, no Excluded Subsidiary shall be required to be a Subsidiary Guarantor.

“Supported QFC” shall have the meaning assigned to such term in Section 10.21.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Line Commitment” shall mean the commitment of the Swing Line Lender to make loans pursuant to Section 2.17, as the same may be reduced from time to time pursuant to Section 2.07. The aggregate principal amount of the Swing Line Commitment shall be $100,000,000 on the Closing Date, and the Swing Line Commitment shall in no event exceed the Revolving Commitment.

“Swing Line Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swing Line Loans. The Swing Line Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate Swing Line Exposure at such time.

“Swing Line Lender” shall have the meaning assigned to such term in the preamble hereto.

“Swing Line Loan” shall mean any loan made by the Swing Line Lender pursuant to Section 2.17.

“TARGET2” shall mean the Trans European Automated Real time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on 19 November 2007.

“TARGET Day” shall mean any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, reasonably determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in euro.

“Tax Return” shall mean all returns, statements, declarations, filings, attachments and other documents or certifications required to be filed in respect of Taxes, including any amendments thereof.

“Tax Withholdings” shall have the meaning assigned to such term in Section 2.15(a).

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” shall mean a Dollar Term Loan, Sterling Term Loan or a Euro Term Loan made by Lenders to a Borrower pursuant to Section 2.01(a) and shall include, unless the context shall otherwise require, any Incremental Term Loans made pursuant to Section 2.20 after the Closing Date.

“Term Loan Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Loan Commitment” shall mean, with respect to any Lender, (a) its obligation to make its portion of Dollar Term Loans, Sterling Term Loans and/or Euro Term Loans to a Borrower in the amount set forth on Annex A, (b) its 2022 Incremental Term Loan Commitment and/or (c) unless the context shall otherwise require, any Incremental Term Loan Commitments made pursuant to Section 2.20 after the Closing Date. The initial aggregate amount of the Term Loan Commitments in respect of Dollar Term Loans as of the Closing ~~d~~Date ~~hereof~~ is $3,380,000,000, the initial aggregate amount of the Term Loan Commitments in respect of the Euro Term Loans as of the Closing ~~d~~D ate ~~hereof~~ is €1,200,000,000, the initial aggregate amount of the Term Loan Commitments in respect of the Sterling Term Loans as of the Closing ~~d~~Date ~~hereof~~ is £300,000,000, and the initial aggregate amount of the Term Loan Commitments in respect of 2022 Incremental Term Loans as of the 2022 Incremental Amendment Effective Date is $300,000,000.

“Term Loan Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Maturity Date” shall mean (x) with respect to any Term Loans the maturity date of which has not been extended pursuant to Section 2.21, the date which is seven years after the Closing Date or, if such date is not a Business Day, the first Business Day preceding such date, and (y) with respect to any Extended Tranche of Term Loans, the final maturity date specified in the applicable Extension Election accepted by the respective Lender or Lenders.

“Term Loan Repayment Date” shall have the meaning assigned to such term in Section 2.09.

“Term SOFR” shall mean,

(a) for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator, plus (x) in respect of any one month Interest Period, 0.11448%, (y) in respect of any three month Interest Period, 0.26161% and (z) in respect of any six month Interest Period, 0.42826%; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Days is not more than three U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day plus (x) in respect of any one month Interest Period, 0.11448%, (y) in respect of any three month Interest Period, 0.26161% and (z) in respect of any six month Interest Period, 0.42826%; and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator plus 0.11448%; provided, however, that if as of 11:00 a.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three Business Days prior to such ABR Term SOFR Determination Day plus 0.11448%;

provided further, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Borrowing” means a Borrowing comprised of Loans bearing interest at a rate determined by reference to Term SOFR (other than pursuant to clause (c) of the definition of Alternate Base Rate).

“Term SOFR Loan” means any Loan bearing interest at a rate determined by reference to Term SOFR.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Test Period” shall mean, at any time, subject to Section 1.06, the four consecutive fiscal quarters of Holdings then last ended (in each case taken as one accounting period) for which financial statements have been or were required to be delivered pursuant to Section 5.01(a) or (b), or so long as the initial delivery of financial statements pursuant to Section 5.01(a) or (b), as applicable, has occurred prior to such date, at the option of the Borrowers, in the case of any transaction the permissibility of which requires a calculation on a Pro Forma Basis, as of the last day of the most recently ended fiscal quarter prior to such date of determination with respect to which unaudited financial statements (including those prepared for internal purposes) have been provided to the Administrative Agent, which financial statements are reasonably sufficient for determining any applicable compliance (and provided that, for the avoidance of doubt, financial statements in form substantially similar to those delivered in connection with Section 5.01(b) shall be deemed reasonably sufficient for such purposes).

~~“Term SOFR” shall mean, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.~~

“~~Term SOFR Notice~~Third Amendment” shall mean ~~a notification by the~~that certain Third Amendment to Credit Agreement, dated as of the Third Amendment Effective Date, by and among the Borrowers and the Administrative Agent ~~to the Lenders and the Borrower Agent of the occurrence of a Term SOFR Transition Event~~.

“~~Term SOFR Transition Event~~Third Amendment Effective Date” shall mean the ~~determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable has previously occurred resulting in a Benchmark Replacement~~date on which all the conditions precedent set forth in Section 3 of the Third Amendment shall have been satisfied or waived in accordance with ~~Section 2.11 that is not Term SOFR.~~the terms thereof. For the avoidance of doubt, the Third Amendment Effective Date shall be June 28, 2023.

“Total Leverage Ratio” shall mean, at any date of determination, the ratio of (a)(i) Consolidated Total Funded Indebtedness of Holdings and its Restricted Subsidiaries on such date minus (ii) Unrestricted Cash of Holdings and its Restricted Subsidiaries on such date, to (b) Consolidated EBITDA for the Test Period then most recently ended.

“Total Revolving Commitment” shall mean the sum of all Revolving Commitments pursuant to this Agreement. On the Closing date, the Total Revolving Commitment shall be $500,000,000, as set forth in Annex A, as the same may be reduced or increased from time to time in accordance with the terms of this Agreement.

“Tranche” shall mean each tranche of Loans and/or Commitments available hereunder. On the Closing Date there shall be four Tranches, one comprised of Dollar Term Loans, one comprised of Sterling Term Loans, one comprised of Euro Term Loans and one comprised of the Revolving Loans and Revolving Commitments. Notwithstanding any provision herein to the contrary, the Dollar Term Loans made on the Closing Date and the 2022 Incremental Term Loans made on the 2022 Incremental Amendment Effective Date shall be deemed to be, and treated as, part of a single Tranche for all purposes hereunder.

“Transaction Documents” shall mean the Closing Date Acquisition Documents, the Loan Documents, the Second Lien Documents and any agreements or documents relating to the Closing Date Refinancing.

“Transactions” shall mean, collectively, (a) the transactions to occur on or prior to the Closing Date pursuant to the Closing Date Acquisition Documents, the Loan Documents and the Second Lien Documents, (b) the execution, delivery and performance of the Closing Date Acquisition Documents, the Loan Documents and the Second Lien Documents, (c) the

initial Borrowings hereunder and under the Second Lien Documents, (d) the Closing Date Refinancing, (e) the Structure Memo Transactions and (f) the payment of all fees, costs and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.

“Transformative Acquisition” shall mean any acquisition or other Investment or series of acquisitions or other Investments by Holdings or any of its Restricted Subsidiaries that (a) is not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or other Investment, (b) if permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or other Investment, would not provide Holdings and its Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrowers acting in good faith, and/or (c) is for total cash consideration paid greater than or equal to $200,000,000.

“Type” when used in reference to any Loan or Borrowing, shall mean a reference to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurocurrency Rate, Term SOFR, Daily Simple SOFR (if applicable), the Alternate Base Rate or the Daily Simple RFR.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“UCP” shall mean, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undisclosed Administration” shall mean in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction supervision, in each case to the extent applicable law requires that such appointment is not to be publicly disclosed.

“United States” or “U.S.” shall mean the United States of America.

“Unreimbursed Amount” shall have the meaning assigned to such term in Section 2.18(d).

“Unrestricted Cash” shall mean, at any time, the aggregate amount of (i) unrestricted cash and Cash Equivalents held in accounts of Holdings and its Restricted Subsidiaries (whether or not held in an account pledged to the Administrative Agent or Collateral Agent) and (ii) cash and Cash Equivalents restricted in favor of lenders of Indebtedness under credit facilities and/or notes or other debt securities (which shall include any cash and Cash Equivalents securing other Indebtedness secured by a Lien on Collateral along with such credit facilities and/or notes or other debt securities (provided that any such Liens are subordinated to or pari passu with the Liens in favor of the Administrative Agent or Collateral Agent), including any Indebtedness incurred under this Agreement and the other Loan Documents (including Indebtedness incurred pursuant to Section 2.20, Section 2.21, Section 2.22 and Section 2.23 hereof (in each case whether governed by this Agreement or by separate documentation)) or the Second Lien Credit Agreement (including Indebtedness incurred pursuant to Section 2.20, Section 2.21, Section 2.22 and Section 2.23 thereof (in each case whether governed by the Second Lien Credit Agreement or by separate documentation)) and the other Second Lien Documents; provided, further, for the avoidance of doubt, the proceeds of a Cure Contribution shall not be included in this definition of Unrestricted Cash as of the last day of the fiscal quarter with respect to which such Cure Contribution was made for any calculation of the First Lien Leverage Ratio for purposes of determining compliance with the Financial Covenant (but for the avoidance of doubt shall constitute Unrestricted Cash for such purpose with respect to any subsequent fiscal quarter).

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of Holdings that the Borrower Agent designates as an Unrestricted Subsidiary in a notice (including via email) to the Administrative Agent and (b) each Subsidiary of an Unrestricted Subsidiary; provided that in the case of clause (a) above, (i) such designation shall be deemed to be an Investment on the date of such designation in an amount equal to the fair market value of the investment therein (as determined in good faith by the Borrowers) and such designation shall be permitted only to the extent permitted under Section 6.03 on the date of such designation, (ii) no Default or Event of Default shall have occurred and be continuing or would immediately result from such designation after giving pro forma effect thereto (including to the re-designation of Indebtedness and Liens on the assets of such Subsidiary as Indebtedness and Liens on assets of an Unrestricted Subsidiary), (iii) on a Pro Forma Basis, the Total Leverage Ratio as of the Applicable Date of Determination and for the most recently ended Test Period shall be no greater than 6.80 to 1.00 and (iv) the status of any Subsidiary as an Unrestricted Subsidiary shall at all times be the same under this Agreement and any other Indebtedness of Holdings or its Restricted Subsidiaries the outstanding principal amount of which exceeds in the aggregate $70,000,000. The Borrower Agent may, by written notice to the Administrative Agent, re-designate any Unrestricted Subsidiary as a Restricted Subsidiary (which shall constitute a reduction in any outstanding Investment), and thereafter, such Subsidiary shall no longer constitute an Unrestricted Subsidiary, but only if no Default or Event of Default would immediately result from such re-designation (including the re-designation of Indebtedness and Liens on the assets of such Subsidiary as Indebtedness and Liens on assets of a Restricted Subsidiary and the deemed return on any

Investment in such Unrestricted Subsidiary pursuant to clause (ii)). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (x) the incurrence by such Restricted Subsidiary at the time of such designation of any Indebtedness or Liens of such Restricted Subsidiary outstanding at such time (after giving effect to, and taking into account, any payoff or termination of Indebtedness or any release or termination of Liens, in each case, occurring in connection or substantially concurrently therewith) and (y) constitute a return on any Investment by the Borrowers in such Unrestricted Subsidiary in an amount equal to the fair market value (as determined in good faith by the Borrowers) at the date of such prior designation of such Restricted Subsidiary as an Unrestricted Subsidiary. As of the Closing Date, none of the Subsidiaries of Holdings is an Unrestricted Subsidiary, and in no event shall any Borrower become an Unrestricted Subsidiary.

“Unsecured Indebtedness” shall mean unsecured Indebtedness of the Credit Parties and their Restricted Subsidiaries for borrowed money.

“U.S. Credit Party” shall mean any Credit Party that is organized under the laws of the United States, any state thereof or the District of Columbia.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean any person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” shall have the meaning assigned to such term in Section 10.21.

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness or Disqualified Capital Stock that is being modified, refinanced, refunded, renewed, replaced or extended, the effects of any prepayments or amortization made on such Indebtedness or Disqualified Capital Stock prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Wholly Owned Restricted Subsidiary” shall mean a Restricted Subsidiary of Holdings which is a Wholly Owned Subsidiary of Holdings or any Restricted Subsidiary.

“Wholly Owned Subsidiary” shall mean, as to any Person, (a) any corporation 100% of whose Equity Interests (other than directors’ qualifying shares or other nominal issuance in order to comply with local laws) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person have a 100% equity interest at such time.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yield” shall have the meaning assigned to such term in Section 2.20(f).

“Yield Differential” shall have the meaning assigned to such term in Section 2.20(f).

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “~~Eurocurrency Rate~~SOFR Loan”) or by Class and Type (e.g., a “~~Eurocurrency~~SOFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing,” “Borrowing of Term Loans”) or by Type (e.g., a “~~Eurocurrency~~SOFR Borrowing” or a “RFR Borrowing”) or by Class and Type (e.g., a “~~Eurocurrency~~SOFR Revolving Borrowing” or a “RFR Revolving Borrowing”).

Section 1.03 Terms Generally.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (i) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented, varied, assigned, novated, replaced or otherwise modified (subject to any restrictions on such amendments, supplements, variations, assignments, novations, replacements or modifications set forth herein), including, for the avoidance of doubt, any increase or introduction of new loan facilities, increase in margin, extension of the term of the Loans or any other change having a material economic effect on the Indebtedness of any Credit Party, however fundamental, under any such Loan Document, agreement, instrument or other document herein, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein), (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (vii) all references to the knowledge of any Group Member or facts known by any Group Member shall mean actual knowledge of any Responsible Officer of such Person. Any Responsible Officer or Financial Officer executing any Loan Document or any certificate or other document made or delivered pursuant hereto or thereto, so executes or certifies in his/her capacity as a Responsible Officer or Financial Officer, as applicable, on behalf of the applicable Credit Party and not in any individual capacity.

(b) The term “enforceability” and its derivatives when used to describe the enforceability of an agreement shall mean that such agreement is enforceable except as enforceability may be limited by any Debtor Relief Law and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(c) Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.

(d) Any reference herein or in any other Loan Document to an assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company, as if it were an assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any reference herein or in any other Loan Document to a merger, consolidation or amalgamation, or similar term, shall be deemed to apply to the unwinding of any such division or allocation of assets, as though it were a merger, consolidation or amalgamation, or similar term, of separate Persons into one Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 1.04 Accounting Terms; GAAP; Tax Laws. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the Closing ~~d~~Date ~~hereof~~. If at any time any Tax Change (as defined below) would affect the computation of any financial ratio, standard or term set forth in any Loan Document

(or any change in GAAP would affect the computation of any financial ratio, standard or term set forth in any Loan Document but for the operation of the first sentence of this Section 1.04), the Borrower may elect whether to (1) continue to compute such ratio, standard or term in accordance with GAAP without giving effect to such change therein or, in the case of a Tax Change, compute such ratio, standard or term, as if the Applicable Tax Laws given effect hereunder immediately prior to such change therein continued to apply and in the case of a change in GAAP, until so amended, the Borrower Agent may, at its election in its sole discretion, prepare any financial statements to be delivered pursuant to this Agreement in accordance with GAAP without giving effect to such change in GAAP and/or continue to compute any ratio, standard or term without giving effect to such change in GAAP or (2) elect to compute or report such ratio, financial calculation, financial reporting item or requirement in accordance with GAAP and/or the Applicable Tax Laws, as the case may be, as changed; provided that, in the case of this clause (2), if the Required Lenders shall so request in writing, the Administrative Agent and the Borrower Agent shall negotiate in good faith to amend such ratio, standard or term to preserve the original intent thereof in light of such change in GAAP or Tax Change. “Tax Change” shall mean any change in the Applicable Tax Laws that would have the effect of changing the amount of Taxes due and payable by Holdings and its Restricted Subsidiaries for any taxable period, as compared to the amount of Taxes that would have been due and payable by Holdings and its Restricted Subsidiaries for such taxable period under the Applicable Tax Laws as in effect immediately prior to such change; provided, for avoidance of doubt, that the calculation of a change in Taxes due and payable shall take into account all prior changes to the Applicable Tax Laws. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 or FASB ASC 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings or any of its Restricted Subsidiaries at “fair value,” as defined therein and (ii) the financial ratios and related definitions set forth in the Loan Documents shall be computed to exclude the application of Financial Accounting Standards No. 133, 150 or 123(R) or any other financial accounting standard having a similar result or effect (to the extent that the pronouncements in Financial Accounting Standards No. 123(R) or any other financial accounting standard having a similar result or effect result in recording an equity award as a liability on a consolidated balance sheet of Holdings and its Restricted Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity) or, in each case, such applicable equivalent rules, regulations, pronouncements or opinions under GAAP.

Notwithstanding anything to the contrary, the Borrower Agent may elect (the “IFRS Election”), by providing a written notice to the Administrative Agent, in connection with the delivery of financial statements and other information hereunder, to adopt IFRS, as in effect on the first date of the period for which the Borrower Agent is making such election; provided that (a) any such election, once made, shall be irrevocable and (b) from and after the date of any IFRS Election, (i) all financial statements and reports required to be provided after such election pursuant to this Agreement shall be prepared on the basis of IFRS, (ii) all ratios, financial definitions, computations and other determinations based on GAAP contained in this Agreement shall be computed in conformity with IFRS, (iii) all references herein to GAAP shall be deemed to be references to IFRS, (iv) all references to the FASB shall be deemed to be references to the

IASB and (v) accounting terms not defined in Section 1.01 shall have the respective meanings given to them under IFRS; provided that any such term phrased in a manner customary under GAAP shall be interpreted to refer to the equivalent accounting or financial concept under IFRS and, if there is no such equivalent accounting or financial concept, shall be interpreted in a manner that best approximates the effect that such term would have if it were construed in accordance with GAAP as in effect on the Closing ~~d~~Date ~~hereof~~.

Notwithstanding anything to the contrary herein, all financial ratios and tests (including the First Lien Leverage Ratio, the Senior Secured Leverage Ratio, the Total Leverage Ratio, the Consolidated Interest Coverage Ratio and the amount of Consolidated Total Assets, Unrestricted Cash and Consolidated EBITDA) contained in this Agreement other than for purposes of calculating Excess Cash Flow that are calculated with respect to any Test Period during which any Subject Transaction occurs shall be calculated with respect to such Test Period and such Subject Transaction on a Pro Forma Basis. Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of any financial ratio or test (x) any Subject Transaction shall have occurred (including, for the avoidance of doubt, any Subject Transaction whose permissibility is being tested and any substantially concurrent Subject Transactions) or (y) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into Holdings or any of its Restricted Subsidiaries since the beginning of such Test Period shall have consummated any Subject Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred at the beginning of the applicable Test Period (it being understood, for the avoidance of doubt, that solely for purposes of calculating quarterly compliance with Section 6.08, the date of the required calculation shall be the last day of the Test Period, and no Subject Transaction occurring thereafter shall be taken into account).

Other than as provided in Section 1.06, for purposes of determining the permissibility of any action, change, transaction or event that by the terms of the Loan Documents requires a calculation of any financial ratio or test (including the First Lien Leverage Ratio, the Senior Secured Leverage Ratio, the Total Leverage Ratio, the Consolidated Interest Coverage Ratio and the amount of Consolidated EBITDA, Unrestricted Cash and Consolidated Total Assets), (x) such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be and (y) such financial ratio or test shall be calculated (on a Pro Forma Basis if applicable) using the most recent financial statements which have been delivered by the Credit Parties in accordance with Section 5.01(a) or 5.01(b) hereof or, at the option of the Borrower, such other financial statements provided to the Administrative Agent and reasonably sufficient for determining such compliance.

Notwithstanding anything to the contrary herein, to the extent compliance with a financial ratio or test is calculated prior to the date financial statements are first delivered under Section 5.01(a) or (b), such calculation shall use the latest financial statements delivered pursuant to Section 4.01(n).

Notwithstanding anything to the contrary herein, the defined terms “First Lien Leverage Ratio”, “Senior Secured Leverage Ratio”, “Total Leverage Ratio”, “Consolidated Interest Coverage Ratio”, “Consolidated Total Assets”, “Unrestricted Cash” and “Consolidated EBITDA” when used in this Agreement or any other Loan Document shall be deemed to refer to such ratio or amount with respect to the Group Members (including Holdings, including for all purposes of Article VI, notwithstanding anything to the contrary) unless otherwise expressly set forth herein or therein.

Section 1.05 Resolution of Drafting Ambiguities. Each party hereto acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 1.06 Limited Condition Transaction. Notwithstanding anything to the contrary herein, for purposes of (i) measuring the relevant ratios and the component amounts thereof (including the First Lien Leverage Ratio, the Senior Secured Leverage Ratio, the Total Leverage Ratio, the Consolidated Interest Coverage Ratio, Consolidated EBITDA and the amount of cash and Cash Equivalents (including for the purpose of any “netting” calculation on any LCT Test Date) and the Consolidated Interest Expense) and baskets (including baskets measured as a percentage of Consolidated EBITDA or Consolidated Total Assets) with respect to the incurrence of any Indebtedness (including any Incremental Facilities and Permitted Incremental Equivalent Debt but excluding Revolving Loans (provided that, for the avoidance of doubt, the term “Revolving Loans” shall not, for purposes of this sentence, include loans made pursuant to any Additional Revolving Commitment)) or Liens or the making of any Permitted Acquisitions or other Investments, Dividends, Restricted Debt Payments, Asset Sales or other sales or dispositions of assets or fundamental changes or the designation of any Restricted Subsidiaries or Unrestricted Subsidiaries, or (ii) determining compliance with representations and warranties or the occurrence of any Default or Event of Default, in the case of clauses (i) and (ii), in connection with a Limited Condition Transaction, if the Borrowers have made an LCT Election with respect to such Limited Condition Transaction, the date of determination of whether any such action is permitted hereunder (including, in the case of calculating Consolidated EBITDA, the reference date for determining which Test Period shall be the most recently ended Test Period for purposes of making such calculation) shall be deemed to be either (a) the date the definitive agreement(s) for such Limited Condition Transaction are entered into or (b) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (the “City Code”) or similar law or practices in other jurisdictions apply, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer or similar announcement or determination in another jurisdiction subject to laws similar to the City Code in respect of such target company made in compliance with the City Code or similar law or practices in other jurisdictions (a “Public Offer”) (the “LCT Test Date”) (and not, for the avoidance of doubt, the date of consummation of such Limited Condition Transaction), and if, after giving pro forma effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred (with respect to income statement items) at the beginning of, or (with respect to balance sheet items) on the last day of, the most recent Test Period ending prior to the LCT Test Date, the Group Members could have taken such action on the relevant LCT Test Date in compliance with such ratio, basket, representation and warranty, or Default or Event of Default “blocker” such ratio, basket, covenant, or representation and warranty or Default or Event of Default “blocker” shall be deemed to have been complied with (and no Default or Event of Default shall be deemed to have arisen thereafter with respect to such Limited Condition Transaction from any such failure to comply with such ratio, basket, covenant, or representation and warranty). For the avoidance of doubt, if the Borrowers have made an LCT Election and any of the ratios, baskets, covenants, Default or Event of Default “blockers” or representations and warranties for which compliance was determined or tested as of the LCT Test Date would thereafter have failed to have been satisfied as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA, Unrestricted Cash, Consolidated Total Funded Indebtedness or Consolidated Total Assets or otherwise, at or prior to the consummation of the relevant transaction or action, such baskets, ratios, covenants, Default or Event of Default “blockers” or representations and warranties will not be deemed to have failed to have been satisfied as a result of such fluctuations or otherwise. If the Borrower Agent has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement or Public Offer for such Limited Condition Transaction is terminated or expires, or the date for redemption, repurchase, defeasance, satisfaction and discharge or repayment specified in an irrevocable notice for such Limited Condition Transaction expires or passes, in each case without consummation of such Limited Condition Transaction, any such ratio (other than the Financial Covenant under Section 6.08) or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

Notwithstanding the foregoing provisions of this paragraph or any other provision of this Agreement, any unfunded Commitments outstanding at any time in respect of any individual Incremental Facility pursuant to Section 2.20 established to finance a Limited Condition Transaction may be terminated only by the lenders holding more than 50% of the aggregate amount of the Commitments in respect of such Incremental Facility (or by the Administrative Agent acting at the request of such lenders), and not, for the avoidance of doubt, automatically or by the Required Lenders or any other Lenders (or by the Administrative Agent acting at the request of the Required Lenders or any other Lenders).

Section 1.07 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time.

Section 1.08 Deliveries. Notwithstanding anything herein to the contrary, whenever any document, agreement, payment or other item is required by any Loan Document to be delivered, made or completed on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day.

Section 1.09 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

Section 1.10 Currency Generally.

(a) For purposes of determining compliance with Sections 5.17, 6.01, 6.02, 6.03, 6.04, 6.05, 6.06 or 6.09, with respect to any Indebtedness, Liens, Investments, liquidations, dissolutions, mergers, consolidations, Asset Sales or other dispositions, Dividends, affiliate transactions or Restricted Debt Payments in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time Holdings or one of its Restricted Subsidiaries shall (or, solely in connection with a Limited Condition Transaction, shall enter into a contractual obligation to) incur, enter into, make or acquire such Indebtedness, Liens, Investments, liquidations, dissolutions, mergers, consolidations, Asset Sales or other dispositions, Dividends, affiliate transactions or Restricted Debt Payments (so long as, at the time of incurring, entering into, making or acquiring (or, solely in connection with a Limited Condition Transaction, at the time of entering into the contract to incur, enter into, make or acquire) such Indebtedness, Liens, Investments, liquidations, dissolutions, mergers, consolidations, Asset Sales or other dispositions, Dividends, affiliate transactions or Restricted Debt Payments, such transaction was permitted hereunder) and once incurred, entered into, made or acquired (or, solely in connection with a Limited Condition Transaction, contractually obligated to be incurred, entered into, made or acquired), the amount of such Indebtedness, Liens, Investments, liquidations, dissolutions, mergers, consolidations, Asset Sales or other dispositions, Dividends, affiliate transactions or Restricted Debt Payments, shall be always deemed to be at the Dollar amount on such date, regardless of later changes in currency exchange rates.

(b) For purposes of determining compliance under Sections 5.17, 6.02, 6.03, 6.04, 6.05, 6.06 or 6.09, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating net income in Holdings’ annual financial statements delivered pursuant to Section 5.01(a); provided, however, that for the avoidance of doubt, the foregoing shall not be deemed to apply to the determination of any amount of Indebtedness.

(c) For purposes of determining compliance with any restriction on the incurrence of Indebtedness (including as set forth in Section 6.01 and in Article II), the Dollar Equivalent of the principal amount of Indebtedness denominated in a foreign currency shall be calculated, subject to the last sentence of this clause (c), based on either, as elected by the Borrower Agent in its reasonable discretion (x) a rate of exchange chosen by the Borrower Agent (acting reasonably and in good faith) and of which the Borrower Agent has provided notice to the Administrative Agent or (y) the Spot Rate in effect on the date such Indebtedness was incurred, in the case of term debt, or when the definitive documentation with respect thereto is fully executed, delivered and effective, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, except by an amount equal to (x) accrued and/or capitalized and unpaid interest thereon, any fees, premiums, accrued interest associated therewith, plus fees, expenses, commissions, underwriting discounts and expenses incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder which are terminated in connection therewith and (z) additional amounts otherwise permitted to be incurred under Section 6.01, Article II or otherwise. Notwithstanding anything to the contrary herein, for purposes of calculating the Consolidated Interest Coverage Ratio, the First Lien Leverage Ratio, the Senior Secured Leverage Ratio, the Total Leverage Ratio or any other financial ratio required to be calculated herein (or in any Loan Document) (or any component thereof), the exchange rate used for such calculation shall be either, as elected by the Borrower Agent, (x) solely in the case of income statement or cash flow statement items, the weighted average exchange rate (chosen by the Borrower Agent (acting reasonably and in good faith) and of which the Borrower Agent has provided notice to the Administrative Agent) for the applicable Test Period, (y) Spot Rate in effect on the applicable testing date or (z) as determined in a manner consistent with the exchange rate methodology applied in financial statements required to be prepared in accordance with Section 5.01(a) or (b); provided, that in the case of any exchange rate so calculated, such exchange rate shall be adjusted in the Borrower Agent’s reasonable discretion to take into account the effect of any interest rate and/or cross currency derivatives in respect of which Holdings and its Restricted Subsidiaries have entered into.

(d) The Administrative Agent shall determine the Dollar Equivalent of any Borrowing of Revolving Loans denominated in a currency other than Dollars (i) as of the date (A) in the case of any Eurocurrency Borrowing, of the commencement of the initial Interest Period therefor and as of the date of the commencement of each subsequent Interest Period therefor (or in the case of a Swing Line Loan, on the borrowing date applicable thereto), and (B) in the case of any ABR Loan or RFR Loan, the date of the initial Borrowing in respect thereof and on the first Business Day of each month thereafter, in each case using the Spot Rate for such currency in relation to Dollars in effect on the date of determination, and (ii) during the continuance of an Event of Default, as reasonably determined by the Administrative Agent.

(e) The Administrative Agent shall determine the Dollar Equivalent of any Letter of Credit denominated in a currency other than Dollars as of (i) a date on or about the date on which the applicable Issuing Bank receives a request from a Borrower for the issuance of such Letter of Credit, (ii) each subsequent date on which such Letter of Credit shall be renewed or extended or the stated amount of such Letter of Credit shall be increased and (iii)(A) during the continuance of an Event of Default or (B) at any time when no Event of Default shall have occurred and be continuing, on the last day of any calendar month, in each case solely if and as reasonably requested by the Administrative Agent, in each case using the Spot Rate for such currency in relation to Dollars in effect on the date of determination.

(f) Each amount determined pursuant to clause (d) or (e) of this Section shall be the Dollar Equivalent of the applicable Borrowing or Letter of Credit. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. The Administrative Agent shall notify the applicable Borrower and the applicable Lenders of each calculation of the Dollar Equivalent of each Borrowing and Letter of Credit denominated in a currency other than Dollars. “Revaluation Date” shall mean (a) with respect to any Loan denominated in any Available Currency, each of the following: (i) the date of the Borrowing of such Loan and (ii) with respect to any Eurocurrency Rate Loan, each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement; (b) with respect to any Letter of Credit denominated in an Available Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.

(g) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or Borrowing or prepayment of an RFR Loan, or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Rate Loan, RFR Loan or Letter of Credit is denominated in another Available LC Currency, such amount shall be the relevant Dollar Equivalent (rounded to the nearest unit of such currency, with 0.5 of a unit being rounded upward).

Section 1.11 Basket Amounts and Application of Multiple Relevant Provisions. Notwithstanding anything to the contrary, (a) unless specifically stated otherwise herein, any dollar, number, percentage or other amount available under any carve-out, basket, exclusion or exception to any affirmative, negative or other covenant in this Agreement or the other Loan Documents may be accumulated, added, combined, aggregated or used together by any Credit Party and its Subsidiaries without limitation for any purpose not prohibited hereby, and (b) any action or event permitted by this Agreement or the other Loan Documents need not be permitted solely by reference to one provision permitting such action or event but may be permitted in part by one such provision and in part by one or more other provisions of this Agreement and the other Loan Documents. For purposes of determining compliance with Article VI, in the event that any Lien, Investment, liquidation, dissolution, merger, consolidation, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), disposition, Dividend, Affiliate transaction, contractual requirement or prepayment of Indebtedness meets the criteria of one, or more than one, of the “baskets” or categories of transactions then permitted pursuant to any clause or subsection of Article VI, such transaction (or any portion thereof) at any time shall be permitted under one or more of such “baskets” or categories at the time of such transaction or any later time from time to time, in each case, as determined by the Borrowers in their sole discretion at such time and thereafter may be reclassified or divided among such baskets or categories (as if incurred at such later time) by the Borrowers in any manner not expressly prohibited by this Agreement, and such Lien, Investment, liquidation, dissolution, merger, consolidation, Indebtedness, disposition, Dividend, Affiliate transaction, contractual requirement or prepayment of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such “basket” or category of transactions or “baskets” or categories of transactions (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Liens, Investments, liquidations, dissolutions, mergers, consolidations, Indebtedness, dispositions, Dividends, Affiliate transactions, contractual requirements or prepayments of Indebtedness, as applicable, that may be incurred pursuant to any other “basket” or category of transactions; provided that all Indebtedness outstanding under the Loan Documents incurred on the Closing Date will be deemed to be incurred only in reliance on Section 6.01(a) and the Second Lien Obligations incurred on the Closing Date will be deemed to be incurred only in reliance on Section 6.01(c).

For the avoidance of doubt, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the Loan Documents (including, for the avoidance of doubt, the Fixed Incremental Amount (including, for the avoidance of doubt, for purposes of the definition of Maximum Incremental Facilities Amount or for purposes of Section 6.01(u))) under a specific covenant that does not require compliance with a financial ratio or test (including a test based on the Consolidated Interest Coverage Ratio, the First Lien Leverage Ratio, the Senior Secured Leverage Ratio and/or the Total Leverage Ratio) (any such amounts, the “Fixed Amounts”), substantially concurrently with or in the same transaction or series of transactions with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the Loan Documents (including, for the avoidance of doubt, the Incurrence Ratio (including, for the avoidance of doubt, for purposes of the definition of Maximum Incremental Facilities Amount or for purposes of Section 6.01(u))) under the same covenant that requires compliance with a financial ratio or test (including a test based on the Consolidated Interest Coverage Ratio, the First Lien Leverage Ratio, the Senior Secured Leverage Ratio and/or the Total Leverage Ratio) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that (a) the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts within the same covenant (it being understood that any Fixed Amount available under any covenant that is reallocated or otherwise utilized under a different covenant shall, for the avoidance of doubt, also constitute a Fixed Amount under such different covenant to which the Fixed Amount was reallocated to or utilized under) (including, without limitation, disregarding any Consolidated Cash Interest Expense associated with any Fixed Amounts in the calculation of the Consolidated Interest Coverage Ratio), and (b) except as provided in clause (a), pro forma effect shall be given to the entire transaction. In addition, for the avoidance of doubt, any Indebtedness (and associated Liens, subject to the applicable priorities required pursuant to the applicable Incurrence-Based Amounts), Investments, liquidations, dissolutions, mergers, consolidations, Dividends, any prepayments of Indebtedness or other transactions permitted hereunder (or, in each case, any portion thereof) incurred or otherwise effected in reliance on Fixed Amounts shall be automatically and immediately reclassified at any time, unless the Borrowers otherwise elect from time to time, as incurred under the applicable Incurrence-Based Amounts if the Borrowers subsequently meet the applicable ratio for such Incurrence-Based Amounts on a Pro Forma Basis.

Section 1.12 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any LC Request or other letter of credit application related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such times.

Section 1.13 Cashless Rollover. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with an Incremental Facility, Credit Agreement Refinancing Indebtedness or loans or notes incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars” (or in any other currency), “in immediately available funds”, “in cash” or any other similar requirement.

Section 1.14 Change in Currency. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with Holdings’ consent in its sole discretion to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

Section 1.15 Interest Rates~~Interest Rates; LIBOR Notification~~. The interest rate on a Loan denominated in Dollars or any other Available Currency may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. ~~The London interbank offered rate (“LIBOR”) is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, the U.K. Financial Conduct Authority (“FCA”) publicly announced, among other things, that: (a) immediately after December 31, 2021, publication of the overnight, 1-week, 2-month and 12-month British Pound Sterling LIBOR settings, and the 1-week and 2-month Dollar LIBOR settings will permanently cease; immediately after June 30, 2023, publication of the overnight and 12-month Dollar LIBOR settings will permanently cease; immediately after December 31, 2021, the 1-month, 3-month and 6-month British Pound Sterling LIBOR settings will cease to be provided or, subject to consultation by the FCA, be provided on a changed methodology (or “synthetic”) basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored; and immediately after June 30, 2023, the 1-month, 3-month and 6-month Dollar LIBOR settings will cease to be provided or, subject to the FCA’s consideration of the case, be provided on a synthetic basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored. There is no assurance that dates announced by the FCA will not change or that the administrator of LIBOR and/or regulators will not take further action that could impact the availability, composition, or characteristics of LIBOR or the currencies and/or tenors for which LIBOR is published. Each party to this agreement should consult its own advisors to stay informed of any such developments. Public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR.~~ Upon the occurrence of a Benchmark Transition Event~~, a Term SOFR Transition Event or an Early Opt-in Election~~, Section 2.11(b) and (c) provide a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower Agent, pursuant to Section 2.11(e), of any change to the reference rate upon which the interest rate on Eurocurrency Rate Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, in each case other than to the extent arising out of the Administrative Agent’s gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment, the administration, submission, performance or any other matter related to the Daily Simple RFR, ~~LIBOR~~SOFR or other rates in the definitions of “~~LIBO Rate”~~Term

SOFR” or “Daily Simple SOFR” (or “EURIBO Rate”) or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.11(b) or (c), whether upon the occurrence of a Benchmark Transition Event, ~~a Term SOFR Transition Event or an Early Opt-in Election,~~ and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.11(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the Daily Simple RFR, ~~the LIBO Rate~~Term SOFR, Daily Simple SOFR (or the EURIBO Rate) or have the same volume or liquidity as did the ~~London~~applicable interbank offered rate (or the euro interbank offered rate, as applicable) prior to its discontinuance or unavailability.

ARTICLE II

THE CREDITS

Section 2.01 Commitments. Subject to the terms and conditions herein set forth, each Lender agrees, severally and not jointly:

(a) Term Loans. (i) In the case of each Dollar Term Loan Lender, to make (x) a single Term Loan denominated in Dollars to the Initial Borrower on the Closing Date in the principal amount of its Dollar Term Loan Commitment set forth on Annex A hereto and (y) a single 2022 Incremental Term Loan to the Initial Borrower on the 2022 Incremental Amendment Effective Date in the principal amount of its 2022 Incremental Term Loan Commitment in accordance with the 2022 Incremental Amendment (each such Term Loan, a “Dollar Term Loan”), (ii) in the case of each Sterling Term Loan Lender, to make a single Term Loan denominated in British Pounds Sterling (such Term Loan a “Sterling Term Loan”) to the Initial Borrower on the Closing Date in the principal amount of its Sterling Term Loan Commitment and (iii) in the case of each Euro Term Loan Lender, to make a single Term Loan denominated in Euro (such Term Loan, a “Euro Term Loan”) to the Initial Borrower on the Closing Date in the principal amount of its Euro Term Loan Commitment~~.~~; and

(b) Revolving Loans. To make Revolving Loans in any Available Currency to the Borrowers at any time and from time to time on or after the Closing Date until the earlier of the Revolving Maturity Date and the termination of the Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment; provided that no Revolving Loans may be drawn on the Closing Date except for Permitted Closing Date Revolving Advances.

Amounts paid or prepaid in respect of Term Loans may not be reborrowed. Within the limits set forth in clause (b) above and subject to the terms, conditions and limitations set forth herein, the Borrowers may borrow, pay or prepay and reborrow Revolving Loans.

Section 2.02 Loans.

(a) Each Loan (other than Swing Line Loans) shall be made as part of a Borrowing consisting of Loans made by the applicable Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make its Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.18(e)(ii) and Swing Line Loans, (x) ABR Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $100,000 or €100,000, as applicable or such other amount as the Borrowers and the Administrative Agent shall reasonably agree, and not less than the Minimum Borrowing Amount or (ii) equal to the remaining available balance of the applicable Commitments and (y) the Eurocurrency Rate Loans, SOFR Loans or RFR Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $100,000, €100,000 or £100,000, as applicable (or, in respect of an Eurocurrency Rate Loans or RFR Loans in any other Available Currency, 100,000 units of such Available Currency) or such other amount as the Borrowers and the Administrative Agent shall reasonably agree, and not less than the Minimum Borrowing Amount or (ii) equal to the remaining available balance of the applicable Commitments.

(b) Subject to Sections 2.11 and 2.12, each Borrowing (i) denominated in Dollars ~~or~~shall be comprised entirely of ABR Loans or Term SOFR Loans (or, in the event that the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator pursuant to the definition of “Term SOFR” (after application of the last sentence of clause (a) of such definition) and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, at the option of the Borrower Agent, Daily SOFR Loans), (ii) denominated in Euros shall be comprised entirely of ABR Loans or Eurocurrency Rate Loans, (iii) denominated in British Pounds Sterling shall be comprised entirely of RFR Loans and (~~iii~~iv ) denominated in any Available Currency (other than Dollars, Euros and British Pounds Sterling) shall be comprised entirely of Eurocurrency Rate Loans (unless otherwise agreed between the Borrower and the Agent), in each case, as the Borrower Agent may request pursuant to Section 2.03. Each Lender may, at its option, make any Eurocurrency Rate Loan, SOFR Loan or RFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement. More than one Borrowing may be incurred on any day, but at no time shall there be outstanding more than, in the case of Loans maintained as Eurocurrency Rate Loans, SOFR Loans or RFR Loans, fifteen Borrowings of such Loans in the aggregate, plus up to three additional Borrowings in respect of each Incremental Facility (plus such greater number as may be reasonably acceptable to the Administrative Agent). For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except with respect to Loans deemed made pursuant to Section 2.18(e)(ii), Swing Line Loans and Loans made on the Closing Date, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account as the Administrative Agent may designate not later than 1:00 p.m. New York City time, and following receipt of all funds expected to be received, the Administrative Agent shall promptly credit the amounts so received to an account as directed by the Borrower Agent in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders. The Swing Line Lender shall make each Swing Line Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds not later than 3:00 p.m. New York City time in the manner specified in Section 2.17(b).

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date (in the case of any Eurocurrency Borrowing or SOFR Borrowing), and at least two hours prior to the time (in the case of any ABR Borrowing or RFR Loan), of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent at the time of such Borrowing in accordance with clause (c) above, and the Administrative Agent may, in its sole discretion, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrowers (but, with respect to the Borrowers, solely to the extent such Lender does not pay such amount (and in which case the Borrowers shall be subrogated to the right of the Administrative Agent to receive any such amount from such Lender)) severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrowers, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Notwithstanding the foregoing, any such payment by a Borrower shall not relieve such Lender of its obligations to make such payment, and if such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for the purposes of this Agreement, and the Borrowers’ obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease (and, if a Borrower shall previously have made such payment, the Administrative Agent shall return such amount to such Borrower).

(e) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date or the Term Loan Maturity Date, as applicable.

Section 2.03 Borrowing Procedure. To request a Revolving Borrowing or Term Loan Borrowing, the Borrower Agent shall deliver, by hand delivery, facsimile or email (or by telephone confirmed promptly in writing by facsimile or other electronic transmission if arrangements for doing so have been approved in writing (including via email) by the Administrative Agent), a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of a Eurocurrency Borrowing, not later than 2:00 p.m., New York City time three Business Days before the date of the proposed Borrowing (or such later time as may be reasonably acceptable to the Administrative Agent) ~~(or, in the case of Eurocurrency Borrowings that are Term Loan Borrowings to be made on the Closing Date, not later than 2:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing)~~, (ii) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time on the Business Day prior to the proposed Borrowing (or such later time as may be reasonably acceptable to the Administrative Agent) ~~or~~, (iii) in the case of an RFR Loan, not later than 12:00 noon, New York City time two Business Days prior to the proposed Borrowing (or such later time as may be reasonably acceptable to the Administrative Agent), (iv) in the case of a Term SOFR Borrowing, not later than 2:00 p.m., New York City time three U.S. Government Securities Business Days before the date of the proposed Borrowing (or such later time as may be reasonably acceptable to the Administrative Agent) or (v) in the case of a Daily SOFR Borrowing, not later than 11:00 a.m., New York City time three U.S. Government Securities Business Day before the date of the proposed Borrowing (or such later time as may be reasonably acceptable to the Administrative Agent). Each Borrowing Request shall be irrevocable (subject to the last paragraph of this Section 2.03) (provided that such Borrowing Request may be conditioned upon the occurrence of any event specified therein) and shall specify the following information in compliance with Section 2.02:

(a) whether the requested Borrowing is to be a Borrowing of Revolving Loans or Term Loans;

(b) the aggregate amount of such Borrowing;

(c) the date of such Borrowing, which shall be a Business Day;

(d) whether such Borrowing is to be an ABR Borrowing, a Eurocurrency Borrowing, a Term SOFR Borrowing or, in the event that the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator pursuant to the definition of “Term SOFR” (after application of the last sentence of clause (a) of such definition) and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, at the option of the Borrower Agent, Daily SOFR Borrowing or an RFR Loan; provided that any such Borrowing in an Available Currency (other than Dollars, Euros and British Pounds Sterling) shall be a Eurocurrency Borrowing (unless otherwise agreed between the Borrowers and the Administrative Agent);

(e) in the case of a Eurocurrency Borrowing or a SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(f) the location and number of the account to which funds are to be disbursed;

(g) whether such Borrowing is to be denominated in Dollars or any other Available Currency;

(h) the identity of the Borrower or Borrowers requesting such Borrowing; and

(i) with respect to each Credit Extension, that the conditions set forth in Section 4.02(b) and Section 4.02(c) will be satisfied or waived as of the date the requested Borrowing is made.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Eurocurrency Borrowing or a Term SOFR Borrowing, as applicable, with an Interest Period of one month’s duration or, if such Borrowing is denominated in British Pounds Sterling, an RFR Loan with a one-month Interest Payment Date. If a Borrower requests a Eurocurrency Borrowing or a SOFR Borrowing but fails to specify an Interest Period, such Borrower will be deemed to have specified an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

The Borrowing Request in respect of any Loans on the Closing Date or in connection with any Permitted Acquisition or other permitted Investment, or any Incremental Facility, Extension Amendment or Credit Agreement Refinancing Indebtedness, in each case after the Closing Date, may be rescinded or revised to change the requested date for the making of the Loans contemplated thereby, by the applicable Borrower (or the other applicable borrower thereof) upon written notice to the Administrative Agent on or prior to 10:00 a.m. New York City time on the date of the proposed Borrowing (or such later time as the Administrative Agent may approve in its sole discretion).

Section 2.04 Evidence of Debt; Repayment of Loans.

(a) Promise to Repay. Each Borrower unconditionally promises to pay to the Administrative Agent (i) for the account of each Term Loan Lender, the principal amount of each Term Loan of such Term Loan Lender as provided in Section 2.09, (ii) for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan of such Revolving Lender on the Revolving Maturity Date, and (iii) for the account of the Swing Line Lender, the then unpaid principal amount of each Swing Line Loan on the earlier of the Revolving Maturity Date and the date that is ten Business Days after such Swing Line Loan is made.

(b) Lender and Administrative Agent Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain accounts in which it will record (i) the currency and amount of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms. In the event of any conflict between the records maintained by any Lender and the records of the Administrative Agent in respect of such matters, the records of the Administrative Agent shall control in the absence of manifest error.

(c) Promissory Notes. Any Lender by written notice to the Borrower Agent (with a copy to the Administrative Agent) may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender or its registered assigns in the form of Exhibit H-1, H-2, or H-3, as the case may be. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein or its registered assigns.

Section 2.05 Fees.

(a) Commitment Fee. Each Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender (subject to Section 2.19, in the case of a Defaulting Lender) a commitment fee (a “Commitment Fee”) in Dollars equal to the applicable percentage set forth in the definition of “Applicable Margin” per annum on the actual daily unused amount of the Revolving Commitment of such Revolving Lender (with Swing Line Exposure of any such Revolving Lender being deemed not to be utilization for such purpose and LC Exposure of any such Revolving Lender being deemed to utilize Revolving Commitments on a Dollar-for-Dollar basis) during the period from and including the Closing Date to but excluding the date on which such Revolving Commitment terminates. Accrued Commitment Fees shall be payable in arrears (A) on the last Business Day of each March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (B) on the date on which such Commitment terminates. Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Commitment Fees with respect to Revolving Commitments, a Revolving Commitment of a Revolving Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Revolving Lender; provided that for the purpose of calculations and payments pursuant to this Section 2.05, the Revolving Commitment of each Defaulting Lender shall be deemed equal to $0.

(b) Administrative Agent Fees. The Borrowers agree to pay to the Administrative Agent, for its own account, the administrative fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent (the “Administrative Agent Fee”).

(c) LC Participation Fees. The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Lender a participation fee (“LC Participation Fee”) in Dollars, with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Margin from time to time for LC Participation Fees on the actual daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure. Accrued LC Participation Fees shall be payable in arrears (i) on the last Business Day of each March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (ii) on the date on which the Revolving Commitments terminate (or, if later, when the Lenders’ obligations (in their capacities as such) in respect of all Letters of Credit have been terminated). Any such fees accruing after the date on which the Revolving Commitments terminate shall be payable promptly on written demand. All LC Participation Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.12.

(d) Fronting Fees. The Borrowers agree to pay directly to the applicable Issuing Bank a fronting fee (“Fronting Fee”) in Dollars, which shall accrue at 0.125% on the average daily amount of the LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s reasonable customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued Fronting Fees shall be payable in arrears (i) on the last Business Day of each March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (ii) on the date on which the Revolving Commitments terminate (or, if later, when all Letters of Credit of such Issuing Bank have been terminated). Any such fees accruing after the date on which the Revolving Commitments terminate shall be payable promptly on written demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 15 Business Days after written demand therefor. All Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.12.

(e) Fee Letters. Without duplication of any other fees set forth in this Section 2.05, each Borrower agrees to pay the fees set forth in the Fee Letters at the times and in the manner set forth therein.

(f) All Fees shall be paid on the dates due, in Dollars, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the applicable Lenders, except that the Borrowers shall pay the Fronting Fees directly to the Issuing Bank. Except as otherwise provided in the Fee Letters, once paid when due and payable, none of the Fees shall be refundable under any circumstances.

Section 2.06 Interest on Loans.

(a) ABR Loans. Subject to the provisions of Section 2.06(d), the Loans comprising each ABR Borrowing, including each Dollar-denominated Swing Line Loan and each Euro-denominated Swing Line Loan, shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b) Eurocurrency Rate/SOFR Loans. Subject to the provisions of Section 2.06(d), (i) the Loans comprising each Eurocurrency Borrowing shall bear interest at a rate per annum equal to the Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time~~.~~, (ii) the Loans comprising each Term SOFR Borrowing shall bear interest at a rate per annum equal to Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time, and (iii) the

Loans comprising each Daily SOFR Borrowing shall bear interest at a rate per annum equal to Daily Simple SOFR for each day within such Interest Period plus the Applicable Margin.

(c) RFR Loans. Subject to the provisions of Section 2.06(d), RFR Loans, including each British Pounds Sterling-denominated Swing Line Loan, shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Daily Simple RFR for each day within such period plus the Applicable Margin.

(d) Default Rate. Notwithstanding the foregoing, upon the occurrence and during the existence of an Event of Default under Sections 8.01(a) or (b), the overdue principal amount of the outstanding Loans shall bear interest, at a per annum rate equal to 2.00% plus the rate otherwise applicable to such Loan as provided in Section 2.06(a), Section 2.06(b) or Section 2.06(c) (in any such case, the “Default Rate”).

(e) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) additional interest accrued pursuant to Section 2.06(d) shall be payable on written demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan without a permanent reduction in Revolving Commitments or Swing Line Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment ~~and~~, (iii) in the event of any conversion of any Eurocurrency Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion~~.~~ and (iv) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion, provided that the Administrative Agent shall receive 3 Business Days’ notice prior to a conversion to any Term SOFR Loan.

(f) Interest Calculation. All interest hereunder computed by reference to ~~the LIBO Rate~~Term SOFR or the EURIBO Rate hereunder shall be computed on the basis of a year of 360 days. Interest computed by reference to the Daily Simple RFR with respect to Sterling or the Alternate Base Rate at times when the Alternate Base Rate is based on the Base Rate or Daily Simple SOFR shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case ~~interest~~ shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Alternate Base Rate, ~~Adjusted LIBO Rate, LIBO Rate,~~Term SOFR or Daily Simple SOFR, Adjusted EURIBO Rate, EURIBO Rate or Daily Simple RFR shall be determined by the Administrative Agent and such determination shall be deemed presumptively correct absent manifest error. For the avoidance of doubt, interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid within the time periods specified herein.

(g) Notification of Interest Rate. The Administrative Agent shall promptly notify the applicable Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The Administrative Agent shall promptly upon the amount of any SOFR Interest Payment becoming determinable notify (such notification to be made no later than three Business Days prior to the due date for such SOFR Interest Payment) the applicable Borrower of the amount of that SOFR Interest Payment and of each applicable rate of interest and the amount of interest for each day relating to the determination of that SOFR Interest Payment (including a breakdown of such rate and amount of interest as between the Applicable Margin and the Daily Simple SOFR for such date). The Administrative Agent shall promptly upon the amount of any RFR Interest Payment becoming determinable notify (i) (such notification to be made no later than three applicable RFR Business Days prior to the due date for such RFR Interest Payment) the relevant Borrower of the amount of that RFR Interest Payment; (ii) each relevant Lender of the proportion of that RFR Interest Payment which relates to that Lender’s pro rata share of the relevant RFR Loan; and (iii) the relevant Lenders and the relevant Borrower of each applicable rate of interest and the amount of interest for each day relating to the determination of that RFR Interest Payment (including a breakdown of such rate and amount of interest as between the Applicable Margin and the Daily Simple RFR for such date and any other information that the relevant Borrower may reasonably request in relation to the calculation of such rate and amount or the determination of that RFR Interest Payment). At any time that ABR Loans are outstanding, the Administrative Agent shall notify the applicable Borrower and the Lenders of any change in the Base Rate used in determining the Alternate Base Rate promptly following the announcement of such change.

Section 2.07 Termination and Reduction of Commitments.

(a) Termination of Commitments. The Term Loan Commitments shall automatically terminate upon the funding of such Commitments on the Closing Date or the 2022 Incremental Amendment Effective Date, as applicable. The Revolving Commitments, the Swing Line Commitments and the LC Commitment shall automatically terminate on the Revolving Maturity Date.

(b) Optional Terminations and Reductions. At their option, the Borrowers may at any time terminate, or from time to time, without premium or penalty (except as provided in Section 2.13 with respect to any concurrent prepayment of Revolving Loans), permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $100,000, €100,000 or £100,000, as applicable (or, in respect of Eurocurrency Rate Loans in any other Available Currency, 100,000 units of such Available Currency) or such other amount as the Borrowers and the Administrative Agent shall reasonably agree and not less than $250,000, €250,000 or £250,000, as applicable (or, in respect of Eurocurrency Rate Loans in any other Available Currency, 250,000 units of such Available Currency) or such other amount as the Borrowers and the Administrative Agent shall reasonably agree and (ii) the Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the aggregate amount of Revolving Exposures would exceed the aggregate amount of Revolving Commitments.

(c) Borrower Notice. The Borrower Agent shall notify the Administrative Agent in writing in substantially the form attached as Exhibit C-2, of any election to terminate or reduce the Commitments under Section 2.07(b) by 12:00 p.m. New York City time at least one Business Day (or, (i) in the case of a prepayment of Eurocurrency Rate Loans, or Term SOFR

Loans three U.S. Government Securities Business Days or (ii) in the case of a prepayment of RFR Loans or Daily SOFR Loans, two Business Days) (or in each case such shorter period as the Administrative Agent may agree in its sole discretion) prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower Agent pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower Agent may state that such notice is conditioned upon the effectiveness of any other credit facilities or the closing of any securities offering, or the occurrence of any other event specified therein, in which case such notice may be revoked by the Borrower Agent (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied and, for the avoidance of doubt, such notices may be updated after their initial delivery (including, without limitation, to delay the date of such termination or reduction) with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed). With respect to the effectiveness of any such other credit facilities or the closing of any such securities offering, the Borrower Agent may extend the date of termination at any time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), and with respect to the occurrence of any such other event, the Borrower Agent may extend the date of termination at any time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed). Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.08 Interest Elections.

(a) Generally. Each Revolving Borrowing and Term Loan Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing or SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Agent may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing or a SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. The Borrower Agent may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.08 shall not apply to Borrowings consisting exclusively of Swing Line Loans, which may not be converted or continued.

(b) Interest Election Notice. To make an election pursuant to this Section, the Borrower Agent shall deliver, by hand delivery, facsimile or email (or by telephone, confirmed promptly in writing by facsimile or email) or other electronic transmission if arrangements for doing so have been approved in writing (including via email) by the Administrative Agent, a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if the Borrower Agent were requesting a Revolving Borrowing or Term Loan Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable. Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below, as applicable, shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing ~~or~~, a Eurocurrency Borrowing~~; and~~ or a Term SOFR Borrowing, or in the event that the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator pursuant to the definition of “Term SOFR” (after application of the last sentence of clause (a) of such definition) and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, at the option of the Borrower Agent, Daily SOFR Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing or a SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing or a SOFR Borrowing, but does not specify an Interest Period, then the Borrower Agent shall be deemed to have selected an Interest Period of one month’s duration.

Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(c) Automatic Continuation/Conversion. If an Interest Election Request with respect to a Eurocurrency Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid or prepaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurocurrency Borrowing, with an Interest Period of one month’s duration. If an Interest Election Request with respect to a SOFR Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid or prepaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a SOFR Borrowing with an Interest Period of one month’s duration. Notwithstanding any provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to the Borrower Agent, that (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing, ~~and~~ (ii) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing, (iii) unless repaid or prepaid, each Eurocurrency Borrowing shall be (A) if denominated in ~~Dollars or~~ Euros, converted to an ABR Borrowing at the end of the Interest Period applicable thereto, or (B) if denominated in any other Available Currency (other than

Dollars or Euros), subject to an alternate rate mutually acceptable to the Borrower Agent and the Administrative Agent or, at the Borrowers’ option, such Loans shall be converted into Dollar-denominated Loans and then be made as ABR Loans on the last day of the then-current Interest Period; provided, that if a mutually, reasonably acceptable alternate rate is not established and the Borrowers do not elect to convert the Loans to Dollar-denominated Loans, such Loans will be automatically converted to Dollar-denominated Loans, in the case of this clause (B), and be made as ABR Loans on the first day of the applicable Interest Period and (iv) unless repaid or prepaid, each SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto (or immediately with respect to a Daily SOFR Borrowing).

Section 2.09 Amortization of Term Loan Borrowings. The Borrowers shall pay to the Administrative Agent, (x) for the ratable account of the Dollar Term Loan Lenders, on the last Business Day of March, June, September and December, commencing with the last Business Day of December 2021 (each such date, a “Term Loan Repayment Date”), an amount equal to (i) one quarter of one percent (0.25%) of the original principal amount of such Dollar Term Loans made on the Closing Date and (ii) commencing only with the last Business Day of March 2022, 0.2506266% of the original principal amount of such Dollar Term Loans made on the 2022 Incremental Amendment Effective Date, (y) for the ratable account of the Sterling Term Loan Lenders, on each Term Loan Repayment Date, an amount equal to one quarter of one percent (0.25%) of the original principal amount of such Sterling Term Loans made on the Closing Date and (z) for the ratable account of the Euro Term Loan Lenders, on each Term Loan Repayment Date, an amount equal to one quarter of one percent (0.25%) of the original principal amount of such Euro Term Loans made on the Closing Date, in each case, as adjusted from time to time pursuant to Section 2.10(h), as reduced by the principal amount of Loans contributed or assigned to Holdings or any of its Restricted Subsidiaries pursuant to Section 10.04(b)(vi) or (viii), and as adjusted in connection with the making of any Incremental Term Loans pursuant to Section 2.20 hereof, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment. To the extent not previously paid, all Term Loans made on the Closing Date shall be due and payable by the Borrowers on the Term Loan Maturity Date.

Section 2.10 Optional and Mandatory Prepayments of Loans.

(a) Optional Prepayments. The Borrowers shall have the right at any time and from time to time to prepay Revolving Loans and Term Loans, without premium or penalty (except as and to the extent provided in Section 2.10(j) or Section 2.13), subject to the requirements of this Section 2.10; provided that (i) each prepayment of Eurocurrency Rate Loans, SOFR Loans or RFR Loans shall be in an aggregate principal amount that is an integral multiple of $100,000, €100,000 or £100,000, as applicable (or, in respect of an Eurocurrency Rate Loans or RFR Loans in any other Available Currency, 100,000 units of such Available Currency) or such other amount as the Borrowers and the Administrative Agent shall reasonably agree, and not less than $250,000, €250,000 or £250,000, as applicable (or, in respect of an Eurocurrency Rate Loans or RFR Loans in any other Available Currency, 250,000 units of such Available Currency) or such other amount as the Borrowers and the Administrative Agent shall reasonably agree, or, if less, the entire principal amount thereof then outstanding and (ii) each prepayment of ABR Loans shall be in an aggregate principal amount that is an integral multiple of $100,000 or €100,000, as applicable (or, in respect of an Eurocurrency Rate Loans in any other Available Currency, 100,000 units of such Available Currency) or such other amount as the Borrowers and the Administrative Agent shall reasonably agree and not less than $250,000 or €250,000, as applicable (or, in respect of Eurocurrency Rate Loans in any other Available Currency, 250,000 units of such Available Currency) or such other amount as the Borrowers and the Administrative Agent shall reasonably agree or, if less, the entire principal amount thereof then outstanding.

(b) Revolving Loan Prepayments.

(i) In the event of the termination of all of the Revolving Commitments in accordance with the terms hereof, the Borrowers shall, on the date of such termination, repay or prepay all of the outstanding Revolving Borrowings and Swing Line Loans and, at the Borrowers’ option, (x) cash collateralize all outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), (y) backstop all outstanding Letters of Credit with one or more back to back letters of credit in a manner reasonably acceptable to the applicable Issuing Bank or (z) roll all outstanding Letters of Credit into another credit facility to the sole satisfaction of the applicable Issuing Bank.

(ii) In the event of any partial reduction of the Revolving Commitments in accordance with the terms hereof, then (x) on or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrower Agent and the Revolving Lenders of the sum of the Revolving Exposures after giving effect thereto and (y) if the sum of the Revolving Exposures would exceed the aggregate amount of Revolving Commitments after giving effect to such reduction, then the Borrowers shall, on the date of such reduction, first, repay or prepay Swing Line Loans, second, repay or prepay Revolving Borrowings and third, at the Borrowers’ option, (1) cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), (2) backstop outstanding Letters of Credit with one or more back to back letters of credit in a manner reasonably acceptable to the applicable Issuing Bank or (3) roll outstanding Letters of Credit into another credit facility to the sole satisfaction of the applicable Issuing Bank, in an aggregate amount sufficient to eliminate such excess.

(iii) In the event that the sum of all Lenders’ Revolving Exposures exceeds the Revolving Commitments then in effect (if solely due to fluctuations in currency exchange rates, 103% of the Revolving Commitments then in effect, for two consecutive Business Days), the Borrowers shall, without notice or demand, immediately first, repay or prepay Swing Line Loans, second, repay or prepay Revolving Borrowings, and third, at the Borrowers’ option, (1) cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), (2) backstop outstanding Letters of Credit with one or more back to back letters of credit in a manner reasonably acceptable to the applicable Issuing Bank or (3) roll outstanding Letters of Credit into another credit facility to the sole satisfaction of the applicable Issuing Bank, in an aggregate amount sufficient to eliminate such excess.

(iv) In the event that at any time the aggregate LC Exposure exceeds the LC Sublimit then in effect, the Borrowers shall, without notice or demand,

immediately, at the Borrowers’ option, (1) cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), (2) backstop outstanding Letters of Credit with one or more back to back letters of credit in a manner reasonably acceptable to the applicable Issuing Bank or (3) roll outstanding Letters of Credit into another credit facility to the sole satisfaction of the applicable Issuing Bank, in an aggregate amount sufficient to eliminate such excess.

(c) Asset Sales. Not later than 15 Business Days following the receipt of any Net Cash Proceeds of any Asset Sale by any Group Member (other than any issuance or sale of Equity Interests to or from Holdings, a Borrower or a Subsidiary Guarantor), the Borrowers shall apply an aggregate amount equal to 100% of such Net Cash Proceeds to make prepayments in accordance with Section 2.10(h) and Section 2.10(i); provided, that:

(i) no such prepayment shall be required under this clause (c) (A) with respect to any disposition of property which constitutes a Casualty Event or (B) to the extent the Net Cash Proceeds of any Asset Sale (x) do not exceed $20,000,000 individually and/or (y) do not exceed $20,000,000 in the aggregate in any fiscal year (the “Asset Sale Threshold” and the Net Cash Proceeds in excess of the Asset Sale Threshold, the “Excess Net Cash Proceeds”);

(ii) such proceeds with respect to any such Asset Sale shall not be required to be so applied on such date to the extent that (x) such Excess Net Cash Proceeds are reinvested in assets used or useful in the business of any of Holdings and its Restricted Subsidiaries (including, without limitation, pursuant to a Permitted Acquisition, Investment or Capital Expenditure permitted hereunder) or contractually committed (or subject to a letter of intent) to be so reinvested, within 18 months (or within 24 months following receipt thereof if a contractual commitment or letter of intent to reinvest is entered into within 18 months following receipt thereof) following the date of such Asset Sale or (y) such Excess Net Cash Proceeds shall be deemed to have been reinvested in assets used or useful in the business of any of Holdings and its Restricted Subsidiaries (including, without limitation, pursuant to a Permitted Acquisition, Investment or Capital Expenditure permitted hereunder) pursuant to any such investment occurring in the 90 days preceding such date; and

(iii) if all or any portion of such Excess Net Cash Proceeds that are the subject of clause (ii) immediately above is neither reinvested nor contractually committed (or subject to a letter of intent) to be so reinvested within such 18 month period (or is not actually reinvested within such additional six month period, if applicable), such unused portion shall be applied within 15 Business Days after the last day of such period as a mandatory prepayment as provided in this Section 2.10(c).

(d) Debt Issuance. Not later than five Business Days following the receipt of any Net Cash Proceeds of any Debt Issuance by any Group Member (or concurrently with the receipt thereof in the case of any Debt Issuance by any Group Member in connection with a refinancing facility under to Section 2.22), the Borrowers shall make prepayments in accordance with Section 2.10(h) and (i) in an aggregate principal amount equal to 100% of such Net Cash Proceeds.

(e) Casualty Events. Not later than 15 Business Days following the receipt of any Net Cash Proceeds from a Casualty Event by any Group Member, the Borrowers shall apply an amount equal to 100% of such Net Cash Proceeds to make prepayments in accordance with Section 2.10(h) and (i); provided, that:

(i) such Net Cash Proceeds shall not be required to be so applied on such date to the extent that (A) either (or both) (x) the Net Cash Proceeds of a Casualty Event do not exceed $5,000,000 per Casualty Event and/or (y) in respect of Net Cash Proceeds from Casualty Events, taken together with the Net Cash Proceeds of any Asset Sale, not in excess of $20,000,000 in any fiscal year (the “Casualty Event Threshold”), or (B) in the event that such Net Cash Proceeds exceed the Casualty Event Threshold, such proceeds in excess of the Casualty Event Threshold (x) are used to repair, replace or restore any Property in respect of which such Net Cash Proceeds were paid or to reinvest in other fixed or Capital Assets or assets that are otherwise used or useful in the business of the Group Members (including pursuant to a Permitted Acquisition, Investment or Capital Expenditure) or to be contractually committed (or subject to a letter of intent) to be so reinvested, in each case, no later than 18 months (or within 24 months following receipt thereof if such contractual commitment or letter of intent to reinvest has been entered into within 18 months following receipt thereof) following the date of receipt of such proceeds or (y) such Excess Net Cash Proceeds shall be deemed to have been reinvested in assets used or useful in the business of any Group Member (including pursuant to a Permitted Acquisition, Investment or Capital Expenditure permitted hereunder) pursuant to any such investment occurring in the 90 days preceding such date; and

(ii) if all or any portion of such Net Cash Proceeds that are the subject of clause (i) immediately above is neither reinvested nor contractually committed (or subject to a letter of intent) to be so reinvested within such 18 month period (or is not actually reinvested within such additional six month period, if applicable), such unused portion shall be applied within 15 Business Days after the last day of such period as a mandatory prepayment as provided in this Section 2.10(e);

(f) Excess Cash Flow. No later than 15 Business Days after the date on which the financial statements with respect to each fiscal year of Holdings, commencing with the first full fiscal year ending after the Closing Date, in which an Excess Cash Flow Period occurs are required to be delivered pursuant to Section 5.01(a) (each such date, an “ECF Payment Date”), the Borrowers shall make prepayments of Term Loans in accordance with Section 2.10(h) and (i) in an aggregate amount equal to, if positive, (A) (x) the Applicable ECF Percentage of Excess Cash Flow for the Excess Cash Flow Period then ended minus (y) $15,000,000 minus (B) in each case, at the option of the Borrowers, without duplication (and without duplication of any deduction from the definition of “Excess Cash Flow”), the aggregate principal amount (plus any prepayment premium, make-whole or penalty payments thereon) of (x) any Loans prepaid pursuant to Section 2.10(a), Section 2.16(b)(B) or Section 10.02(f)(i) or pursuant to the corresponding provisions of the documentation governing any such other Indebtedness (in the case of any prepayment of Revolving Loans and/or Incremental Revolving Loans, so long as accompanied by a corresponding permanent reduction in the Revolving Commitment) during the applicable Excess Cash Flow Period and (y) cash actually paid for any Indebtedness acquired pursuant to any assignment made in accordance with Dutch auctions under Section 10.04(b)(viii) of this Agreement during the applicable Excess Cash Flow Period, and in the case of all such prepayments, buybacks or redemptions, to the extent that such prepayments, buybacks or redemptions were financed with sources other than the proceeds of long-term Indebtedness (other than revolving Indebtedness and Indebtedness that has been repaid) of Holdings or its Restricted Subsidiaries, in each case, made during the applicable Excess Cash Flow Period (such payment, the “ECF Payment Amount”).

(g) Notwithstanding the foregoing, mandatory prepayments made pursuant to clauses (c), (e) and (f) above by or with respect to Foreign Subsidiaries shall be limited, and there shall be no requirement to make any such payment, to the extent that the Borrowers reasonably determine that such prepayment or the obligation to make such prepayment could reasonably be expected to result in adverse Tax consequences to Holdings or its Restricted Subsidiaries or its direct or indirect equityholders that are not de minimis (including the imposition of any withholding Tax) related to the repatriation of funds or could reasonably be expected to be prohibited, restricted or delayed by applicable Requirement of Law. All prepayments referred to in clauses (c), (e) and (f) above are subject to permissibility under (in the case of any such payments made by or with respect to Foreign Subsidiaries) local law (including without limitation, financial assistance, corporate benefit, thin capitalization, capital maintenance, foreign exchange controls and similar legal principles, restrictions on upstreaming of cash intra-group, and the fiduciary and statutory duties of the directors of the relevant Restricted Subsidiaries), under any applicable Organizational Documents (including as a result of minority ownership, but other than with respect to any immaterial restrictions therein), and under any other material agreements to which Holdings or any of its Subsidiaries is party (so long as any such reasonably expected prohibition is not created in contemplation of such mandatory prepayment requirement). Further, with respect to mandatory prepayments made pursuant to clauses (c), (e) and (f) above by or with respect to Foreign Subsidiaries there will be no requirement to make any prepayment if the Borrowers reasonably determine that by doing so Holdings and its Restricted Subsidiaries or direct or indirect equityholders could reasonably be expected to suffer adverse tax consequences that are not de minimis (including the imposition of any withholding Tax) as a result of upstreaming cash to make such prepayments (including the imposition of withholding Taxes). The non-application of any such prepayment amounts as a result of the foregoing provisions will not constitute a Default or an Event of Default, and such amounts shall be available for working capital purposes of Holdings and the applicable Restricted Subsidiaries as long as not required to be prepaid in accordance with the following provisions. The Borrowers will undertake to use commercially reasonable efforts for a period of no greater than one year to overcome or eliminate any such restriction and/or minimize any such costs of prepayment and/or use the other cash resources of the Restricted Subsidiaries (subject to the considerations above and as determined in the Borrowers’ reasonable business judgment) to make the relevant payment. If at any time within one year of a mandatory prepayment pursuant to clauses (c), (e) or (f) being forgiven due to such restrictions, such restrictions are removed, any relevant proceeds will at the end of the then current interest period be applied in prepayment in accordance with Section 2.10(h). Notwithstanding the foregoing, any prepayments made after application of the above provision shall be net of any costs, expenses or Taxes incurred by the Borrowers or any of their Affiliates (or direct or indirect equityholders) and arising as a result of compliance with the preceding sentence, and Holdings and its Restricted Subsidiaries shall be permitted to make, directly or indirectly, a dividend or distribution to its Affiliates or direct or indirect equityholders in an amount sufficient to cover such Tax liability, costs or expenses.

(h) Application of Prepayments. Prior to any optional or mandatory prepayment hereunder, the Borrowers shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(i), subject to the provisions of this Section 2.10(h). Any prepayments pursuant to Section 2.10(c), (d), (e) and (f) (or any equivalent provision applicable to any Tranche of Term Loans) shall be applied pro rata amongst each Tranche of outstanding Term Loans (other than in the case of Credit Agreement Refinancing Indebtedness, which shall be applied to the applicable Tranche of Refinanced Debt) and, within each Tranche, first, to accrued interest and fees with respect to Term Loans being prepaid and second, to reduce remaining principal amount of the Term Loans as directed by the Borrowers (or, in the case of no direction, in direct order of maturity). Any prepayment of Term Loans pursuant to Section 2.10(a) shall be applied to the applicable Tranche or Tranches thereof as directed by the Borrowers (or, in the case of no direction, in direct order of maturity). After application of mandatory prepayments of Term Loans described above in this Section 2.10(h) and to the extent there are mandatory prepayment amounts remaining after such application, such amounts may be applied, to offer to repay Second Lien Loans (and, in the case of any such prepayment that is otherwise permitted to be applied to prepayment of the Second Lien Loans, Second Lien Permitted Incremental Equivalent Debt, Permitted Junior Refinancing Debt, and any other senior Indebtedness, in each case secured by the Collateral on a pari passu basis with the Liens securing the Second Lien Loans).

Amounts to be applied pursuant to Section 2.10(h) to the prepayment of Loans shall be applied, first to reduce outstanding ABR Loans, if any. Any amounts remaining after each such application shall be applied to prepay Eurocurrency Rate Loans and RFR Loans, if any. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.10 shall be in excess of the amount of the ABR Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of the Borrowers, the Excess Amount shall be either (A) deposited in an escrow account and applied to the prepayment of Eurocurrency Rate Loans and RFR Loans on the last day of the then next-expiring Interest Period for Eurocurrency Rate Loans and the Interest Payment Date for RFR Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while an Event of Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.13.

Notwithstanding anything herein to the contrary, with respect to any prepayment under Section 2.10(c), (e) or (f), the Borrowers may use a portion of the Net Cash Proceeds to prepay or repurchase Permitted Incremental Equivalent Debt, Permitted Pari Passu Refinancing Debt and any other senior Indebtedness in each case secured by the Collateral on a pari passu basis (without regard to the control of remedies) with the Liens securing the Obligations (the

“Applicable Other Indebtedness”) to the extent required pursuant to the terms of the documentation governing such Applicable Other Indebtedness, in which case, the amount of the prepayment required to be offered with respect to such Net Cash Proceeds pursuant to Section 2.10(c), (e) or (f) shall be deemed to be the amount equal to the product of (x) the amount of such Net Cash Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of Term Loans required to be prepaid pursuant to Section 2.10(c), (e) or (f) and the denominator of which is the sum of the outstanding principal amount of Term Loans required to be prepaid pursuant to Section 2.10(c), (e) or (f) and the outstanding principal amount of such Applicable Other Indebtedness required to be prepaid pursuant to the corresponding provisions of such Applicable Other Indebtedness.

Notwithstanding anything to the contrary in this Section 2.10(h), (x) any mandatory prepayment pursuant to Section 2.10(d) resulting from the incurrence of Credit Agreement Refinancing Indebtedness, Refinancing Term Loans, Refinancing Revolving Loans, Permitted Debt Exchange Notes or any Second Lien Credit Agreement Refinancing Indebtedness, Second Lien Refinancing Term Loans or Second Lien Permitted Debt Exchange Notes shall, in each case, be applied to repay the applicable Tranches of Indebtedness in accordance with Section 2.22 or 2.23 or the corresponding provisions governing such other Indebtedness, as applicable and, for the avoidance of doubt, no Applicable Other Indebtedness may share in any such mandatory prepayment and (y) this Section 2.10(h) shall be deemed modified to the extent necessary to accommodate any changes to the pro rata sharing in mandatory and voluntary prepayments set forth in Section 2.20(c)(iii).

(i) Notice of Prepayment. The Borrower Agent shall notify the Administrative Agent (and, in the case of prepayment of a Swing Line Loan, the Swing Line Lender) by written notice in substantially the form attached as Exhibit C-2 of any prepayment hereunder (i)(a) in the case of prepayment of a Eurocurrency Borrowing, not later than 1:00 p.m., New York City time three Business Days before the date of prepayment (or such later time as may be agreed upon by the Administrative Agent in its sole discretion), (b) in the case of prepayment of a Term SOFR Borrowing, not later than 1:00 p.m., New York City time three U.S. Government Securities Business Day before the date of prepayment (or such later time as may be agreed upon by the Administrative Agent in its sole discretion) or (c) in the case of prepayment of a Daily SOFR Borrowing, not later than 1:00 p.m., New York City time one U.S. Government Securities Business Day before the date of prepayment (or such later time as may be agreed upon by the Administrative Agent in its sole discretion), (ii~~)(i~~) in the case of prepayment of an RFR Loan, not later than 1:00 p.m., New York City time two Business Days before the date of prepayment (or such later time as may be agreed upon by the Administrative Agent in its sole discretion), (iii) in the case of prepayment of an ABR Borrowing (that is not a Swing Line Loan), not later than 1:00 p.m., New York City time on the date of prepayment (or, in each case, such later time as may be agreed upon by the Administrative Agent in its sole discretion), and (iv) in the case of prepayment of Swing Line Loans, not later than 1:00 p.m., New York City time on the date of prepayment (or, in each case, such later time as may be agreed upon by the Administrative Agent in its sole discretion). Each such notice shall be irrevocable; provided that a notice of an optional prepayment pursuant to Section 2.10(a) delivered by the Borrower Agent may state that such notice is conditioned upon the effectiveness of any other credit facilities or the closing of any securities offering, or the occurrence of any other event specified therein, in which case such notice may be revoked by the Borrower Agent (by notice to the Administrative

Agent on or prior to the specified effective date) if such condition is not satisfied. With respect to the effectiveness of any such other credit facilities or the closing of any such securities offering or the occurrence of such other event, the Borrower Agent may extend the date of the optional prepayment pursuant to Section 2.10(a) at any time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed). Each such notice shall specify the Borrowing to be repaid, the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice (other than a notice relating solely to Swing Line Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Credit Extension of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06. Notwithstanding the foregoing, each Lender may reject all or a portion of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clauses (c), (d) (other than mandatory prepayments with the proceeds of Credit Agreement Refinancing Indebtedness), (e) and (f) of this Section 2.10 by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower Agent no later than 5:00 p.m. one Business Day prior to such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory prepayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans. Any Declined Proceeds may be applied by the Borrowers to prepay Second Lien Loans (and, at the Borrowers’ sole option, to the extent provided for in Section 2.10(h), Second Lien Permitted Incremental Equivalent Debt, Permitted Junior Refinancing Debt or any other senior Indebtedness, in each case secured by the Collateral on a pari passu basis with the Lien securing the Second Lien Loans), or (y) retained (or otherwise applied as directed) by the Borrowers (any amounts so retained (or otherwise applied as directed) by the Borrowers pursuant to this clause (y), (“Retained Declined Proceeds”).

(j) Loan Call Protection. At the time of the effectiveness of any Repricing Event that is consummated on or prior to the date that is six months after the Closing Date, the primary purpose of which is to lower the Effective Yield on any applicable Tranche of initial Term Loans, the Borrowers agree to pay on the date of effectiveness of such Repricing Event to the Administrative Agent, for the ratable account of each applicable Term Loan Lender, 1.00% of the portion of the principal amount of the initial Term Loans of the applicable Tranche held by such Term Loan Lender at the time of such Repricing Event that is affected by such Repricing Event in the manner set forth in the definition of Repricing Event.

Section 2.11 Alternate Rate of Interest. :

(a) Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 2.11:

(i) if the Administrative Agent determines in good faith and in its reasonable discretion (which determination shall be deemed presumptively correct absent manifest error) (A) prior to the commencement of any Interest Period for a Eurocurrency Borrowing, that adequate and reasonable means do not exist for ascertaining ~~the Adjusted LIBO Rate, the LIBO Rate,~~ the Adjusted EURIBO Rate or the EURIBO Rate (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Available Currency and such Interest period or (B) any time, that adequate and reasonable means do not exist for ascertaining the applicable Daily Simple RFR or RFR for the applicable Available Currency; or

(ii) if the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Eurocurrency Borrowing, the ~~LIBO Rate or the~~ EURIBO Rate for the applicable Available Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Available Currency and such Interest Period or (B) at any time, the applicable RFR for the applicable Available Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Available Currency;

then the Administrative Agent shall give notice thereof to the Borrower Agent and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Agent and the Lenders that the circumstances giving rise to such notice no longer exist (which notice shall be delivered by the Administrative Agent promptly after such situation ceases to exist), ~~(A) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing shall be ineffective, (B) if any Borrowing Request requests a Eurocurrency Revolving Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing and (C) if~~if any Borrowing Request requests a Eurocurrency Borrowing or an RFR Borrowing for the relevant rate above in an Available Currency, then such request shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowing, then all other Types of Borrowing shall be permitted. Furthermore, if any Eurocurrency Rate Loan or RFR Loan in any Available Currency is outstanding on the date of the Borrower Agent’s receipt of the notice from the Administrative Agent referred to in this Section 2.11(a) with respect to a Relevant Rate applicable to such Eurocurrency Rate Loan or RFR Loan, then until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) if such Eurocurrency Rate Loan is denominated in ~~Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in Dollars on such day, (ii) if such Eurocurrency Rate Loan is denominated in~~ any Available Currency other than Dollars, then any outstanding affected Eurocurrency Rate Loans denominated in any Available Currency other than Dollars shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Eurocurrency Rate Loan, be deemed to be a Eurocurrency Rate Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Eurocurrency Rate Loans denominated in Dollars at such time; provided that if the Borrower does not make an election, clause (B) shall apply or (ii~~i~~) if such RFR Loan is denominated in any Available Currency other than Dollars, then such Loan shall bear interest at the Central Bank Rate for the applicable Available Currency plus the Applicable Rate; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Available Currency cannot be determined, any outstanding affected RFR Loans denominated in any Available Currency other than Dollars, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Available Currency) immediately or (B) be prepaid in full immediately.

(iii) If prior to the commencement of any Interest Period for a SOFR Borrowing, the Administrative Agent determines in good faith and in its reasonable discretion (which determination shall be deemed presumptively correct absent manifest error) that adequate and reasonable means do not exist for ascertaining the Term SOFR for such Interest Period (the “Impacted Loans”), then the Administrative Agent shall give written notice thereof to the Borrower Agent and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Agent and the Lenders that the circumstances giving rise to such notice no longer exist (which notice shall be delivered by the Administrative Agent within five Business Days after such situation ceases to exist), (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term SOFR Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Term SOFR Borrowing, such Borrowing shall be made as a Daily SOFR Borrowing (or, if the Administrative Agent shall have determined (which determination shall be made in good faith and shall be presumptively correct absent manifest error) that adequate and reasonable means do not exist for ascertaining Daily Simple SOFR for such Interest Period, as an ABR Borrowing); provided that the Borrower Agent may revoke any such Borrowing Request (without penalty) prior to such Borrowing upon written notice to the Administrative Agent.

Notwithstanding the foregoing, the Administrative Agent, in consultation with the affected Lenders, may, with the consent of the Borrower Agent, establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans, or (2) any Lender determines that any Requirements of Law have made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower Agent written notice thereof.

(b) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedging Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.11), if a Benchmark Transition Event ~~or an Early Opt-in Election, as applicable,~~ and its related Benchmark Replacement Date have occurred prior to ~~the Reference Time in respect of~~ any setting of the then-current Benchmark or the circumstances described in the definition of “Alternative Eurocurrency Rate” have occurred, then (x) if a Benchmark Replacement is determined in accordance with clause (1~~) or (2~~) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (~~3~~2) of the definition of “Benchmark Replacement” with respect to any Available Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark or Alternative Eurocurrency Rate for all purposes hereunder and under any Loan Document in respect of any Benchmark or Alternative Eurocurrency Rate setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each affected Class.

~~(c) Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, with respect to a Loan denominated in Dollars, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after the occurrence of a Term SOFR Transition Event and may do so in its sole discretion.~~

~~(d)~~(c) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time with the consent of the Borrower Agent (not to be unreasonably withheld) and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

~~(e)~~(d) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower Agent and the Lenders of (i) any occurrence of a Benchmark Transition Event~~, a Term SOFR Transition Event or an Early Opt-in Election, as applicable,~~ and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes~~,~~ (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (~~f~~e ) below and ~~(v)~~(v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent, the Borrower Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.11.

~~(f)~~(e) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR~~, LIBO~~ Reference Rate, or EURIBO Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Benchmark Unavailiabilty Period. Upon the Borrower Agent’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower Agent may revoke any request for a Eurocurrency Borrowing, SOFR Borrowing or RFR Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) (i) the Borrower Agent will be deemed to have converted any such request for a ~~Eurocurrency~~SOFR Borrowing ~~denominated in Dollars~~ into a request for a Borrowing of or conversion to ~~ABR Loans~~ (A) if available, Daily SOFR Loans, or (B) otherwise, ABR Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into (A) if available, Daily SOFR Loans, or (B) otherwise, ABR Loans immediately or (y) any Eurocurrency Borrowing or RFR Borrowing denominated in the applicable Available Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Eurocurrency Rate Loan or RFR Loan in any Available Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Eurocurrency Rate Loan or RFR Loan, then until such time as a Benchmark Replacement for such Available Currency is implemented pursuant to this Section 2.11, (i) ~~if such Eurocurrency Rate Loan is denominated in Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in Dollars on such day,~~[reserved], (ii) if such Eurocurrency Rate Loan is denominated in any Available Currency other than Dollars, then any outstanding affected Eurocurrency Rate Loans denominated in any Available Currency other than Dollars shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Eurocurrency Rate Loan, such Eurocurrency Rate Loan denominated in any Available Currency other than Dollars shall be deemed to be a Eurocurrency Rate Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Eurocurrency Rate Loans denominated in Dollars at such time; provided that if the Borrower does not make an election, clause (B) shall apply or (iii) if such RFR Loan is denominated in any Available Currency other than Dollars, then such Loan shall bear interest at the Central Bank Rate for the applicable Available Currency plus the Applicable Rate; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Available Currency cannot be determined, any outstanding affected RFR Loans denominated in any Available Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Available Currency) immediately or (B) be prepaid in full immediately.

Section 2.12 Yield Protection.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Eurocurrency Rate) or the Issuing Bank;

(ii) subject the Administrative Agent, any Lender or the Issuing Bank to any Tax (except for Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or change the basis of taxation of payments to such Administrative Agent or Lender or the Issuing Bank in respect thereof (except in the case of any Indemnified Taxes or any Excluded Taxes); or

(iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting or maintaining any Eurocurrency Rate Loan, Term SOFR Loan or any other Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, if any, of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by the Administrative Agent, such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then, upon written request of the Administrative Agent, such Lender or the Issuing Bank, as applicable, the Borrowers will pay to the Administrative Agent, such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate the Administrative Agent, such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Bank determines (in good faith, in its reasonable discretion) that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, if any, would have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company, if any, with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, if any, for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of the Administrative Agent, a Lender or the Issuing Bank, as applicable, setting forth the amount or amounts necessary to compensate the Administrative Agent, such Lender or the Issuing Bank or their respective holding companies, as the case may be, as specified in clause (a) or (b) of this Section 2.12, and setting forth in reasonable detail the calculation of the amount owed and the basis for the claim shall be delivered to the Borrower Agent and shall be deemed presumptively correct absent manifest error. The Borrowers shall pay the Administrative Agent, such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of the Administrative Agent, any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of the Administrative Agent’s, such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate the Administrative Agent, such Lender or such Issuing Bank pursuant to this Section 2.12 for any increased costs incurred or reductions suffered more than 180 days prior to the date that the Administrative Agent, such Lender or such Issuing Bank, as the case may be, notifies the Borrower Agent of the Change in Law giving rise to such increased costs or reductions pursuant to the certificate to be delivered in clause (c) above and of the Administrative Agent’s, such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.13 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (but excluding, for the avoidance of doubt, any lost profits) actually incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan (other than an ABR Loan or a SOFR Loan) on the date or in the amount notified by the Borrowers including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

Section 2.14 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Payments Generally. The Borrowers shall make each payment required to be made by them hereunder or under any other Loan Document (whether of principal, interest, fees or Reimbursement Obligations, or of amounts payable under Sections 2.12,2.13, 2.15 or 10.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, free and clear of, and without condition or deduction for, recoupment or setoff. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its Principal Office except payments to be made directly to the Issuing Bank or Swing Line Lender as expressly provided herein and except that payments pursuant to Sections 2.12, 2.13, 2.15 and 10.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document in principal or interest in respect of any Loan or any Reimbursement Obligation shall be made in the currency in which such Loan was denominated; all other payments hereunder and under each other Loan Document shall be made in Dollars. For the avoidance of doubt, notwithstanding any other provision of any Loan Document to the contrary, no payment received directly or indirectly from any Credit Party that is not a Qualified ECP Guarantor shall be applied directly or indirectly by the Administrative Agent or otherwise to the payment of any Excluded Swap Obligations.

(b) Pro Rata Treatment.

(i) Other than as permitted by Section 2.20, Section 2.21, Section 2.22, Section 2.23, Section 2.16(b), Section 10.02(f) and Section 10.04, and subject to the express provisions of this Agreement which require, or permit, differing payments to be made to non-Defaulting Lenders as opposed to Defaulting Lenders, each payment by the Borrowers of interest in respect of any Tranche of Loans shall be applied to the amounts of such obligations owing to the Lenders in respect of such Tranche of Loans pro rata according to the respective amounts then due and owing to the Lenders of such Tranche that are entitled thereto.

(ii) Other than as permitted by Section 2.20, Section 2.21, Section 2.22, Section 2.23, Section 2.16(b), Section 10.02(f) and Section 10.04, and subject to the provisions of this Agreement which require, or permit, differing payments to be made to non-Defaulting Lenders as opposed to Defaulting Lenders, (A) each payment by the Borrowers on account of principal of the Term Loans of a particular Tranche shall be allocated among the Term Loan Lenders in respect of such Tranche entitled thereto pro rata based on the principal amount of the Term Loans of such Tranche held by the Term Loan Lenders in respect of such Tranche entitled thereto; (B) each payment by the Borrowers on account of principal of the Revolving Borrowings shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders; and (C) each permanent reduction in Revolving Commitments shall be pro rata according to the respective Revolving Commitments then held by the Revolving Lenders.

(c) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Reimbursement Obligations then due to such parties. It is understood that the foregoing does not apply to any adequate protection payments under any federal, state or foreign bankruptcy, insolvency, receivership or similar proceeding, and that the Administrative Agent may, subject to any applicable federal, state or foreign bankruptcy, insolvency, receivership or similar orders, distribute any adequate protection payments it receives on behalf of the Lenders to the Lenders in its sole discretion (i.e., whether to pay the earliest accrued interest, all accrued interest on a pro rata basis or otherwise); provided that the priority set forth in Priority Payment Obligations shall be respected.

(d) Sharing of Setoff. Subject to the terms of any applicable intercreditor agreement, if any Lender (and/or any Issuing Bank, which shall be deemed a “Lender” for purposes of this Section 2.14(d)) shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this clause (d) shall not be construed to apply to any payment (x) made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (y) obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation. If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(d) applies, such Secured Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(d) to share in the benefits of the recovery of such secured claim.

(e) Borrower Default. Unless the Administrative Agent shall have received notice from the Borrower Agent prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or each of the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.03(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loans, to purchase its participation or to make its payment under Section 10.03(c).

Section 2.15 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Loan Document shall be made free and clear of and without reduction, deduction or withholding for any Taxes (“Tax Withholdings”) except as required by any applicable Requirements of Law; provided that if any Taxes are required by any applicable Requirements of Law to be withheld or deducted in respect of any such payments by any applicable withholding agent (as determined in the good faith discretion of an applicable withholding agent) or, by a Credit Party, then (i) in the case of Indemnified Taxes, the sum payable by the relevant Credit Party shall be increased as necessary so that after all such Tax Withholdings have been made (including such Tax Withholdings applicable to additional sums payable under this Section 2.15), each Recipient receives an amount equal to the sum it would have received had no such Tax Withholdings been made (including such Tax Withholdings applicable to additional sums payable under this Section 2.15) (such additional sums being the “Additional Amount”), (ii) the applicable withholding agent or Credit Party shall make such Tax Withholdings, and (iii) the applicable withholding agent or Credit Party shall timely pay or account for (as applicable, pursuant to the relevant Requirements of Law) the full amount of the Tax Withholdings to the relevant Governmental Authority.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of clause (a) above, the Credit Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.

(c) Indemnification by the Borrowers. Without duplication for any Additional Amounts or Other Taxes paid pursuant to Sections 2.15(a) or (b), the Credit Parties shall indemnify and hold harmless (on a joint and several basis) each Recipient for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) payable or paid by such Recipient or required to be withheld and deducted from a payment to such Recipient, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that if a Recipient does not notify the Credit Parties of any indemnification claim under this Section 2.15(c) within 180 days after such Recipient has received written notice of the claim of a taxing authority giving rise to such indemnification claim, the Credit Parties shall not be required to indemnify such Recipient for any incremental interest or penalties resulting from such Recipient’s failure to notify the Credit Parties within such 180-day period. The indemnity under this Section 2.15(c) shall be paid within 30 days after the Recipient delivers a certificate as to the amount of such payment or liability to the Borrower Agent (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, which shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party pursuant to this Section 2.15 to a Governmental Authority, the Borrower Agent shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the Tax Return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders.

(i) Each Recipient shall deliver to the Borrower Agent and to the Administrative Agent, whenever reasonably requested by the Borrowers or the Administrative Agent, such properly completed and duly executed documentation prescribed by applicable Requirements of Law and such other reasonably requested information as will permit the Borrowers or the Administrative Agent, as the case may be, (x) to determine whether or not any payments made under any Loan Document are subject to Tax Withholdings or information reporting requirements, (y) to determine, if applicable, the required rate of Tax Withholdings, and (z) to establish such Recipient’s entitlement to any available exemption from, or reduction in the rate of, Tax Withholdings, in respect of any payments to be made to such Recipient by any Credit Party pursuant to any Loan Document or otherwise establish such Recipient’s status for withholding Tax purposes in an applicable jurisdiction. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation and information (other than such documentation set forth in Section 2.15(e)(ii)(A)(1)-(4), Section 2.15(e)(ii)(B) and Section 2.15(e)(ii)(C) below) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(ii) Without limiting the generality of the foregoing:

(A) each Foreign Lender in respect of a U.S. Person shall deliver to the Borrower Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Recipient under this Agreement (and from time to time thereafter upon the request of the Borrower Agent or the Administrative Agent) whichever of the following is applicable:

(1) properly completed and duly executed copies of IRS Form W-8BEN or W-8BEN-E (or any successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(2) properly completed and duly executed copies of IRS Form W-8ECI (or any successor form),

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 and (y) properly completed and duly executed copies of IRS Service Form W-8BEN or W-8BEN-E (or any successor form),

(4) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender granting a participation), properly completed and duly executed copies of IRS Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, a certificate substantially in the form of

Exhibit K-2 or Exhibit K-3, Form W-9, and/or other certification documents from each beneficial owner, as applicable (provided that if the Foreign Lender is a partnership for U.S. federal income tax purposes and one or more direct or indirect partners are claiming the portfolio interest exemption, the certificate substantially in the form of Exhibit K-4 may be provided by such Foreign Lender on behalf of such direct or indirect partners), or

(5) any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower Agent and the Administrative Agent to determine any withholding or deduction required to be made;

(B) each Recipient that is not a Foreign Lender in respect of a U.S. Person shall deliver to the Borrower Agent and the Administrative Agent two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) certifying that such Recipient is exempt from United States federal backup withholding; and

(C) if a payment made to a Recipient under any Loan Document would be subject to withholding tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower Agent and the Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Borrower Agent or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Agent or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement;

(D) notwithstanding any other provision of this Section 2.15(e), a Recipient shall not be required to deliver any documentation or information that such Recipient is not legally eligible to deliver; and

(E) each such Recipient shall, from time to time after the initial delivery by such Recipient of any form, certificate, or information whenever a lapse in time or change in such Recipient’s circumstances renders such form, certificate, or information so delivered obsolete, expired or inaccurate in any material respect, promptly (i) update such form, certificate, or information or (ii) notify the Borrower Agent and the Administrative Agent in writing of its legal ineligibility to do so.

(iii) The Administrative Agent shall provide the Borrowers with two properly completed and duly executed copies of, if it is a U.S. person (as defined in Section 7701(a)(30) of the Code), IRS Form W-9 certifying that it is exempt from U.S. federal backup withholding, and, if it is not a U.S. person, (1) IRS Form W-8ECI with respect to payments to be received by it as a beneficial owner and (2) IRS Form W-8IMY (together with required accompanying documentation) with respect to payments to be received by it on behalf of the Lenders, and shall update such forms periodically upon the reasonable request of any Borrower, and whenever a lapse in time or change in circumstances renders any such form or documentation expired, obsolete or inaccurate in any material respect, or promptly notify the Borrower in writing of its legal ineligibility to do so. Notwithstanding any other provision of this clause (iii), the Administrative Agent shall not be required to deliver any form that such Administrative Agent is not legally eligible to deliver.

(f) Treatment of Certain Refunds. If an Agent, Issuing Bank or Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Credit Parties or on account of which the Credit Parties have paid Additional Amounts pursuant to this Section 2.15, it shall pay to the Credit Parties an amount equal to such refund (but only to the extent of indemnity payments made, or Additional Amounts paid, by the Credit Parties under this Section 2.15 with respect to the Taxes giving rise to such refund), net of any Taxes thereon and of all out-of-pocket expenses of such Agent, Issuing Bank or Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Credit Parties, upon the request of such Agent, Issuing Bank or Lender, as applicable, agrees to repay any such amount paid over to the Credit Parties to such Agent, Issuing Bank or Lender (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Agent, Issuing Bank or Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (f), in no event will any Agent, Issuing Bank or Lender be required to pay any amount to the Credit Parties pursuant to this clause (f), the payment of which would place such Agent, Issuing Bank or Lender, as applicable, in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification (or the payment of Additional Amounts) and giving rise to such refund had not been deducted, withheld or imposed and the indemnification payments (or Additional Amounts) with respect to such Tax had never been paid. Nothing herein contained shall interfere with the right of a Recipient to arrange its Tax affairs in whatever manner it thinks fit nor obligate any Recipient to claim any Tax refund or to make available its Tax Returns or disclose any information relating to its Tax affairs or any computations in respect thereof or require any Recipient to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled. Unless required by Requirements of Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be.

(g) Survival. The obligations of the Credit Parties under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document. For purposes of this Section 2.15, any payments by the Administrative Agent to a Lender of any amounts received by the Administrative Agent from any Credit Party on behalf of such Lender shall be treated as a payment from such Credit Party to such Lender.

(h) For the avoidance of doubt, for the purposes of this Section 2.15, the term “Lender” shall include the Swing Line Lender and the Issuing Bank.

Section 2.16 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12 or requires the Borrowers to pay any Additional Amount or any indemnifying or compensatory amount to any Lender or any Governmental Authority (other than with respect to Other Taxes) for the account of any Lender pursuant to Section 2.15, or if any event gives rise to the operation of Section 2.27, then, in each such case, such Lender shall (at the request of the Borrower Agent) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates or to file any certificate or document reasonably required by the Borrower Agent, if, in the reasonable judgment of such Lender, such designation or assignment or filing (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, or avoid the consequences of the event giving rise to the operation of Section 2.27 as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth in reasonable detail the calculation of such costs and expenses submitted by such Lender to the Borrower Agent shall be deemed presumptively correct absent manifest error.

(b) Replacement of Lenders. If (v) any Lender or the Administrative Agent requests compensation under Section 2.12, (w) any Lender or the Administrative Agent and/or Collateral Agent is affected in the manner described in Section 2.27 and as a result thereof any of the actions described in such Section is required to be taken, (x) the Borrowers are required to pay any Additional Amount or any indemnifying or compensatory amount to any Lender or the Administrative Agent and/or Collateral Agent or any Governmental Authority (other than with respect to Other Taxes) for the account of any Lender or the Administrative Agent and/or Collateral Agent pursuant to Section 2.15, and such Lender or the Administrative Agent and/or Collateral Agent declined or is unable to designate a different lending office in accordance with Section 2.16(a), (y) any Lender or the Administrative Agent and/or Collateral Agent is a Defaulting Lender or, in the case of the Administrative Agent or the Collateral Agent, an Affiliate of a Defaulting Lender, or (z) the Borrowers exercises their replacement rights under Section 10.02(f), then the Borrowers may, at their sole expense and effort and option, upon notice to such Lender and the Administrative Agent, (A) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or 2.15 arising with respect to any period prior to such assignment) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), (B) pay off in full all of the Loans and any other Obligations owed to such Lender, (C) if applicable, terminate such Lender’s Commitments and/or (D) if applicable, upon at least 10 days prior notice, remove the Administrative Agent and/or Collateral Agent, as applicable, with a successor Administrative Agent and/or Collateral Agent, as applicable, to be appointed as though such agent had resigned in accordance with Section 9.06; provided that:

(i) in the case of clause (A), unless waived by the Administrative Agent, the Borrowers shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.04(b), if any,

(ii) in the case of clauses (A) and (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts (including any amount pursuant to Section 2.10(j) if a Repricing Event has occurred) payable to it hereunder and under the other Loan Documents (including any amounts under Sections 2.12 and 2.15, assuming for this purpose (in the case of a Lender being replaced as the result of a claim or payment under Sections 2.12 or 2.15) that the Loans of such Lender were being prepaid) from the assignee or the Borrowers;

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) in the case of clause (a), such assignment does not conflict with applicable Requirements of Law.

Each Lender agrees that, if the Borrowers elect to replace such Lender in accordance with this Section 2.16(b), such Lender shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence the assignment and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be in full force and effect and shall be recorded in the Register.

Section 2.17 Swing Line Loans.

(a) Swing Line Commitment. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.17, agrees to make Swing Line Loans denominated in Dollars, British Pounds Sterling or Euros, to the Borrowers from time to time on any Business Day during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (and upon each such Borrowing of Swing Line Loans, the Borrowers shall be deemed to represent and warrant that such Borrowing will not result in) (i) the Dollar Equivalent of the aggregate principal amount of outstanding Swing Line Loans exceeding the Swing Line Commitment, or (ii) the sum of the total Revolving Exposures exceeding the Total Revolving Commitment; provided that the Swing Line Lender shall not be required to make a Swing Line Loan to refinance, in whole or in part, an outstanding Swing Line Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, repay and reborrow Swing Line Loans. Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby does, irrevocably and unconditionally agree to purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Pro Rata Percentage times the amount of such Swing Line Loan.

(b) Swing Line Loans. To request a Swing Line Loan, the Borrower Agent shall deliver, by hand delivery or facsimile transmission (or transmit by other electronic transmission if arrangements for doing so have been approved in writing by the Administrative Agent) (or by telephone confirmed promptly in writing by facsimile or other electronic transmission if arrangements for doing so have been approved in writing (including via email)), a duly completed and executed Borrowing Request to the Administrative Agent and the Swing Line Lender, not later than 1:00 p.m., New York City time on the Business Day of the proposed Swing Line Loan (or such later time as the Administrative Agent may agree in its sole discretion). Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the currency and amount of the requested Swing Line Loan. Each Swing Line Loan shall be an ABR Loan. The Swing Line Lender shall make each Swing Line Loan available to the applicable Borrower by means of a credit to the general deposit account of the applicable Borrower with the Swing Line Lender, if any, or otherwise to an account as directed by the Borrower Agent in the applicable Borrowing Request (or, in the case of a Swing Line Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.18(e), by remittance to the Issuing Bank). The Swing Line Lender shall fund each Swing Line Loan by 3:00 p.m., New York City time on the requested date of such Swing Line Loan. The Borrowers shall not request a Swing Line Loan if at the time of or immediately after giving effect to the Credit Extension contemplated by such request a Default or Event of Default has occurred and is continuing or would immediately thereafter result therefrom. Swing Line Loans shall be made in minimum amounts of $50,000, €50,000 or £50,000, as applicable, or in each case such other amount as the Borrower and the Administrative Agent shall reasonably agree, and integral multiples of $50,000, €50,000 or £50,000, as applicable, or in each case such other amount as the Borrower and the Administrative Agent shall reasonably agree, above such amount.

(c) Prepayment. The Borrowers shall have the right at any time and from time to time to repay, without prepayment or penalty, any Swing Line Loan, in whole or in part, upon giving written notice (or notice by electronic transmission if arrangements for doing so have been approved in writing (including via email) by the Administrative Agent) (or by telephone confirmed promptly in writing by facsimile or other electronic transmission if arrangements for doing so have been approved in writing (including via email) from the Borrower Agent to the Swing Line Lender and the Administrative Agent before 1:00 p.m., New York City time on the proposed date of repayment (or such later time as the Swing Line Lender may agree in its sole discretion).

(d) Participations. The Swing Line Lender may at any time in its sole discretion, by written notice given to the Administrative Agent not later than 1:00 p.m., New York City time on the next succeeding Business Day following such notice (or such later time as the Swing Line Lender may agree in its sole discretion), require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swing Line Loans then outstanding. Such notice shall specify the aggregate amount of Swing Line Loans in which Revolving Lenders will participate and the currency thereof. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swing Line Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swing Line Lender, such Lender’s Pro Rata Percentage of such Swing Line Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swing Line Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or a reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swing Line Lender the amounts so received by it from the Revolving Lenders; provided that the Revolving Lender who is the Swing Line Lender shall be deemed to have funded its Pro Rata Percentage automatically without further funding. The Administrative Agent shall notify the Borrower Agent of any participations in any Swing Line Loan acquired by the Revolving Lenders pursuant to this paragraph, and thereafter payments in respect of such Swing Line Loan shall be made to the Administrative Agent and not to the Swing Line Lender. Any amounts received by the Swing Line Lender from the Borrowers (or other party on behalf of the Borrowers) in respect of a Swing Line Loan after receipt by the Swing Line Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent. Any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph, as their interests may appear. The purchase of participations in a Swing Line Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.

(e) Resignation or Removal of the Swing Line Lender. The Swing Line Lender may resign as Swing Line Lender hereunder at any time upon at least 30 days’ prior written notice to the Lenders, the Administrative Agent and the Borrower Agent. Following such notice of resignation from the Swing Line Lender, the Swing Line Lender may be replaced at any time by written agreement among the Borrowers (with the Borrowers’ agreement not to be unreasonably withheld, delayed or conditioned), the Administrative Agent and the successor Swing Line Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Swing Line Lender. At the time any such resignation or replacement shall become effective, the Borrowers shall pay all unpaid fees and interest accrued for the account of the replaced Swing Line Lender. From and after the effective date of any such resignation or replacement, (i) the successor Swing Line Lender shall have all rights and obligations of the Swing Line Lender under this Agreement with respect to Swing Line Loans to be made by it thereafter and (ii) references herein and in the other Loan Documents to the term “Swing Line Lender” shall be deemed to refer to such successor or to any previous Swing Line Lenders, or to such successor and all previous Swing Line Lenders, as the context shall require. After the resignation or replacement of the Swing Line Lender hereunder, the replaced Swing Line Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Swing Line Lender under this Agreement with respect to Swing Line Loans made by it prior to such resignation or replacement, but shall not be required to make additional Swing Line Loans.

(f) Payments of Principal and Interest. Subject to Section 2.17(d), the Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Administrative Agent on behalf of the Swing Line Lender.

(g) Provisions Related to Extended Tranches of Revolving Commitments. If the maturity date shall have occurred in respect of any Tranche of Revolving Commitments at a time when another Tranche or Tranches of Revolving Commitments is or are in effect with a longer maturity date, then on the earliest occurring maturity date all then outstanding Swing Line Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swing Line Loans as a result of the occurrence of such maturity date); provided that if on the occurrence of such earliest maturity date (after giving effect to any repayments of Swing Line Loans and Revolving Loans and any reallocation of participations as contemplated in Section 2.18(p)), there shall exist sufficient unutilized non-terminating Revolving Commitments so that the respective outstanding Swing Line Loans could be incurred pursuant to the Revolving Commitments which will remain in effect after the occurrence of such maturity date, then there shall be an automatic adjustment on such date of the participations in such Swing Line Loans and the same shall be deemed to have been incurred solely pursuant to the relevant non-terminating Revolving Commitments, and such Swing Line Loans shall not be so required to be repaid in full on such earliest maturity date.

Section 2.18 Letters of Credit.

(a) Subject to the terms and conditions set forth herein, the Borrowers may request an Issuing Bank, and each Issuing Bank agrees from time to time on any Business Day during the period from the Closing Date until the date that is 30 days prior to the Letter of Credit Expiration Date, to issue Letters of Credit denominated in any Available LC Currency for the account of Holdings, any Borrower or any other Wholly Owned Restricted Subsidiary of Holdings in a form reasonably acceptable to the applicable Borrower (with the applicable Borrower’s agreement not to be unreasonably withheld, delayed or conditioned), the Administrative Agent and the applicable Issuing Bank, or to amend, renew or extend any Letter of Credit, at any time and from time to time prior to the Letter of Credit Expiration Date (provided that a Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of Holdings or any Wholly Owned Restricted Subsidiary of Holdings) upon delivery to the relevant Issuing Bank and the Administrative Agent (at least three Business Days in advance of the requested date of issuance, amendment, renewal or extension) of an LC Request requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance of such Letter of Credit (which shall be a Business Day) and, as applicable, specifying the date of amendment, renewal or extension (which shall be a Business

Day), the date on which such Letter of Credit is to expire, whether such Letter of Credit is to be a Standby Letter of Credit or a Commercial Letter of Credit, the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit, as applicable. The applicable Issuing Bank shall have no obligation to issue (but, solely in the case of clause (i), may in its sole discretion issue), and the Borrowers shall not request the issuance of, any Letter of Credit at any time if after giving effect to such issuance (i) the aggregate stated amount of the Letters of Credit issued by such Issuing Bank would exceed its LC Commitment, (ii) the LC Exposure would exceed the LC Sublimit or (iii) the total Revolving Exposure would exceed the total Revolving Commitments. If requested by the applicable Issuing Bank, the Borrower Agent also shall submit a letter of credit application on the applicable Issuing Bank’s standard form in connection with any request for a Letter of Credit (the “Application”); provided that in the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by such Borrower to, or entered into by such Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Request for Issuance, Amendment, Renewal, Extension; Certain Conditions and Notices. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, the Borrower Agent shall deliver by hand, or telecopier (or transmit by electronic communication (including email)), if arrangements for doing so have been approved by the applicable Issuing Bank), an LC Request to the applicable Issuing Bank and the Administrative Agent not later than 1:00 p.m., New York City time on the third Business Day (or with respect to Letters of Credit to be issued by Barclays Bank PLC or its Affiliates and denominated in any currency other than Dollars, the fifth Business Day) preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to the applicable Issuing Bank).

A request for an initial issuance of a Letter of Credit shall specify, in form and detail reasonably satisfactory to the applicable Issuing Bank:

(i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day) and whether such Letter of Credit is to be a Standby Letter of Credit or a Commercial Letter of Credit;

(ii) the stated or “face” amount and currency thereof;

(iii) the expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date or as otherwise extended pursuant to an LC Extension);

(iv) the name and address of the beneficiary thereof;

(v) whether the Letter of Credit is to be issued for a Borrower’s own account, or the account of Holdings or one of Holdings’ other Wholly Owned Restricted Subsidiaries (provided that a Borrower shall be the applicant, and therefore jointly and severally liable, with respect to each Letter of Credit issued for the account of Holdings or any of Holdings’ other Wholly Owned Restricted Subsidiaries);

(vi) the documents to be presented by such beneficiary in connection with any drawing thereunder;

(vii) the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder; and

(viii) such other matters as the applicable Issuing Bank may reasonably require.

A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank:

(i) the Letter of Credit to be amended, renewed or extended;

(ii) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day);

(iii) the nature of the proposed amendment, renewal or extension; and

(iv) such other matters as the applicable Issuing Bank reasonably may require.

A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrowers shall be deemed to represent and warrant that) after giving effect to such issuance, amendment, renewal or extension, (i) the aggregate stated amount of Letters of Credit issued by an Issuing Bank shall not exceed the LC Commitment of the applicable Issuing Bank (unless otherwise agreed by such Issuing Bank), (ii) the LC Exposure shall not exceed the LC Sublimit, (iii) the total Revolving Exposures shall not exceed the Total Revolving Commitment and (iv) the conditions set forth in Article IV in respect of such issuance, renewal or extension shall have been satisfied, provided, however that an Issuing Bank may permit the renewal of an Auto-Renewal Letter of Credit in accordance with Section 2.18(c)(ii) below. Unless the applicable Issuing Bank shall agree otherwise, no Letter of Credit shall be in an initial amount less than $100,000, €100,000 or £100,000, as applicable, or, in respect of Eurocurrency Rate Loans denominated in any other Available LC Currency, 100,000 units of such Available LC Currency, or in each case such other amount as the Borrower Agent and the Administrative Agent shall reasonably agree, in the case of a Commercial Letter of Credit, or $100,000, €100,000 or £100,000, as applicable, or, in respect of Eurocurrency Rate Loans denominated in any other Available LC Currency, 100,000 units of such Available LC Currency, or in each case such other amount as the Borrower Agent and the Administrative Agent shall reasonably agree (or, in each case, such lesser amount as approved by the applicable Issuing Bank), in the case of a Standby Letter of Credit. For the avoidance of doubt, an Issuing Bank shall not be obligated to issue a Letter of Credit that is contrary to its internal policies.

Upon the issuance of any Letter of Credit or amendment, renewal, extension or modification of a Letter of Credit, the applicable Issuing Bank shall promptly notify the Administrative Agent (and in the case of an issuance of a new Letter of Credit, or an increase or decrease in the stated amount of an existing Letter of Credit, the Administrative Agent shall promptly notify each Revolving Lender), which notice shall be accompanied by a copy of such Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit (and in the case of an issuance of a new Letter of Credit, or an increase or decrease in the stated amount of an existing Letter of Credit, the notice to each Revolving Lender shall include a copy of such Letter of Credit and the amount of each such Revolving Lender’s respective participation in such Letter of Credit pursuant to Section 2.18(d)).

(c) Expiration Date.

(i) Each Letter of Credit shall expire at or prior to the close of business on the earlier of (x) the date which is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date; provided, however, the applicable Issuing Bank, in its sole discretion, may agree to extend such Letter of Credit beyond the Letter of Credit Expiration Date (an “LC Extension”) upon the Borrowers either (i) providing the applicable Issuing Bank funds equal to 103% of the LC Exposure with respect to such Letter of Credit for deposit in a cash collateral account which cash collateral account will be held by the applicable Issuing Bank as a pledged cash collateral account, and the Borrowers hereby grant to the Collateral Agent a security interest in all cash and credit support now or hereafter deposited to any such collateral account, and applied to reimbursement of all drafts submitted under such outstanding Letter of Credit, or (ii) delivering to the applicable Issuing Bank one or more letters of credit for the benefit of the applicable Issuing Bank to backstop such outstanding Letter of Credit, issued by a bank reasonably acceptable to the applicable Issuing Bank in its sole discretion, each in form and substance reasonably acceptable to the applicable Issuing Bank in its sole discretion, unless the applicable Issuing Bank notifies the beneficiary thereof at least 30 days (or such longer period as may be specified in such Letter of Credit) prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(ii) If the Borrowers so request in any LC Request for a Standby Letter of Credit, the applicable Issuing Bank may, in its sole and absolute discretion, agree to issue a Standby Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the applicable Issuing Bank to prevent any such renewal at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve month period to be agreed upon at the time such Standby Letter of Credit is issued. Once an Auto-Renewal Letter of Credit has been issued, unless otherwise directed by the applicable Issuing Bank, the Borrowers shall not be required to make a specific request to the applicable Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the renewal of such Standby

Letter of Credit at any time to an expiry date not later than the earlier of (i) one year from the date of such renewal and (ii) the Letter of Credit Expiration Date, unless otherwise extended pursuant to an LC Extension; provided that the applicable Issuing Bank shall not permit any such renewal if (x) such Issuing Bank has determined that it would not be permitted at such time to issue such Standby Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.18(m) or otherwise), or (y) it has received notice on or before the day that is seven Business Days before the date which has been agreed upon pursuant to the proviso of the first sentence of this paragraph, from the Administrative Agent, any Lender or the Borrowers that one or more of the applicable conditions specified in Section 4.02 are not then satisfied.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, each Issuing Bank hereby irrevocably grants to each Revolving Lender, and each Revolving Lender hereby acquires and is deemed to have purchased from the applicable Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit in the applicable Available LC Currency. In consideration and in furtherance of the foregoing (regardless of whether the conditions set forth in Section 4.02 shall have been satisfied), each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Lender’s Pro Rata Percentage of each LC Disbursement made by the applicable Issuing Bank and not reimbursed by the Borrowers on the date due as provided in Section 2.18(e) (the “Unreimbursed Amount”), or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, or any of the circumstances set forth in Section 2.18(f) or reduction or termination of the Commitments, or expiration, termination or cash collateralization of any Letter of Credit and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement.

(i) If an Issuing Bank shall make any LC Disbursement in any Available LC Currency, the Borrowers shall reimburse such LC Disbursement in such Available LC Currency by paying to the applicable Issuing Bank an amount equal to such LC Disbursement not later than 1:00 p.m., New York City time on the date that is two Business Days after the day that the Borrower Agent receives notice of such LC Disbursement from the Administrative Agent or the applicable Issuing Bank; provided that the Borrowers may, subject to the conditions to Borrowing set forth herein, request in accordance with Section 2.03 (other than any prior notice period required therein) that such payment be financed with ABR Revolving Loans in an equal amount (in a Dollar Equivalent Amount, if such Letter of Credit was issued in an Available LC Currency that is not an Available Currency) and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Loans or, as applicable, Eurocurrency Revolving Loans or RFR Revolving Loans.

(ii) If the Borrowers fail to make such payment when due, the applicable Issuing Bank shall notify the Administrative Agent in writing, and the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Revolving Lender’s Pro Rata Percentage (based on the total aggregate amount of Revolving Commitments) thereof. Each Revolving Lender shall pay by wire transfer of immediately available funds in the applicable currency to the Administrative Agent not later than 1:00 p.m., New York City time on such date (or, if such Revolving Lender shall have received such notice later than 1:00 p.m., New York City time on any day, not later than 11:00 a.m., New York City time on the immediately following Business Day), an amount equal to such Revolving Lender’s Pro Rata Percentage (based on the total aggregate amount of Revolving Commitments) of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(c) with respect to Revolving Loans made by such Revolving Lender in the applicable currency, and the Administrative Agent will promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Any amounts received by the applicable Issuing Bank from the Borrowers pursuant to the above paragraph prior to, concurrently with or after any Revolving Lender makes any payment pursuant to the preceding sentence will be promptly remitted by the applicable Issuing Bank to the Administrative Agent and by the Administrative Agent to the Revolving Lenders that shall have made such payments.

(iii) If any Revolving Lender shall not have made its Pro Rata Percentage of such LC Disbursement to the Administrative Agent available as provided above, each of such Revolving Lender and the Borrowers severally agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Administrative Agent for the account of the applicable Issuing Bank at (i) in the case of the Borrowers, the rate per annum set forth in clause (h) below and (ii) in the case of such Lender, at a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(f) Obligations Absolute. The Reimbursement Obligation of the Borrowers and the Revolving Lenders as provided in Section 2.18(d) and (e) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that fails to comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.18(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of the Borrowers hereunder; (v) the fact that a Default shall have occurred and be continuing; or (vi) any material adverse change in the business, property, results of operations, prospects or condition, financial or otherwise, of Holdings and its Restricted Subsidiaries. None of the Agents, the Lenders, the Issuing Banks or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of an Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable Requirements of Law) suffered by the Borrowers that are caused by an Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of bad faith, gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction (that is not subject to appeal)), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, such Issuing Bank may, in its reasonable discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly give written notice to the Administrative Agent of such demand for payment and whether the applicable Issuing Bank has made or will make an LC Disbursement thereunder, and the Administrative Agent shall promptly give the Borrower Agent written notice of such demand for payment upon receiving such notice from the applicable Issuing Bank; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its Reimbursement Obligation to the applicable Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in Section 2.18(e)).

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such LC Disbursement has been made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the Alternate Base Rate plus the Applicable Margin from the date of such LC Disbursement until the date that is three Business Days from the date the Borrower Agent is notified of such LC Disbursement, and thereafter at the rate per annum determined pursuant to Section 2.06. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.18(e) to reimburse the applicable Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Cash Collateralization. If (1) any Event of Default shall occur and be continuing, on the Business Day that the Borrower Agent receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, (2) as of the Letter of Credit Expiration Date, any LC Obligation for any reason remains outstanding (other than any LC Obligation that is (x) backstopped with a back to back letter of credit in a manner reasonably acceptable to the applicable Issuing Bank or (y) rolled into another credit facility to the sole satisfaction of the applicable Issuing Bank) or (3) there shall exist a Defaulting Lender, the Borrowers shall immediately (and in the case of clause (3), upon the reasonable request of the Administrative Agent, solely to the extent of the LC Exposure of such Defaulting Lender, and solely to the extent such LC Exposure has not been reallocated to other Lenders pursuant to Section 2.19(b)(i) or cash collateralized pursuant to Section 2.19(b)(ii)) deposit on terms and in accounts satisfactory to the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Revolving Lenders, an amount in cash equal to 103% of the LC Exposure as of such date plus any accrued and unpaid interest thereon (in each case in the currency of such LC Exposure); provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence and during the continuance of any Event of Default with respect to the Borrowers described in Section 8.01(g) or (h). Funds so deposited shall be applied by the Collateral Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of outstanding Reimbursement Obligations or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the existence of an Event of Default, such amount plus any accrued interest or realized profits with respect to such amounts (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived.

(j) Additional Issuing Banks. The Borrowers may, at any time and from time to time, designate one or more additional Revolving Lenders (subject to the consent of each such Revolving Lender in its sole discretion) reasonably acceptable to the Administrative Agent to act as an issuing bank with respect to Letters of Credit under the terms of this Agreement. Any Revolving Lender designated as an issuing bank with respect to Letters of Credit pursuant to this clause (j) shall have all the rights and obligations of the Issuing Banks under the Loan Documents with respect to Letters of Credit issued or to be issued by it, and all references in the Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Revolving Lender in its capacity as an Issuing Bank, as the context shall require. If at any time there is more than one Issuing Bank hereunder, the Borrowers may, in their discretion and subject to the terms and conditions set forth herein, select which Issuing Bank is to issue any particular Letter of Credit.

(k) Resignation or Removal of an Issuing Bank. Any Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days’ prior written notice to the Lenders, the Administrative Agent and the Borrower Agent. An Issuing Bank may be replaced at any time by the Borrowers. The Borrower Agent shall notify the Administrative Agent and then the Administrative Agent shall notify the Lenders of any such replacement of the applicable Issuing Bank. At the time any such resignation or replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(d). From and after the effective date of any such resignation or replacement, as applicable, (i) the successor Issuing Bank shall have all of the rights and obligations of the applicable Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all of the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.

(l) Issuing Bank. Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by each Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included each Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Banks. Each Issuing Bank may, but shall not be obligated to, send a Letter of Credit or conduct any communication to or from the beneficiary via a Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(m) Other. Each Issuing Bank shall be under no obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the applicable Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to the applicable Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the applicable Issuing Bank shall prohibit, or request that the applicable Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the applicable Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the applicable Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the applicable Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date, for which the applicable Issuing Bank is not otherwise compensated hereunder, and which the applicable Issuing Bank in good faith deems material to it; or

(ii) the issuance of such Letter of Credit would violate one or more policies of general application of the applicable Issuing Bank now or hereafter applicable.

Each Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the applicable Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrowers when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each Standby Letter of Credit and (ii) the rules of the UCP shall apply to each Commercial Letter of Credit. Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Borrowers for, and the applicable Issuing Bank’s rights and remedies against the Borrowers shall not be impaired by, any action or inaction of the applicable Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Requirements of Law or any order of a jurisdiction where the applicable Issuing Bank or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(n) Letters of Credit Issued for Wholly Owned Subsidiaries of Holdings. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Wholly Owned Restricted Subsidiary of Holdings (other than a Borrower), the Borrowers and each other applicant under such Letter of Credit shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of Wholly Owned Subsidiaries of Holdings other than the Borrowers inures to the benefit of the Borrowers, and that the Borrowers’ business derives substantial benefits from the businesses of any such other Wholly Owned Subsidiaries of Holdings.

(o) [Reserved].

(p) Provisions Related to Extended Tranches of Revolving Commitments. If the maturity date in respect of any Tranche of Revolving Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other Tranches of Revolving Commitments in respect of which the maturity date shall not have occurred are then in effect, (x) the outstanding Swing Line Loans and Revolving Loans shall be repaid pursuant to Section 2.10(b)(ii) on such maturity date to the extent and in an amount sufficient to permit the reallocation of the LC Exposure relating to the outstanding Letters of Credit contemplated by clause (y) below and (y) such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make payments in respect thereof pursuant to Section 2.18(d)) under (and ratably participated in by Revolving Lenders pursuant to) the Revolving Commitments in respect of such non-terminating Tranches up to an aggregate amount not to exceed the aggregate principal amount of the Revolving Commitments in respect of such non-terminating Tranches at such time (it being understood that (1) the participations therein of Revolving Lenders under the maturing Tranche shall be correspondingly released and (2) no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), but without limiting the obligations with respect thereto, the Borrowers shall provide the applicable Issuing Bank with either (x) funds equal to 103% of the LC

Exposure with respect to each such Letter of Credit for deposit in a cash collateral account which cash collateral account will be held by the applicable Issuing Bank as a pledged cash collateral account (and the Borrowers hereby grant to the Collateral Agent a security interest in all cash and credit support now or hereafter deposited to any such collateral account, and applied to reimbursement of all drafts submitted under any such Letter of Credit) or (y) one or more letters of credit, issued by a bank reasonably acceptable to the applicable Issuing Bank in its sole discretion, for the benefit of the applicable Issuing Bank with aggregate face amounts equal to 103% of the LC Exposure with respect to each such Letter of Credit, each in form and substance reasonably acceptable to the applicable Issuing Bank in its sole discretion, which may be drawn by the applicable Issuing Bank to satisfy any obligations of the Borrowers in respect of such Letter of Credit. If, for any reason, such cash collateral or backstop letters of credit are not provided or the reallocation does not occur, the Revolving Lenders under the maturing Tranche shall continue to be responsible for their participating interests in the Letters of Credit; provided that, notwithstanding anything to the contrary contained herein, upon any subsequent repayment of the Revolving Loans, the reallocation set forth in clause (i) shall automatically and concurrently occur to the extent of such repayment (it being understood that no partial face amount of any Letter of Credit may be so reallocated). Except to the extent of reallocations of participations pursuant to clause (i) of the second preceding sentence, the occurrence of a maturity date with respect to a given Tranche of Revolving Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders in any Letter of Credit issued before such maturity date. Commencing with the maturity date of any Tranche of Revolving Commitments, the LC Sublimit under any Tranche of Revolving Commitments that has not so then matured shall be in an amount agreed between such Revolving Lenders, the applicable Issuing Bank and the Borrowers; provided that in no event shall such sublimit be less than the sum of (x) the LC Exposure with respect to the Revolving Lenders under such Extended Tranche immediately prior to such maturity date and (y) the face amount of the Letters of Credit reallocated to such Tranche of Revolving Commitments pursuant to clause (i) of the second preceding sentence above (assuming Swing Line Loans and Revolving Loans are repaid in accordance with clause (i)(x)).

Section 2.19 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) the Commitment Fee shall cease to accrue on the Commitment of such Lender so long as it is a Defaulting Lender (except to the extent such amount is payable to the applicable Issuing Bank pursuant to clause (b)(v) below) and such Defaulting Lender shall not be entitled to receive any Commitment Fee pursuant to Section 2.05(a);

(b) if any Swing Line Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such Defaulting Lender’s participation in Swing Line Exposure and LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Percentages, but only to the extent that (y) such reallocation does not cause the aggregate Revolving Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Commitment and

(z) to the extent requested in writing by the Administrative Agent, the Borrowers shall confirm that the conditions set forth in Section 4.02 are satisfied at the time of such reallocation and if the Borrowers cannot confirm such conditions have been satisfied (which shall not constitute a Default or an Event of Default) and such conditions have not otherwise been waived by the Required Revolving Lenders, then clause (ii) below shall apply;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent, (a) prepay such Swing Line Exposure of such Defaulting Lender and (b) cash collateralize such Defaulting Lender’s LC Exposure (in each case after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.18(i) for so long as such LC Exposure is outstanding;

(iii) if any portion of such Defaulting Lender’s LC Exposure is cash collateralized pursuant to clause (ii) above, the Borrowers shall not be required to pay the LC Participation Fee with respect to such portion of such Defaulting Lender’s LC Exposure so long as it is cash collateralized;

(iv) if any portion of such Defaulting Lender’s LC Exposure is reallocated to the non-Defaulting Lenders pursuant to clause (i) above, then the LC Participation Fee with respect to such portion shall be allocated among the non-Defaulting Lenders in accordance with their Pro Rata Percentages;

(v) if any portion of such Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.19(b), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, the Commitment Fee that otherwise would have been payable to such Defaulting Lender (with respect to the portion of such Defaulting Lender’s Revolving Commitment that was utilized by such LC Exposure) and the LC Participation Fee payable with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such LC Exposure is cash collateralized and/or reallocated; and

(vi) so long as any Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, in each case unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateralized in accordance with this Section 2.19(b), and participations in any such newly issued or increased Letter of Credit or newly made Swing Line Loan shall be allocated among non-Defaulting Lenders in accordance with their respective Pro Rata Percentages (and Defaulting Lenders shall not participate therein);

(c) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.14(d) but excluding Section 2.16(b))

may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest bearing account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Banks or Swing Line Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participation in any Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and the Borrowers, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrowers, the Issuing Banks, the Swing Line Lender or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers, any Issuing Bank, the Swing Line Lender or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or Reimbursement Obligations in respect of LC Disbursements which a Defaulting Lender has funded in respect of its participation obligations and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of, and Reimbursement Obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or Reimbursement Obligations owed to, any Defaulting Lender;

(d) such Defaulting Lender shall be deemed not to be a “Lender,” and the amount of such Defaulting Lender’s Revolving Commitment and Revolving Loans and/or Term Loan Commitments and Term Loans and/or Swing Line Commitments and Swing Line Loans shall be excluded, for purposes of voting, and from both the numerator and the denominator in the calculation of voting, on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents, except as otherwise set forth in Section 10.02(b).

(e) to the extent permitted by applicable Requirements of Law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (A) any voluntary prepayment of the Loans pursuant to Section 2.10(a) shall, if the Borrower Agent so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders in accordance with Section 2.10(a) as if such Defaulting Lender had no Loans outstanding, and (B) any portion of any mandatory prepayment of the Loans pursuant to Section 2.10 that would be applied to the Loans of any Defaulting Lender if such Defaulting Lender had funded all of its defaulted Revolving Loans shall, if the Borrower Agent so directs at the time of making such mandatory prepayment, be (i) applied to the Loans of other Lenders (but not to the Loans of such Defaulting Lender) in accordance with Section 2.10 as if such Defaulting Lender had no Loans outstanding or (ii) retained by the Administrative Agent in a segregated non-interest-bearing account.

(f) Subject to Section 10.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender (or the events, actions or failures to act on account of which such Lender became a Defaulting Lender), including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

In the event that the Administrative Agent or any Issuing Bank, as the case may be, and the Borrowers each agrees in writing (provided that the Borrowers’ and, as applicable, the Administrative Agent’s or the Issuing Bank’s, agreement shall not be unreasonably withheld) that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Exposure and the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (except for Swing Line Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Percentage. The rights and remedies against a Defaulting Lender under this Section 2.19 are in addition to other rights and remedies that the Borrowers, the Administrative Agent, the Issuing Banks, and the non-Defaulting Lenders may have against such Defaulting Lender. The operation of this Section 2.19 shall not be construed to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Borrowers, at their option, to arrange for a substitute Lender to replace such Defaulting Lender pursuant to Section 2.16(b). The arrangements permitted or required by this Section 2.19 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions hereof or otherwise.

Section 2.20 Increase in Commitments.

(a) Borrower Request. The Borrowers may by written notice to the Administrative Agent elect to request the establishment of one or more new Term Loan Commitments under a new term facility or under an existing term facility or any increase under an existing Tranche of Term Loans (each, an “Incremental Term Loan Commitment”) and/or one or more new Revolving Commitments under a new revolving facility (an “Additional Revolving Commitment”) or under the then existing revolving facility (a “Revolving Commitment Increase” and together with any Additional Revolving Commitment, each an “Incremental Revolving Loan Commitment” and together with any Incremental Term Loan Commitment, the “Incremental Facilities”), in an aggregate amount not to exceed the Maximum Incremental Facilities Amount (the date of establishment of any such Incremental Facility, an “Increase Effective Date”). Any existing Lender approached to provide all or a portion of such Incremental Term Loan Commitments or Incremental Revolving Loan Commitments may elect or decline, in its sole discretion, to provide such Incremental Term Loan Commitment or Incremental Revolving Loan Commitment, and, to the extent any such Incremental Term Loan Commitments or Incremental Revolving Loan Commitments are not provided by existing Lenders, each Lender providing such commitments shall otherwise constitute an Eligible Assignee hereunder; provided that (i) the Administrative Agent shall have consented to such Eligible Assignee providing such Incremental Term Loan Commitment or Incremental Revolving Loan Commitment, as applicable, solely if and to the extent such consent would be required under Section 10.04 for an assignment of such Type of Loans or Commitments, as applicable, to such Eligible Assignee and (ii) any Incremental Facilities to be

provided by Sponsor Investors shall be subject to the terms of Section 10.04(b) as if such Incremental Facilities were being assigned to such Sponsor Investor; provided further that, for the avoidance of doubt, the Borrowers shall not be required to offer the opportunity to participate in any Incremental Facility to any existing Lenders.

(b) Conditions. Such Incremental Term Loan Commitments and Incremental Revolving Loan Commitments shall become effective as of such Increase Effective Date; provided that:

(i) subject to Section 1.06, no Event of Default (or, in the case of an Incremental Facility (other than a Revolving Commitment Increase) the proceeds of which will be used for a Permitted Acquisition, other Investment or Limited Condition Transaction, no Event of Default under Section 8.01(a), (b), (g) (solely with respect to the Borrowers) or (h) (solely with respect to the Borrowers)) shall have occurred and be continuing at the time of funding or immediately after giving effect thereto; provided that any Limited Condition Transaction remains subject to the terms of Section 1.06 hereof and the lenders providing such Incremental Facility may waive or not require any of the conditions of this clause (i) (except that no Event of Default under Section 8.01(a), (b), (g) or (h) may be so waived);

(ii) the proceeds of the Incremental Term Loans and/or Incremental Revolving Loans may be used for working capital needs and other general corporate purposes (including Capital Expenditures, acquisitions and other Investments, working capital and/or purchase price adjustments, Dividends, prepayments of Indebtedness (including Restricted Debt Payments) and related fees and expenses) and for any other purpose not prohibited by the Loan Documents;

(iii) [reserved];

(iv) any such Incremental Term Loans shall be in an aggregate amount of at least $5,000,000, €5,000,000 or £5,000,000, as applicable, or, in respect of Eurocurrency Rate Loans or RFR Loans denominated in any other Available LC Currency, 5,000,000 units of such Available LC Currency and integral multiples above such amount of $1,000,000, €1,000,000 or £1,000,000, as applicable (or, in respect of an Incremental Term Loan in any other Available LC Currency, 1,000,000 units of such Available LC Currency) or in each case as the Borrower Agent and the Administrative Agent shall otherwise reasonably agree (except, in each case, such minimum amount shall not apply when the Borrowers use all of the Incremental Term Loan Commitments available at such time or to the extent the Administrative Agent approves a lower amount);

(v) any Incremental Facilities may be (A) secured by the Collateral on a pari passu basis with the Term Loans (B) secured by the Collateral on a junior basis to the Term Loans, or (C) unsecured and, in the case of clauses (B) and (C), shall be established as a separate facility from the then existing Term Loans or Revolving Loans, as applicable; provided that if any such separate facility is secured, a Senior Representative validly acting on behalf of the holders of such Incremental Facility shall have become party to the Intercreditor Agreement and, if secured on a pari passu basis with the Secured Obligations, the Pari Intercreditor Agreement (provided that, in each case, so long as such Senior Representative is joined to the Intercreditor Agreement and/or the Pari Intercreditor Agreement, as applicable, by way of a joinder agreement in substantially the form of the applicable form of joinder agreement attached thereto without any material changes therefrom or to the Intercreditor Agreement and/or the Pari Intercreditor Agreement, as applicable, in connection with such joinder, or such intercreditor agreement or joinder is Otherwise Acceptable, no acknowledgement or countersignature by the Administrative Agent or Collateral Agent shall be required to comply with the requirements of this Section 2.20(b)(v)). No Incremental Facility shall (x) be secured by a Lien on any assets of the Borrower or any Guarantor not constituting Collateral, (y) be incurred by any entity other than a Borrower or a Guarantor and (z) be guaranteed by any Person (in the case of any borrowing under any private equity fund facility of a direct or indirect equityholder of Holdings, any Subsidiary) unless such Person (in the case of any borrowing under any private equity fund facility of a direct or indirect parent of Holdings, such Subsidiary) is a Borrower or a Guarantor that shall have previously or substantially concurrently Guaranteed or become a Borrower with respect to the Obligations; and

(vi) solely if and to the extent required by the lenders providing the applicable Incremental Facility, subject to (A) customary “SunGard” limitations (to the extent the proceeds of the applicable Incremental Facility are being used to finance a Permitted Acquisition, other Investment or Limited Condition Transaction (and such limitations shall, for the avoidance of doubt, include a limitation to customary specified representations)) or (B) in the case of any “certain funds” Limited Condition Transaction in any non-U.S. jurisdiction, conditionality as is customary or required in such jurisdiction, each of the representations and warranties made by any Credit Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any such representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such credit extension (or, if incurred in connection with a Limited Condition Transaction, the LCT Test Date) with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date.

(c) Terms of New Term Loans and Commitments. The terms and provisions of Loans (or loans established as a separate facility) made pursuant to such Incremental Term Loan Commitments shall be subject to Section 2.20(f) and as follows:

(i) the terms and provisions of Loans made pursuant to Incremental Term Loan Commitments (the “Incremental Term Loans”) shall be, except as otherwise set forth herein (including Section 2.20(f)), on terms and pursuant to documentation to be determined by the Borrowers and the lenders providing such Incremental Term Loans (and, for the avoidance of doubt, no consent shall be required from the Administrative Agent (except to the extent affecting the rights and duties of, or any fees or other amounts payable to, the Administrative Agent) or any other Secured Party); provided, for the avoidance of doubt, that no Incremental Term Loan Commitment may take the form of Priority Payment Obligations;

(ii) any Incremental Term Loans shall be subject to the Inside Maturity Limitation; and

(iii) any Incremental Term Loans that are pari passu in right of payment and security with the Term Loans may participate on a pro rata basis, less than pro rata basis or greater than pro rata basis in any voluntary prepayment and on a pro rata basis or less than pro rata basis (but not a greater than pro rata basis) in any mandatory prepayments of Term Loans hereunder; provided that, for the avoidance of doubt, in the event any portion of any mandatory or voluntary prepayment is declined by any Term Loan Lenders such portion may be paid in respect of such Incremental Term Loans on a greater than pro rata basis.

(d) Terms of New Revolving Loans and Commitments. (i) Any Additional Revolving Commitments (including if established as a separate facility) shall be, except as otherwise set forth herein (including Section 2.20(f)), on terms and pursuant to documentation to be determined by the Borrowers and the lenders providing such Additional Revolving Commitments (and, for the avoidance of doubt, no consent shall be required from the Administrative Agent (except to the extent affecting the rights and duties of, or any fees or other amounts payable to, the Administrative Agent) or any other Lender); provided that (A) in the case of a Revolving Commitment Increase, (I) the maturity date of such Revolving Commitment Increase shall be the same as the Revolving Maturity Date applicable to the Revolving Commitments subject to such increase, such Revolving Commitment Increase shall require no scheduled amortization or mandatory commitment reduction prior to the final Revolving Maturity Date applicable to the Revolving Commitments subject to such increase, and the Revolving Commitment Increase shall be on the exact same terms and pursuant to the exact same documentation applicable to the Revolving Commitments subject to such increase (it being understood that, if required to consummate a Revolving Commitment Increase, the pricing, interest rate margins, rate floors and undrawn fees on the Revolving Commitments being increased may be increased for all Revolving Lenders under the Revolving Commitments being increased, additional upfront or similar fees may be payable to the Lenders participating in the Revolving Commitment Increase without any requirement to pay such amounts to any Revolving Lenders that do not participate in such increase, and any terms more restrictive of the Borrowers under such Revolving Commitment Increase may be added for the benefit of all Revolving Lenders under the Revolving Commitments being increased), and (II) each of the applicable Revolving Lenders shall be deemed to have assigned to each Lender with Incremental Revolving Loan Commitments in respect of a Revolving Commitment Increase, and each such Lender shall be deemed to have purchased from each of the applicable Revolving Lenders, at the principal amount thereof (together with accrued interest), such interests in the applicable Revolving Loans outstanding on the effective date of such increase as shall be necessary in order that, immediately after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing applicable Revolving Lenders and Incremental Revolving Loan Lenders in respect of such Revolving Commitment Increase ratably in accordance with their Revolving Commitments after giving effect to the addition of such Incremental Revolving Loan Commitments to the Revolving Commitments; and (B) in the case of an Additional Revolving Commitment, the maturity date of such Additional Revolving Commitment shall be no earlier than the Revolving Maturity Date and such Additional Revolving Commitment shall require no scheduled amortization or mandatory commitment reduction prior to the final Revolving Maturity Date; provided, that the Administrative Agent’s, the applicable Issuing Bank’s, the Swing Line Lender’s and the Borrowers’ consent shall be required to each Person providing any portion of an Incremental Revolving Loan Commitment solely to the same extent, and in the same manner, as if such Person had taken assignment of Revolving Commitments pursuant to Section 10.04. Each Incremental Revolving Loan Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder (an “Incremental Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan; provided that no Incremental Revolving Loan Commitment may take the form of Priority Payment Obligations.

(e) Joinder. Such Incremental Term Loan Commitments and Incremental Revolving Loan Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Borrowers and each lender making such Incremental Term Loan Commitment or Incremental Revolving Loan Commitment, in form and substance reasonably satisfactory to each of them (and, for the avoidance of doubt, no consent shall be required from the Administrative Agent (except to the extent affecting the rights and duties of, or any fees or other amounts payable to, the Administrative Agent) or any other Lender). The Increase Joinder (or, in the case of Incremental Facilities governed by documentation other than this Agreement and the other Loan Documents, a companion amendment hereto) may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents (i) as may be necessary or appropriate (which may be in the form of an amendment and restatement of this Agreement) (including with respect to pro rata payments, repayments, borrowings and commitment reductions of Revolving Commitments (and Revolving Loans thereunder) and Incremental Revolving Loan Commitments (and loans thereunder)), in the opinion of the lenders providing such facility, (solely to the extent the Administrative Agent’s consent would be required in accordance with clauses (c) or (d) above) the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.20 and (ii) so long as such amendments are not adverse to the Lenders, such other changes as may be necessary, as reasonably determined by the Borrower Agent and the lenders providing such facility and (solely to the extent the Administrative Agent’s consent would be required in accordance with clauses (c) or (d) above) the Administrative Agent, to maintain the fungibility of any Incremental Term Loans with any Tranche of then-outstanding Term Loans. The Borrower Agent shall provide the Administrative Agent written notice (including via email) no later than two Business Days prior to the execution and delivery of any Increase Joinder and the Administrative Agent hereby agrees to (and is directed by each Lender to) acknowledge such amendment as promptly as practicable following such written notice; it being acknowledged and agreed by each Lender that the Administrative Agent, in its capacity as such, shall have no liability with respect to such acknowledgment and each Lender hereby irrevocably waives to the fullest extent permitted by Requirements of Law any claims with respect to such acknowledgment; provided that failure to obtain such acknowledgment (or to provide such notice) shall in no way affect the effectiveness of any Increase Joinder. This Section 2.20(e) shall supersede any provisions in Section 10.02 to the contrary.

(f) Yield. If the initial Yield (as defined below) on any Incremental Term Loans (not including any Permitted Incremental Equivalent Debt) that (a) are incurred utilizing the Incurrence Ratio (for the avoidance of doubt, Incremental Term Loans that are initially incurred under the Fixed Incremental Amount and later reclassified pursuant to the Incremental Reclassification Provision as having been incurred under the Incurrence Ratio shall not be deemed for purposes of this sentence to have been incurred under the Incurrence Ratio) on or prior to the 6 month anniversary of the Closing Date, (b) are secured on a pari passu basis with the Secured Obligations (in both security and right of payment), (c) have an outside maturity date on or prior to the Latest Maturity Date of the initial Term Loans, (d) are denominated in (i) solely with respect to Dollar Term Loans, Dollars, (ii) solely with respect to the Euro Term Loans, Euro and (iii) solely with respect to Sterling Term Loans, British Pounds Sterling, (e) that provide for the payment of interest at a floating rate, and (f) are broadly syndicated term loan B loans, (f) incurred for any purpose other than a Permitted Acquisition or other Investment, exceeds the then applicable Yield on (i) solely if such Incremental Term Loans are denominated in Dollars, the initial Dollar Term Loans advanced on the Closing Date, (ii) solely if such Incremental Term Loans are denominated in British Pounds Sterling, the initial Sterling Term Loans advanced on the Closing Date or (iii) solely if such Incremental Term Loans are denominated in Euros, the initial Euro Term Loans advanced on the Closing Date, in each case, outstanding at such time by more than 100 basis points (the amount of such excess above 100 basis points being referred to herein as the “Yield Differential”), then, solely to the extent that (1) Lenders holding more than 50% of the aggregate principal amount of (i) solely if such Incremental Term Loans are denominated in Dollars, the initial Dollar Term Loans advanced on the Closing Date, (ii) solely if such Incremental Term Loans are denominated in British Pounds Sterling, the initial Sterling Term Loans advanced on the Closing Date or (iii) solely if such Incremental Term Loans are denominated in Euros, the initial Euro Term Loans advanced on the Closing Date (provided that the applicable Term Loans held by any Defaulting Lender shall be excluded for purposes of making such determination) have not waived the provisions of this clause (f) (such provisions, the “MFN Protection”), and (2) the aggregate principal amount of all Incremental Term Loans that would be subject to the adjustment provided for in this sentence (after giving effect to all other carve-outs thereto) but for this clause (2) exceeds $2,617,500,000 the Applicable Margin then in effect for such tranche of Term Loans advanced on the Closing Date shall automatically be increased by the Yield Differential. “Yield” shall mean, with respect to any credit facility, the then “effective yield” on such facility consistent with generally accepted financial practice, it being agreed that (x) arrangement, commitment, structuring, underwriting, ticking, unused line, consent and amendment fees (regardless of whether such fees are paid to or shared in whole or in part with any lender) in connection with the applicable facility, any call protection or prepayment premiums paid or payable in connection with such facility, and any fees that are not generally payable to all lenders (or their Affiliates) ratably with respect to any such facility and that are paid or payable in connection with such facility shall be excluded, (y) original issue discount and upfront fees paid or payable to the lenders thereunder shall be included (with original issue discount and upfront fees being equated to interest based on assumed four-year life to maturity (or, if less, the remaining life to maturity) without any present value discount) and (z) to the extent that the ~~Adjusted LIBO Rate~~Term SOFR for a three month interest period on the closing date of any such Incremental Term Loan Commitment in like currency is (A) less than (x) ~~0.50%~~the Floor, in the of case Incremental Term Loans denominated in Dollars, (y) 0.00%, in the case of Incremental Term Loans denominated in Euros and (z) 0.00%, in the case of Incremental Term Loans denominated in British Pounds Sterling, in each case, of the amount of such difference shall be deemed added to the interest margin for the applicable existing Term Loans, solely for the purpose of determining whether an increase in the interest rate margins for the applicable existing Term Loans shall be required and (B) less than the interest rate floor, if any, applicable to any such Incremental Term Loans in like currency, the amount of such difference shall be deemed added to the interest rate margins for such Incremental Term Loans in like currency solely for such purpose; provided that, to the extent any increase in interest rate margin would be required pursuant to the foregoing provisions, solely on account of clause (B) immediately above, such increase shall be effected solely by way of an increase in the ~~Adjusted LIBO Rate f~~Floor instead of an increase in the Applicable Margin).

(g) Equal and Ratable Benefit. Subject to Section 2.20(b)(v) and aside from other Loans and Commitments established pursuant to separate documentation, the Loans and Commitments established pursuant to this Section 2.20 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents. The Borrowers and the other Credit Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Class of Incremental Term Loans or Incremental Revolving Loans or any such Incremental Term Loan Commitments or Incremental Revolving Loan Commitments.

Section 2.21 Extension Amendments.

(a) The Borrowers may at any time and from time to time request that all or a portion, including one or more Tranches, of the Loans (including any Extended Loans), in each case existing at the time of such request (each such Tranche of existing Loans, an “Existing Tranche” and the Loans of any such Tranche, the “Existing Loans”) be converted to extend the termination date thereof and/or the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any such Existing Tranche (any such Existing Tranche or portion thereof which has been so extended, an “Extended Tranche” and the Loans of such Tranche or portion thereof, the “Extended Loans”) and to provide for other terms consistent with this Section 2.21. In order to establish any Extended Tranche, the Borrower Agent shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Tranche to be established which terms shall be as agreed by the Borrowers and the lenders providing such Extended Loans; provided that, notwithstanding anything to the contrary in this Section 2.21 or otherwise, (1) the Extended Tranche shall not be, (y) in the case of any Extended Tranche relating to Term Loans, in an amount less than $5,000,000 or such other amount as the Borrower Agent and the Administrative Agent shall reasonably agree (it being understood that the actual principal amount thereof provided by the applicable lenders may be lower than such minimum amount), and (z) in the case of any Extended Tranche relating to Revolving Loans hereunder, in an amount less than $1,000,000 or such other amount as the Borrower Agent and the Administrative Agent shall reasonably agree (it being understood that the actual principal amount thereof provided by the applicable lenders may be lower than such minimum amount), (2) no Extended Tranche shall be secured by or receive the benefit of any collateral, credit support or security that does not secure or support the Existing Tranches, (3) the mandatory prepayment or the commitment reduction of any of Loans or Commitments under the Extended Tranches shall be made on a pro rata basis with all other outstanding Loans or Commitments respectively; provided that Extended Loans may, if the Extending Lenders making such Extended Loans so agree, participate on a less than pro rata basis in any mandatory prepayment or commitment reductions hereunder, and, in the event any portion of any mandatory or voluntary prepayment is declined by any other Term Loan Lenders such portion may be paid in respect of such Extended Loans on a greater than pro rata basis, (4) the final maturity of any Extended Tranche shall not be earlier than, and, if such Extended Tranche is a term facility, shall not have a Weighted Average Life to Maturity shorter than, the applicable Specified Existing Tranche, and, if such Extended Tranche is a revolving facility, shall not have any scheduled amortization or mandatory commitment reduction prior to the final maturity of the applicable Existing Tranche from which they are to be extended (the “Specified Existing Tranche”), (5) each Lender in the Specified Existing Tranche shall be permitted to participate in the Extended Tranche in accordance with its pro rata share of the Specified Existing Tranche, (6) assignments and participations of Extended Tranches shall be governed by the same assignment and participation provisions applicable to Loans and Commitments hereunder as set forth in Section 10.04 and (7) in the case of any Extended Tranche relating to Revolving Loans hereunder that results in an extension of an Issuing Bank’s obligations with respect to Letters of Credit, the consent of such Issuing Bank shall be required with respect to its own obligations; provided further that a certificate delivered to the Administrative Agent at least two Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrowers have determined in good faith that terms and conditions of any Extended Tranche satisfy the requirements of this Section 2.21(a), shall be conclusive evidence absent manifest error that such terms and conditions satisfy the requirements of this Section 2.21(a). No Lender shall have any obligation to agree to have any of its Existing Loans or, if applicable, commitments of any Existing Tranche converted into an Extended Tranche pursuant to any Extension Request. Any Extended Tranche shall constitute a separate Tranche of Loans (and, if applicable, commitments) from the Specified Existing Tranches, from any other Existing Tranches, and from any other Extended Tranches so established on or after such date.

(b) The Borrowers shall provide the applicable Extension Request at least five Business Days (or such shorter period as may be agreed by the Administrative Agent in its sole discretion) prior to the date on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Tranche converted into an Extended Tranche shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Tranche that it elects to convert into an Extended Tranche. In the event that the aggregate amount of the Specified Existing Tranche subject to Extension Elections exceeds the amount of Extended Tranches requested pursuant to the Extension Request, the Specified Existing Tranches subject to Extension Elections shall be converted to Extended Tranches on a pro rata basis based on the amount of Specified Existing Tranches included in each such Extension Election.

(c) Extended Tranches shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to provisions related to maturity, amortization, interest margins, fees or prepayments or, subject to clause (a) of this Section 2.21, any other provisions, and which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.21(c) and notwithstanding anything to the contrary set forth in Section 10.02, shall not require the consent of the Administrative Agent (except to the extent affecting the rights and duties of, or any fees or other amounts payable to, the Administrative Agent) or any Lender other than the Extending Lenders with respect to the Extended Tranches established thereby) executed by the Credit Parties and the Extending Lenders. It is understood and agreed that each Lender consented for all purposes requiring its consent, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by this Section 2.21 and the arrangements described above in connection therewith. This Section 2.21(c) shall supersede any provisions in Section 10.02 to the contrary. The Borrowers may condition the effectiveness of any Extension Amendment on an Extension Minimum Condition, which may be waived by the Borrower Agent in its sole discretion. The Borrower Agent shall provide the Administrative Agent written notice (including via email) no later than two Business Days prior to the execution and delivery of any Extension Amendment, and the Administrative Agent hereby agrees to (and is directed by each Lender to) acknowledge such Extension Amendment as promptly as practicable following such written notice; it being acknowledged and agreed by each Lender that the Administrative Agent, in its capacity as such, shall have no liability with respect to such acknowledgment and each Lender hereby irrevocably waives to the fullest extent permitted by Requirements of Law any claims with respect to such acknowledgment; provided that failure to obtain such acknowledgment shall in no way affect the effectiveness of any Extension Amendment.

(d) Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Tranche is converted to extend the related scheduled maturity date(s) in accordance with clause (a) above (an “Extension Date”), in the case of the Specified Existing Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of such Specified Existing Tranche so converted by such Lender into an Extended Tranche or Extended Tranches on such date, and such Extended Tranche or Extended Tranches shall be established as a separate Tranche or Tranches from the Specified Existing Tranche and from any other Existing Tranches and any other Extended Tranches so established on or after such date, and (B) if, on any Extension Date, any Revolving Loans of any Extending Lender are outstanding under the applicable Specified Existing Tranches, such loans (and any related participations) shall be deemed to be allocated as Extended Loans (and related participations) and Existing Loans (and related participations) in the same proportion as such Extending Lender’s applicable Specified Existing Tranches to the applicable Extended Tranches so converted by such Lender on such date.

(e) If, in connection with any proposed Extension Amendment, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such Lender, a “Non-Extending Lender”) then the Borrowers may, on notice to the Administrative Agent and the Non-Extending Lender, (A) replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.04 (with the assignment fee, if any, and any other costs and expenses to be paid by the Borrowers in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrowers to obtain a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Loans and/or a commitment on the terms set forth in such Extension Amendment; and provided, further, that all Obligations of the Borrowers owing to the Non-Extending Lender relating to the Loans and participations so assigned shall be Paid in Full at par to such Non-Extending Lender and any corresponding Commitments shall be terminated concurrently with such Assignment and Assumption by the assignee Lender or the Borrowers, as applicable, or (B) prepay the Loans and all other Obligations owing to and, at the Borrowers’ option, if applicable, terminate the Commitments of, such Non-Extending Lender, in whole or in part, subject to breakage costs (to the extent applicable and payable pursuant to the terms hereof), without premium or penalty. In connection with any such replacement under this Section 2.21, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Assumption and/or such other documentation and (b) the date as of which all Obligations of the Borrowers owing to the Non-Extending Lender relating to the Loans and participations so assigned shall be Paid in Full to such Non-Extending Lender by the assignee Lender or the Borrowers, as applicable, and any corresponding Commitments shall be terminated then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Borrowers shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Non-Extending Lender. This Section 2.21(e) shall supersede any provisions in Section 10.02 to the contrary.

Section 2.22 Refinancing Facilities.

(a) At any time after the Closing Date, the Borrowers or any Guarantor may obtain, from any Lender or any Additional Lender (to the extent agreed to by such Lender or Additional Lender in its sole discretion), Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans, Revolving Loans and/or Revolving Commitments then outstanding under this Agreement (which will be deemed to include any then outstanding Incremental Term Loans under any Incremental Term Loan Commitments or any Incremental Revolving Loan Commitments then outstanding under this Agreement (or any Incremental Revolving Loans outstanding pursuant thereto)) or any then outstanding Refinancing Term Loans in the form of Refinancing Term Loans or Refinancing Term Commitments or any then outstanding Refinancing Revolving Loans or Refinancing Revolving Loan Commitments in the form of Refinancing Revolving Loans or Refinancing Revolving Loan Commitments, respectively, in each case, pursuant to a Refinancing Amendment, together with the Intercreditor Agreement and the Pari Intercreditor Agreement or other customary subordination agreement; provided that such Credit Agreement Refinancing Indebtedness (i) will, to the extent secured, rank pari passu or junior in right of payment and of security with the other Loans and Commitments hereunder (but for the avoidance of doubt, such Credit Agreement Refinancing Indebtedness may be unsecured), and (ii) will, to the extent permitted by the definition of “Credit Agreement Refinancing Indebtedness,” have such pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions and terms as may be agreed by the applicable Borrower and the Lenders or Additional Lenders with respect thereto. The effectiveness of any Refinancing Amendment shall be subject to, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Refinancing Term Loans, Refinancing Revolving Loans, Refinancing Term Loan Commitments or Refinancing Revolving Loan Commitments, as applicable) and any Indebtedness being replaced or refinanced with such Credit Agreement Refinancing Indebtedness shall be deemed permanently reduced and satisfied in all respects. Any Refinancing Amendment may, without the consent of the Administrative Agent (except to the extent affecting the rights and duties of, or any fees or other amounts payable to, the Administrative Agent) or any Lenders other than any Lenders providing such Credit Agreement Refinancing Indebtedness, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, to effect the provisions of this Section. The Borrower Agent shall provide the Administrative Agent written notice (including via email) no later than two Business Days prior to the execution and delivery of any Refinancing Amendment, and the Administrative Agent hereby agrees to (and is directed by each Lender to) acknowledge such Refinancing Amendment as promptly as practicable following such written notice; it being acknowledged and agreed by each Lender that the Administrative Agent, in its capacity as such, shall have no liability with respect to such acknowledgment and each Lender hereby irrevocably waives to the fullest extent permitted by Requirements of Law any claims with respect to such acknowledgment; provided that failure to obtain such acknowledgment shall in no way affect the effectiveness of any Refinancing Amendment.

(b) This Section 2.22 shall supersede any provisions in Section 10.02 to the contrary. A certificate delivered to the Administrative Agent at least two Business Days prior to the incurrence of any Credit Agreement Refinancing Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrowers have determined in good faith that terms and conditions of any Credit Agreement Refinancing Indebtedness satisfy the requirements of this Section 2.22, shall be conclusive evidence absent manifest error that such terms and conditions satisfy the requirements of this definition.

Section 2.23 Permitted Debt Exchanges.

(a) Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by a Borrower to all Lenders (other than, with respect to any Permitted Debt Exchange Offer that constitutes an offering of securities, any Lender that, if requested by the Borrowers, is unable to certify that it is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (ii) an institutional “accredited investor” (as defined in Rule 501 under the Securities Act) or (iii) not a “U.S. person” (as defined in Rule 902 under the Securities Act)) with outstanding Term Loans of a particular Class, a Borrower may from time to time consummate one or more exchanges of such Term Loans for Indebtedness (in the form of senior secured, junior secured, senior unsecured, senior subordinated or subordinated notes or loans) (such Indebtedness, “Permitted Debt Exchange Notes” and each such exchange, a “Permitted Debt Exchange”), so long as the following conditions are satisfied:

(i) each such Permitted Debt Exchange Offer shall be made on a pro rata basis to the applicable Term Loan Lenders (other than, with respect to any Permitted Debt Exchange Offer that constitutes an offering of securities, any Lender that, if requested by the applicable Borrower, is unable to certify that it is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (ii) an institutional “accredited investor” (as defined in Rule 501 under the Securities Act) or (iii) not a “U.S. person” (as defined in Rule 902 under the Securities Act)) of each applicable Class based on their respective aggregate principal amounts of outstanding Term Loans under such Class;

(ii) the aggregate principal amount (calculated on the face amount thereof) of such Permitted Debt Exchange Notes shall not exceed the aggregate principal amount (calculated on the face amount thereof) of Term Loans so refinanced, except by an amount equal to any accrued and unpaid interest and premium thereon, and any fees, expenses, commissions, underwriting discounts and premiums payable in connection with such Permitted Debt Exchange or any commitments (including unutilized commitments);

(iii) (x) any Permitted Debt Exchange Notes shall comply with the Required Debt Terms, (y) other terms and conditions of such Permitted Debt Exchange Notes shall be as determined by the borrower and the lenders or investors providing such Indebtedness (and, for the avoidance of doubt, no consent shall be required from the Administrative Agent (except to the extent affecting the rights and duties of, or any fees or other amounts payable to, the Administrative Agent in a manner adverse to the Administrative Agent) or any other Lender) and (z) the Permitted Debt Exchange Notes shall not have a higher Lien priority than the facility that is being refinanced by the issuance of any such Permitted Debt Exchange Notes);

(iv) subject to Section 1.06, no Event of Default (or, in the case of any such Indebtedness incurred in connection with a Limited Condition Transaction, no Event of Default under Section 8.01(a), (b), (g) (solely with respect to the Borrowers) or (h) (solely with respect to the Borrowers)) shall have occurred and be continuing at the time of funding or immediately after giving effect to such Permitted Debt Exchange;

(v) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged under each applicable Class by the applicable Borrower(s) pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the applicable Borrower(s) on date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the applicable Borrower(s) for immediate cancellation), and accrued and unpaid interest on such Term Loans shall be paid to the exchanging Lenders on the date of consummation of such Permitted Debt Exchange, or, if agreed to by the applicable Borrower(s) and the Administrative Agent, the next scheduled Interest Payment Date with respect to such Term Loans (with such interest accruing until the date of consummation of such Permitted Debt Exchange);

(vi) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of a given Class tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be exchanged by the applicable Borrower(s) pursuant to such Permitted Debt Exchange Offer, then the applicable Borrower(s) shall exchange Term Loans under the relevant Class tendered by such Lenders ratably up to such maximum based on the respective principal amounts so tendered, or, if such Permitted Debt Exchange Offer shall have been made with respect to multiple Classes without specifying a maximum aggregate principal amount offered to be exchanged for each Class, and the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of all Classes tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of all relevant Classes offered to be exchanged by the applicable Borrower(s) pursuant to such Permitted Debt Exchange Offer, then the applicable Borrower(s) shall exchange Term Loans across all Classes subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered;

(vii) all documentation in respect of such Permitted Debt Exchange Notes shall be consistent with the foregoing and any other terms and conditions thereof shall be determined by the applicable Borrower(s) and the lenders or investors providing any such Permitted Debt Exchange Notes (and, for the avoidance of doubt, no consent shall be required from the Administrative Agent (except to the extent affecting the rights and duties of, or any fees or other amounts payable to, the Administrative Agent) or any other Lender);

(viii) any applicable Minimum Tender Condition or Maximum Tender Condition, as the case may be, shall be satisfied or waived by the Borrowers; and

(ix) notwithstanding anything to the contrary herein, no Lender shall have any obligation to agree to have any of its Loans or Commitments exchanged pursuant to any Permitted Debt Exchange Offer.

(b) With respect to all Permitted Debt Exchanges effected by any Borrower pursuant to this Section 2.23, such Permitted Debt Exchange Offer shall be made for not less than $5,000,000 in aggregate principal amount of Term Loans; provided that subject to the foregoing the applicable Borrower(s) may at their election specify (A) as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrowers’ discretion) of Term Loans of any or all applicable Classes be tendered and/or (B) as a condition (a “Maximum Tender Condition”) to consummating any such Permitted Debt Exchange that no more than a maximum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the applicable Borrower(s)’s discretion) of Term Loans of any or all applicable Classes will be accepted for exchange. The Administrative Agent and the Lenders hereby acknowledge and agree that the provisions of Section 2.07 and Section 2.10 do not apply to the Permitted Debt Exchange and the other transactions contemplated by this Section 2.23 and hereby agree not to assert any Default or Event of Default in connection with the implementation of any such Permitted Debt Exchange or any other transaction contemplated by this Section 2.23.

(c) In connection with each Permitted Debt Exchange, the Borrower Agent shall provide the Administrative Agent at least two Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and the applicable Borrower(s) and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.23; provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five Business Days following the date on which the Permitted Debt Exchange Offer is made. A certificate delivered to the Administrative Agent at least two Business Days prior to the incurrence of any Permitted Debt Exchange Notes, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrowers have determined in good faith that terms and conditions of any Permitted Debt Exchange Notes satisfy the requirements of this Section 2.23, shall be conclusive evidence absent manifest error that such terms and conditions satisfy the requirements of this definition.

(d) The Borrowers shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (i) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrowers’ compliance with such laws in connection with any Permitted Debt Exchange and (ii) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Exchange Act.

Section 2.24 Designation of Borrowers. (a) The Borrower Agent may from time to time designate one or more Additional Borrowers organized in the United States, any state thereof, the District of Columbia, Luxembourg or Jersey, or, solely with respect to the Revolving Credit Facility, any other jurisdiction reasonably satisfactory to the Revolving Lenders, in each case for purposes of this Agreement, by delivering to the Administrative Agent:

(i) written notice (including via email) of election to become an Additional Borrower duly executed on behalf of such Restricted Subsidiary and the Borrowers two Business Days prior to the proposed effectiveness of such election,

(ii) all documentation and other information with respect to such Subsidiary (including any requisite Beneficial Ownership Certification) reasonably requested in writing by the Administrative Agent and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act and the Beneficial Ownership Regulation, no later than two Business Days prior to the date of such effectiveness (or such later date as may be agreed by the Administrative Agent);

(iii) (A) solely to the extent such Additional Borrower is not already a Credit Party, all documents, updated schedules, instruments, certificates and agreements, and all other actions and information, then required by or in respect of such Additional Borrower by Section 5.10 or by the Security Agreement (without giving effect to any grace periods for delivery of such items, the updating of such information or the taking of such actions), (B) if reasonably requested by the Administrative Agent, a legal opinion of counsel to the Additional Borrower relating to such Additional Borrower, in form and substance consistent with that delivered in respect of the Initial Borrower on the Closing Date (provided that (x) if such Additional Borrower is organized in a jurisdiction where legal opinions are not customarily provided by a borrower’s legal counsel, no such legal opinion shall be required or such opinion shall be provided by counsel to the Administrative Agent (if customary to do so), and (y) any such legal opinion may be modified in form or substance in a manner satisfactory to the Administrative Agent in its reasonable discretion), and (C) a customary secretary’s certificate attaching such documents as were delivered by the Initial Borrower on the Closing Date;

(iv) [reserved];

(v) promissory notes in respect of such Additional Borrower in favor of any Lender requesting such promissory notes, in form and substance consistent with the Notes set forth in Exhibit H-1, Exhibit H-2 and Exhibit H-3 (modified to reflect such Additional Borrower); and

(vi) a customary joinder agreement in form and substance reasonably satisfactory to the Administrative Agent whereby the Additional Borrower becomes party hereto as a Borrower and appoints the Initial Borrower (or such other Subsidiary of Holdings as shall be the Borrower Agent at such time) as “Borrower Agent” hereunder and under the other Loan Documents.

(b) After such deliveries, the appointment of the Additional Borrower shall be effective upon the effectiveness of an amendment to this Agreement and any applicable Loan Document necessary (in the reasonable judgment of the Administrative Agent) to give effect to the appointment of such Additional Borrower (in form and substance reasonably acceptable to the Administrative Agent, including amendments to disambiguate certain uses of the word “Borrower” and related terms hereunder); provided, that, for the avoidance of doubt, the Administrative Agent shall not have any right to consent to the designation of any Additional Borrower and shall not be required to approve the addition of such Additional Borrower to the extent the requirements of Section 2.24(a) have been met.

Section 2.25 [Reserved].

Section 2.26 [Reserved].

Section 2.27 Illegality. If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its lending offices to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Credit Extension or to determine or charge interest rates based upon the ~~LIBO Rate~~Term SOFR (or any corresponding rate with respect to any other Available Currency), or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, the applicable currency in the ~~London~~ interbank market or the euro interbank market, as applicable, then, on notice thereof by such Lender to the Borrower Agent through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension or continue ~~Eurocurrency Rate~~Term SOFR Loans or convert ABR Loans to ~~Eurocurrency Rate~~Term SOFR Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lenders making or maintaining ABR Loans the interest rate on which is determined by reference to the ~~Adjusted LIBO Rate~~Term SOFR component of the Alternate Base Rate, the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the ~~Adjusted LIBO Rate~~Term SOFR component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower Agent that the circumstances giving rise to such determination no longer exist; provided, that upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all ~~Eurocurrency Rate~~Term SOFR Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the ~~Adjusted LIBO Rate~~Term SOFR component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such ~~Eurocurrency Rate~~Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such ~~Eurocurrency Rate~~Term SOFR Loans and (y) if such notice asserts the illegality of such Lenders determining or charging interest rates based upon the ~~LIBO Rate~~Term SOFR, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the ~~Adjusted LIBO Rate~~Term SORF component thereof until the Administrative Agent advises the Borrower Agent (after being advised in writing by such Lender) that it is no longer illegal for such Lender to determine or charge interest rates based upon ~~the LIBO Rate~~Term SOFR or the corresponding rate for any other Available Currency (which notice the Administrative Agent agrees to provide at the time when such circumstances no longer exist, so long as such Lender confirms upon request that in its reasonable judgment such circumstances no longer exist).

Section 2.28 Borrower Agent. Each Borrower hereby designates the Initial Borrower (the “Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent, the

Issuing Bank or any Lender. The Borrower Agent hereby accepts such appointment. The Administrative Agent, the Issuing Bank and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication delivered by the Borrower Agent on behalf of any Borrower. The Administrative Agent and the Lenders may give any notice to or communication with a Borrower or other Credit Party hereunder to the Borrower Agent on behalf of such Borrower or other Credit Party. Each of the Administrative Agent, the Issuing Bank and the Lenders shall have the right, in its discretion, to deal exclusively with the Borrower Agent for any or all purposes under the Loan Documents. Holdings may, at any time in its sole discretion, designate any other Borrower or Guarantor as Borrower Agent by written notice (including via email) to the Administrative Agent.

Section 2.29 Borrowers’ Obligations Joint and Several. The Borrowers shall have joint and several liability in respect of all Obligations hereunder and under any other Loan Document to which any Borrower is a party, without regard to any defense, setoff or counterclaim which may at any time be available to or be asserted by any other Credit Party against the Lenders, or by any circumstance whatsoever (with or without notice to or knowledge of the Borrowers) which constitutes, or might be construed to constitute, an equitable or legal discharge of any other Borrower’s liability hereunder, in bankruptcy or in any other instance, other than payment in full in cash of the Obligations (other than contingent indemnification obligations, unasserted expense reimbursement obligations, obligations and liabilities under Secured Cash Management Agreements and Secured Hedging Agreements with respect to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made, and Letters of Credit that have been cash collateralized in accordance with the terms of this Agreement, backstopped with a back to back letter of credit in a manner reasonably acceptable to the applicable Issuing Bank or rolled into another credit facility to the sole satisfaction of the applicable Issuing Bank) and termination of the Commitments, and the Obligations of the Borrowers hereunder shall not be conditioned or contingent upon the pursuit by the Lenders or any other Person at any time of any right or remedy against any Borrower or against any other Person which may be or become liable in respect of all or any part of the Obligations or against any Collateral therefor or Guarantee thereof or right of offset with respect thereto. Each Borrower hereby acknowledges that this Agreement is the joint and several obligation of each Borrower and may be enforced against each Borrower separately, whether or not enforcement of any right or remedy hereunder has been sought against any other Borrower.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Credit Party represents and warrants to the Administrative Agent, the Collateral Agent, each of the Issuing Banks and each of the Lenders on the Closing Date and on each other date set forth in Section 4.02 (in the case of such other date, to the extent set forth in Section 4.02) that (it being understood that for purposes of this Article III, “Credit Parties” and “Group Member” shall exclude Holdings for purposes of any representations and warranties other than Section 3.04, Section 3.12, Section 3.19, Section 3.20, Section 3.21, Section 3.22, Section 3.23):

Section 3.01 Organization; Powers. Each Credit Party (a) is duly incorporated, organized or formed and validly existing under the laws of the jurisdiction of its incorporation, establishment or organization, except (other than with respect to Solera) where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property, in each case except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02 Authorization; Enforceability. The Loan Documents to be entered into by each Credit Party are within such Credit Party’s powers and have been duly authorized by all necessary action on the part of such Credit Party. This Agreement has been duly executed and delivered by each Credit Party and constitutes, and each other Loan Document to which any Credit Party is to be a party, when executed and delivered by such Credit Party, will constitute, a legal, valid and binding obligation of such Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; provided that with respect to creation and perfection of security interests with respect to Indebtedness or Equity Interests of Foreign Subsidiaries (other than a Foreign Subsidiary that becomes a Credit Party and only to the extent local law documents are required to be delivered pursuant to Section 5.10), if any, only to the extent the creation and perfection of such obligation is governed by the UCC.

Section 3.03 No Conflicts. Except as set forth on Schedule 3.03, the execution, delivery and performance by the Credit Parties of the Loan Documents to which they are a party and the Credit Extensions contemplated by the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate or require consent not obtained under the Organizational Documents of any Group Member, except as would not reasonably be expected to result in a Material Adverse Effect, (c) will not violate or result in a default under any indenture or other material agreement or instrument binding upon any Group Member or any of their assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by any Group Member, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder, except, in each case, individually or in the aggregate, as would not reasonably be expected to result in a Material Adverse Effect, and (d) will not violate any Requirements of Law except, individually or in the aggregate, as would not reasonably be expected to result in a Material Adverse Effect.

Section 3.04 Financial Statements; Projections.

(a) Historical Financial Statements. On the Closing Date, the Borrowers shall have delivered to the Administrative Agent and made available to the Lenders the Historical Financial Statements. The Financial Statements have been prepared in accordance with GAAP and present fairly in all material respects the financial condition and the results of operations and cash flows of the applicable entities to which they relate as of the dates and for the periods to which they relate. All financial statements delivered pursuant to Section 5.01(a) and Section 5.01(b) have been prepared in accordance with GAAP in all material respects and present fairly in all material respects the financial condition and results of operations and cash flows of Holdings and its consolidated Restricted Subsidiaries as of the dates and for the periods to which they relate, except as indicated in any notes thereto and, in the case of any such unaudited financial statements, the absence of footnote disclosures and audit adjustments.

(b) Absence of Material Adverse Effect. Since the Closing Date, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to result in a Material Adverse Effect.

(c) Restatements. Each Lender and the Administrative Agent hereby acknowledge and agree that Holdings and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP, or the respective interpretation thereof or purchase accounting adjustments, and that such restatements will not result in a Default or Event of Default under the Loan Documents.

Section 3.05 Properties. Each Group Member (i) has good title to, or valid leasehold interests in, all of its Property (other than Intellectual Property, which is subject to Section 3.06 and not this Section 3.05) material to its business, except to the extent of any irregularities or deficiencies that would not be reasonably expected to result in a Material Adverse Effect, and (ii) owns its Collateral (other than Intellectual Property, which is subject to Section 3.06 and not this Section 3.05) free and clear of all Liens except for Permitted Liens and any Liens and privileges arising mandatorily under Requirements of Law, except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06 Intellectual Property. Each Credit Party owns, or is licensed (or authorized) to use, all Intellectual Property material to the conduct of its business as currently conducted. To the knowledge of each Credit Party, the operation of such Credit Party’s business and the use of Intellectual Property owned by such Credit Party do not infringe, misappropriate, dilute or otherwise violate the Intellectual Property rights of any person, except to the extent such violations, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any Intellectual Property owned by a Credit Party is pending or, to the knowledge of any Credit Party, threatened in writing against any Credit Party or Subsidiary, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The Borrowers have taken (and caused their Subsidiaries to take) all commercially reasonable steps to maintain, enforce and protect the material owned Intellectual Property of the Credit Parties. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Credit Party or Subsidiary has suffered any cybersecurity breaches and are in compliance with all applicable laws and contractual obligations with respect to data privacy.

Section 3.07 Equity Interests and Restricted Subsidiaries. As of the Closing Date after giving effect to the Closing Date Acquisition, no Credit Party has any

Subsidiaries other than those specifically disclosed on Schedule 3.07, and all of the outstanding Equity Interests in the Borrowers and their respective Subsidiaries have been validly issued, are fully paid and nonassessable (other than Equity Interests consisting of limited liability company interests or partnership interests which, pursuant to the relevant organizational or formation documents, cannot be fully paid and nonassessable) and, on the Closing Date, all Equity Interests owned directly or indirectly by Holdings or any other Credit Party (other than any such Equity Interests owned directly or indirectly by any Unrestricted Subsidiary or any Person not constituting a Restricted Subsidiary) are owned free and clear of all Liens except (i) those created under the Security Documents, and (ii) those Liens permitted under Section 6.02. As of the Closing Date after giving effect to the Closing Date Acquisition, Schedule 3.07 sets forth (a) the name and jurisdiction of organization or incorporation of each Subsidiary and (b) the percentage ownership interest of Holdings, the Borrowers and any of their respective Subsidiaries in each of their respective Subsidiaries, including the percentage of such ownership by class (if applicable).

Section 3.08 Litigation. Except as set forth on Schedule 3.08, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of the Borrowers, threatened in writing against or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings, the Borrowers or any Restricted Subsidiary or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected, if adversely determined, to have a Material Adverse Effect.

Section 3.09 Federal Reserve Regulations. No Credit Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan or any Letter of Credit will be used for any purpose that violates Regulation U or Regulation X.

Section 3.10 Investment Company Act. No Credit Party is an “investment company” under the Investment Company Act of 1940, as amended.

Section 3.11 [Reserved].

Section 3.12 Taxes. Each Group Member has (a) filed or caused to be filed all U.S. federal Tax Returns and all material state, local and non-U.S. Tax Returns required to have been filed by it, and (b) paid or remitted or caused to be paid or remitted all Taxes due and payable or remittable by it and all assessments received by it, except (i) Taxes that are being contested in good faith by appropriate proceedings and for which such Group Member has set aside on its books adequate reserves in accordance with GAAP, or (ii) where the failure to pay any such Taxes or file any such Tax Returns would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Each Group Member is unaware of any proposed or pending Tax assessments, deficiencies or audits that would be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

Section 3.13 No Material Misstatements.

(a) As of the Closing Date, no written information, report, financial statement, certificate, Borrowing Request, LC Request, exhibit or schedule (in each case other than forecasts, projections, estimates, pro forma financial information and other forward looking statements (collectively, “Projections”) and information of a general economic or industry nature) furnished by or on behalf of (and at the direction of) any Group Member to the Administrative Agent or any Lender on or before the Closing Date in connection with any Loan Document or included therein or delivered pursuant thereto, taken as a whole and when furnished (with respect to the Company and its Subsidiaries (and their respective assets and businesses), to the knowledge of Holdings), contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made and after giving effect to any supplements and updates from time to time, not materially misleading when taken as a whole as of the date such information, report, financial statement, certificate, Borrowing Request, LC Request, exhibit or schedule is dated or certified.

(b) As of the Closing Date, with respect to any Projections contained in the Lender Presentation, each Group Member represents only that as of the date of delivery thereof it acted in good faith and utilized assumptions believed by it to be reasonable when made in light of the then current circumstances (it being understood that Projections are predictions as to future events and are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies, which are beyond the control of Holdings and its Restricted Subsidiaries, and that no assurance or guarantee can be given that any Projections will be realized, that actual results may differ and that such differences may be material).

(c) As of the Closing Date, to the knowledge of Holdings, the information included in each Beneficial Ownership Certification is true and correct in all material respects.

Section 3.14 Labor Matters (a) . As of the Closing Date, (i) there are no strikes, lockouts, or slowdowns against any Group Member pending or, to the knowledge of any Credit Party, threatened in writing, and (ii) to the knowledge of any Credit Party, the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Group Member is bound, other than to the extent that any of the foregoing matters in preceding clauses (i) and (ii), individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.15 Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date, Holdings and its Subsidiaries, on a consolidated basis, (a) have property with a fair value greater than the total amount of their debts and liabilities, contingent, subordinated or otherwise, (b) have assets with present fair saleable value not less than the amount that will be required to pay their liability on their debts as they become absolute and matured, (c) will be able generally to pay their debts and liabilities, subordinated, contingent and otherwise, as they become absolute and matured and (d) are not engaged in business or transactions, and are not about to engage in business or transactions, for which their property would constitute an unreasonably small amount of capital. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 3.16 Employee Benefit Plans.

With respect to each Employee Benefit Plan, each Group Member is in compliance in all respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, except as would not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect or the imposition of a Lien on any of the property of any Group Member. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for financial reporting purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the property of all such underfunded Plans, except as would not reasonably be expected to result in a Material Adverse Effect.

Except as would not reasonably be expected to result in a Material Adverse Effect: (i) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities and (ii) no Group Member has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended fiscal year of the respective Group Member on the basis of actuarial assumptions consistent with applicable Requirements of Law, did not exceed the current value of the property of such Foreign Plan, except as would not reasonably be expected to result in a Material Adverse Effect.

Section 3.17 Environmental Matters.

(a) Except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect:

(i) The Group Members and their businesses, operations and Real Property are in compliance with all Environmental Laws and Environmental Permits, and are not subject to any liability thereunder;

(ii) The Group Members have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their Real Property;

(iii) There has been no Release or threatened Release of Hazardous Material on, at, to, under or from any Real Property presently, or to the knowledge of the Group Members, formerly owned, leased or operated by the Group Members;

(iv) There is no Environmental Claim pending or, to the knowledge of the Group Members, threatened against the Group Members; and

(v) No Lien has been recorded, or to the knowledge of any Group Member, threatened under any Environmental Law with respect to any Real Property currently owned, operated or leased by the Group Members.

(b) This Section 3.17 contains the sole and exclusive representations and warranties of the Group Members with respect to any matters arising under Environmental Laws or relating to Environmental Claims or Hazardous Materials.

Section 3.18 Security Documents.

(a) Valid Liens. Subject to Section 4.01(l), each Security Document delivered pursuant to Article IV, Section 5.10, and Section 5.11 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for its benefit and the benefit of the other Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Credit Parties’ right, title and interest in and to the Collateral thereunder under applicable Requirements of Law (to the extent required hereunder and thereunder), except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and capital maintenance rules and (i) when appropriate filings or recordings are made in the appropriate offices as may be required under applicable Requirements of Law (to the extent required hereunder and thereunder), and (ii) upon the taking of possession, control or other action by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession, control or other action (which possession, control or other action shall be given to the Collateral Agent or taken by the Collateral Agent to the extent required by any Security Document), the Liens in favor of Collateral Agent will, to the extent required by the Loan Documents (including the Security Documents), constitute fully perfected Liens on, and security interests in, all right, title and interest of the Credit Parties in such Collateral, in each case under applicable Requirements of Law (to the extent required hereunder and thereunder), subject to no Liens other than the applicable Permitted Liens.

(b) Subject to Section 4.01(l), each Mortgage, if any, delivered pursuant to Section 5.10, and Section 5.11, upon execution and recording in the applicable United States jurisdiction, will be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof. In respect of any Mortgaged Property, (x) when such Mortgage is recorded in the recording office for the applicable United States jurisdiction in which such Mortgaged Property is located, such Mortgage shall constitute a fully perfected security interest in, all right, title and interest of the Credit Parties in such Mortgaged Property and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person other than holders of Liens permitted hereunder and (y) the UCC fixture filings, if any, on form UCC-1 for filing under the UCC in the appropriate United States jurisdiction in which such Mortgaged Property covered by the applicable Mortgage is located, will be effective upon filing to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the fixtures encumbered by such Mortgage and described therein, and when the UCC fixture filing is filed in the recording office for the applicable United States jurisdiction in which such Mortgaged Property is located, such UCC fixture filing shall perfect the security interest in the fixtures, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person other than holders of Liens permitted hereunder. Schedule 3.18(b) lists, as of the Closing Date, each parcel of Real Property located in the United States and owned in fee simple by any Credit Party.

(c) Foreign Law Limitations. Notwithstanding anything to the contrary, compliance with applicable foreign law with respect to the grant, creation and perfection of Liens on and security interests in the Collateral will not be required herein or under any other Security Document, except, solely with respect to any Foreign Subsidiary Holdings elects in its sole discretion to join as a Credit Party, as otherwise set forth herein.

Section 3.19 Anti-Terrorism Law. No Credit Party is in material violation of any applicable Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224, effective September 24, 2001, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, signed into law October 26, 2001 (the “Patriot Act”). The use of proceeds of the Loans and/or Letters of Credit will not violate the Trading With the Enemy Act (50 U.S.C. §§ 4301-4341, as amended) or any applicable foreign asset control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V).

Section 3.20 Sanctions. None of Holdings, the Borrowers, any Subsidiary or, to the knowledge of the Borrowers, any director, officer, employee, or agent of Holdings, the Borrowers or any Subsidiary (i) is the subject or target of any sanctions administered by OFAC or the U.S. Department of State or any similar applicable laws or regulations enacted by the European Union, any European Union member states, Her Majesty’s Treasury of United Kingdom or any similar sanctions laws or regulations enacted by any Governmental Authority in any other jurisdiction in which Holdings, the Borrowers or any Subsidiary are located or operate (collectively, “Sanctions”) or (ii) is located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, Crimea, Cuba, Iran, North Korea, Venezuela and Syria. Holdings, the Borrowers, their respective Subsidiaries and, to the knowledge of the Borrowers, their respective directors, officers, employees, and agents are in compliance in all material respects with all applicable Sanctions. The Borrowers shall not use the proceeds of the Loans or Letters of Credit, directly or, to the Borrowers’ knowledge, indirectly, or lend or contribute such proceeds to any Person, (i) for the purpose of financing activities of or with any Person that is the subject or target of any Sanctions, or in any country that, at the time of such financing is, or whose government is, the subject or target of any comprehensive Sanctions, in each case, except to the extent licensed by OFAC or otherwise authorized under U.S. law, or (ii) in any other manner that would result in a violation of applicable Sanctions by any Person participating in the Loans or Letters of Credit.

Section 3.21 Anti-Corruption (a) . No part of the proceeds of the Loans and/or Letters of Credit will be used directly or, knowingly, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or any other Person acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the UK Bribery Act 2010 (the

“Bribery Act”) or any other applicable anti-corruption laws in any other jurisdictions in which Holdings, the Borrowers or any Subsidiary are located or operate. Holdings, the Borrowers, their Subsidiaries, their respective directors and officers and, to the knowledge of the Borrowers, their employees, and agents are in compliance in all material respects with the FCPA, the Bribery Act and all other applicable anti-corruption laws in any other jurisdiction in which Holdings, the Borrowers or any Subsidiary are located or operate.

Section 3.22 Compliance with Law (a) . Each of Holdings, the Borrowers and each Restricted Subsidiary is in compliance with all Requirements of Law and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such Requirements of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

CONDITIONS

Section 4.01 Conditions to Initial Credit Extension. The obligation of each Lender and, if applicable, each Issuing Bank, to fund the initial Credit Extensions on the Closing Date requested to be made by the Borrowers shall be subject to the prior or concurrent satisfaction or waiver (by the Lead Arrangers) of only the conditions precedent set forth in this Section 4.01 (the making of such initial Credit Extensions by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent):

(a) Loan Documents. There shall have been delivered to the Administrative Agent from each Credit Party an executed counterpart of each of the Loan Documents to which such Credit Party is a party to be entered into on the Closing Date.

(b) Second Lien Documents; Intercreditor Agreements. There shall have been delivered to the Administrative Agent (i) an executed copy of each of the Second Lien Documents, (ii) an executed copy of the Intercreditor Agreement and (iii) an executed copy of the Pari Intercreditor Agreement, in each case to be entered into on the Closing Date.

(c) Corporate Documents. The Administrative Agent shall have received:

(i) a certificate of the secretary or assistant secretary (or equivalent officer) on behalf of each Credit Party dated as of the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Credit Party and, with respect to the articles or certificate of incorporation or organization (or similar document) certified (to the extent applicable) as of a recent date by the Secretary of State (or other applicable Governmental Authority) of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors and/or equityholders, as applicable, of such Credit Party authorizing the execution, delivery and performance of the Loan Documents to which such Credit Party is a party and, in the case of the Borrowers, the Borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the date of such certificate, and (C) as to the incumbency and specimen signature of each officer or authorized person executing any Loan Document or any other document delivered in connection herewith on behalf of such Credit Party (together with a certificate of another officer or authorized person as to the incumbency and specimen signature of the officer or authorized person executing the certificate in this clause (i)); and

(ii) a certificate as to the good standing of each Credit Party as of a recent date, from such Secretary of State (or other applicable Governmental Authority) of its jurisdiction of organization.

(d) Closing Date Acquisition. The Closing Date Acquisition shall have been consummated or, substantially simultaneously with the initial Credit Extension, shall be consummated, in all material respects in accordance with the terms of the Closing Date Acquisition Agreement.

(e) Opinion of Counsel. The Administrative Agent shall have received, in each case addressed to the Agents, the Issuing Banks and the Lenders (including the Swing Line Lender) (x) a customary opinion of Kirkland & Ellis LLP, New York counsel for the Credit Parties and (y) a customary opinion of Ballard Spahr LLP, Minnesota counsel for the Credit Parties.

(f) Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form of Exhibit L dated the Closing Date and signed by the chief financial officer (or other officer with reasonably equivalent duties) of Holdings.

(g) Material Adverse Effect. There shall have been no Material Adverse Effect since March 31, 2020.

(h) Fees. The Lead Arrangers, the Lenders and the Administrative Agent shall have received, or shall receive substantially concurrently with the initial Credit Extension, all fees and other amounts due and payable to them by the Borrowers on or prior to the Closing Date pursuant hereto or to the Fee Letters, including, to the extent invoiced, reimbursement or payment of all reasonable and documented out-of-pocket fees and expenses (including the legal fees and expenses of Davis Polk & Wardwell LLP, special counsel to the Agents) required to be reimbursed or paid by the Borrowers under this Agreement; provided that, in the case of fees, costs and expenses, an invoice for all such fees, costs and expenses shall be received by the Borrower Agent at least three Business Days prior to the Closing Date for payment to be required as a condition to the Closing Date.

(i) Patriot Act; Beneficial Ownership Certification. So long as reasonably requested by the Administrative Agent or a Lead Arranger in writing at least ten Business Days prior to the Closing Date, the Administrative Agent and the Lead Arrangers shall have received, at least two Business Days prior to the Closing Date, (i) all documentation and other information with respect to the Borrowers, in each case, that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and (ii) with respect to each of the Borrowers, in each case to the extent that it qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification.

(j) [Reserved].

(k) Closing Date Representations. Each of the representations and warranties in Article III of this Agreement shall be true and correct in all material respects (or, to the extent that any such representation is qualified by “materiality”, true and correct in all respects) on and as of the Closing Date.

(l) Creation and Perfection of Security Interests. Notwithstanding anything to the contrary in this Section 4.01, with respect to the Secured Obligations, all actions necessary to establish that the Collateral Agent will have a perfected first priority security interest (subject to Permitted Liens) in the Collateral under the Loan Documents shall have been taken, in each case, to the extent such Collateral (including the creation or perfection of any security interest) is required to be provided on the Closing Date; provided that to the extent any security interest in the Collateral is not or cannot be granted or perfected on the Closing Date after the Borrowers’ commercially reasonable efforts to do so (other than (x) grants of Collateral subject to the UCC pursuant to which a lien may be perfected by filing a Uniform Commercial Code financing statement and (y) the delivery of stock certificates and stock powers for “certificated securities” (as defined in Article 8 of the UCC) of the Credit Parties (other than Holdings) (other than any Excluded Equity Interests) that are part of the Collateral (provided that such stock certificates and stock powers of “certificated securities” (other than any such stock certificates and stock powers issued by any Borrower) will be required to be delivered hereunder only to the extent received from the Company, after use of commercially reasonable efforts to obtain such stock certificates and stock powers of “certificated securities”; provided further that any stock certificates and stock powers of “certificated securities” required to be delivered pursuant to the Loan Documents but not so delivered on the Closing Date will be required to be delivered within 120 days after the Closing Date (or such longer period as the Administrative Agent may agree in its reasonable discretion)), the grant or perfection of such security interest shall not constitute a condition precedent to the availability of the Credit Extension to be made on the Closing Date, but shall be granted or perfected, as the case may be, within 120 days after the Closing Date (or such longer period as the Administrative Agent may agree in its reasonable discretion or as provided in Section 5.15).

(m) Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 for any Loans to be made on the Closing Date or, in the case of the issuance of a Letter of Credit on the Closing Date, the applicable Issuing Bank and the Administrative Agent shall have received an LC Request as required by Section 2.18(b) or, in the case of the Borrowing of a Swing Line Loan made on the Closing Date, the Swing Line Lender and the Administrative Agent shall have received a Borrowing Request as required by Section 2.17(b).

(n) Financial Statements. The Administrative Agent and the Lead Arrangers shall have received the Historical Financial Statements.

(o) Closing Date Refinancing. The Closing Date Refinancing shall have occurred, or shall occur substantially simultaneously with the initial Credit Extensions hereunder.

(p) Second Lien Financing. The Initial Borrower shall have received, or substantially simultaneously with the initial Borrowing under the Loan Documents shall receive, the net proceeds of the initial Borrowing under the Second Lien Documents.

In determining the satisfaction of the conditions specified in this Section 4.01, to the extent any item is required to be satisfactory to any Lender, such item shall be deemed satisfactory to each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Closing Date that the respective item or matter does not meet its satisfaction. Upon the Administrative Agent’s good faith determination that the conditions specified in this Section 4.01 have been met (after giving effect to the preceding sentence), then the Closing Date shall have been deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met.

Without limiting the generality of Section 9.03(a)(iii), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder or thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.02 Conditions to Certain Credit Extensions. After the Closing Date, the obligation of each Lender and each Issuing Bank to make any Credit Extension with respect to any Term Loan or Revolving Loan under Section 2.03, Swing Line Loan under Section 2.17 or Letter of Credit under Section 2.18 shall be subject to the satisfaction, or waiver, of each of the conditions precedent set forth below.

(a) Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, extension or renewal of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received an LC Request as required by Section 2.18(b) or, in the case of the Borrowing of a Swing Line Loan, the Swing Line Lender and the Administrative Agent shall have received a Borrowing Request as required by Section 2.17(b).

(b) No Default. Subject to any specific requirement hereunder or under the other Loan Documents to the contrary, at the time of and immediately after giving effect to such Credit Extension, no Default or Event of Default shall have occurred and be continuing on such date.

(c) Representations and Warranties. Subject to any specific requirement hereunder or under the other Loan Documents to the contrary, each of the representations and warranties made by any Credit Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date.

Each of the delivery of a Borrowing Request or an LC Request and the acceptance by the Borrowers of the proceeds of such Credit Extension shall constitute a representation and warranty by the Borrowers and each other Credit Party that on the date of such Credit Extension (both immediately before and immediately after giving effect to such Credit Extension) the conditions contained in this Article IV have been satisfied or waived.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrowers and the Subsidiary Guarantors (and Holdings with respect to Sections 5.01, 5.02, 5.03, 5.05, 5.07, 5.10, 5.11, 5.13, 5.14, 5.16, 5.17 and 5.18) warrant, covenant and agree with each Lender that at all times after the Closing Date, so long as this Agreement shall remain in effect and until the Obligations have been Paid in Full and the Commitments have been terminated, the Borrowers and the Subsidiary Guarantors (and Holdings with respect to Sections 5.01, 5.02, 5.03, 5.05, 5.07, 5.10, 5.11, 5.13, 5.14, 5.16, 5.17 and 5.18) will, and will cause each of their respective Restricted Subsidiaries to:

Section 5.01 Financial Statements, Reports, etc. Furnish to the Administrative Agent for distribution to each Lender:

(a) Annual Reports. Within 150 days after the last day of each fiscal year of Holdings, commencing with the fiscal year ending March 31, 2022 (or 180 days in the case of the fiscal year ending on or about March 31, 2022) (or such later date as the Administrative Agent may agree in its reasonable discretion or, if later, and solely to the extent Holdings or any parent of the Borrowers is subject to the Exchange Act’s reporting requirements, the date on which the Securities and Exchange Commission, pursuant to its rules and regulations, has permitted Holdings or such parent of the Borrowers to file its applicable annual report on Form 10-K), a copy of the consolidated balance sheet of Holdings and its Restricted Subsidiaries as of the last day of the fiscal year then ended and the consolidated statements of income and cash flows of Holdings and its Restricted Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing (for fiscal years of Holdings ending on or after March 31, 2023 and thereafter) in comparative form (to the extent such comparative presentation is permitted under GAAP) the figures for the previous fiscal year, audited and accompanied in the case of the consolidated financial statements by an opinion of (i) an independent public accounting firm of recognized national standing selected by the Borrowers or (ii) any other accounting firm reasonably acceptable to the Administrative Agent to the effect that the consolidated financial statements have been prepared and present fairly, in all material respects, in accordance with GAAP in all material respects the consolidated financial condition of Holdings and its Restricted Subsidiaries as of the close of such fiscal year; provided that such financial statements shall not contain a “going concern” qualification or statement (excluding, for the avoidance of doubt, any explanatory or emphasis of matter paragraph), except to the extent that such a “going concern” qualification or statement (A) is a consequence of any impending stated final maturity date, (B) relates to any actual or potential inability to satisfy the Financial Covenant or any other financial covenants under any other Indebtedness, (C) relates to the activities, operations, financial results, assets or liabilities of Unrestricted Subsidiaries, or (D) is a consequence of any civil or criminal investigative demand, subpoena or other request for information arising from any investigation or inquiry by or on behalf of any Governmental Authority or any claim, complaint, other form of accusation of a potential or actual charge or claim, litigation, investigation, arbitration or any other form of proceeding or inquiry arising from or relating to any of the foregoing;

(b) Quarterly Reports. Commencing with the first full fiscal quarter ending after the Closing Date, within 60 days after the last day of each fiscal quarter of each fiscal year of Holdings (other than the last fiscal quarter of any fiscal year of Holdings) (or 90 days for each of the first three fiscal quarters for which financial statements are required to be delivered pursuant to this clause (b)) (or such later date as the Administrative Agent may agree in its reasonable discretion or, if later, and solely to the extent Holdings or any parent of the Borrowers is subject to the Exchange Act’s reporting requirements, the date on which the Securities and Exchange Commission, pursuant to its rules and regulations, has permitted Holdings or such parent of the Borrowers to file its applicable annual report on Form 10-Q), a copy of the unaudited consolidated balance sheet of Holdings and its Restricted Subsidiaries as of the last day of such fiscal quarter and the unaudited consolidated statements of income and cash flows of Holdings and its Restricted Subsidiaries for the fiscal quarter and for the fiscal year-to-date period then ended, each in reasonable detail and showing in comparative form the figures for the corresponding date and period in the previous fiscal year of Holdings (starting with the first full fiscal quarter commencing one year after the Closing Date, and only to the extent such comparative presentation is permitted under GAAP), prepared by Holdings in accordance with GAAP in all material respects (subject to the absence of footnote disclosures and year-end audit adjustments) and certified on behalf of Holdings by a Financial Officer as prepared in accordance with GAAP in all material respects (subject to the absence of footnote disclosures and year-end audit adjustments) and fairly reflecting the financial condition and results of operations of Holdings and its Restricted Subsidiaries in all material respects;

(c) Financial Officer’s Certificate. Concurrently with any delivery of any financial statements under Section 5.01(a) or (b), a Compliance Certificate (i) certifying on behalf of Holdings that, to its knowledge, no Default or Event of Default has occurred and is continuing or, if any such known Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof; provided that, if such Compliance Certificate indicates that an Event of Default has occurred and is continuing due to a failure to comply with any covenant under Section 6.08 that has not been cured prior to such time, the Borrower Agent may deliver, to the extent and within the time period permitted by Section 8.03, prior to, after or together with such Compliance Certificate, a Notice of Intent to Cure such Event of Default, (ii) commencing with the Compliance Certificate delivered with respect to the second full fiscal quarter after the Closing Date, setting forth the computation of the First Lien Leverage Ratio (whether or not the Financial Covenant is then required to be tested) and, (iii) setting forth, in the case of each Compliance Certificate delivered concurrently with any delivery of financial statements under Section 5.01(a) above, the Borrowers’ calculation of Excess Cash Flow starting with the first full fiscal year after the Closing Date; provided that, for the avoidance of doubt, no Compliance Certificate shall “bring down” any representations and warranties made herein or in any other Loan Document;

(d) Budgets. Prior to the consummation of an IPO, commencing with the first full fiscal year commencing after the Closing Date, within 150 days after the beginning of each fiscal year (or 180 days in the case of the first such fiscal year ending after the Closing Date) (or such later date as the Administrative Agent may agree in its reasonable discretion), an annual budget (on a quarterly basis) in form customarily prepared with regard to Holdings and its Restricted Subsidiaries by Holdings; and

(e) Other Information. Promptly, from time to time, and upon the reasonable written request of the Administrative Agent, other reasonably requested (in writing) information of the Group Members regarding the operations, business affairs and financial condition (including information required under the Patriot Act or updates to the information required under the Beneficial Ownership Certification); provided that nothing in this Section 5.01(e) shall require any Group Member to take any action that would violate any Requirement of Law or any third party customary confidentiality agreement (other than any such confidentiality agreement entered into in contemplation of this Agreement) with any Person that is not an Affiliate (and, in all events, so long as such confidentiality agreement does not relate to information regarding the financial affairs of any Group Member or the compliance with the terms of any Loan Document), waive any attorney-client or similar privilege, or disclose any attorney work product or any item that constitutes non-registered Intellectual Property, non-financial trade secrets or non-financial proprietary information.

Documents required to be delivered pursuant to Section 5.01(a) through Section 5.01(e) may be (1) satisfied by delivery of the applicable financial statements or other information of any other direct or indirect equityholder of the Borrowers (provided that, to the extent such information is provided with respect to a direct or indirect equityholder of the Borrowers other than Holdings, such information is accompanied by unaudited consolidating or other information that explains in reasonable detail the differences between the information relating to such equityholder, on the one hand, and the information relating to Holdings and its Restricted Subsidiaries, on the other hand, (2) satisfied, as applicable, by the delivery of the Form 10-K, 10-Q, or 8-K of Holdings or any other direct or indirect equityholder of the Borrowers, filed with the SEC, and/or (3) delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are sent via e-mail to the Administrative Agent for posting on the Borrowers’ behalf on IntraLinks/IntraAgency or another relevant website, if any, established on its behalf by the Administrative Agent and to which each Lender (other than any Lender not permitted to access such website in accordance with the provisions hereof or of any other Loan Document) and the Administrative Agent have access or the date on which the Borrowers have posted such documents on their own website to which each Lender (other than any Lender not permitted to access such website in accordance with the provisions hereof or of any other Loan Document) and the Administrative Agent have access and notified the Administrative Agent of such posting. Notwithstanding anything contained herein, at the reasonable written request of the Administrative Agent, the Borrowers shall thereafter promptly be required to provide copies (which may be by facsimile or other electronic transmission, including email) of any documents required to be delivered pursuant to Section 5.01. Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents. If the delivery of any of the foregoing documents required under this Section 5.01 shall fall on a day that is not a Business Day, such deliverable shall be due on the next succeeding Business Day.

Section  5.02 Notices~~Notices~~. Furnish to the Administrative Agent written notice of the following promptly after a Responsible Officer of any Borrower obtains actual knowledge thereof:

(a) any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto, promptly after a Responsible Officer of the Borrowers obtains actual knowledge thereof;

(b) any litigation or governmental proceeding pending against Holdings or any of its Restricted Subsidiaries that (i) would reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect or (ii) which relates to any Loan Document;

(c) the occurrence of any ERISA Event that, when taken either alone or together with all such other ERISA Events, would reasonably be expected to have a Material Adverse Effect; and

(d) any other development that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

Section 5.03 Existence; Properties.

(a) Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise permitted under Sections 6.04 or 6.05 or, in the case of any Restricted Subsidiary other than the Borrowers, where the failure to perform such obligations could not reasonably be expected to result in a Material Adverse Effect.

(b) Do or cause to be done all things reasonably necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations and Intellectual Property which are necessary and material to the conduct of its business (except where the failure to do so could not be reasonably expected to have a Material Adverse Effect); provided, however, that this Section 5.03(b) shall not prohibit Holdings and its Subsidiaries from consummating any transaction otherwise permitted hereunder, including without limitation permitted Investments and permitted Asset Sales and other dispositions; and comply with all applicable Requirements of Law and decrees and orders of any Governmental Authority applicable to it or to its business or property, except to the extent failure to comply therewith, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that nothing in this Section 5.03(b) shall prevent sales, or other dispositions, of property, consolidations or mergers by or involving any Group Member in accordance with Section 6.04 or 6.05.

(c) Except to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, maintain, preserve and protect all of its tangible properties and equipment material to the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted; provided, however, that this Section 5.03(c) shall not prohibit Holdings and its Subsidiaries from consummating any transaction otherwise permitted hereunder, including without limitation permitted Investments and permitted Asset Sales and other dispositions.

Section 5.04 Insurance (a) . Keep its insurable property adequately insured at all times by financially sound and reputable insurers, and maintain such other insurance, in each case, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations. Any such insurance (excluding business interruption insurance) maintained by a Credit Party in the United States shall name the Collateral Agent as mortgagee, additional insured or loss payee, as applicable, in a manner reasonably acceptable the Collateral Agent, subject to Section 5.15.

Section 5.05 Taxes. Pay and discharge promptly when due all Taxes imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent, or in default; provided that such payment and discharge shall not be required with respect to any such Tax so long as (x)(i) the validity or amount thereof shall be contested in good faith by appropriate proceedings and the applicable Group Member shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP and (ii) such contest operates to suspend collection of the contested Tax and enforcement of a Lien (other than a Permitted Lien) or (y) the failure to pay or to file a Tax Return would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.06 [Reserved].

Section 5.07 Maintaining Records; Access to Properties and Inspections. Maintain a system of accounting that enables Holdings to produce financial statements in accordance with GAAP in all material respects. Solely at the request of the Required Lenders, the Group Members will, at the Borrowers’ expense (subject to Section 10.03), permit any representatives designated by the Administrative Agent to visit during their regular business hours and with reasonable advance written notice thereof and inspect the financial records and the property of such Group Member at reasonable times up to one time per calendar year (but without frequency limit during the continuance of an Event of Default) and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent to discuss the affairs, finances, accounts and condition of any Group Member with the officers and employees thereof and advisors therefor (including independent accountants (subject to such accountants’ customary policies and procedures)); provided that the Administrative Agent shall give any Group Member a reasonable opportunity for its representatives to participate in any such discussions; provided, further, that so long as no Event of Default has occurred and is then continuing, the Borrowers shall not bear the cost of more than one such inspection per calendar year by the Administrative Agent (or its representatives), nor shall the Administrative Agent (or its representatives) make more than one such inspection per calendar year. Notwithstanding anything to the contrary in this Section 5.07, no Group Member will be required to disclose or permit the inspection or discussion or duplication of, or extraction from, any document, information or other matter (i) that constitutes non-registered or confidential Intellectual Property, including trade secrets or other confidential information, or other non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Requirements of Law or any binding agreement (not entered into in contemplation hereof) (or would otherwise cause a breach or default thereunder), or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Section 5.08 Use of Proceeds. Use the proceeds of the Term Loans on the Closing Date, directly or indirectly through one or more related transactions, to finance (a) a portion of the consideration for the Closing Date Acquisition, (b) the Closing Date Refinancing, (c) the other Transactions, (d) the payment of related fees, costs and expenses (including any upfront fees and original issue discount) related to the foregoing transactions, (e) the cash collateralization of existing letters of credit and (f) working capital and general corporate purposes. The Borrowers may (or may direct a Credit Party to) use the Revolving Commitments on the Closing Date solely for the purpose of issuing Letters of Credit in order to, without limitation, backstop or replace letters of credit outstanding on the Closing Date, or for purposes of “rolling over” into the Revolving Credit Facility letters of credit issued under facilities that are no longer available (collectively, “Permitted Closing Date Revolving Advances”). The Borrowers will (or will direct a Credit Party to) use the proceeds of the Revolving Loans and Swing Line Loans after the Closing Date for working capital and general corporate purposes (including, without limitation, to effect Permitted Acquisitions, Investments, working capital and/or purchase price adjustments (including in connection with the Closing Date Acquisition), Capital Expenditures, Dividends, prepayments of, and other payments with respect to, Indebtedness (including, without limitation Restricted Debt Payments), any other transaction not prohibited under this Agreement, and, in each case, any related fees and expenses). Proceeds of the Incremental Facilities may be used for working capital and general corporate purposes, including, without limitation, to finance Permitted Acquisitions and other Investments (including refinancing the existing Indebtedness of acquired businesses), Capital Expenditures, for working capital and/or purchase price adjustments (including in connection with the Closing Date Acquisition), Dividends and prepayments of, and other payments with respect to, Indebtedness (including, without limitation, Restricted Debt Payments) permitted hereunder, for any other purposes not prohibited by this Agreement, and to pay related fees, costs and expenses in connection with any such transactions. For the avoidance of doubt, the Borrowers will (or will direct a Restricted Subsidiary to) use the proceeds of the 2022 Incremental Term Loans made on the 2022 Incremental Amendment Effective Date, together with cash on hand, to (a) finance the Spireon Acquisition, (b) pay fees, costs and expenses incurred in connection with the 2022 Incremental Amendment and the Spireon Acquisition and the transactions contemplated thereby and (c) finance working capital and general corporate purposes.

Section 5.09 Compliance with Environmental Laws; Environmental Reports.

(a) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) comply with all Environmental Laws and

Environmental Permits applicable to its operations and Real Property; (ii) obtain and renew all Environmental Permits applicable to its operations and owned Real Property and, to the extent the Group Members are required to obtain such Environmental Permits under the applicable lease or by Environmental Laws, leased Real Property; and (iii) comply with all applicable orders of a Governmental Authority required of the Group Members by, and in accordance with, Environmental Laws; provided that no Group Member shall be required to comply with such orders to the extent that its obligation to do so is being contested in good faith and by proper proceedings.

(b) If an Event of Default caused by reason of a breach of Section 3.17 or 5.09(a) shall have occurred and be continuing for more than 30 days without the Group Members commencing activities reasonably likely to cure such Event of Default in accordance with Environmental Laws, at the reasonable written request of the Administrative Agent or the Required Lenders through the Administrative Agent, which written request will describe the nature and subject of the Event of Default, the Borrowers shall provide to the Administrative Agent within 60 days after such request (or by such later date as may be agreed to by the Administrative Agent in its sole discretion), at the expense of the Borrowers, an environmental assessment report regarding the matters which are the subject of such Event of Default; provided, however, notwithstanding anything to the contrary contained herein or in any other Loan Document, under no other circumstances shall any environmental assessment report (or any other environmental report) be required under any Loan Document.

Section 5.10 Additional Collateral; Additional Guarantors.

(a) Subject to the terms of the Security Documents and Section 3.18, Section 4.01(l), Section 5.11 and Section 5.15, with respect to any personal property created or acquired after the Closing Date by any Credit Party that constitutes “Collateral” under any of the Security Documents or is intended to be subject to the Liens created by any Security Document but is not so subject to a Lien thereunder, but in any event subject to the terms, conditions and limitations thereunder, within 120 days after the acquisition or formation thereof (or such longer period as the Administrative Agent may approve in each case in its reasonable discretion), (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other New York law governed documents (or, in the case of a Credit Party incorporated or otherwise organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia, and joined as such at the Borrower Agent’s sole discretion, under the laws of such other jurisdiction, documents governed by the laws of such Credit Party’s jurisdiction of incorporation, establishment or organization) as the Administrative Agent or the Collateral Agent shall reasonably deem necessary to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien under applicable U.S. state and federal law (or, solely with respect to any Excluded Subsidiary that the Borrowers elect, in their sole discretion, to join as a Guarantor hereunder, the applicable laws of the jurisdiction of organization of such Excluded Subsidiary) on such Collateral subject to no Liens other than Permitted Liens, and (ii) take all actions reasonably necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable U.S. state and federal law (or, solely with respect to any Excluded Subsidiary that the Borrowers elect, in their sole discretion, to join as a Guarantor hereunder, the applicable laws of the jurisdiction of organization of such

Excluded Subsidiary), including, in the case of Domestic Subsidiaries that are Guarantors, the filing of financing statements and Intellectual Property security agreements in such U.S. jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent. The Borrowers and the other Credit Parties shall otherwise take such actions and execute and/or deliver to the Collateral Agent (or its non-fiduciary agent or designee pursuant to any intercreditor agreement) such New York law (or, solely with respect to any Excluded Subsidiary that the Borrowers elect, in their sole discretion, to join as a Guarantor hereunder, the applicable laws of the jurisdiction of organization of such Excluded Subsidiary in accordance with the last paragraph of Section 5.10(b)) governed documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents on such after-acquired Collateral.

(b) With respect to any interest in any Real Property (excluding any leaseholds) located in the United States having a value (together with improvements thereof) of at least $12,500,000 (to the extent of a type included in the definition of “Collateral”) (“Material Real Property”) acquired after the Closing Date by any Credit Party, such Credit Party will use commercially reasonable efforts to promptly (and in no event later than 120 days (or such later date as permitted by the Administrative Agent in its reasonable discretion)) after the date of such acquisition (i) execute and deliver a Mortgage, in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such interest in Material Real Property, along with, if applicable, a corresponding UCC fixture filing for filing in the applicable United States jurisdiction (or, if relevant, equivalent form in any non-United States jurisdiction), each in form and substance reasonably satisfactory to the Collateral Agent, as may be necessary to create a valid, perfected first and subsisting Lien, subject to liens permitted under Section 6.02, against such Real Property, (ii) if reasonably requested by the Collateral Agent, provide the Lenders with title and extended coverage insurance covering such interest in Real Property in an amount at least equal to the fair market value of such Real Property as reasonably estimated by the Borrower Agent (or such lesser amount as shall be specified by the Collateral Agent) together with title endorsements reasonably requested by the Collateral Agent, (iii) if reasonably requested by the Collateral Agent provide the Lenders with an ALTA survey thereof together with a surveyor’s certification (or an existing survey accompanied, if necessary, by a “no-change” affidavit and/or other documents if same is/are sufficient for the title insurer to issue survey coverage in the applicable title policy, remove therefrom the standard survey exceptions, and issue the endorsements required pursuant to clause (ii) above), (iv) such affidavits, certificates, instruments of indemnification and other items (including a so-called “gap” indemnification) as shall be reasonably required to induce the title insurer to issue any applicable title policy and endorsements referenced in clause (ii) above, (v) if reasonably requested by the Collateral Agent, deliver (subject to, in respect of Material Real Property located outside the United States, customary market practice in the relevant jurisdiction) to the Collateral Agent legal opinions in form and substance reasonably satisfactory to the Collateral Agent and covering such matters related to such Mortgage as the Collateral Agent may reasonably request, including, without limitation, the enforceability of the applicable Mortgage, (vi) in the case of Material Real Property located in the United States that is subject to the insurance requirements of applicable federal regulations, deliver or cause to be delivered to the Collateral Agent a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each parcel of Material Real Property (together with notice about special flood hazard area status and flood disaster assistance, duly executed by the applicable Credit Party entering into the applicable Mortgage), and in the event any such Material Real Property or a portion thereof is located within an area designated by the Director of the Federal Emergency Management Agency to be a “special flood hazard area” and as required by applicable law, evidence of a flood insurance policy for such Material Real Property or the applicable portion thereof, and (vii) (subject to, in respect of any Material Real Property located outside the United States, customary market practice in the relevant jurisdiction), such other information, documentation (including, but not limited to, existing appraisals, existing environmental reports, and to the extent applicable, using commercially reasonable efforts for not more than 120 days after the Collateral Agent’s request therefor, subordination agreements), certifications, in each case, as may be reasonably required by the Collateral Agent or necessary in order to create a valid, perfected first and subsisting Lien subject to liens permitted under Section 6.02 against the Material Real Property covered by the applicable Mortgage.

(c) Subject to the terms of the Security Documents and Section 5.15, upon the formation or acquisition of, or the re-designation of an Unrestricted Subsidiary as, a Restricted Subsidiary that is a Wholly Owned Restricted Subsidiary (other than any Excluded Subsidiary) after the Closing Date (other than a merger Subsidiary formed in connection with a Permitted Acquisition so long as such merger Subsidiary is merged out of existence pursuant to such Permitted Acquisition or otherwise merged out of existence or dissolved within 120 days of its formation (or such later date as permitted by the Administrative Agent in its reasonable discretion)), upon any Excluded Subsidiary ceasing to constitute an Excluded Subsidiary (as reasonably determined by the Borrowers) or upon Borrowers’ determination (in its sole discretion) that an Excluded Subsidiary shall be joined as a Guarantor, within 120 days after such formation, acquisition, designation, determination or cessation (or such longer period as the Administrative Agent may approve in each case in its reasonable discretion), the Borrowers shall:

(i) if such Subsidiary is a Wholly Owned Restricted Subsidiary of a Domestic Subsidiary that is a Credit Party or of a Foreign Subsidiary that is a Credit Party and in whose jurisdiction of organization the following is customary in similar financing transactions, deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Wholly Owned Restricted Subsidiary that constitute Collateral and that are certificated (and that, in the case of any such Wholly Owned Restricted Subsidiary of a U.S. Credit Party, are “certificated securities” (as defined in Article 8 of the UCC)), together with undated Equity Interest powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Wholly Owned Restricted Subsidiary to any Credit Party required to be delivered pursuant to the Security Agreement or other applicable Security Document and not previously so delivered, together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Credit Party or Additional Guarantor, as applicable, and all other Collateral that is required to be delivered pursuant to the Security Agreements or other applicable Security Document and not previously so delivered; and

(ii) cause any such new Wholly Owned Restricted Subsidiary (except Excluded Subsidiaries (other than any Excluded Subsidiary the Borrowers elect in their sole discretion to join as a Guarantor in accordance with the last paragraph of this Section 5.10(b))), (A) to execute and deliver a Joinder Agreement or comparable documentation to become a Subsidiary Guarantor or, to the extent the Borrowers elect to join such Subsidiary as a co-borrower, to become a Borrower in compliance with Section 2.24 hereof, (if such subsidiary is a Domestic Subsidiary) a joinder agreement to the Security Agreement, substantially in the form annexed thereto, or (if such Subsidiary is a Foreign Subsidiary that is an Excluded Subsidiary the Borrowers elect in their sole discretion to join as a Guarantor in accordance with the last paragraph of this Section 5.10(b)) such security documentation as may be customary in its jurisdiction of organization, as reasonably agreed between the Borrowers and the Administrative Agent, and (B) to take all actions reasonably necessary to cause the Lien created on the Collateral (which shall exclude Excluded Property and be subject to the limitations set forth herein and the applicable Security Documents and, as applicable, the Agreed Security Principles) by the applicable Security Documents to be duly perfected under U.S. federal and applicable state law (or, solely with respect to any Foreign Subsidiary that is an Excluded Subsidiary that the Borrowers elect, in their sole discretion, to join as a Guarantor hereunder in accordance with the last paragraph of this Section 5.10(b), the applicable laws of the jurisdiction of organization of such Foreign Subsidiary) to the extent required by such agreements in accordance with all applicable Requirements of Law, (or, solely with respect to any Foreign Subsidiary that is an Excluded Subsidiary that the Borrowers elect, in their sole discretion, to join as a Guarantor hereunder in accordance with the last paragraph of this Section 5.10(b), the applicable laws of the jurisdiction of organization of such Foreign Subsidiary), including (in the case of a Domestic Subsidiary that is a Guarantor) the filing of financing statements and Intellectual Property security agreements in such U.S. jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent; provided that (x) no pledge of Excluded Equity Interests shall be required and (y) no perfection actions by “control” (except with respect to Equity Interests and certain debt instruments), mortgage, deed of trust, deed to secure debt, leasehold mortgages, landlord waivers or collateral access agreements shall be required to be entered into under the laws of any jurisdiction.

Notwithstanding anything to the contrary, in the event that the Borrowers shall at any time desire to join a Foreign Subsidiary that is an Excluded Subsidiary as a Guarantor, the Borrowers and the Administrative Agent shall reasonably negotiate in good faith to amend this Agreement to subject guarantee and collateral requirements vis-à-vis any such Foreign Subsidiary that is an Excluded Subsidiary that Borrowers elect (in their sole discretion) to join as a Guarantor, to “agreed security principles” that are customary for the jurisdiction of organization of such Foreign Subsidiary for facilities substantially similar to those provided for in this Credit Agreement (the “Agreed Security Principles”), and all guarantee and collateral requirements hereunder and under the other Loan Documents shall, with respect to such Foreign Subsidiary Guarantor, be subject in all cases to such Agreed Security Principles.

Section 5.11 Security Interests; Further Assurances. Promptly upon the reasonable request of the Administrative Agent or the Collateral Agent, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Security Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of this Agreement and the Security Documents; provided that, notwithstanding anything else contained herein or in any other Loan Document to the contrary, in the case of Collateral provided by U.S. Credit Parties and assets located in or governed by the laws of the United States, any state thereof or the District of Columbia, (t) no action shall be required to be taken (I) in any jurisdiction other than the United States, and (II) with respect to any assets (including Intellectual Property) located or titled outside of, or governed by or arising under the laws of a jurisdiction outside of the United States, (u) there shall be no security agreements or pledge agreements governed under the laws of any jurisdiction other than the United States, and no Intellectual Property filings, searches or schedules in any jurisdiction other than the United States, (v) no notice to or consent from any Governmental Authority under the Federal Assignment of Claims Act (or any state equivalent thereof) shall be required, (w) there shall be no requirement to enter into any source code escrow arrangement, no obligation to apply for the registration of Intellectual Property in any jurisdiction, and no obligation to make any filings or take any actions to record or to perfect the Collateral Agent’s lien on or security interest in (I) any Intellectual Property other than UCC filings and the filing of documents effecting the recordation of security interests in the United States Copyright Office and United States Patent and Trademark Office or (II) any Intellectual Property subsisting outside of the United States; (x) the foregoing shall not apply to any Excluded Subsidiary or Property of any Excluded Subsidiary or any Excluded Property or any Excluded Equity Interests, (y) any such documents and deliverables shall be governed by New York law and (z) no perfection actions by “control” (except with respect to Equity Interests and certain debt instruments), mortgage, deed of trust, deed to secure debt, leasehold mortgages or landlord waivers, estoppels or collateral access agreements shall be required to be entered into hereunder or under any other Loan Document; provided that with respect to any Foreign Subsidiary that is an Excluded Subsidiary that the Borrower elects, in its sole discretion, to add as a Guarantor hereunder, the provisions of Section 5.10 and any Agreed Security Principles applicable thereunder shall apply. Notwithstanding the foregoing or anything else herein or in any other Loan Document to the contrary (unless otherwise elected by the Borrower in its sole discretion), in no event shall (A) the assets of any Excluded U.S. Subsidiary or Foreign Subsidiary (including the Equity Interests of any Subsidiary thereof) constitute security or secure, or such assets or the proceeds of such assets be required to be available for, payment of the Obligations, (B) more than 65% of the Voting Stock of and 100% of the Equity Interests that are not Voting Stock of any FSHCO or Foreign Subsidiary, in each case, owned directly by a Credit Party be required to be pledged to secure the Obligations or (C) any Equity Interests of any Subsidiary owned by an Foreign Subsidiary or Excluded U.S. Subsidiary (or any Subsidiary of any Foreign Subsidiary or Excluded U.S. Subsidiary) be required to be pledged to secure the Obligations. Notwithstanding anything to the contrary, any failure to observe or perform any covenant, condition or agreement contained in this Section 5.11 that results in the Agent ceasing to have a perfected first priority security interest in the Collateral (subject to Permitted Liens) and that is due to the action/inaction of any Agent or any Lender shall not constitute a breach of this Section 5.11.

Section 5.12 Maintenance of Ratings. Use commercially reasonable efforts to maintain (i) a public corporate credit rating (but not any specific rating) from S&P and a public corporate family rating (but not any specific rating) from Moody’s, in each case, in respect of the Borrowers, and (ii) a public rating (but not any specific rating) in respect of each Class of Term Loans from each of S&P and Moody’s, unless a given Class has waived the requirement to maintain any rating for such Class pursuant to the applicable Loan Documents.

Section 5.13 Compliance with Law. Comply with all Requirements of Law and all orders, writs, injunctions and decrees applicable to Holdings, the Borrowers or any Subsidiary Guarantor or to their business or property, except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 5.14 Patriot Act, Anti-Corruption and Sanctions.

(a) Comply in all material respects with all applicable Sanctions, anti-corruption laws and Anti-Terrorism Laws, including the Patriot Act.

(b) Not repay the Loans, or make any other payment to any Lender, using funds or properties of Holdings or any Subsidiaries that are, to the knowledge of the Borrowers, the property of any Person that is the subject or target of Sanctions or that are, to the knowledge of the Borrowers, beneficially owned, directly or indirectly, by any Person that is the subject or target of applicable Sanctions, in each case, that would cause a violation of Anti-Terrorism Laws or applicable Sanctions or any other applicable Requirement of Law by any Person participating in the Loans or Letters of Credit, or (ii) to the knowledge of the Borrowers, not permit any Person that is the subject of Sanctions to have any direct or indirect interest, in Holdings or any of the Subsidiaries, with the result that the investment in Holdings or any of the Subsidiaries (whether directly or, knowingly, indirectly) or the Loans or Letters of Credit made by the Lenders would be in violation of any applicable Sanctions.

(c) Not to use any part of the proceeds of the Loans and/or Letters of Credit, directly nor, to the knowledge of Holdings and its Restricted Subsidiaries, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of FCPA, the Bribery Act or any other applicable anti-corruption laws in any other jurisdictions in which Holdings, the Borrowers or any Subsidiary are located or operate.

Section 5.15 Post-Closing Deliveries.

(a) The Borrowers hereby agree to deliver, or cause to be delivered, to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, the items described on Schedule 5.15 hereof, if any, on or before the dates specified with respect to such items, or such later dates as may be agreed to by, or as may be waived by, the Administrative Agent in its sole discretion.

(b) All representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above and in Schedule 5.15, rather than as elsewhere provided in the Loan Documents); provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Closing Date or, following the Closing Date, prior to the date by which such action is required to be taken by Section 5.15(a), the respective representation and warranty shall be required to be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 5.15 (and Schedule 5.15) and (y) all representations and warranties relating to the assets set forth on Schedule 5.15 pursuant to the Security Documents shall be required to be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) immediately after the actions required to be taken under this Section 5.15 (and Schedule 5.15) have been taken (or were required to be taken), except to the extent any such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date.

Section 5.16 Nature of Business. The Restricted Subsidiaries will engage only in lines of business (other than lines of business that are not material to the business of Holdings and its Restricted Subsidiaries, taken as a whole) that are substantially similar to the lines of business conducted by the Restricted Subsidiaries on the Closing Date or any business reasonably related, similar, corollary, complementary, incidental or ancillary thereto.

Section 5.17 Transactions with Affiliates. The Restricted Subsidiaries shall not, except as otherwise permitted hereunder, enter into any transaction or series of related transactions with a fair market value (as determined in good faith by the Borrowers) in excess of $7,500,000, whether or not in the ordinary course of business, with any Affiliate of any Group Member (other than among any Borrower and any Guarantor or any entity that becomes a Guarantor or a Borrower as a result of such transaction or related transactions), other than on terms and conditions at least as favorable to such Group Member (or, in the case of a transaction between a Credit Party and a Subsidiary that is not a Credit Party, such Credit Party) as would reasonably be obtained by such Group Member (or Credit Party, as applicable) at that time in a comparable arm’s-length transaction with a person other than an Affiliate (as determined by the Borrowers in good faith), except that the following shall be permitted:

(a) (i) Dividends permitted by Section 6.06, (ii) Liens permitted by Section 6.02, (iii) Investments permitted by Section 6.03 and Indebtedness resulting therefrom permitted under Section 6.01, (iv) transactions permitted by Section 6.04 or Section 5.18, (v) dispositions permitted under Section 6.05, (vi) payments of Indebtedness permitted under Section 6.09, and (vii) transactions among Holdings and/or any Restricted Subsidiaries which are not otherwise prohibited by this Agreement or the Loan Documents;

(b) director, officer and employee compensation (including bonuses) and other benefits (including, without limitation, retirement, health, incentive equity and other benefit plans) and expense reimbursement and indemnification arrangements and severance agreements;

(c) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;

(d) (i) the payment of all fees as set forth in the Management Services Agreement (including, without limitation, any financial advisory, monitoring, management, consulting, oversight, refinancing, subsequent transaction or exit fees and similar fees (including fees in connection with refinancings or subsequent transactions and termination fees)) in an amount not to exceed the greater of $5,000,000 and 1.0% of Consolidated EBITDA in any fiscal year and (ii) the payment of all out-of-pocket, expenses and indemnification claims required to be paid under any agreement with the Equity Investors, Permitted Holders or co-investors (including out-of-pocket expenses and indemnification claims paid pursuant to the Management Services Agreement) in effect on the Closing Date or approved by a majority of the board of directors (or similar governing body) of the entity making such payment;

(e) [reserved];

(f) any transaction with an Affiliate where the only consideration paid by any Credit Party is Qualified Capital Stock of Holdings (or Equity Interests of a direct or indirect parent company of Holdings);

(g) agreements relating to Intellectual Property not interfering in any material respect with the ordinary conduct of business of or the value of such Intellectual Property to such Group Member or materially impairing the security interest granted under the Security Agreement therein held by the Collateral Agent;

(h) any other agreement, arrangement or transaction as in effect on the Closing Date and, to the extent such agreement, arrangement or transaction has a fair market value, individually, in excess of $5,000,000, listed on Schedule 5.17 and any amendment or modification with respect to such agreement, arrangement or transaction, and the performance of obligations thereunder, so long as such amendment or modification is not materially adverse to the interests of the Lenders;

(i) the Transactions as contemplated by the Transaction Documents, including the payment of any fees, costs or expenses related to such Transactions;

(j) (x) transactions pursuant to, or permitted by, provisions of the Loan Documents with the Sponsor, the Equity Investors, Permitted Holders and Affiliated Debt Funds (in each case, in their respective capacities as Lenders) and (y) transactions pursuant to provisions of the Second Lien Documents (as in effect on the Closing ~~d~~Date ~~hereof~~) with the Equity Investors and Affiliated Debt Funds (in each case, in their respective capacities as lenders thereunder);

(k) transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the re-designation of any such Unrestricted Subsidiary as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”; provided that such transactions were not entered into in contemplation of such re-designation;

(l) the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of its obligations under the terms of, the Closing Date Acquisition Agreement and any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it (or any direct or indirect parent company of Holdings) is a party as of the Closing Date and any amendment thereto or similar agreements, transactions or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of obligations under any future amendment or replacement agreement to any such existing agreement or under any similar agreement, transaction or arrangement entered into after the Closing Date shall only be permitted by this clause (l) to the extent that the terms of any such amendment or new agreement, transaction or arrangement are not otherwise materially disadvantageous to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date;

(m) transactions constituting or in furtherance of any part of an IPO Reorganization Transaction;

(n) transactions among Holdings and/or any of its Subsidiaries that are not otherwise prohibited hereunder; and

(o) transactions pursuant to transfer pricing and/or shared services agreements, including, without limitation, advances with respect to which are permitted by Section 6.03(z).

Section 5.18 Holding Company Status. Holdings shall not engage in any business or activity, hold any assets or incur any Indebtedness or other liabilities, other than (i) its ownership and, for the avoidance of doubt, acquisition of Equity Interests in its Subsidiaries, intercompany notes permitted hereunder, cash and Cash Equivalents, notes of officers, directors and employees permitted hereunder, and all other activities incidental to its ownership of Equity Interests in its Subsidiaries or related to the management of its investment in its Subsidiaries, (ii) maintaining its corporate existence, (iii) participating in Tax, accounting and other administrative activities as a member of the consolidated group of companies including the Credit Parties, (iv) executing, delivering and performing rights and obligations under the Loan Documents (including any documents governing the terms of, or entered into in connection with, any Incremental Facility or Permitted Incremental Equivalent Debt or, in each case, any Credit Agreement Refinancing Indebtedness in respect thereof or Permitted Debt Exchange Notes issued in exchange therefor), the Second Lien Documents (including any documents governing the terms of, or entered into in connection with, any Second Lien Incremental Facility or any Second Lien Permitted Incremental Equivalent Debt or, in each case, any Second Lien Credit Agreement Refinancing Indebtedness in respect thereof or Second Lien Permitted Debt Exchange Notes issued in exchange therefor), the other Loan Documents and Transaction Documents, any documents and agreements relating to any Permitted Acquisition or Investment permitted hereunder to which it is a party, or the documents governing any other Indebtedness permitted hereunder and not described above that is guaranteed by (and permitted to be guaranteed by) Holdings, (v) performance of rights and obligations under any management services agreement (including the Management Services Agreement) to which it is a party, (vi) making any Dividend permitted by Section 6.06, (vii) purchasing or otherwise acquiring Qualified Capital Stock in any Subsidiary, (viii) making capital contributions to its first-tier Subsidiaries, (ix) taking actions in furtherance of and consummating an IPO, and fulfilling all initial and ongoing obligations related thereto, (x) executing, delivering and performing rights and obligations under any employment agreements and any documents related thereto, (xi) purchasing Obligations (including obligations under any Incremental Facility, any Permitted Incremental Equivalent Debt or any Indebtedness pursuant Section 6.01(u) or (x) or any other

Indebtedness permitted hereunder or, in each case, any Credit Agreement Refinancing Indebtedness or Permitted Refinancing in respect thereof or Permitted Debt Exchange Notes issued in exchange therefor) or Second Lien Obligations (including obligations under Second Lien Incremental Facilities and Second Lien Permitted Incremental Equivalent Debt or, in each case, any Second Lien Credit Agreement Refinancing Indebtedness in respect thereof or Second Lien Permitted Debt Exchange Notes issued in exchange therefor) in accordance with this Agreement, the Second Lien Credit Agreement or the documents governing any Incremental Facility, Permitted Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness, Permitted Debt Exchange Notes, Second Lien Incremental Facility, Second Lien Permitted Incremental Equivalent Debt, Second Lien Credit Agreement Refinancing Indebtedness or Second Lien Permitted Debt Exchange Notes, (xii) the buyback and sales of equity from or to officers, directors and managers of Holdings and its Subsidiaries and other persons in accordance with Section 6.06(b), (xiii) the making of loans to officers, directors (or other Persons in comparable positions), and employees and others in exchange for Equity Interests of any Credit Party or its Subsidiaries purchased by such officers, directors (or other Persons in comparable positions), employees or others pursuant to Section 6.03(e) and the acceptance of notes related thereto, (xiv) transactions expressly described herein as involving Holdings and permitted under this Agreement, (xv) [reserved], (xvi) any IPO Reorganization Transaction (including, in each case, without limitation, the transactions incidental thereto (including, without limitation, formation of acquisition vehicle entities or special purpose vehicles and intercompany loans and/or investments), in each case, in contemplation of consummation thereof), (xvii) with respect to intercompany loans otherwise permitted hereunder, (xviii) providing guarantees with respect to the performance of rights and obligations under contracts and agreements of its Subsidiaries and taking actions in furtherance thereof, (xix) [reserved]; (xx) engaging in the activities contemplated by the definition of “Holdings, and (xxi) activities incidental to the businesses or activities described in clauses (i) through (xx) above.

Section 5.19 Modifications of Organizational Documents. To the extent that its Equity Interests are pledged in favor of the Secured Parties pursuant to any Security Agreement, no Group Member shall terminate, amend, modify or change any of its Organizational Documents (including by the filing or modification of any certificate of designation), other than any such amendments, modifications or changes or such new agreements which are not materially adverse to the interests of the Lenders (in their capacities as such) without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed).

ARTICLE VI

NEGATIVE COVENANTS

Each of the Credit Parties warrants, covenants and agrees with each Lender that at all times after the Closing Date, so long as this Agreement shall remain in effect and until the Obligations have been Paid in Full and the Commitments have been terminated, none of the Credit Parties will, nor will permit any of its Restricted Subsidiaries to (it being understood that for purposes of this Article VI (other than Sections 6.06 and 6.11), “Credit Parties” and “Group Members” shall exclude Holdings):

Section 6.01 Indebtedness. Incur, create, assume or permit to exist any Indebtedness (including Disqualified Capital Stock and preferred stock of any Restricted Subsidiary), except:

(a) Indebtedness incurred under this Agreement and the other Loan Documents (including Indebtedness incurred pursuant to Section 2.20, Section 2.21, Section 2.22 and Section 2.23 hereof (in each case, for the avoidance of doubt, whether incurred pursuant hereto and to the other Loan Documents, or if permitted, and subject to the terms and conditions set forth in, such Section, pursuant to separate documentation)), any Permitted Incremental Equivalent Debt, any Permitted Pari Passu Refinancing Debt, any Permitted Junior Refinancing Debt, any Permitted Unsecured Refinancing Debt, and, in each case, any Permitted Refinancing thereof;

(b) (x) Indebtedness in existence on the Closing Date and, with respect to any such Indebtedness (other than Indebtedness of the Company and its Subsidiaries) in excess of $5,000,000 in aggregate principal amount, set forth on Schedule 6.01(b) and (y) Permitted Refinancings thereof;

(c) Indebtedness incurred under the Second Lien Documents as in effect on the Closing ~~d~~Date ~~hereof~~ (including Indebtedness incurred after the Closing Date pursuant to Section 2.20, Section 2.21, Section 2.22 and Section 2.23 of the Second Lien Credit Agreement as in effect on the Closing ~~d~~D ate ~~hereof~~), any Second Lien Incremental Facility, any Second Lien Permitted Incremental Equivalent Debt, any Second Lien Credit Agreement Refinancing Indebtedness or any Second Lien Permitted Debt Exchange Notes and any Permitted Refinancing (as defined in the Second Lien Credit Agreement as in effect on the Closing ~~d~~D ate ~~hereof~~) (as permitted under the Intercreditor Agreement) of any of the foregoing;

(d) Indebtedness under Hedging Obligations with respect to interest rates, foreign currency exchange rates or commodity prices not entered into for speculative purposes;

(e) Indebtedness in respect of Purchase Money Obligations or Capital Lease Obligations, Indebtedness incurred in connection with financing Sale Leaseback Transactions and Indebtedness incurred in connection with financing any Real Property (regardless of when such Real Property was initially acquired), and any Permitted Refinancings of any of the foregoing, in an aggregate amount for all such Indebtedness under this clause (e) not to exceed, at any time outstanding, the greater of $150,000,000 and 27.0% of Consolidated EBITDA for the most recently ended Test Period;

(f) Indebtedness in respect of (x) appeal bonds or similar instruments and (y) payment, bid, performance or surety bonds, or other similar bonds, completion guarantees, or similar instruments, workers’ compensation claims, health, disability or other employee benefits, self-insurance obligations, letters of credit, and bankers acceptances issued for the account of any Group Member, in each case listed under this clause (y), in the ordinary course of business, and including guarantees or obligations of any Group Member (including Holdings) with respect to letters of credit supporting such appeal, payment, bid, performance or surety or other similar bonds, completion guarantees, or similar instruments, workers’ compensation claims, health, disability or other employee benefits, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed);

(g) (i) Contingent Obligations in respect of Indebtedness otherwise permitted to be incurred by such Group Member under this Section 6.01 (provided that (x) the foregoing shall not permit a non-Credit Party to guarantee Indebtedness that it could not otherwise incur under this Section 6.01 and (y) if any such Indebtedness is subordinated (including as to lien or collateral priority) to the Obligations, such Contingent Obligation shall be subordinated on terms at least as favorable to the Lenders) and (ii) Indebtedness constituting Investments permitted under Section 6.03 (other than Section 6.03(n));

(h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(i) Indebtedness arising in connection with the endorsement of instruments for deposit in the ordinary course of business;

(j) Indebtedness in respect of netting services or overdraft protection or otherwise in connection with deposit or securities accounts in the ordinary course of business;

(k) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(l) [reserved];

(m) subject to Section 6.03(f), intercompany Indebtedness owing (i) by and among the Credit Parties, (ii) by Restricted Subsidiaries that are not Credit Parties to Restricted Subsidiaries that are not Credit Parties, (iii) by Restricted Subsidiaries that are not Credit Parties to Credit Parties, and (iv) by Credit Parties to Holdings or any Subsidiaries that are not Credit Parties; provided that Indebtedness under this clause (m)(iv) shall be subordinated to the Obligations pursuant to the terms of the Intercompany Note or other subordination terms reasonably acceptable to the Administrative Agent;

(n) unsecured Indebtedness owing to employees, former employees, officers, former officers, directors, former directors (or any spouses, ex-spouses, or estates of any of the foregoing) of any Group Member or Holdings in connection with the repurchase of Equity Interests of Holdings or any of its direct or indirect parent companies issued to any of the aforementioned employees, former employees, officers, former officers, directors, former directors (or any spouses, ex-spouses, or estates of any of the foregoing) of any Group Member or Holdings not to exceed the sum of (i) the greater of $10,000,000 and 2.0% of Consolidated EBITDA for the most recently ended Test Period in the case of Indebtedness that does not constitute Subordinated Indebtedness plus (ii) the greater of $20,000,000 and 4.0% of Consolidated EBITDA for the most recently ended Test Period in the case of Subordinated Indebtedness, in each case, at any time outstanding;

(o) Indebtedness arising as a direct result of judgments, orders, awards or decrees against Holdings or any Restricted Subsidiaries, in each case not constituting an Event of Default;

(p) unsecured Indebtedness representing any Taxes to the extent such Taxes are being contested by any Group Member or Holdings in good faith by appropriate proceedings and adequate reserves are being maintained by the Group Members or Holdings in accordance with GAAP;

(q) [reserved];

(r) [reserved];

(s) Indebtedness of Restricted Subsidiaries that are not Credit Parties, and any guarantees thereof by Restricted Subsidiaries that are not Credit Parties, in aggregate principal amount not to exceed the greater of $100,000,000 and 18.0% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding;

(t) [reserved];

(u) Senior Secured Indebtedness, Junior Secured Indebtedness and Unsecured Indebtedness, in each case incurred or assumed for any purpose (including to finance a Permitted Acquisition, other permitted Investment or Capital Expenditure); provided that on a Pro Forma Basis immediately after giving effect to each such incurrence or assumption and the application of the proceeds therefrom (including pursuant to any Permitted Acquisition or other Investment consummated in connection therewith or the repayment or prepayment of any Indebtedness with the proceeds thereof), and any disposition, incurrence of Indebtedness, or other appropriate pro forma adjustments in connection therewith (but without, for the avoidance of doubt, giving effect to any amounts incurred in connection therewith under the Fixed Incremental Amount, the Second Lien Fixed Incremental Amount or any other Fixed Amount Indebtedness basket (including clause (i) above) (and, in each case, for the avoidance of doubt, for purposes of calculating the Consolidated Interest Coverage Ratio, without giving effect to any interest expense attributable to any such Indebtedness incurred in connection therewith under the Fixed Incremental Amount, the Second Lien Fixed Incremental Amount or any other Fixed Amount Indebtedness, but otherwise excluding the cash proceeds of any such concurrently incurred Indebtedness from cash and Cash Equivalents)), (A) in the case of Senior Secured Indebtedness, the First Lien Leverage Ratio as of the Applicable Date of Determination and for the applicable Test Period shall not be greater than 3.25 to 1.00; (B) in the case of Junior Secured Indebtedness, the Senior Secured Leverage Ratio as of the Applicable Date of Determination and for the applicable Test Period is not greater than 4.25 to 1.00; and (iii) in the case of Unsecured Indebtedness, either (or both) (A) the Consolidated Interest Coverage Ratio computed on a Pro Forma Basis as of the Applicable Date of Determination and for the most recently ended Test Period is no less than 2.00 to 1.00 and/or (B) the Total Leverage Ratio as of the Applicable Date of Determination and for the applicable Test Period is not greater than 6.80 to 1.00; provided, that to the extent that Indebtedness incurred pursuant to this Section 6.01(u) that is secured by Collateral exceeds the greater of $50,000,000 and 9.0% of Consolidated EBITDA for the most recently ended Test Period, a Senior Representative acting on behalf of the holders of such

Indebtedness shall become party to the Intercreditor Agreement (and, if secured on a pari passu basis with the Secured Obligations, the Pari Intercreditor Agreement), provided that, in each case, so long as such Senior Representative is joined to the Intercreditor Agreement and/or the Pari Intercreditor Agreement, as applicable, by way of a joinder agreement in substantially the form of the applicable form attached thereto without any material changes therefrom that are adverse to the interests of the Secured Parties in their capacities as such or to the Intercreditor Agreement and/or the Pari Intercreditor Agreement, as applicable, in connection with such joinder, or such intercreditor agreement or joinder thereto is Otherwise Acceptable, no acknowledgement or countersignature by the Administrative Agent or the Collateral Agent shall be required to comply with the requirements of this proviso; provided, further, that any Indebtedness incurred pursuant to this Section 6.01(u) shall be subject to the Inside Maturity Limitation; provided, further, that the aggregate amount of Indebtedness that may be incurred (or guaranteed) by non-Credit Parties pursuant to this Section 6.01(u) shall not exceed the greater of $100,000,000 and 18.0% of Consolidated EBITDA for the most recently ended Test Period less any amounts incurred (or guaranteed) by non-Credit Parties pursuant to Section 6.01(hh);

(v) (i) Indebtedness in connection with any accounts receivable factoring facility in compliance with Section 6.05(q) and (ii) Indebtedness incurred pursuant to any factoring financings, securitizations, receivables refinancings or similar arrangements not in excess of the greater of $30,000,000 and 7.5% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding;

(w) Indebtedness in the amount equal to the amount of the aggregate cash equity contributions (excluding in respect of Disqualified Capital Stock) made to, or Eligible Equity Issuances made by, Holdings by or to any direct or indirect parent thereof, the proceeds of which are contributed, directly or indirectly, to a Credit Party after the Closing Date to the extent Not Otherwise Applied;

(x) additional Indebtedness (or Disqualified Capital Stock) of the Restricted Subsidiaries in an aggregate amount not exceeding $150,000,000 at such time (this clause (x), the “General Indebtedness Basket”); provided, that any Indebtedness originally incurred under the General Indebtedness Basket shall be automatically and immediately reclassified (unless the Borrowers otherwise elect from time to time) as having been incurred under the Incurrence-Based Amount baskets set forth in clauses (A), (B) or (C) of Section 6.01(u)(ii), in each case, at any time the Restricted Subsidiaries would be permitted to incur the aggregate principal amount of the Indebtedness being so reclassified thereunder, as applicable (for purposes of clarity, with any such reclassification having the effect of increasing the Restricted Subsidiaries’ ability to incur Indebtedness under the General Indebtedness Basket on and after the date of such reclassification by the amount of Indebtedness so re-designated);

(y) to the extent constituting Indebtedness, advances in respect of transfer pricing or shared services agreements that are permitted by Section 6.03(z);

(z) to the extent constituting any Indebtedness, any contingent liabilities arising in connection with any stock options;

(aa) Indebtedness pursuant to trade letters of credit (and reimbursement obligations in connection therewith); provided, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(bb) Indebtedness (i) incurred in a Permitted Acquisition, any other Investment or any Asset Sale, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including Earn-Outs and any other contingent consideration obligations or deferred purchase price obligations or any Indebtedness incurred to finance such obligations) or other similar adjustments, or (ii) outstanding at any time to the seller of any business or assets permitted to be acquired by Holdings or any Restricted Subsidiary hereunder;

(cc) Indebtedness under Cash Management Agreements and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements, in each case, incurred in the ordinary course of business;

(dd) Indebtedness representing deferred compensation or other similar arrangements incurred in the ordinary course of business or in connection with a Permitted Acquisition or a similar permitted Investment;

(ee) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (dd) above and (ff) through (jj) below;

(ff) customary indemnities contained in mandate, engagement and commitment letters, facility agreements, purchase agreements and indentures, in each case entered into in respect of Indebtedness permitted pursuant to this Section 6.01 and any Permitted Refinancing in respect thereof;

(gg) to the extent constituting Indebtedness, customer deposits and advance payments (including progress payments) received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(hh) Indebtedness of joint ventures, in aggregate principal amount not to exceed the greater of $20,000,000 and 4% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding; provided that the aggregate amount of Indebtedness that may be incurred by non-Credit Parties pursuant to this Section 6.01(hh) shall not exceed the greater of $100,000,000 and 18.0% of Consolidated EBITDA for the most recently ended Test Period less any amounts incurred by non-Credit Parties pursuant to Section 6.01(u);

(ii) Indebtedness in connection with any Sale Leaseback Transactions identified on Schedule 6.05(t) and any Permitted Refinancings of thereof; and

(jj) (i) Indebtedness arising as a result of daylight exposures of any Group Member in respect of banking arrangements entered into in the ordinary course of its treasury activities; (ii) [reserved]; (iii) any guarantee or indemnity provided by a Group Member for the obligations of another Group Member in connection with a Group Member claiming exemption from audit, the preparation and filing of its accounts or other similar exemptions; and (iv) any Indebtedness in connection with leases, concessions and/or licenses.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be prohibited by, or reduce “basket” capacity otherwise available under, this Section 6.01.

Section 6.02 Liens. Create, incur, assume or permit to exist any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a) Liens for Taxes not yet delinquent and Liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(b) Liens in respect of property of any Group Member imposed by Requirements of Law, (i) which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business or otherwise pertaining to Indebtedness permitted under Section 6.01(f) and (h) which do not in the aggregate materially detract from the value of the property of the Group Members, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Group Members, taken as a whole, and which, if they secure obligations that are then more than 60 days overdue and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, or (ii) arising mandatorily on the assets of any Foreign Subsidiary;

(c) any Lien in existence on the Closing Date and, to the extent securing Indebtedness in excess of $5,000,000 (other than Indebtedness of the Company and its Subsidiaries) individually, set forth on Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) does not secure an aggregate amount of Indebtedness, if any, greater than the amount of such Indebtedness secured on the Closing Date or any Permitted Refinancing thereof and (ii) does not encumber any property in a material manner other than the property subject thereto on the Closing Date and any proceeds therefrom (any such Lien, an “Existing Lien”);

(d) easements, rights-of-way, restrictions (including zoning restrictions), covenants, conditions, licenses, encroachments, protrusions and other similar charges or encumbrances, and title deficiencies on or other irregularities with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness or (ii) individually or in the aggregate materially interfering with the ordinary conduct of the business and operations of the Group Members at such Real Property and the value, use and occupancy thereof;

(e) Liens to the extent arising out of judgments, orders, attachments, decrees or awards not resulting in an Event of Default;

(f) Liens (x) imposed by Requirements of Law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred to secure the performance of appeal bonds or incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs bonds and statutory bonds, bids, leases (including deposits with respect thereto), government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (i) with respect to subclauses (x), (y) and (z) of this clause (f), such Liens are for amounts not yet delinquent or, to the extent such amounts are so delinquent, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings or orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the property subject to any such Lien and (ii) to the extent such Liens are not imposed by Requirements of Law, such Liens shall in no event encumber any property other than cash and cash equivalents (including Cash Equivalents);

(g) Leases, subleases, licenses and sublicenses of any Property (other than Intellectual Property) of any Group Member granted by such Group Member to third parties, in each case entered into in the ordinary course of such Group Member’s business;

(h) any interest or title of a lessor, sublessor, licensor, sublicensor, licensee or sublicensee under any lease, sublease, license or sublicense not prohibited by this Agreement or the other Security Documents;

(i) Liens which may arise as a result of municipal and zoning codes and ordinances, building and other land use laws imposed by any Governmental Authority which are not violated in any material respect by existing improvements or the present use or occupancy of any Real Property;

(j) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Group Member in the ordinary course of business in accordance with the past practices of such Group Member;

(k) Liens securing Indebtedness incurred pursuant to Section 6.01(e) and Section 6.01(ii) and other Purchase Money Obligations, Capital Lease Obligations and Sale Leaseback Transactions permitted to be incurred pursuant to Section 6.01; provided that (other than with respect to any Sale Leaseback Transaction) any such Liens attach only to the property being financed pursuant to such Indebtedness (and any other property financed by the same creditor and any accessions to any of the foregoing) and the proceeds and products thereof (or the same property securing such Indebtedness immediately prior to any Permitted Refinancing thereof);

(l) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Group Member, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure the repayment of any Indebtedness;

(m) Liens on property or assets of a person existing at the time such person or asset is acquired or merged with or into or consolidated with any Group Member to the extent such acquisition or merger is not prohibited hereunder (and such Liens are not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon or pursuant to an after-acquired property clause in the applicable security documents) and are no more favorable (as reasonably determined by the Borrowers) to the lienholders than such existing Lien;

(n) (i) Liens granted pursuant to the Security Documents to secure the Secured Obligations (including Indebtedness incurred pursuant to Section 2.20, Section 2.21, Section 2.22 and Section 2.23 hereof (in each case, for the avoidance of doubt, whether incurred pursuant hereto and to the other Loan Documents and secured pursuant to the Security Documents, or, if permitted, and subject to the terms and conditions set forth in, such Sections, incurred and secured pursuant to separate documentation)), (ii) any Liens securing Indebtedness incurred in reliance on Section 6.01(u), Permitted Incremental Equivalent Debt, Permitted Pari Passu Refinancing Debt and Permitted Junior Refinancing Debt (in each case, to the extent permitted pursuant to the terms of such definition); provided, in each case, that such Liens are subject to any subordination or intercreditor requirements set forth in the applicable definitions or Sections referenced above in this Section 6.02(n), and (iii) Liens securing the Second Lien Obligations (including Indebtedness incurred pursuant to Section 2.20, Section 2.21, Section 2.22 and Section 2.23 thereof (in each case, for the avoidance of doubt, whether incurred and secured pursuant to the Second Lien Loan Documents or, if permitted, and subject to the terms and conditions set forth in, such Sections, incurred and secured pursuant to separate documentation), Indebtedness incurred pursuant to Section 6.01(u) of the Second Lien Credit Agreement, any Second Lien Incremental Facility, any Second Lien Permitted Incremental Equivalent Debt, or any Permitted Refinancings in respect any of the foregoing, in each case to the extent such Liens are subordinated to the Liens securing the Secured Obligations in accordance with, and subject to, the terms of the Intercreditor Agreement and/or Pari Intercreditor Agreement;

(o) licenses and sublicenses of Intellectual Property granted by any Group Member in the ordinary course of business or not interfering in any material respect with the ordinary conduct of business of the Group Members;

(p) the filing of UCC (or equivalent) financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(q) Liens securing Indebtedness incurred pursuant to Section 6.01(w);

(r) [reserved];

(s) Liens attaching solely to cash earnest money deposits in connection with an Investment permitted by Section 6.03 (other than Section 6.03(j));

(t) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(u) Liens securing Indebtedness incurred pursuant to Section 6.01(m);

(v) Liens on insurance policies and the proceeds thereof granted in the ordinary course of business to secure the financing of insurance premiums with respect thereto permitted under Section 6.01(k);

(w) Liens (i) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (ii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(x) Liens of any Group Member with respect to Indebtedness and other obligations that do not in the aggregate exceed the sum of (a) the greater of $100,000,000 and 18.0% of Consolidated EBITDA for the most recently ended Test Period at any time and (b) any accrued interest thereon and any interest paid in kind on any Indebtedness or other obligations described in clause (a) above;

(y) Liens on assets or property of joint ventures and Restricted Subsidiaries that are not Credit Parties, in each case securing Indebtedness and other obligations of such joint venture or Restricted Subsidiary that is not a Credit Party, as applicable, that are permitted to be incurred pursuant to (or not prohibited by) Section 6.01 (so long as such Liens do not extend to the assets of any Credit Parties or of Holdings);

(z) Liens on (A) Receivables Assets and related assets incurred in connection with a Receivables Facility, (B) Securitization Assets and related assets arising in connection with a Qualified Securitization Financing, in each case, in compliance with Section 6.05(q), and (C) assets incurred in connection with Indebtedness incurred pursuant to Section 6.01(jj) or Section 6.01(v);

(aa) Liens securing Indebtedness incurred pursuant to Section 6.01(u) (to the extent permitted to be secured, and on the lien priorities described, by the terms thereof);

(bb) Liens on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.03 to be applied against the purchase price for such Investment;

(cc) Liens on Equity Interests (i) deemed to exist in connection with any options, put and call arrangements, rights of first refusal and similar rights relating to Investments in Persons that are not Restricted Subsidiaries of Holdings or (ii) of any joint venture or similar arrangement pursuant to any joint venture or similar arrangement;

(dd) restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements, in each case, solely to the extent such disposition would be permitted pursuant to the terms hereof;

(ee) [reserved];

(ff) [reserved];

(gg) [reserved]; and

(hh) (i) Liens over credit balances on bank accounts to facilitate operation of such bank accounts on a cash pooled net balance basis; and (ii) Liens over rental deposits placed by any Group Member with a lessor pursuant to a property lease entered into in the ordinary course of business.

For the avoidance of doubt, the accrual of interest, unused line fees, letter of credit and letter of credit fronting fees, and expense reimbursement obligations, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, in each case with respect to obligations secured by Liens, shall not be prohibited by, or reduce “basket” availability under, this Section 6.02.

Section 6.03 Investments, Loans and Advances. Lend money or credit (by way of guarantee or otherwise) or make advances to any person, or purchase or acquire any Equity Interests, bonds, notes, debentures, guarantees or other securities of, or make any capital contribution to, or acquire assets constituting all or substantially all of the assets of, or acquire assets constituting a line of business, business unit or division of, any other person (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a) the Group Members may consummate the Transactions in accordance with the provisions of the Transaction Documents;

(b) (i) Investments outstanding, contemplated or made pursuant to binding commitments in effect on the Closing Date to the extent in excess, individually, of $5,000,000 (other than Investments of the Company and its Subsidiaries) identified on Schedule 6.03(b) and (ii) Investments consisting of any modification, replacement, renewal, reinvestment or extension of any Investment described in clause (i) above; provided that the amount of any Investment permitted pursuant to this clause (ii) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment (including in respect of any unused commitment) as of the Closing Date or as otherwise permitted by this Section 6.03;

(c) the Group Members may (i) acquire and hold accounts receivable owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, and other cash equivalent Investments, (iii) endorse negotiable instruments held for collection or deposit in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(d) Hedging Obligations permitted by Section 6.01(d) or otherwise in connection with non-speculative Hedging Agreements or similar arrangements (including in connection with the terminations or unwinding thereof);

(e) loans and advances (x) (i) to directors, consultants, employees and officers of any Group Member in an aggregate amount not to exceed the greater of $15,000,000 and 3% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding, (ii) to directors, consultants, employees and officers of any Group Member in the ordinary course of business, or otherwise for bona fide business purposes, (iii) to directors, consultants, employees and officers of any Group Member (whether or not currently serving as such) to purchase Equity Interests of Holdings or any of its direct or indirect parent companies (provided that, in the case of this clause (iii), any such amount loaned or advanced is simultaneously used to purchase such Equity Interests), (iv) in the form of notes upon the exercise of stock options, and/or (v) constituting advances of payroll or expenses and (y) consisting of commissions advanced to producers that may not be earned through personal production and that are earned over time or written off by the Borrowers as unearned salary;

(f) Investments (i) by any Group Member in a Credit Party, (ii) by any Group Member that is not a Credit Party in any other Group Member and (iii) by any Credit Party in any Restricted Subsidiary that is not a Subsidiary Guarantor in an aggregate amount not to exceed (x) the greater of $100,000,000 and 18.0% of Consolidated EBITDA less (y) the aggregate amount of consideration paid by any Credit Party under clause (iii) of the proviso to the definition of “Permitted Acquisition”;

(g) Investments in securities or other assets of trade creditors or customers in the ordinary course of business received in settlement of bona fide disputes or upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(h) Investments held by any Group Member as a result of consideration received in connection with an Asset Sale or other disposition made in compliance with Section 6.05 (other than Section 6.05(e));

(i) Permitted Acquisitions;

(j) pledges and deposits permitted under Section 6.02;

(k) any Group Member may make a loan that could otherwise be made as a distribution permitted under Section 6.06(b) and Section 6.06(u) (with commensurate dollar-for-dollar reduction of their ability to make additional distributions under such Section 6.06(b) and Section 6.06(u)); provided that to the extent such loan is repaid in cash to such Group Member, such repayment shall be deemed to be a cash contribution to a Credit Party pursuant to Section 6.06(i) (without duplication of any cash contributions otherwise made pursuant to Section 6.06);

(l) Investments consisting of earnest money deposits required in connection with a Permitted Acquisition or other permitted Investment;

(m) Investments of any Person existing at the time such Person becomes a Restricted Subsidiary or consolidates, amalgamates or merges with any Group Member (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such consolidation, amalgamation or merger;

(n) Contingent Obligations and other Indebtedness permitted by Section 6.01 (other than Section 6.01(g)(ii)), performance guarantees, and transactions permitted under Section 6.04 (other than Section 6.04(b));

(o) redemptions, repurchases or acquisitions of Indebtedness of any Group Member to the extent not prohibited by Section 6.09;

(p) (x) Investments in deposit and investment accounts (including, for the avoidance of doubt, eurocurrency investment accounts) opened in the ordinary course of business with financial institutions and (y) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with past practice;

(q) [reserved];

(r) Investments to the extent constituting the reinvestment of the Net Cash Proceeds arising from any Asset Sale (or other disposition) or Casualty Events to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid or to reinvest in other fixed or Capital Assets or assets that are otherwise used or useful in the business of the Group Members (including pursuant to a Permitted Acquisition, Investment or Capital Expenditure);

(s) [reserved];

(t) purchases and other acquisitions of inventory, materials, equipment, intangible property and other assets in the ordinary course of business;

(u) (i) leases and subleases of real or personal property and (ii) licenses and sublicenses of Intellectual Property permitted under Section 6.02(o) and other personal property in the ordinary course of business;

(v) Investments to the extent that payment for such Investments is made solely with cash contributions from the issuance of Equity Interests (other than Disqualified Capital Stock) of Holdings and/or other contributions to Holdings that are not in exchange for Disqualified Capital Stock, in each case the proceeds of which are contributed as cash common equity to any Credit Party and are Not Otherwise Applied;

(w) Investments in joint ventures of any Group Member or of Holdings; provided that the aggregate amount of such Investments outstanding at any time under this clause (w) shall not exceed the greater of $175,000,000 and 32.0% of Consolidated EBITDA for the most recently ended Test Period less the amount of any Investments in similar businesses pursuant to Section 6.03(ff); provided, further, that for the avoidance of doubt, to the extent a joint venture of any Group Member becomes a Restricted Subsidiary, any Investments incurred pursuant to this clause (w) may be re-categorized (at the Borrowers’ election) as an Investment incurred pursuant to Section 6.03(f);

(x) Investments in an aggregate amount not to exceed the Cumulative Amount; provided that any Limited Condition Transaction remains subject to the terms of Section 1.06 hereof;

(y) other Investments in an aggregate amount at any time not to exceed $150,000,000 plus (A) the aggregate total of all other amounts available to be utilized for Restricted Debt Payments pursuant to Section 6.09(a)(I) plus (B) the aggregate total of all other amounts available to be utilized for Dividends pursuant to Section 6.06(j), which the Borrowers may, from time to time, in the case of (A) and (B), elect to re-allocate to the making of Investments pursuant to this Section 6.03(y); provided that any such reallocated amount shall reduce the applicable basket under Section 6.06(j) or 6.09(a)(I) from which availability was reallocated, on a dollar-for-dollar basis to the extent such Investment remains outstanding in reliance on this Section 6.03(y)(A) and/or (B);

(z) to the extent constituting Investments, advances in respect of transfer pricing and cost-sharing arrangements (i.e., “cost-plus” arrangements) that are (A) in the ordinary course of business and consistent with the Group Members’ historical practices and (B) funded not more than 120 days in advance of the applicable transfer pricing and cost-sharing payment;

(aa) (i) advances of payroll payments to employees in the ordinary course of business; and (ii) contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of Holdings;

(bb) unlimited additional Investments; provided that on a Pro Forma Basis, the Total Leverage Ratio as of the Applicable Date of Determination and for the most recently ended Test Period shall be no greater than 5.25 to 1.00 as of the Applicable Date of Determination and for the most recently ended Test Period immediately prior to such transactions; further provided that any Limited Condition Transaction remains subject to the terms of Section 1.06 hereof;

(cc) Investments in the ordinary course of business (x) consisting of customary trade arrangements with customers consistent with past practices and (y) in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors;

(dd) (a) any Investment in a Receivables Subsidiary or a Securitization Subsidiary in order to effectuate a Receivables Facility or Qualified Securitization Financing, respectively, or any Investment by a Receivables Subsidiary or Securitization Subsidiary in any other Person in connection with a Receivables Facility or a Qualified Securitization Financing, respectively; provided, however, that any such Investment in a Receivables Subsidiary or a Securitization Subsidiary is in the form of a contribution of additional Receivables Assets or Securitization Assets, as applicable, or as equity or subordinated loan, (b) distributions or payments of Receivables Fees or Securitization Fees and purchases of Receivables Assets or Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a

Receivables Facility or a Qualified Securitization Financing, respectively and (c) any other Investment in connection with any Indebtedness incurred under Section 6.01(v) or any disposition made under Section 6.05(q);

(ee) Investments resulting from the exercise of drag-along rights, put-rights, call-rights or similar rights under joint venture or similar documents;

(ff) Investments in similar businesses in an aggregate amount outstanding at any time not to exceed the greater of $175,000,000 and 32.0% of Consolidated EBITDA for the most recently ended Test Period less the amount of any Investments in joint ventures pursuant to Section 6.03(w);

(gg) IPO Reorganization Transactions;

(hh) [reserved];

(ii) loans and the granting of credit in connection with any banking or treasury activities (including any investments in Cash Equivalents);

(jj) [reserved];

(kk) [reserved]; and

(ll) Investments arising in connection with the equitization of outstanding intercompany Indebtedness to the extent the incurrence of such Indebtedness is permitted hereunder.

The amount of any Investment shall be the initial amount of such Investment less all returns of principal, capital, Dividends and other cash returns therefrom (including, without limitation, any repayments, interest, returns, profits, distributions, income or similar amounts received in cash in respect of any Investment in any Unrestricted Subsidiary and the designation thereof), less the proceeds from the disposition of any portion of such Investment and less all liabilities expressly assumed by another person in connection with the sale of such Investment; provided that any reduction in the initial amount of such Investment (including upon the re-designation of an Unrestricted Subsidiary as a Restricted Subsidiary) shall be without duplication of any increase in the Cumulative Amount.

Section 6.04 Mergers and Consolidations. Wind up, liquidate or dissolve its affairs or consummate a merger or consolidation, except that the following shall be permitted:

(a) Asset Sales or other dispositions in compliance with Section 6.05 (other than clause (d) thereof);

(b) Investments permitted pursuant to Section 6.03 (other than clause (n) thereof);

(c) (x) any Group Member (other than a Borrower) may merge or consolidate with or into a Borrower or any Subsidiary Guarantor (as long as a Borrower (or any Person that becomes a Borrower substantially concurrently therewith) is the surviving person in the case of any merger or consolidation involving a Borrower, and a Subsidiary Guarantor is the surviving person in the case of any merger or consolidation involving a Subsidiary Guarantor (other than mergers or consolidations involving a Borrower)), and (y) any Restricted Subsidiary (other than a Borrower) that is not a Guarantor may merge or consolidate with or into any other Restricted Subsidiary (other than a Borrower);

(d) a merger or consolidation pursuant to, and in accordance with, the definition of “Permitted Acquisition” to the extent necessary to consummate such Permitted Acquisition;

(e) any Restricted Subsidiary (subject to clause (f) below in the case of a Borrower) may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, would not reasonably be expected to have a Material Adverse Effect;

(f) a Borrower may merge or consolidate with another Borrower (or any Person that becomes a Borrower substantially concurrently therewith) and any Borrower (other than Solera, LLC, or its successor by merger) may dissolve, liquidate or wind up its affairs; provided, that (i) any such merger or consolidation, as applicable, would not reasonably be expected to have a Material Adverse Effect and (ii) on a Pro Forma Basis, the Total Leverage Ratio as of the Applicable Date of Determination and for the most recently ended Test Period shall be no greater than 6.80 to 1.00; and

(g) IPO Reorganization Transactions.

Section 6.05 Asset Sales. Sell, lease, assign, transfer or otherwise dispose of any property (including sales and issuances of Equity Interests), except that the following shall be permitted:

(a) (x) sales, transfers, leases, subleases and other dispositions of inventory in the ordinary course of business, property no longer used or useful in the business or worn out, obsolete, uneconomical, negligible or surplus property by any Group Member in the ordinary course of business, (y) the abandonment, allowance to lapse or other disposition of Intellectual Property that is, in the reasonable business judgment of the Borrowers, immaterial, no longer economically practicable to maintain or no longer used or useful in the business or (z) sales, transfers, leases, subleases and other dispositions of property by any Group Member (including Intellectual Property) that is, in the reasonable business judgment of the Borrowers, immaterial, no longer economically practical to maintain or no longer used or useful in the business;

(b) any sale, lease, assignment, transfer or disposition (other than a sale of all or substantially all of the assets of the Restricted Subsidiaries); provided that (i) such sale, lease, assignment, transfer or disposition shall be for fair market value (as determined by the Borrowers in good faith) and (ii) with respect to any aggregate consideration received in respect thereof, at least 75% of the aggregate purchase price for all property subject to such sale, lease, assignment, transfer or disposition, and/or shall be paid in cash or Cash Equivalents (with (x) assumed liabilities or Indebtedness (in each case, including those of Holdings and/or any Subsidiary) and (y) long term assets used or useful in the business of Holdings or any Subsidiary, in each case, treated as cash and other Designated Noncash Consideration treated as cash) so long as the total Designated Noncash Consideration outstanding at any time does not exceed the greater of $100,000,000 and 18% of Consolidated EBITDA for the most recently ended Test Period in the aggregate, and provided that the amount of the proceeds of any portion of any such disposition that would be permitted under Section 6.05(n) shall be excluded from the numerator and denominator of such calculation;

(c) (x) leases, assignments and subleases of real or personal property in the ordinary course of business and (y) licenses and sublicenses of Intellectual Property otherwise permitted under Section 6.02;

(d) transactions in compliance with Section 6.04 (other than Section 6.04(a));

(e) Investments in compliance with Section 6.03 (other than Section 6.03(h)), Liens in compliance with Section 6.02, Dividends in compliance with Section 6.06 and Restricted Debt Payments in compliance with Section 6.09;

(f) sales of any non-core assets acquired in connection with any Permitted Acquisitions or other Investments in compliance with Section 6.03 (other than clause (h)) that are not useful in the business of Holdings and its Restricted Subsidiaries or that are required by Requirements of Law or by a regulatory body to be disposed of;

(g) sales, discounts, disposals or forgiveness of customer delinquent notes or accounts receivable (including, in all events, the disposition of delinquent accounts receivable pursuant to any factoring arrangement or Receivables Facility) in the ordinary course of business or in connection with the settlement, collection or compromise thereof;

(h) use of cash and dispositions of Cash Equivalents in the ordinary course of business;

(i) [reserved];

(j) sales, transfers, leases and other dispositions (i) to any Credit Party, (ii) to any Restricted Subsidiary that is not a Credit Party from another Restricted Subsidiary that is not a Credit Party, or (iii) to any of the Restricted Subsidiaries that are not Credit Parties from any Credit Party;

(k) sales, transfers, leases and other dispositions of property to the extent required by any Governmental Authority or otherwise pursuant to any Requirements of Law;

(l) sales, transfers, leases and other dispositions of property to the extent that such property constitutes an Investment permitted by Section 6.03(h) or another asset received as consideration for the disposition of any asset permitted by this Section;

(m) sales or dispositions of immaterial Equity Interests to qualify directors where required by applicable Requirements of Law or to satisfy other similar Requirements of Law with respect to the ownership of Equity Interests;

(n) any concurrent purchase and sale, swap or exchange of any asset used or useful in the business of the Restricted Subsidiaries or in any line of business permitted hereunder, or any combination of any such assets and cash or Cash Equivalents, between a Restricted Subsidiary on one hand and another person on the other;

(o) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Group Member;

(p) [reserved];

(q) any disposition of Receivables Assets in connection with any Receivables Facility and any disposition of Securitization Assets in connection with any Qualified Securitization Financing and any other disposition in connection with a factoring arrangement or any Indebtedness incurred under Section 6.01(v);

(r) dispositions in process, contemplated or made pursuant to binding commitments in effect on the Closing Date, in each case (1) of the Company and its Subsidiaries and/or (2) (to the extent in excess, individually, of $5,000,000 for the most recently ended Test Period) identified on Schedule 6.05(r);

(s) other sales or dispositions in an amount not to exceed $22,500,000 per transaction (or series of related transactions);

(t) Sale Leaseback Transactions; provided that, notwithstanding anything to the contrary, the proceeds of any Sale Leaseback Transactions identified on Schedule 6.05(t) (and, for the avoidance of doubt, only such identified Sale Leaseback Transactions) will not be subject to the requirements of Section 2.10(c);

(u) surrender or waiver of contractual rights and settlements, releases or waivers of contractual or litigation claims in the ordinary course of business;

(v) any disposition, unwinding or termination of Hedging Agreements or transactions contemplated thereby;

(w) IPO Reorganization Transactions;

(x) forgiveness of indebtedness resulting from equitization of outstanding intercompany Indebtedness; and

(y) sales, transfers and other dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business.

To the extent the Required Lenders or all of the Lenders, as applicable, waive the provisions of this Section 6.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.05, such Collateral (unless sold to a Credit Party) shall be sold automatically free and clear of the Liens created by the Security Documents, and the Agents shall take all actions they reasonably deem appropriate in order to effect the foregoing.

Section 6.06 Dividends. Authorize, declare or pay any Dividends with respect to any Group Member, except that the following shall be permitted (subject to the provisos in each of Section 6.01(l) and Section 6.03(q)):

(a) Dividends by any Group Member (x) to any Borrower or any Subsidiary Guarantor, (y) to any Subsidiary that is not a Guarantor; provided that any such Dividend under this clause (y) is either (I) paid only in Equity Interests of such Group Member (other than Disqualified Capital Stock) or (II) if paid in cash, is paid to all equityholders on a pro rata basis, and (z) to Holdings paid only in Equity Interests in kind;

(b) payments to Holdings (and/or (without duplication) any direct or indirect parent company of Holdings) to permit Holdings (or any such direct or indirect parent company of Holdings) to repurchase or redeem Qualified Capital Stock of Holdings (or any direct or indirect parent company of Holdings) held by current or former officers, directors, consultants or employees (or their respective transferees, spouses, ex-spouses, heirs, family members, estates or beneficiaries under their estates) of any Group Member (including, without limitation, upon their death, disability, retirement, severance or termination of employment or service or to make payments on Indebtedness issued to buy such Qualified Capital Stock, including, without limitation, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration (for the avoidance of doubt excluding cancellation of Indebtedness owed by such person) paid for all such redemptions and payments shall not exceed, (i) in any fiscal year, the sum of (A) $35,000,000; provided, that such amount may be increased by (x) up to $15,000,000, solely to the extent the amount available under this clause (A) was not utilized in the immediately preceding fiscal year or (y) by up to $15,000,000 solely to the extent that any such additional amount utilized pursuant to this clause (y) shall reduce the amount of Dividends permitted pursuant to this Section 6.06(b)(i) in the subsequent fiscal year on a dollar-for-dollar basis, plus (B) the net cash proceeds of any “key-man” life insurance policies of any Group Member, plus (ii) $135,000,000;

(c) the Borrowers and any other Subsidiaries of Holdings may make Dividends, directly or indirectly, to Holdings or any Subsidiary of Holdings (and Holdings may pay to any direct or indirect equityholder of Holdings) to permit Holdings or any Subsidiary of Holdings (or any such direct or indirect equityholder of Holdings) to satisfy any federal, state, local or foreign tax liabilities payable with respect to such equity holder’s direct or indirect interest in Borrowers, determined using an assumed rate equal to the highest marginal federal, state or local tax rate applicable to an individual or corporation (whichever is greater) resident in San Francisco, California, but disregarding (i) any deduction under Section 199A of the Code; (ii) any deductions under any of Sections 704(c), 734, 743 or 754 of the Code (or any comparable provisions of state law), (iii) any step-up in tax basis or amortization attributable to the Closing Date Acquisition, and (iv) taxable losses in prior taxable years;

(d) repurchases of Equity Interests deemed to occur upon the exercise of stock options if the Equity Interests represent a portion of the exercise price or withholding tax thereof;

(e) distributions or payments of Receivables Fees and Securitization Fees;

(f) so long as, on a Pro Forma Basis, the Total Leverage Ratio as of the Applicable Date of Determination and for the most recently ended Test Period shall be no greater than 6.30 to 1.00, the Group Members may make Dividends, directly or indirectly, to Holdings and/or Holdings’ direct or indirect equity holders using the Cumulative Amount; provided that any Limited Condition Transaction remains subject to the terms of Section 1.06 hereof;

(g) Dividends made solely in Equity Interests of Holdings (other than Disqualified Capital Stock);

(h) Dividends to finance payments expressly permitted by Section 5.17(d) and payments for reasonable director fees and reasonable and documented director indemnities and expenses (which for the avoidance of doubt, may be paid as a Dividend);

(i) Dividends to the extent that payment for such Dividends is made solely with cash contributions from the issuance of Equity Interests (other than Disqualified Capital Stock) of Holdings or other contributions to the Equity Interests of Holdings (other than in exchange for Disqualified Capital Stock), which are contributed as cash common equity to any Credit Party and Not Otherwise Applied;

(j) so long as no Default or Event of Default shall have occurred and be continuing at the time of such authorization, declaration or payment or would immediately result therefrom, additional Dividends may be made, directly or indirectly, by any Group Member to Holdings and/or (without duplication) Holdings’ direct or indirect equity holders in an aggregate amount not to exceed $50,000,000, less, for the avoidance of doubt, the aggregate amount re-allocated by the Borrowers pursuant to Section 6.03(y), or Section 6.09(a)(I);

(k) distributions for (i) general corporate, administrative, compliance and other overhead and related costs, fees and expenses (including franchise and similar Taxes required to maintain corporate existence and other legal, accounting and other overhead costs, fees and expenses) of Holdings or any direct or indirect parent of Holdings to the extent directly attributable to the operations or ownership of the Group Members, and (ii) Public Company Costs;

(l) [reserved];

(m) Dividends by any Group Member to any direct or indirect holder of any Equity Interests in a Borrower:

(i) to finance any Investment permitted to be made pursuant to Section 6.03; provided that (A) such Dividend shall be made substantially concurrently with the closing of such Investment and (B) Holdings or such parent, as applicable, shall, immediately following the closing thereof, cause (1) all property so acquired (whether assets or Equity Interests) to be held by or contributed to any Restricted Subsidiary or

(2) the merger (to the extent permitted in Section 6.04) of the Person formed or acquired into any Restricted Subsidiary in order to consummate such Permitted Acquisition;

(ii) the proceeds of which shall be used to pay customary costs, fees and expenses (other than to Affiliates) related to any successful or unsuccessful equity or debt offering, debt incurrence, Investment (including, for the avoidance of doubt, any Permitted Acquisition) or other transaction, in each case, to the extent not prohibited by this Agreement;

(iii) the proceeds of which shall be used to pay customary salary, bonus, severance (including, in each case, payroll, social security and similar taxes in respect thereof) and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent company or partner of the Borrowers to the extent such salaries, bonuses, severance and other benefits are attributable to the ownership or operation of the Restricted Subsidiaries; and/or

(iv) the proceeds of which are used to pay any withholding, employment or similar Taxes payable by and future, present or former employee, director, manager or consultant of any Restricted Subsidiary or any direct or indirect parent of any Restricted Subsidiary and any repurchase of Equity Interest deemed to occur upon exercise, vesting or settlement of, or payment with respect to, any equity or equity-based award, including, without limitation, stock or other equity options, stock or other equity appreciation rights, warrants, restricted equity units, restricted equity, deferred equity units or similar rights if such Equity Interests are used by the holder of such award to pay a portion of the exercise price of such options, appreciation rights, warrants or similar rights or to satisfy any required withholding or similar taxes with respect to any such award;

(n) [reserved];

(o) so long as no Default or Event of Default shall have occurred and be continuing at the time of such authorization, declaration or payment or would immediately result therefrom, unlimited additional Dividends; provided that on a Pro Forma Basis, the Total Leverage Ratio as of the Applicable Date of Determination and for the most recently ended Test Period shall be no greater than 4.75 to 1.00; provided further that any Limited Condition Transaction remains subject to the terms of Section 1.06 hereof;

(p) [reserved];

(q) at any time following the consummation of an IPO, so long as no Event of Default under Section 8.01(a), (b), (g) (solely with respect to the Borrowers) or (h) (solely with respect to the Borrowers) shall have occurred and be continuing on the date of declaration of any such Dividend or would result therefrom, the Restricted Subsidiaries may (or may make Dividends to Holdings or any parent thereof to enable it to) make Dividends with respect to any Equity Interest in an amount of up to 7% per annum of the market capitalization of Holdings (or the applicable public filing entity) and its Subsidiaries, plus 7% per annum of the net proceeds from such IPO (including, for the avoidance of doubt, (x) any proceeds from the initial offering of Equity Interests of any special purpose acquisition company, targeted acquisition company or other entity similar to the foregoing (or any Subsidiary thereof) consummated prior to any acquisition by such special purpose acquisition company, targeted acquisition company or other entity similar to the foregoing (or any Subsidiary thereof), as applicable, and/or (y) any minority investment in such Equity Interests (including, for the avoidance of doubt, any private investment in public equity consummated in connection with any acquisition by any special purpose acquisition company, targeted acquisition company or other entity similar to the foregoing (or any Subsidiary thereof));

(r) (i) Dividends constituting any part of an IPO Reorganization Transaction and (ii) Dividends to pay costs or expenses related to any IPO (or IPO Reorganization Transactions), in each case whether or not such IPO (and any related IPO Reorganization Transactions) is consummated;

(s) Dividends and distributions among Credit Parties in connection with transfer pricing or shared services agreements to the extent advances related thereto are permitted pursuant to Section 6.03(z);

(t) any Restricted Subsidiary may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split, distribution, exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of any Restricted Subsidiary or any merger, consolidation amalgamation or other business combination of any Restricted Subsidiary or any combination thereof or any Permitted Acquisition and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(u) Dividends (i) on the Closing Date and (ii) after the Closing Date, in an amount not to exceed $116,000,000, in each case, in connection with the redemption or retirement of preferred equity of Solera Global Holding Corp.; and

(v) Dividends by any Group Member on or around the Closing Date to any direct or indirect holder of a minority of Equity Interests in a Borrower to purchase all but not less than all of such holder’s Equity Interests in such Borrower in an aggregate amount not to exceed $13,000,000.

Section 6.07 [Reserved].

Section 6.08 First Lien Leverage Ratio . Except with the written consent of the Required Revolving Lenders and subject to the last paragraph of this Section 6.08, permit the First Lien Leverage Ratio as of the last day of and for any Test Period to be greater than 7.00 to 1.00.

Notwithstanding the foregoing, this Section 6.08 shall be in effect (and shall only be in effect) when the aggregate principal amount of outstanding Revolving Loans, Swing Line Loans and LC Obligations (solely to the extent such LC Obligations exceed $30,000,000), exceed 35% of the aggregate Revolving Commitments of all Lenders as of the last day of such Test Period, commencing with the second full fiscal quarter of Holdings commencing after the

Closing Date (it being understood that calculation of compliance with this Section 6.08 shall be determined as of the last day of and for each applicable Test Period).

Section 6.09 Prepayments of Certain Indebtedness; Modifications of Specified Indebtedness.

(a) Directly or indirectly make any voluntary or optional payment or prepayment of, or repurchase, redemption or acquisition for value of, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness or Junior Secured Indebtedness (“Specified Indebtedness”) for borrowed money (other than Indebtedness owed to Holdings or any of its Restricted Subsidiaries,) outstanding under documents evidencing any Specified Indebtedness (“Restricted Debt Payment”), except (A) to the extent not prohibited by the Intercreditor Agreement, the Pari Intercreditor Agreement, any applicable Other Intercreditor Agreement or any subordination terms applicable to any such Specified Indebtedness (including pursuant to a Permitted Refinancing), and so long as, on a Pro Forma Basis, the Total Leverage Ratio as of the Applicable Date of Determination and for the most recently ended Test Period shall be no greater than 6.30 to 1.00, with the Cumulative Amount, (B) in connection with any Permitted Refinancing thereof or to the extent made with the proceeds of Qualified Capital Stock of Holdings that are Not Otherwise Applied; provided that in the case of any refinancing of Permitted Junior Refinancing Debt or other Indebtedness subject to the Intercreditor Agreement or any applicable Other Intercreditor Agreement, such refinancing must be permitted by such intercreditor agreement or, if applicable, the other customary subordination documentation related to such Permitted Junior Refinancing Debt or such other Indebtedness, (C) refinancings or exchanges of Specified Indebtedness for like or other Specified Indebtedness with a maturity not earlier than such refinanced or exchanged Specified Indebtedness, (D) prepaying, redeeming, purchasing, defeasing or otherwise satisfying prior to the scheduled maturity thereof (or setting apart any property for such purpose) (1) in the case of any Group Member that is not a Credit Party, any Indebtedness owing by such Group Member to any other Group Member, (2) otherwise, any Indebtedness owing to any Credit Party, and (3) so long as no Event of Default under Section 8.01(a), (b), (g) (solely with respect to the Borrowers) or (h) (solely with respect to the Borrowers) is continuing or would immediately result therefrom, any mandatory prepayments of Indebtedness incurred under clauses (b) and (e) of Section 6.01 and any Permitted Refinancing thereof, (E) making regularly scheduled or otherwise required payments of interest and mandatory prepayments (including for the avoidance of doubt, any payment of accrued and unpaid interest in connection with a mandatory prepayment) in respect of such Indebtedness (and any Permitted Refinancing of any of the foregoing) and payments of fees, expenses and indemnification obligations thereunder, (F) to the extent that such payment is made solely with cash contributions from the issuance of Equity Interests (other than Disqualified Capital Stock) of Holdings, which are contributed as cash common equity to any Credit Party and Not Otherwise Applied, (G) converting (or exchanging) any Indebtedness to (or for) Qualified Capital Stock of Holdings, (H) if applicable, any AHYDO catch-up payments with respect thereto, (I) so long as no Default or Event of Default shall have occurred and be continuing or would immediately result therefrom, making prepayments, redemptions, purchases, defeasance or other satisfaction of such Indebtedness in a principal amount not to exceed (x) the greater of $70,000,000 and 13% of Consolidated EBITDA for the most recently ended Test Period plus (y) the aggregate total of all amounts available to be utilized for Dividends pursuant to Section 6.06(j), which the Borrowers may, from time to time, elect to re-allocate to the making of Restricted Debt Payments pursuant to this Section 6.06(a)(I); provided that any such reallocated amount shall reduce the applicable basket under Section 6.06(j) from which availability was reallocated, on a dollar-for-dollar basis less (z) the amount of Investments made in reliance on Section 6.03(y), (J) so long as no Default or Event of Default shall have occurred and be continuing or would immediately result therefrom, making prepayments, redemptions, purchases, defeasance or other satisfaction of such Indebtedness, so long as the Total Leverage Ratio computed on a Pro Forma Basis as of the Applicable Date of Determination and for the most recently ended Test Period is no greater than 4.75 to 1.00, (K) making prepayments, redemptions, purchases, defeasance or other satisfaction of such Indebtedness in connection with an IPO Reorganization Transaction, (L) in connection with the refinancing of any Indebtedness acquired in connection with a Permitted Acquisition or other Investment to the extent such Indebtedness was not incurred in contemplation of such Permitted Acquisition or other Investment), (M) any payments of intercompany obligations permitted under the Intercompany Note or any other subordination terms approved by the Administrative Agent pursuant to Section 6.01(m) hereunder and (N) any payments of Subordinated Indebtedness within one year prior to the stated maturity thereof; and

(b) amend, modify or change in any manner material and adverse to the interests of the Lenders (in their capacities as such) any term or condition of documents evidencing Specified Indebtedness for borrowed money (other than Indebtedness owed to Holdings or any of its Restricted Subsidiaries) without the consent of the Required Lenders (not to be unreasonably withheld or delayed) unless the terms of such Indebtedness after giving effect to such amendment, modification or change would qualify as a Permitted Refinancing.

Section 6.10 [Reserved].

Section 6.11 No Further Negative Pledge; Subsidiary Distributions. Enter into any agreement, instrument, deed or lease which (a) prohibits or limits the ability of any Credit Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation or (b) prohibits, restricts or imposes any condition upon the ability of any Restricted Subsidiary that is not a Credit Party from paying dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any Restricted Subsidiary or to guarantee Indebtedness of any Restricted Subsidiary, in each case, except the following: (i) this Agreement and the other Loan Documents, and any documents governing any Incremental Facility, any Permitted Incremental Equivalent Debt, any Indebtedness incurred pursuant to Section 6.01(u) or (x) or otherwise permitted hereunder or, in each case, any Credit Agreement Refinancing Indebtedness or Permitted Refinancing in respect thereof or Permitted Debt Exchange Notes issued in exchange therefor; provided that such Incremental Facilities, Permitted Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness, Permitted Debt Exchange Notes and other Indebtedness are no more materially restrictive with respect to such prohibitions, restrictions and conditions than the applicable terms of this Agreement; (ii) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the properties encumbered thereby; (iii) the Second Lien Documents (including for the avoidance of doubt any documents governing any Second Lien Incremental Facility or any Second Lien Permitted Incremental Equivalent Debt or, in each case, any Second Lien Credit Agreement Refinancing Indebtedness in respect thereof or Second Lien Permitted Debt Exchange Notes issued in exchange therefor); provided that such Second Lien Incremental Facilities, Second Lien Permitted Incremental Equivalent Debt, Second Lien Credit Agreement Refinancing Indebtedness and Second Lien Permitted Debt Exchange Notes are no more materially restrictive with respect to such prohibitions, restrictions and conditions than the applicable terms of the Second Lien Credit Agreement; (iv) any other agreement that does not restrict in any manner Liens created pursuant to the Loan Documents on any Collateral securing the Secured Obligations and does not require the granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Credit Party to secure the Secured Obligations; (v) customary covenants and restrictions in any indenture, agreement, document, instrument or other arrangement relating to non-material assets or business of any Subsidiary existing prior to the consummation of a Permitted Acquisition in which such Subsidiary was acquired (and not created in contemplation of such Permitted Acquisition); (vi) customary restrictions on cash or other deposits; (vii) net worth provisions in leases and other agreements entered into by a Group Member in the ordinary course of business and/or in the documents entered into in connection with any Qualified Securitization Financing or Receivables Facility or other permitted receivables facility; (viii) contractual encumbrances or restrictions existing on the Closing Date and, to the extent that such contractual encumbrances or restrictions exceed $5,000,000, identified on Schedule 6.11; and (ix) any prohibition or limitation that (I) exists pursuant to applicable Requirements of Law, (II) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.05, stock sale agreement, joint venture agreement, sale/leaseback agreement, purchase agreements, or acquisition agreements (including by way of merger, acquisition or consolidation) entered into by a Credit Party or any Subsidiary solely to the extent pending the consummation of such transaction, which covenant or restriction is limited to the assets that are the subject of such agreements, (III) restricts subletting or assignment of leasehold interests contained in any Lease governing a leasehold interest of a Credit Party or a Subsidiary, or (IV) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in immediately preceding clauses (i) through (ix) of this Section 6.11; provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

Notwithstanding anything to the contrary herein (including, without limitation, the provisions of this Article VI), all transactions (including, for the avoidance of doubt and without limitation, reorganizations, combinations, mergers, dispositions, liquidations, distributions, investments, Indebtedness, Liens and/or intercompany loans) contained or referenced in the Structure Memo are expressly permitted hereunder.

ARTICLE VII

GUARANTEE

Section 7.01 The Guarantee. Each Guarantor and each Borrower hereby jointly and severally guarantees, as a primary obligor and not as a surety, to each Secured Party and its successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, or acceleration or otherwise) of the principal of and interest on (including any interest, fees, costs or charges that would accrue but for the provisions of Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrowers, and all other Secured Obligations from time to time owing to the Secured Parties by any Credit Party or any of its Restricted Subsidiaries under any Loan Document or any Secured Cash Management Agreement or Secured Hedging Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). Each Guarantor and each Borrower hereby jointly and severally agree that if, in the case of such Guarantor, any Borrower or any other Guarantor, and in the case of the Borrower, any Guarantor, shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Credit Parties will, promptly following the occurrence and during the continuance of a Declared Default, pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise), following the occurrence and during the continuance of a Declared Default, in accordance with the terms of such extension or renewal. Notwithstanding any provision hereof or in any other Loan Document to the contrary, no Obligation in respect of any Secured Hedging Agreement shall be payable by or from the assets of any Credit Party if such Credit Party, is not, at the later of (i) the time such Secured Hedging Agreement is entered into and (ii) the date such person becomes a Credit Party, an “eligible contract participant” as such term is defined in Section 1(a)(18) of the Commodity Exchange Act, as amended, and no Credit Party shall be deemed to have entered into or guaranteed any Hedging Agreement at any time that such Credit Party is not an eligible contract participant. The guarantee made by each Borrower hereunder relates solely to the Secured Obligations from time to time owing to the Secured Parties by any Credit Party other than such Borrower under any Secured Cash Management Agreement or Secured Hedging Agreement.

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.01 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.01, or otherwise under this Guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 7.01 shall remain in full force and effect until the termination of this Guarantee in accordance with Section 7.09 hereof. Each Qualified ECP Guarantor intends that this Section 7.01 constitute, and this Section 7.01 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 7.02 Obligations Unconditional. The obligations of the Guarantors and the Borrowers under Section 7.01 shall constitute a guaranty of payment of Guaranteed Obligations and, to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, and joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrowers or the applicable Guarantor under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for Payment in Full of the Guaranteed Obligations). Without limiting the generality of the foregoing and subject to applicable law, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Credit Parties hereunder, which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a) at any time or from time to time, without notice to the Credit Parties, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted (except Payment in Full of the Guaranteed Obligations;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d) any Lien or security interest granted to, or in favor of, the applicable Issuing Bank or any Lender, Agent or other Secured Party as security for any of the Guaranteed Obligations shall fail to be perfected; or

(e) the release of any other Guarantor pursuant to Section 7.09 or Section 9.10.

The Credit Parties hereby expressly waive, to the extent permitted by law, diligence, presentment, demand of payment, protest and all notices whatsoever (other than any notices expressly required hereby or by any other Loan Document), and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrowers under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Credit Parties waive, to the extent permitted by law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Credit Parties and the Secured Parties shall likewise be presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment of the Guaranteed Obligations without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors and the Borrowers hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrowers or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the Borrowers and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and permitted assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 7.03 Reinstatement. The obligations of the Guarantors and the Borrowers under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrowers or any other Credit Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, in each case, including as a result of any proceedings in bankruptcy or reorganization or pursuant to a Debtor Relief Law.

Section 7.04 Subrogation; Subordination. Each Guarantor hereby agrees that, until the Guaranteed Obligations have been Paid in Full and the Commitments have been terminated or have expired, it shall subordinate and not exercise any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation, contribution or otherwise, against any Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Credit Party permitted pursuant to Section 6.01(m) shall be subordinated to such Credit Party’s Guaranteed Obligations; provided that upon Payment in Full of the Guaranteed Obligations and the expiration or termination of the Commitments of the Lenders under this Agreement, without any further action by any person, the Guarantors shall be automatically subrogated to the rights of the Administrative Agent and the Lenders, and may exercise their rights of contribution pursuant to Section 7.10, in each case to the extent of any payment hereunder.

Section 7.05 Remedies. Subject to the terms of the Intercreditor Agreement, the Pari Intercreditor Agreement and any Other Intercreditor Agreement, the Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrowers under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.01) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrowers and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrowers) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

Section 7.06 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion or action under New York CPLR Section 3213.

Section 7.07 Continuing Guarantee. The guarantee in this Article VII is a continuing guarantee of payment and shall apply to all Guaranteed Obligations whenever arising.

Section 7.08 General Limitation on Guaranteed Obligations.

(a) In any action or proceeding involving any state corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Credit Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 7.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 7.09 Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests of any Subsidiary Guarantor are sold or otherwise transferred (including without limitation by way of merger, consolidation or amalgamation) (a “Transferred Guarantor”) to a person or persons, none of which is a Borrower or a Guarantor, such Transferred Guarantor shall, effective immediately upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Section 10.03 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Agreements shall be automatically released, and the Collateral Agent shall (at the expense of the Borrowers) take such actions as are necessary or reasonably requested by the Borrower Agent to effect or evidence each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents (and, for the avoidance of doubt, the Secured Parties shall be deemed to have irrevocably authorized and directed the Administrative Agent and the Collateral Agent to take such actions), so long as the Borrowers shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Agreement; provided that each of the Secured Parties irrevocably authorizes and directs the Administrative Agent and the Collateral Agent to rely on any certificate of a Responsible Officer of the Borrower Agent to the effect that a release of a Guarantor and its Collateral is in compliance with the Loan Documents, without independent investigation, and release such Guarantor from its obligations under the Loan Documents and its interests in any Collateral of such Guarantor pursuant to this Section 7.09 (including, in each case of the foregoing, by filing applicable termination statements and/or returning any pledged Collateral). Any such certificate shall be conclusive and binding.

Section 7.10 Right of Contribution. Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment, in an amount not to exceed the highest amount that would be valid and enforceable and not subordinated to the claims of other creditors as determined in any action or proceeding involving any state corporate, limited partnership or limited liability law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally. Each such Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04. The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, the Issuing Banks, and the Lenders, and each Guarantor shall remain liable to the Administrative Agent, the Issuing Banks, and the Lenders for the full amount guaranteed by such Guarantor hereunder.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01 Events of Default. For so long as this Agreement remains outstanding, upon the occurrence and during the continuance of the following events (“Events of Default”):

(a) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof (including a Term Loan Repayment Date) or at a date fixed for mandatory prepayment thereof or by acceleration thereof or otherwise;

(b) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in clause (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(c) (x) any representation or warranty made or deemed made by or on behalf of any Group Member in any Loan Document, Borrowing Request or LC Request or any representation, warranty, statement or information contained in any certificate furnished by or on behalf of any Group Member pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made or deemed made, and such false or misleading representation, warranty, statement or information, to the extent capable of being cured, shall continue to be false, misleading or otherwise unremedied, or shall not be waived, for a period of 30 days after receipt of written notice thereof from the Administrative Agent to the Borrower Agent;

(d) default shall be made in the due observance or performance by any Group Member of any covenant or agreement contained in Sections 5.02(a) or 5.03(a) (only with respect to legal existence in Solera’s jurisdiction of organization), or in Article VI; provided that the failure of Holdings and its Subsidiaries to observe or perform their obligations under Section 6.08 shall not constitute an Event of Default (i) unless and until, if the Borrowers then have the right to receive a Cure Contribution, the date occurs that is 15 Business Days after the day on which financial statements are required to be delivered for the applicable fiscal quarter or fiscal year pursuant to Section 5.01(a) or (b), as applicable, and (ii) for purposes of any Term Loan (or any Incremental Term Loan or Refinancing Term Loan), unless and until the Required Revolving Lenders have terminated the Commitments and declared the Revolving Loans due and payable (which such Event of Default for purposes of any Term Loans shall terminate automatically and immediately upon the Required Revolving Lenders rescinding such acceleration and/or waiving such Event of Default with respect to the Revolving Loans); provided that if the Lenders with any Incremental Revolving Loan Commitments shall have agreed not to have the benefit of the Financial Covenant, such Incremental Revolving Loan Commitments shall be treated for purposes of this clause (d) in the same manner as Incremental Term Loan Commitments and not as Incremental Revolving Loan Commitments would otherwise be treated for purposes of this clause (d); provided, further, that, for the avoidance of doubt, an Event of Default under this Section 8.01(d) resulting from a breach of Section 6.08 shall be subject to cure pursuant to Section 8.03;

(e) default shall be made in the due observance or performance by any Group Member of any covenant, condition or agreement contained in any Loan Document other than those specified in clauses (a), (b) or (d) immediately above and such default shall continue unremedied or shall not be waived for a period of 30 days after receipt of written notice thereof from the Administrative Agent to the Borrower Agent;

(f) any Credit Party shall fail to (i) pay any principal or interest due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) observe or perform any other term, covenant or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness, if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf to cause (with or without the giving of any notice (other than any notice required to start any grace period) and taking into account any applicable grace periods or waivers (including in the form of an amendment or forbearance by the required holders of the applicable items of Indebtedness)), such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer to purchase by the obligor; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement and such Indebtedness is repaid in accordance with its terms); provided, further, that no Event of Default shall occur pursuant to this clause (f) unless the aggregate principal amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $70,000,000 at any one time; provided that, in the case of Hedging Obligations, the amount counted for this purpose shall be the amount payable by all Credit Parties if such Hedging Obligations were terminated at such time; provided, further, that such failure is unremedied and is not waived by the holders of such Indebtedness;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction (i) seeking relief in respect of any Group Member (other than any Immaterial Subsidiary), or of all or substantially all of the property of any Group Member (other than any Immaterial Subsidiary), under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) which results in the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Group Member (other than any Immaterial Subsidiary) or for all or substantially all of the property of any Group Member (other than any Immaterial Subsidiary); or (iii) seeking the winding-up or liquidation of any Group

Member (other than any Immaterial Subsidiary); and such proceeding or petition shall continue undismissed and unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Group Member (other than any Immaterial Subsidiary) shall (i) voluntarily commence any proceeding, or file any petition, seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Group Member (other than any Immaterial Subsidiary) or for a substantial part of the property of any Group Member (other than any Immaterial Subsidiary), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) admit in writing its inability to, or fail generally to, pay its debts as they become due or (vii) take any corporate (or equivalent) action for the purpose of effecting any of the foregoing;

(i) there is entered against any Credit Party or any Restricted Subsidiary (in each case other than an Immaterial Subsidiary) a final, non-appealable judgment or order for the payment of money in an aggregate amount in excess of $70,000,000 (to the extent not covered by independent third-party insurance or a third-party indemnification agreement) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of 60 consecutive days;

(j) any material provision of the Security Agreement or any other Security Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.04 or Section 6.05) or solely as a result of acts or omissions by the Administrative Agent or any Lender, or the Payment in Full of the Obligations and termination of the Commitments, ceases to be in full force and effect and, as a result thereof, ceases to create a valid lien (subject to Permitted Liens) on the Collateral covered thereby; or any material Guarantee for any reason other than as expressly permitted hereunder (including as a result of a transaction permitted under Section 6.04 or Section 6.05) or solely as a result of acts or omissions by the Administrative Agent or any Lender, or the Payment in Full of the Guaranteed Obligations and termination of the Commitments, ceases to be in full force and effect; or any Credit Party contests in writing the validity or enforceability of any material provision of any Guarantee or any Security Document other than as a result of the express provisions hereof or thereof; or any Credit Party denies in writing that it has any or further liability or obligation under any material provision of any Guarantee or any Security Document other than as a result of the express provisions hereof or thereof or Payment in Full of the Obligations and termination of the Commitments), or purports in writing to revoke or rescind any material provision of any Guarantee or any Security Document;

(k) there shall have occurred an ERISA Event that, when taken either alone or together with all such other ERISA Events, would reasonably be expected to have a Material Adverse Effect; or

(l) there shall have occurred a Change of Control.

Then, and in every such event (other than an event with respect to the Borrowers described in clause (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, with the prior consent of (x) in the case of an Event of Default subject to the first proviso to Section 8.01(d), the Required Revolving Lenders (subject to the second proviso to Section 8.01(d)) or, after the Revolving Commitments shall have been terminated and the Revolving Loans declared due and payable, the Required Term Lenders, or (y) with respect to any other Event of Default, the Required Lenders, and at the request of (A) in the case of an Event of Default subject to the first proviso to Section 8.01(d), the Required Revolving Lenders (subject to the second proviso to Section 8.01(d)) (or, after the Revolving Commitments shall have been terminated and the Revolving Loans declared due and payable, the Required Term Lenders) or (B) in the case of any other Event of Default, the Required Lenders, shall, by written notice to the Borrower Agent, take either or both of the following actions, at the same or different times, subject to the terms of the Intercreditor Agreement, the Pari Intercreditor Agreement, any applicable Other Intercreditor Agreement and any applicable subordination agreement: (i) subject to the last paragraph of Section 1.06, terminate forthwith the Revolving Commitments and (ii) subject to the last paragraph of Section 1.06, declare the Loans and Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and Reimbursement Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding (provided that with respect to this clause (ii), in the case of an Event of Default subject to the first proviso of Section 8.01(d), the Required Revolving Lenders may declare or request the declaration by the Administrative Agent that the foregoing amounts shall be due and payable in whole or in part solely to the extent such amounts are incurred with respect to Revolving Loans and/or Revolving Commitments; and, solely following such declaration, the Required Term Lenders may declare or request the declaration by the Administrative Agent that such amounts shall be due to the extent such amounts are incurred with respect to Term Loans); and in any event, with respect to the events with respect to the Borrowers under the United States Code described in clause (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans and Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Notwithstanding anything to the contrary, no claims will be made under any Guarantees, and no security will be enforceable pursuant to any Security Document, in each case unless and until a Declared Default shall have occurred and be continuing.

Section 8.02 Application of Proceeds. Subject to the terms of the Intercreditor Agreement, the Pari Intercreditor Agreement and any applicable Other Intercreditor

Agreement, the proceeds received by the Administrative Agent or the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral or the Guarantees pursuant to the exercise by the Administrative Agent or the Collateral Agent, as the case may be, in accordance with the terms of the Loan Documents, of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Administrative Agent or the Collateral Agent, as the case may be, as follows:

(a) first, to the payment of all reasonable and documented costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Administrative Agent, the Collateral Agent and their respective agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent or the Collateral Agent in connection therewith and all amounts for which the Administrative Agent or the Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing and unpaid until paid in full;

(b) second, to the payment to the Secured Parties of all other reasonable and documented costs and expenses of such sale, collection or other realization (including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith), together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing and unpaid until paid in full, taking into account the priority set forth in the definition of “Priority Payment Obligations”;

(c) third, without duplication of amounts applied pursuant to any of the preceding clauses of this Section 8.02, to the payment in full in cash, pro rata, of that portion of the Secured Obligations comprised of Priority Payment Obligations constituting interest, fees, indemnities and other amounts (other than principal, any premium thereon, Reimbursement Obligations and obligations to cash collateralize Letters of Credit and similar obligations under Cash Management Agreements and Hedging Agreements constituting Secured Obligations) and including, for the avoidance of doubt, any amounts due in respect of the Commitment Fees, the LC Participation Fees and the Fronting Fees) and any fees, premiums and scheduled periodic payments due under Cash Management Agreements and Hedging Agreements constituting Priority Payment Obligations and any interest accrued thereon payable to the relevant Secured Parties in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d) fourth, without duplication of amounts applied pursuant to any of the preceding clauses of this Section 8.02, to the payment in full in cash, pro rata, of the principal amount of the Secured Obligations comprised of Priority Payment Obligations and any premium thereon (including Reimbursement Obligations and obligations to cash collateralize Letters of Credit) payable to the Lenders and any breakage, termination or other payments under Cash Management Agreements and Hedging Agreements constituting Secured Obligations and any interest accrued thereon;

(e) fifth, without duplication of amounts applied pursuant to any of the preceding clauses of this Section 8.02, to the payment in full in cash, pro rata, of that portion of the Secured Obligations comprised of Term Loans and other Secured Obligations not constituting Priority Payment Obligations constituting interest, fees, indemnities and other amounts (other than principal and any premium thereon) payable to the relevant Secured Parties equally and ratably in accordance with the respective amounts thereof then due and owing;

(f) sixth, without duplication of amounts applied pursuant to any of the preceding clauses of this Section 8.02, to the payment in full in cash, pro rata, of the principal amount of and any premium on the Term Loans and any other Secured Obligations not constituting Priority Payment Obligations payable to the Lenders;

(g) seventh, to the payment of all other Secured Obligations that are due and payable to the Administrative Agent, the Collateral Agent and the other Secured Parties on such date, ratably based upon the respective amounts of all such Secured Obligations owing to the Administrative Agent, the Collateral Agent and the other Secured Parties on such date; and

(h) eighth, the balance, if any, to the person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in the preceding sentence of this Section 8.02, the Credit Parties shall remain liable, jointly and severally, for any deficiency. For the avoidance of doubt, notwithstanding any other provision of any Loan Document, no amount received directly or indirectly from any Credit Party that is not a Qualified ECP Guarantor shall be applied directly or indirectly by the Administrative Agent or otherwise to the payment of any Excluded Swap Obligations and Obligations arising under Secured Cash Management Agreements and Secured Hedging Agreements shall be excluded from the application described above in clauses (a) through (g) of the first sentence of this Section 8.02 if the Administrative Agent has not received written notice thereof, together with such supporting documentation from the applicable Cash Management Bank or Hedge Bank, as the case may be, as may be reasonably necessary to determine the amount of the Obligations owed thereunder. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent and the Collateral Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto and be deemed to be (and agrees to be) subject to the provisions in Sections 10.09, 10.10, 10.12 and 10.17 as a party hereto.

Section 8.03 Equity Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.01, but subject to Section 8.03(b), solely for the purpose of determining whether an Event of Default has occurred under the financial covenant set forth in Section 6.08 (the “Financial Covenant”) as of the end of and for any Test Period ending on the last day of any fiscal quarter with respect to which such Financial Covenant is tested (such fiscal quarter, a “Cure Quarter”), the then existing direct or indirect equity holders of Holdings shall have the right to make an equity investment, directly or indirectly (which, if an equity contribution, shall not be Disqualified Capital Stock or shall otherwise be in form reasonably acceptable to the Administrative Agent), in Holdings in cash, which Holdings shall contribute at any time after the Closing Date and, directly or indirectly, to any Credit Party in cash (which, if an equity contribution, shall not be Disqualified Capital Stock or shall otherwise be in form reasonably acceptable to the Administrative Agent) on or prior to the fifteenth Business Day after the date on which financial statements are required to be delivered pursuant to Section 5.01(a) or (b), as applicable, with respect to such Cure Quarter or the fiscal year ending on the last day of such Cure Quarter, as applicable (the “Cure Expiration Date”), and such cash will, together with any Eligible Equity Issuances which have been included in clause (c) of the Cumulative Amount (to the extent Not Otherwise Applied), in each case, if so designated by Holdings, be included in the calculation of Consolidated EBITDA for purposes of determining compliance with the Financial Covenant as of the end of and for the Test Period ending on the last day of such Cure Quarter and any Test Periods ending on the last day of any of the subsequent three fiscal quarters (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Cure Contribution,” and the amount of such Cure Contribution, the “Cure Amount”); provided that such Cure Contribution is Not Otherwise Applied (other than, for the avoidance of doubt, pursuant to this Section 8.03(a)). All Cure Contributions shall be disregarded for all purposes of this Agreement other than inclusion in the calculation of Consolidated EBITDA for the purpose of determining compliance with the Financial Covenant as of the end of and for the Test Period ending on the last day of such Cure Quarter and any Test Periods ending on the last day of any of the subsequent three fiscal quarters, including being disregarded for purposes of the determination of the Cumulative Amount and all components thereof and any baskets or other ratios with respect to the covenants contained in Article VI (other than Section 6.08). There shall be no pro forma reduction in Consolidated Total Funded Indebtedness (by netting or otherwise) with the proceeds of any Cure Contribution for determining compliance with the Financial Covenant under Section 6.08 as of and for the Test Period ending on the last day of the Cure Quarter; provided that such Cure Contribution shall reduce Consolidated Total Funded Indebtedness in future fiscal quarters to the extent used to prepay any applicable Indebtedness. Notwithstanding anything to the contrary contained in Section 8.01, (A) upon receipt of the Cure Amount by Holdings (and the subsequent contribution or on-lending in cash to a Credit Party (which, if an equity contribution, shall not be Disqualified Capital Stock in such Credit Party)) in at least the amount necessary to cause the Borrowers to be in compliance with the Financial Covenant as of the end of and for the Test Period ending on the last day of such Cure Quarter, the Financial Covenant under Section 6.08 shall be deemed satisfied and complied with as of the end of and for such Test Period with the same effect as though there had been no failure to comply with the Financial Covenant under Section 6.08, and any Default or Event of Default related to any failure to comply with the Financial Covenant shall be deemed not to have occurred for purposes of the Loan Documents, and (B) the Administrative Agent shall have received a notice from the Borrower Agent (“Notice of Intent to Cure”) and through the Cure Expiration Date, (i) no Default or Event of Default shall be deemed to have occurred on the basis of any failure to comply with the Financial Covenant unless such failure is not cured by the making of a Cure Contribution on or prior to the Cure Expiration Date, (ii) no Lender or Issuing Bank shall be obligated to extend new Revolving Loans or Swing Line Loans or issue and/or renew Letters of Credit from the date on which the applicable financial statements shall have been required to have been delivered pursuant to Section 5.01(a) or (b) and unless and until the Cure Contribution is made or all existing Events of

Default are waived or cured (provided that Lenders and Issuing Banks may, in their sole discretion, elect to continue to extend such Revolving Loans or Swing Line Loans or issue and/or renew Letters of Credit after the date by which financial statements shall have been required to have been delivered and prior to such Cure Contribution having been made), (iii) none of the Administrative Agent, the Collateral Agent or any Lender shall exercise any of the remedial rights otherwise available to it upon an Event of Default, including the right to accelerate the Loans, to terminate Commitments or to foreclose on the Collateral solely on the basis of an Event of Default having occurred or purportedly occurred as a result of a violation of Section 6.08, unless the Cure Contribution is not made on or before the Cure Expiration Date and (iv) if the Cure Contribution is not made on or before the Cure Expiration Date, such Event of Default or potential Event of Default shall spring into existence after such time.

(b) There shall (i) be no more than five Cure Contributions made during the term of this Agreement and (ii) no more than two Cure Contributions made during any four consecutive fiscal quarters. No Cure Contribution shall be any greater than the minimum amount required for the Borrowers to be in compliance with the Financial Covenant in the applicable Cure Quarter including, without limitation, for purposes of calculating any amounts to be added back to Consolidated EBITDA pursuant to clause (o) of the definition thereof.

ARTICLE IX

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Section 9.01 Appointment and Authority.

(a) Each of the Lenders and each of the Issuing Banks hereby irrevocably appoints GSLP to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and irrevocably authorizes the Administrative Agent (including through its agents or employees) to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and no Borrower or any other Credit Party shall have rights as a third party beneficiary of any of such provisions (except for the provisions in Sections 9.01, 9.06 and 9.10). It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Requirements of Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including (for all purposes of this paragraph) in its capacities as a potential or actual counterparty to Hedging Agreements and a potential Cash Management Bank) and each of the Issuing Banks hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto and such Lender and such Issuing Bank acknowledge and agree that the Administrative Agent may also act, subject to and in accordance with the terms of the Intercreditor Agreement, the Pari Intercreditor Agreement and any Other Intercreditor Agreement, as applicable, as the collateral agent for the lenders and other secured parties under any documents evidencing Indebtedness permitted hereunder secured on a junior basis to the Secured Obligations. In this connection, the Administrative Agent, as “collateral agent”, and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.03) (in the case of co-agents, sub-agents and attorneys-in-fact, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Any entity holding Collateral for and on behalf of the Administrative Agent in its role as collateral agent shall be deemed to be appointed as a sub-agent of the Administrative Agent in accordance with the provisions of Section 9.05.

Section 9.02 Rights as a Lender. At any time that any such Person is also a Lender hereunder, any Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include such Person serving as the Administrative Agent hereunder in its individual capacity. Any such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties);

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided for herein or in the other Loan Documents) or otherwise; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default (and identifying it as such) is given in writing to the Administrative Agent by the Borrower Agent, a Lender or an Issuing Bank.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral or that the Liens granted to the Collateral Agent pursuant to the Loan Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more co-agents, sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory and indemnification provisions of this Article IX and Article X shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply, without limiting the foregoing, to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agents.

Section 9.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice (and, if at any time the Administrative Agent is a Defaulting Lender pursuant to clause (e)(i) of the definition thereof, within ten Business Days of a written request by the Borrower Agent, the Administrative Agent shall give such notice) of its resignation to the Lenders, the Issuing Banks and the Borrower Agent and such notice shall also be effective in respect of its role as Collateral Agent unless the Administrative Agent otherwise agrees in writing; provided, that any such notice provided by the Administrative Agent shall provide for at least ten Business Days prior notice to such persons of such resignation unless the Borrower Agent expressly consents to a shorter notice period in its sole discretion. If a Lender acting as Administrative Agent is, or the Administrative Agent is an Affiliate of a Lender that is, removed pursuant to Section 2.16(b), then the Borrowers shall be deemed to have waived the notice period required pursuant to this Section 9.06. Upon receipt of any such notice of resignation, or removal the Required Lenders shall have the right, with the Borrower Agent’s consent (absent an Event of Default under Section 8.01(a), (b), (g) (solely with respect to the Borrowers), or (h) (solely with respect to the Borrowers)) (such consent not to be unreasonably withheld or delayed), to appoint a successor that is not a Disqualified Institution, which shall be a commercial bank or trust company with an office in the United States, or an

Affiliate of any such commercial bank or trust company with an office in the United States having capital and surplus aggregating in excess of $1,000,000,000, with any prohibited appointment to be absolutely void ab initio. If no such successor shall have been so appointed by the Required Lenders (with, for the avoidance of doubt, the consent of the Borrower Agent to the extent required above) and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above (including the Borrower Agent’s consent and that such successor not be a Disqualified Institution), with any prohibited appointment to be absolutely void ab initio. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date, (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security granted to or held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed), and (2) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time, if any, as the Required Lenders or the resigning Administrative Agent appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than as provided in Section 2.15 and other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the Resignation Effective Date), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(c) Any resignation by GSLP as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Bank and Swing Line Lender. If any Issuing Bank resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all LC Obligations with respect thereto, including the right to require the Lenders to make ABR Loans or fund risk participations in outstanding Reimbursement Obligations pursuant to Section 2.18(e). If GSLP resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make ABR Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.17. Upon the appointment by the Borrowers of a successor Issuing Bank or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and/or Swing Line Lender, as applicable, (b) the retiring Issuing Bank and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the applicable Issuing Bank that issued such outstanding Letters of Credit to effectively assume the obligations of the applicable Issuing Bank that issued such outstanding Letters of Credit with respect to such Letters of Credit.

Section 9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, conducted its own independent investigation of the financial condition and affairs of the Credit Parties and their Subsidiaries and made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has reviewed each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on the Platform with respect thereto). Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender and each Issuing Bank expressly acknowledge that the Administrative Agent and its Affiliates have not made any representation or warranty to it. Except for documents expressly required by the Loan Documents to be transmitted by the Administrative Agent to the Lenders or the Issuing Bank, the Administrative Agent shall have no duty or responsibility (either express or implied) to provide any Lender or any Issuing Bank with any credit or other information concerning any Credit Party, including the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of a Credit Party, that may come into the possession of the Administrative Agent or any of its Affiliates.

Section 9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Lead Arrangers or the Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or an Issuing Bank hereunder.

Section 9.09 Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower Agent) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be reasonably necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.05 and 10.03 or otherwise) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05 and 10.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar Requirements of Law in any other jurisdictions to which a Credit Party is subject or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Requirements of Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (i) through (xi) of the first proviso to Section 10.02(b) of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata, and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 9.10 Collateral and Guarantee Matters. Each of the Lenders (including in its capacities as an actual or potential secured counterparty to a Hedging Agreement or as a Cash Management Bank) and each of the Issuing Banks irrevocably authorize and instruct the Administrative Agent and Collateral Agent at their option and in their discretion (without any further consent of any Lender or any other Secured Party):

(a) to release any Lien on any property granted to or held by the Administrative Agent or Collateral Agent under any Loan Document (i) upon termination of the Commitments of the Lenders under this Agreement and all Secured Obligations have been Paid in Full, (ii) that is sold or otherwise disposed of (other than to a Credit Party) or (A) to be sold or otherwise disposed of as part of or (B) in connection with any conveyance, sale, transfer or other disposition not prohibited hereunder or under any other Loan Document or so that a Lien may be granted (or continue to subsist) over such property that is not prohibited by (and subject to any conditions in) Section 6.02(c), (d), (f), (i), (k), (l), (m), (s), (t), (u), (w), (x), (z), (bb), (cc) and (dd), (iii) in connection with the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, (iv) so that a Lien may be granted (or continue to subsist) that is permitted by clauses (c), (k), (m), (z), (aa), (ee) or (hh) of Section 6.02 in each case to the extent the contract or agreement pursuant to which such Lien is granted prohibits any other Liens on the applicable property encumbered thereby, (v) on property that is or becomes Excluded Property, (vi) subject to Section 10.02, if approved, authorized or ratified in writing by the Required Lenders, and (vii) in accordance with Section 10.02(c), and in each case of the foregoing clauses (i) through (vii), the Administrative Agent and the Collateral Agent in connection with a request for release of any such Liens upon request of the Borrower Agent shall execute and deliver any documentation necessary or reasonably requested (at the Borrowers’ reasonable expense) by the Borrower Agent to evidence or effectuate the release of such Liens upon request by the Borrower

Agent, if the Borrower Agent shall in each case have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower Agent certifying (w) that such Lien to be released is not required to remain in place pursuant to the terms of this Agreement, (x) in the case of clause (iii) or (iv) above, that such Lien referred to in such clauses is permitted under the applicable clause of Section 6.02 set forth in clause (iii) or (iv) above, (y) in the case of a request in respect of clause (iv) of this sentence, that the contract or agreement pursuant to which such Lien is granted prohibits any other Lien on such property, and (z) in the case of a request in respect of clause (v) of this sentence, that (A) such property is or has become Excluded Property and (B) if such property has become Excluded Property as a result of a contractual restriction, such restriction does not violate Section 6.11;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent or Collateral Agent under any Loan Document to the holder of any Lien on such property that is not prohibited from ranking senior to the Liens securing the Secured Obligations pursuant to Section 6.02(b) (to the extent the relevant Lien is of the type to which the Lien of the Collateral Agent is otherwise subordinated under this clause (b)), (c), (d), (f), (g), (h), (j), (k), (l), (m), (s), (t), (v), (w), (z), (bb), (dd) or (hh); provided that the subordination of any Lien on any property granted to or held by the Collateral Agent shall only occur with respect to any Lien on such property that is permitted by Section 6.02(b), (j) and/or (k) to the extent that the Lien of the Collateral Agent with respect to such property is required to be subordinated to the relevant Lien permitted under Section 6.02 in accordance with the documentation governing the Indebtedness that is secured by such permitted Lien;

(c) to release any Guarantor from its obligations under its Guarantee if such Person (x) ceases to be a Restricted Subsidiary as a result of a transaction not prohibited under the Loan Documents (including, without limitation, in accordance with Section 10.02(c)) or (y) becomes an Excluded Subsidiary (including, for the avoidance of doubt, (1) a Restricted Subsidiary that ceases to be a “Material Subsidiary” and/or (2) an Excluded Subsidiary that had become a Guarantor in accordance with the last proviso to the definition of “Excluded Subsidiary” and, at a time when no Default or Event of Default exists or results therefrom, is re-designated as an Excluded Subsidiary in accordance with the last proviso to the definition of “Excluded Subsidiary”); provided, that the release of any Subsidiary Guarantor from its obligations under the Loan Documents solely as a result of such Subsidiary Guarantor becoming an Excluded Subsidiary of the type described in clause (a) of the definition thereof shall only be permitted if, at the time such Subsidiary Guarantor becomes such an Excluded Subsidiary, such Subsidiary Guarantor so becomes such an Excluded Subsidiary as a result of a joint venture or other strategic transaction permitted hereunder entered into for a bona fide operating business purpose; and

(d) to enter into the Intercreditor Agreement, the Pari Intercreditor Agreement or any Other Intercreditor Agreement, subordination agreement, collateral trust agreement or other intercreditor agreement (including any amendment to this Agreement, or any other applicable agreement, including or modifying a payment waterfall) (including, without limitation, those consistent with either (x) the terms of Exhibits I or N or (y) any other terms set forth in this Agreement, or those that are Otherwise Acceptable) (or, in each case, any amendment or modification thereto or restatement, replacement or waiver thereof) in connection with any refinancing facilities or notes (including, without limitation, Permitted Pari Passu Refinancing

Debt, Permitted Junior Refinancing Debt and Permitted Unsecured Refinancing Debt), Incremental Facilities, Permitted Incremental Equivalent Debt or other obligations not prohibited hereunder (including, for the avoidance of doubt, any Indebtedness secured by Liens in reliance on clauses (n), (q) and (x) of Section 6.02) and that if any such Intercreditor Agreement, Pari Intercreditor Agreement or Other Intercreditor Agreement, subordination agreement, collateral trust agreement or other intercreditor agreement (including any amendment to this Agreement, or any other applicable agreement, including or modifying a payment waterfall) (or, in each case, any such amendment or modification thereto or restatement thereof) is (1) substantially in the form of Exhibit I or Exhibit N, as applicable, without changes thereto that are materially adverse to the Administrative Agent or the Lenders (in their capacities as such), or (2) Otherwise Acceptable, the Lenders shall be deemed to have agreed that the Administrative Agent’s or the Collateral Agent’s entry into such Intercreditor Agreement, Pari Intercreditor Agreement, Other Intercreditor Agreement, subordination agreement, collateral trust agreement or other intercreditor agreement (including any amendment to this Agreement, or any other applicable agreement, including or modifying a payment waterfall) is reasonable and to have consented to such Intercreditor Agreement, Pari Intercreditor Agreement, Other Intercreditor Agreement or subordination agreement (or, in each case, any such amendment or modification thereto or restatement thereof) and such Agent’s execution thereof. The Secured Parties expressly and irrevocably agree that (x) the Collateral Agent may rely exclusively on a certificate of a Responsible Officer of the Borrower Agent as to whether any Indebtedness or Liens are not prohibited hereby, and (y) any Intercreditor Agreement, Pari Intercreditor Agreement, Other Intercreditor Agreement, subordination agreement, collateral trust agreement or other intercreditor agreement (including any amendment to this Agreement, or any other applicable agreement, including or modifying a payment waterfall) entered into by the Administrative Agent and/or the Collateral Agent with respect to shall be binding on the Secured Parties, and each of the Secured Parties hereby expressly and irrevocably agrees that it will take no actions contrary to the provisions of, if entered into and applicable, any Intercreditor Agreement, Pari Intercreditor Agreement, Other Intercreditor Agreement, subordination agreement, collateral trust agreement or other intercreditor agreement (including any amendment to this Agreement, or any other applicable agreement, including or modifying a payment waterfall). Notwithstanding the foregoing, nothing herein shall permit subordination of Secured Obligations other than as set forth in Section 9.10(b).

The foregoing provisions of this Section 9.10 are intended as an inducement to any provider of any Indebtedness or other obligations not prohibited by this Agreement to extend credit to the Credit Parties and such persons are intended third-party beneficiaries of such provisions.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s irrevocable authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under its Guarantee pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will (and each Lender irrevocably instructs the Administrative Agent to), at the Borrowers’ expense, promptly execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to (i) evidence the release of any such item of Collateral from the assignment and security interest granted under the Security Documents (including the filing of termination statements or the return of pledged collateral) or

(ii) to subordinate its interest in any such item, or to release any such Guarantor from its obligations under its Guarantee, in each case in accordance with the terms of the Loan Documents and this Section 9.10; it being acknowledged and agreed by each Lender that the Administrative Agent and/or Collateral Agent, in each case in its capacity as such, shall have no liability with respect to taking such actions to evidence such release.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate (including any certificate described in the immediately following sentence) prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. Each of the Secured Parties irrevocably authorizes and directs the Administrative Agent to rely on any certificate of a Responsible Officer of the Borrower Agent to the effect that a release of Collateral is in compliance with the Loan Documents, without independent investigation, and release its interests in any Collateral or release any Guarantor from its obligations under the Loan Documents pursuant to this Section 9.10 (including, in each case of the foregoing, by filing applicable termination statements and/or returning pledged Collateral). Any such certificate shall be conclusive and binding.

Section 9.11 Secured Cash Management Agreements and Secured Hedging Agreements. Except as otherwise expressly set forth herein, no Cash Management Bank or Hedge Bank that obtains the benefits of the Loan Documents, any Guarantee or any Collateral by virtue of the provisions hereof or any Security Document shall have any right to notice of any action or to consent to or direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than (x) if applicable, in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents or (y) pursuant to any applicable intercreditor agreement. Notwithstanding any other provision of this Section 9.11 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank, as the case may be.

Section 9.12 Withholding Tax. To the extent required by any applicable Requirements of Law (including for this purpose, pursuant to any agreements entered into with a Governmental Authority), the Agents may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other authority of the United States or other Governmental Authority asserts a claim that an Agent did not properly withhold Tax from any amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Agent (to the extent that the Agent has not already been reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so) and shall make payable in respect thereof within 10 days after demand therefor, for all amounts paid, directly or indirectly, by the Agent as Tax or otherwise, including any interest, additions to Tax or penalties thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by an Agent shall be deemed presumptively correct absent manifest error. Each Lender hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Agents under this Section 9.12. The agreements in this Section 9.12 shall survive the resignation and/or replacement of an Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. Unless required by applicable laws, at no time shall any Agent have any obligation to file for or otherwise pursue on behalf of a Lender any refund of Taxes withheld or deducted from funds paid to or for the account of such Lender. For the avoidance of doubt, for the purposes of this Section 9.12, the term “Lender” shall include the Swing Line Lender and the Issuing Banks.

Section 9.13 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable, and the conditions of such exemption have been satisfied, with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, and (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (a) through (g) of Part I of PTE 84-14.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.14 Erroneous Payments.

(a) If the Administrative Agent notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party, but in any event excluding the Credit Parties and their Affiliates (a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the ~~NYFRB~~Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting the immediately preceding clause (a), each Lender, Issuing Bank or Secured Party, or any other Payment Recipient who has received funds on behalf of a Lender, Issuing Bank or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or Secured Party, or other such other Payment Recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender, Issuing Bank or other Secured Party shall (and shall cause any other Payment Recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.14(b).

(c) Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Bank at any time, (i) such Lender or Issuing Bank shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower Agent) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an approved electronic platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Bank shall deliver any Notes evidencing such Loans to the Borrower Agent or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Bank shall cease to be a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Bank and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Bank shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Bank (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Bank or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency.

(e) The parties hereto agree that (i) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by a Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from a Borrower or any other Credit Party for the purpose of making such Erroneous Payment and (ii) any payment made by a Borrower or any other Credit Party on account of any Obligations owed to any Lender or other Secured Party that is subject to any setoff, netting or application by the Administrative Agent pursuant to Section 9.14(c) above shall nevertheless be deemed to pay, prepay, repay, discharge or otherwise satisfy the applicable Obligations owing to such Lender or other Secured Party.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 9.14 shall survive the resignation or replacement of the Administrative Agent, the termination of the

Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(h) Notwithstanding anything to the contrary herein or in any other Loan Document, no Credit Party nor any of their respective Affiliates shall have any obligations (other than having consented to the assignment referenced in Section 9.14(d) above).

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices.

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows:

if to any Credit Party, to the Borrower Agent at:

1500 Solana Blvd.

Build #6

Suite 6300 Westlake, TX 76262

Attention: Ron Rogozinski

Email: [***]

with a copy to (which shall not constitute notice):

Vista Equity Partners Management, LLC

Four Embarcadero Center, 20th Floor

San Francisco, CA 94111

Attention: Kevin Sofield and Christina Lema

Email: [***]

[***]

and (which shall not constitute notice):

Kirkland & Ellis LLP

555 California Street, Suite 2700

San Francisco, CA 94104

Attention: Sonali S. Jindal, P.C.

Email: [***]

if to the Sponsor at:

Vista Equity Partners Management, LLC

Four Embarcadero Center, 20th Floor

San Francisco, CA 94111

Attention: Kevin Sofield and Christina Lema

Email: [***]

[***]

and (which shall not constitute notice):

Kirkland & Ellis LLP

555 California Street, Suite 2700

San Francisco, CA 94104

Attention: Sonali S. Jindal, P.C.

Email: [***]

if to the Administrative Agent at:

Goldman Sachs Lending Partners LLC

2001 Ross Ave, 29th Floor

Dallas, TX 75201

Telephone: [***]

Facsimile: [***]

E-mail: [***] and

[***]

Attention: SBD Operations

with a copy to:

Goldman Sachs Lending Partners LLC

200 West Street

New York, NY 10282

Attn: Bank Debt Portfolio Group – Douglas Tansey

Telephone: [***]

Email: [***]

if to the Administrative Agent in connection with Credit Extensions or payments made to the Administrative Agent:

Goldman Sachs Lending Partners LLC

2001 Ross Ave, 29th Floor

Dallas, TX 75201

Telephone: [***]

Facsimile: [***]

E-mail: [***] and

[***]

Attention: SBD Operations

with a copy to:

Goldman Sachs Lending Partners LLC

200 West Street

New York, NY 10282

Attn: Bank Debt Portfolio Group – Douglas Tansey

Telephone: [***]

Email: [***]

if to the Collateral Agent at:

Goldman Sachs Lending Partners LLC

2001 Ross Ave, 29th Floor

Dallas, TX 75201

Telephone: [***]

Facsimile: [***]

E-mail: [***] and

[***]

Attention: SBD Operations

with a copy to:

Goldman Sachs Lending Partners LLC

200 West Street

New York, NY 10282

Attn: Bank Debt Portfolio Group – Douglas Tansey

Telephone: [***]

Email: [***]

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, they shall be deemed to have been given at the opening of business on the next Business Day for the recipient); notices sent by electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent by 6:00 p.m. New York City time on a Business Day for the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient. Notices delivered through electronic communications (other than electronic mail) to the extent provided in clause (b) below, shall be effective as provided in said clause (b). Any party hereto may change its address or telecopier number or electronic mail address for notices and other communications hereunder by written notice to the Borrower Agent, the Agents, any Issuing Bank and the Lender.

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may (subject to Section 10.01(d)) be delivered or furnished by electronic communication (excluding electronic mail, which is covered above in clause (a) but including Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or Issuing Bank has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Collateral Agent, the Issuing Banks or the

Borrower Agent may agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 10.01(d)); provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its electronic mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, etc. Any party hereto may change its address or telecopier number or electronic mail address for notices and other communications hereunder by written notice to the other parties hereto.

(d) Posting. Each Credit Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication (unless otherwise approved in writing by the Administrative Agent) that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides a Notice of Intent to Cure, (iv) provides notice of any Default under this Agreement or (v) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at such e-mail address(es) provided to the Borrower Agent from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. In addition, each Credit Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall reasonably request. Nothing in this Section 10.01 shall prejudice the right of the Agents, any Lender or any Credit Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

(e) Platform. Each Credit Party further agrees that any Agent or Lead Arranger may make the Communications available to the Lenders by posting the Communications on IntraLinks, ClearPar, Debt Domain or SyndTrak or a substantially similar secure electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agents and Lead Arrangers do not warrant the accuracy or completeness of the Communications or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent or Lead Arranger in connection with the Communications or the Platform. In no event shall any Agent or Lead Arranger or any of their Related Parties have any liability to the Credit Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or such Agent’s or Lead Arranger’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s bad faith, gross negligence, fraud or willful misconduct.

(f) Public/Private.

(i) Each Credit Party hereby authorizes the Administrative Agent to distribute (A) to Public Siders all Communications that the Borrower Agent identifies in writing as containing no MNPI (“Public Side Communications”), and the Borrower Agent represents and warrants that no such Public Side Communications contain any MNPI, and, at the reasonable written request of the Administrative Agent, the Borrower Agent shall use commercially reasonable efforts to identify Public Side Communications by clearly and conspicuously marking the same as “PUBLIC”; and (B) to Private Siders all Communications other than Public Side Communications (such Communications, “Private Side Communications”). The Borrower Agent agrees to designate as Private Side Communications only those Communications or portions thereof that it reasonably believes in good faith contain MNPI, and agrees to use commercially reasonable efforts not to designate any Communications provided under Sections 5.01(a), (b) and (c) as Private Side Communications. “Private Siders” shall mean Lenders’ employees and representatives who have declared that they are authorized to receive MNPI. “Public Siders” shall mean Lenders’ employees and representatives who have not declared that they are authorized to receive MNPI; it being understood that Public Siders may be engaged in investment and other market-related activities with respect to the Borrowers’ or their Affiliates’ securities or loans. “MNPI” shall mean information with respect to Holdings and its Subsidiaries and any of their respective securities that is (a) of the type that would not be publicly available (as reasonably determined by the Borrowers) and could not be derived from publicly available information if Holdings and its Subsidiaries were public reporting companies (as reasonably determined by the Borrowers) and (b) material with respect to Holdings, its Subsidiaries or the securities thereof for purposes of United States federal and state securities laws or the applicable securities laws of any jurisdiction where the Loans are syndicated.

(ii) Each Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other person. Each Lender confirms that it has developed procedures designed to ensure compliance with these securities laws.

(iii) Each Lender acknowledges that circumstances may arise that require it to refer to Communications that may contain MNPI. Accordingly, each Lender agrees that it will use commercially reasonable efforts to designate at least one individual to receive Private Side Communications on its behalf in compliance with its procedures and applicable Requirements of Law and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire. Each Lender agrees to notify the Administrative Agent in writing from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Private Side Communications may be sent by electronic transmission.

Section 10.02 Waivers; Amendment.

(a) Generally. No failure or delay by any Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

(b) Required Consents. Subject to Section 10.02(c), (d), (e) and (g), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or, in the case of any other Loan Document (other than the Fee Letters, which may be amended in accordance with their respective terms), pursuant to an agreement or agreements in writing entered into by the Credit Party or Credit Parties that are party thereto and the Required Lenders (or the Administrative Agent or the Collateral Agent (in the case of any Security Document) with the consent of the Required Lenders) (provided that the Borrower Agent shall provide the Administrative Agent written notice (including via email) of any such amendment, waiver, supplement or modification promptly after the execution and delivery of any such amendment, waiver, supplement or modification and the Administrative Agent hereby agrees to (and is directed by each Lender to) acknowledge such amendment waiver, supplement or modification as promptly as practicable following such written notice; it being acknowledged and agreed by each Lender that the Administrative Agent, in its capacity as such, shall have no liability with respect to such applicable acknowledgment and each Lender hereby irrevocably waives to the fullest extent permitted by Requirements of Law any claims with respect to such acknowledgment; provided that failure to obtain such acknowledgment (or to provide such notice) shall in no way affect the effectiveness of any such amendment); provided that no such agreement shall be effective if the effect thereof would be to:

(i) increase the Commitment of any Lender without the written consent of such Lender (but not, for the avoidance of doubt, the Required Lenders) (other than with respect to any Incremental Facilities to which such Lender has agreed) (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant, mandatory prepayment, Default or Event of Default, financial definition, ratios (including in connection with incurrence tests) or covenant shall constitute an increase in the Commitment of any Lender);

(ii) reduce the principal amount of or premium, if any, on any Loan or LC Disbursement or reduce the rate of interest thereon, including any provision establishing a minimum rate, or reduce any fees (including any Fees or any prepayment fee or premium) payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly and adversely affected thereby but not the Required Lenders (in each case, it being understood that any waiver, extension or reduction of interest pursuant to Section 2.06(d), any amendment, modification, waivers or extensions of mandatory prepayments, waivers of the provisions of Section 2.20(f), any amendment or modification to the financial definitions or ratios (including those used in calculating any interest rate or fee) (or component definition thereof), any amendment, modification or waiver of a condition precedent, or any amendment, modification or waiver of a Default or Event of Default or any waiver of the imposition of default interest or the MFN Protection, in each case, in this Agreement shall not constitute a reduction in the rate of interest, any fee, principal or premium for purposes of this clause (ii));

(iii) (A) extend the scheduled final maturity of any Term Loan, or any scheduled date of payment of principal amount of any Term Loan under Section 2.09 (other than, for the avoidance of doubt, any mandatory prepayment) except in accordance with Section 2.20, Section 2.21, Section 2.22 and Section 2.23, (B) postpone the date for payment of any Reimbursement Obligation or any interest, premium or fees payable hereunder, or (C) postpone the scheduled date of expiration of any Revolving Commitment or date of repayment of any Revolving Loans, in each case, beyond the Revolving Maturity Date, except in accordance with Section 2.20, Section 2.21, Section 2.22 and Section 2.23, in any case, without the written consent of each Lender directly and adversely affected thereby (but not the Required Lenders) (other than, in each case of clauses (A) through (C), amendments, modifications or waivers of conditions precedent, default interest, Defaults or Events of Default, amendments, modifications, waivers or extension of any mandatory prepayments, for the avoidance of doubt, waivers of the provisions of Section 2.20(f) or to the extent resulting from any amendment, modification or waiver of a financial definition, ratio or covenant);

(iv) release Holdings or any Borrower (in each case other than as provided for in Section 6.04 and other than in accordance with the definition of “Holdings”) or release all or substantially all of the value of the Subsidiary Guarantors from their Guarantees (except as expressly provided in Article IX or X), without the written consent of each Lender;

(v) release all or substantially all of the Collateral from the Liens created by the Security Documents without the written consent of each Lender (except as otherwise expressly permitted hereby or by the Security Documents); provided that, for the avoidance of doubt, any transaction permitted under Section 6.04 or Section 6.05 shall not be subject to this clause (v) to the extent such transaction does not result in the release of all or substantially all of the Collateral;

(vi) change any provision of this Section 10.02(b) that has the effect of decreasing the number of Lenders that must approve any amendment, modification or waiver (or the approval of any Agent, Issuing Bank or Swing Line Lender), without the written consent of each Lender (or, as applicable, such Agent, Issuing Bank or Swing Line Lender);

(vii) decrease the percentage set forth in the definition of “Required Lenders”, “Required Term Lenders” or “Required Revolving Lenders”, without the written consent of each Lender (or each Lender of the applicable Class, as the case may be), other than to increase such percentage or number or to give any Additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;

(viii) change or waive any provision of Article IX as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent;

(ix) change or waive any obligation of the Lenders relating to the issuance of or purchase of participations in Letters of Credit, without the written consent of the Administrative Agent and the Issuing Banks;

(x) make any change or amendment, including without limitation any amendment of this Section 10.02(b)(x), which shall (i) unless in writing and signed by the Issuing Banks in addition to the Lenders required above, adversely affect the rights or duties of the Issuing Banks under this Agreement or any document relating to any Letter of Credit issued or to be issued by it, and (ii) unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, adversely affect the rights or duties of the Swing Line Lender under this Agreement;

(xi) amend or modify the definition of “Pro Rata Percentage” or any pro rata sharing provisions contained herein or the “waterfall” that applies following enforcement of the Loan Documents pursuant to Section 8.02, in each case, without the written consent of each Lender adversely affected thereby; or

(xii) amend or modify the definitions of “Priority Payment Obligations” or “Pari Intercreditor Agreement”, clause (ii) of the final sentence of the definition of “Permitted Incremental Equivalent Debt”, the third paragraph of Section 2.10(h) (solely as it relates to the Priority Payment Obligations), the proviso to Section 2.20(c)(i), the proviso to the final sentence of Section 2.20(d), the “waterfall” that applies following enforcement of the Loan Documents pursuant to Section 8.02 or the Pari Intercreditor

Agreement, in each case, in a manner that adversely affects the priority of the Priority Payment Obligations, without the written consent of the Required Revolving Lenders (but for the avoidance of doubt, the consent of no other Secured Party shall be required therefor); provided that any increase in commitments under the Revolving Credit Facility constituting Priority Payment Obligations or incurrence of any Indebtedness on a pari passu basis with or senior to the Priority Payment Obligations shall, in each case, be subject to the unanimous written consent of all Revolving Lenders;

provided that, notwithstanding the foregoing, this Agreement may be amended to make any change that by its terms only affects the rights and duties of Lenders holding Loans or Commitments of a particular Class (and not Lenders holding Loans or Commitments of any other Class or the Required Lenders) with the consent of the Lenders holding the relevant Loans or Commitments voting as if such Class were the only Class hereunder; provided further, that notwithstanding the foregoing, any repricing transaction whereby the Applicable Margin or other interest rate applicable to any Loans, Tranches or Classes is reduced, shall require only the consent of Lenders that will continue to hold commitments and/or Loans of the applicable Tranche or Class after giving effect to such transaction; provided, further, that notwithstanding the foregoing, the Credit Parties may provide any Lien additional to the Collateral by entering into a Security Document without the consent of the Lenders, and the Lenders hereby authorize the Collateral Agent to negotiate and enter into such Security Documents without the consent of the Lenders.

Notwithstanding anything herein to the contrary, (I) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except to the extent the consent of such Lender would be required under clause (i), (ii) or (iii) in the first proviso to the first sentence of this Section 10.02(b) and, but only to the extent that any such matter disproportionately affects such Defaulting Lender (other than because of its status as a Defaulting Lender), clauses (iv) or (v) of such proviso (and any such Defaulting Lender shall be excluded from the calculation of any requisite voting percentage by excluding such Defaulting Lender (and all Loans or Commitments held thereby) from both the numerator and the denominator of the applicable calculation), (II) this Agreement and any other Loan Document may be amended, modified or supplemented solely with the consent of the Administrative Agent (or the Collateral Agent, as applicable) and the Borrowers, each in their sole reasonable discretion, without the need to obtain the consent of any other Lender, if such amendment, modification or supplement is delivered in order to (t) permit the accession of any Subsidiaries as Guarantors and to provide for customary “agreed security principles” with respect to any such Subsidiaries that are not incorporated or otherwise organized under the laws of the United States, any state thereof or the District of Columbia, in accordance with Section 5.10; (u) amend, modify, supplement or otherwise consent to any change with respect to the Loan Documents (including this Agreement) to the extent contemplated by Section 1.04 in connection with any Tax Change or change in GAAP in accordance with the terms thereof, (v) cure ambiguities, defects, errors, mistakes or omissions, or to effect any administrative change of a technical, administrative or immaterial nature, in this Agreement or the applicable Loan Document, (w) add terms that are no less favorable to the Lenders (as reasonably determined by the Administrative Agent) in connection with any Incremental Facility, Permitted Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness, Permitted Debt Exchange Notes, Refinancing Term Loans

(or Refinancing Term Commitments) or Refinancing Revolving Loans (or Refinancing Revolving Loan Commitments), (x) create a fungible Class of Term Loans (including by increasing (but, for the avoidance of doubt, not by decreasing) the amount of amortization due and payable with respect to any Class of Term Loans), or (y) otherwise amend, modify, supplement or otherwise consent to any changes to Exhibit K or to any Agreed Security Principles or (z) otherwise amend, modify, supplement or otherwise consent to any change with respect to the Loan Documents (including this Agreement) in a manner that is not materially adverse to the interests of the Lenders in their capacities as such (provided that, at the election of the Administrative Agent in its sole discretion, except to the extent otherwise required to be entered into pursuant to this Agreement (including, without limitation, pursuant to Section 9.10), any amendment described in clauses (u) through (z) shall not become effective unless the Lenders have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment) or to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property, and (III) this Agreement and the other Loan Documents may be amended, modified or supplemented solely with the consent of the Administrative Agent (or the Collateral Agent, as applicable) and the Borrowers in order to give effect to the appointment of an Additional Borrower in accordance with Section 2.24.

Notwithstanding anything to the contrary herein, in connection with any determination as to whether the requisite Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Credit Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or Collateral Agent to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, any Lender (other than (x) any Lender that is a Regulated Bank or an Affiliate of a Regulated Bank and (y) any Revolving Lender, in respect of its Revolving Loans and Revolving Commitments) that, as a result of its interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Loans and/or Commitments or any Tranche thereof (each, a “Net Short Lender”), without the consent of the Borrower Agent, shall have no right to vote any of its Loans and Commitments and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders.

For purposes of determining whether a Lender has a “net short position” on any date of determination: (i) derivative contracts with respect to any Loans and Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars, British Pound Sterling and/or Euros, as applicable, (ii) notional amounts in other currencies shall be converted to the Dollar Equivalent, Sterling Equivalent or Euro Equivalent, as applicable, thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes any of the Credit Parties or any instrument issued or guaranteed by any Credit Parties shall not be deemed to create a short position with respect to any Loans and/or Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Credit Parties and any instrument issued or guaranteed by any of the Credit Parties, collectively, shall represent less than 5% of the weighted average components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to any Loans and/or Commitments if such Lender is a protection buyer or the equivalent thereof for such derivative transaction and (x) such Loans or Commitments are a “Reference Obligation” under the terms of such derivative transaction (whether or not specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) such Loans or Commitments would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) any one or more Credit Parties (or their successors) is designated as a “Reference Entity” under the terms of such derivative transactions, and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to any Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers the Lender protection in respect of such Loans or Commitments, or as to the credit quality of any of the Credit Parties other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Credit Parties and any instrument issued or guaranteed by any of the Credit Parties, collectively, shall represent less than 5% of the weighted average components of such index. In connection with any such determination, each Lender shall promptly notify the Administrative Agent in writing that it is a Net Short Lender, or shall otherwise be deemed to have represented and warranted to the Borrowers and the Administrative Agent that it is not a Net Short Lender (it being understood and agreed that the Borrowers and the Administrative Agent shall be entitled to rely on each such representation and deemed representation); provided, that the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into or monitor compliance with the provisions hereof relating to Net Short Lenders and shall not be obligated to ascertain, monitor or inquire as to whether any Lender is a Net Short Lender or have any liability (other than any arising out of its gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment) with respect to or arising out of any good faith reliance on any representation by a Lender as to whether it is a Net Short Lender.

Notwithstanding anything herein to the contrary, the Loan Documents may, if applicable, be amended to (x) add or modify “parallel debt” language in any jurisdiction in favor of the Collateral Agent or add Collateral Agents, with the consent of only the Borrower Agent and the Collateral Agent or (y) to reflect any conforming changes necessary to effectuate the transactions contemplated by the definition of Holdings, with the consent of only the Administrative Agent (not to be unreasonably withheld or delayed).

Any waiver, amendment, supplement or modification in accordance with this Section 10.02 shall apply equally to each of the affected Lenders and shall be binding upon the Credit Parties, such Lenders, the Administrative Agent, the Collateral Agent and all future holders of the affected Loans. In the case of any such waiver, the Credit Parties, the Lenders, the Administrative Agent and the Collateral Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default so waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

(c) Collateral.

(i) Without the consent of any other Person, but subject to the terms of the Intercreditor Agreement, the Pari Intercreditor Agreement and any applicable Other Intercreditor Agreement, the applicable Credit Party or Credit Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion), or shall, to the extent required by any Loan Document, enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion (including to cover additional amounts as secured obligations thereunder) or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect, any security interest for the benefit of the Secured Parties in any property or so that the security interests therein comply with applicable Requirements of Law, or to alter the terms of any applicable Security Documents or collateral arrangements to be consistent with the terms of this Agreement and the other Loan Documents (including for the avoidance of doubt and without limitation the Intercreditor Agreement and the Pari Intercreditor Agreement) in the case of conflict.

(ii) Notwithstanding anything in this Agreement or any Security Document to the contrary, the Administrative Agent and/or, as applicable, the Collateral Agent, may, in its sole discretion, grant extensions of time for the satisfaction of any of the requirements under Sections 5.10 and 5.11 or of any Security Document in respect of any particular Collateral or any particular Subsidiary it reasonably determines.

(iii) The Lenders, the Administrative Agent and the Collateral Agent hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (and the Lenders instruct the Collateral Agent to effect and document such release) (i) in full, upon the termination of this Agreement and the Payment in Full of all Secured Obligations, (ii) upon the sale or other disposition (including, without limitation, through any Investment not prohibited pursuant to Section 6.03, Dividend not prohibited pursuant to Section 6.06, disposition not prohibited pursuant to Section 6.05 or transaction not prohibited pursuant to Section 6.04, as applicable) of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Credit Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate (upon its reasonable request) to that effect provided by the Borrower Agent without further inquiry in connection with a request to do so, execute such appropriate release documentation as the Borrower Agent may reasonably request to document or evidence such release), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 10.02), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the applicable Guarantee (in accordance with the final paragraph of Section 9.10), (vi) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents, or (vii) if such assets constitute Excluded Property at any time (including, without limitation, following any transaction or series of transactions not prohibited by the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate in which the Borrower Agent certifies that such assets constitute Excluded Property without further inquiry and shall upon receipt thereof in connection with a request to do so, execute such appropriate release documentation as the Borrower Agent may reasonably request to document or evidence such release). Any such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all Collateral retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents. Additionally, the Lenders hereby irrevocably agree that any Restricted Subsidiary that is a Guarantor shall be released from the Guarantees upon consummation of any transaction not prohibited by this Agreement resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary or upon becoming an Excluded Subsidiary (so long as the Borrowers have not elected in their sole discretion to join such Excluded Subsidiary as a Guarantor) (and Liens on any former Collateral of such Excluded Subsidiary shall be automatically released in connection therewith) (including, without limitation, through any Investment not prohibited pursuant to Section 6.03, Dividend not prohibited pursuant to Section 6.06, disposition not prohibited pursuant to Section 6.05 or transaction not prohibited pursuant to Section 6.04, as applicable; provided that the Collateral Agent may rely conclusively on a certificate pursuant to which the Borrower Agent certifies that the applicable transaction or series of transactions is not prohibited under the Loan Documents without further inquiry and shall upon receipt thereof in connection with a request to execute such appropriate release documentation as the Borrower Agent may reasonably request to document or evidence such release). The Lenders hereby authorize and instruct the Administrative Agent and the Collateral Agent, as applicable, to, and the Administrative Agent and the Collateral Agent agree to, execute and deliver any instruments, documents and agreements necessary or desirable or reasonably requested by the Borrower Agent to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender and without any representation or warranty of any such Agent.

(d) Certain Other Amendments. Notwithstanding anything in this Agreement (including, without limitation, this Section 10.02) or any other Loan Document to the contrary, (i) this Agreement and the other Loan Documents may be amended to effect an Increase Joinder (or, in the case of Incremental Facilities governed by documentation other than this Agreement and the other Loan Documents, a companion amendment hereto), Refinancing Amendment and/or Extension Amendment pursuant to Sections 2.20, 2.21 or 2.22 (and the Administrative Agent and the Borrowers may effect such amendments to this Agreement and the other Loan Documents without the consent of any other party, as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the terms of any such Increase Joinder, Refinancing Amendment and/or Extension Amendment); and (ii) the Loan Documents may be amended to add syndication or documentation agents and make customary changes and references related thereto with the consent of only the Borrowers and the Administrative Agent.

(e) Amendments to Financial Covenant and Waivers of Events of Default Under Section 6.08. Notwithstanding anything set forth herein to the contrary, no amendment to Section 6.08, Section 8.01(d) (solely as it relates to an Event of Default under Section 6.08), Section 8.03 or the defined terms used in any thereof (but not as used in other Sections), no consent to departure therefrom, and no waiver with respect to a Default or Event of Default under Section 6.08, shall be effective without the prior written consent of the Borrowers and the Required Revolving Lenders, it being understood that the consent of no other Lender (including the Required Lenders) or Agent shall be required. Any condition precedent to any Borrowing of Revolving Loans may be waived by only the Required Revolving Lenders (and, in the case of (x) the issuance of a Letter of Credit, the applicable Issuing Bank and (y) any Borrowing of Swing Line Loans, the Swing Line Lender) and, for the avoidance of doubt, waivers by no other Lender or Agent shall be required.

(f) Non-Consenting Lenders. The Borrowers may, at their sole expense and effort, upon notice to a Non-Consenting Lender and the Administrative Agent, require such Lender to (i) be paid off in full for all of its Loans and interest due related thereto and relinquish all rights it has under the Loan Documents (including any amount pursuant to Section 2.10(j) if a Repricing Event has occurred) and/or have its Commitments terminated, or (ii) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.12, Section 2.15 and Section 2.16) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment, or, solely in the case of Term Loans, Holdings or the Borrowers (in which case such Term Loans shall, after such assignment, be immediately deemed cancelled for all purposes and no longer outstanding (and may not be resold) for all purposes of this Agreement and the other Loan Documents) or any Affiliated Debt Fund or Sponsor Investor); provided that in the case of this clause (ii), (A) the Borrowers or other assignee shall have paid to the Administrative Agent (unless waived by the Administrative Agent) the assignment fee (if any) specified in Section 10.04(b); (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable (including any amount pursuant to Section 2.10(j) if a Repricing Event has occurred) to it hereunder in connection with any prepayment of its Loans and under the other Loan Documents from the assignee or the Borrowers, (iii) such assignment does not conflict with applicable Requirements of Law; and (iv) the applicable assignee shall have consented to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment or delegation if, prior thereto, other than as a result of a waiver by such Lender, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

(g) Additional Credit Facilities. Subject to Sections 2.21 and 2.22 hereof, this Agreement may be amended (or amended and restated) (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion.

Section 10.03 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay, promptly following written demand therefor: (i) all reasonable and documented out-of-pocket expenses incurred by the Lead Arrangers, the Administrative Agent, the Collateral Agent and their respective Affiliates (including the reasonable and documented out-of-pocket fees, charges and disbursements of one counsel to the Lead Arrangers, the Administrative Agent, the Collateral Agent and their respective Affiliates, taken as a whole (plus one additional counsel for such similarly situated affected parties reasonably necessary due to actual conflicts of interest among such parties), plus, if reasonably necessary, the reasonable fees, charges and disbursements of one local counsel per appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions), for the Administrative Agent and/or the Collateral Agent (plus one additional counsel for such similarly situated affected parties reasonably necessary due to actual conflicts of interest among such parties)) in connection with the syndication of the credit facilities provided for herein (including the obtaining and maintaining of CUSIP numbers for the Loans), the preparation, negotiation, execution, delivery, filing and administration of this Agreement including any expenses incurred as a result of trades not permitted by Section 10.04 and the other Loan Documents and any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, including in connection with post-closing searches to confirm that security filings and recordations have been properly made, (ii) all reasonable and documented out-of-pocket expenses incurred by an Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable and documented out-of-pocket expenses incurred by the Swing Line Lender in connection with any Swing Line Lender or any amendment, renewal or extension thereof or any demand or payment thereunder, (iv) all reasonable and documented out-of-pocket expenses incurred by the Lead Arrangers, the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank (including the reasonable and documented out-of-pocket fees, charges and disbursements of any one counsel to the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Lenders and the Issuing Banks, taken as a whole (plus additional counsel for such similarly situated affected parties reasonably necessary due to actual conflicts of interest among such parties), plus, if reasonably necessary, the reasonable and documented out-of-pocket fees, charges and disbursements of one local counsel per appropriate jurisdiction (plus one additional counsel for such similarly situated affected parties reasonably necessary due to actual conflicts of interest among such parties) and, upon the Borrower Agent’s prior written consent (which may be withheld, conditioned or delayed in its sole discretion), other counsel to and consultants for the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and (v) all Other Taxes, as provided in Section 2.15.

(b) Indemnification by the Borrower. The Borrowers shall indemnify the Lead Arrangers, the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), each Lender, each Issuing Bank, the Swing Line Lender and each Related Party of any of the foregoing persons (but excluding in any case any Excluded Affiliate) (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all actual and direct losses (other than lost profits), claims, damages, liabilities and related reasonable and documented out-of-pocket expenses (including the reasonable and documented out-of-pocket fees and reasonable out-of-pocket expenses of one counsel for all Indemnitees (plus one additional counsel for the similarly situated affected Indemnitees if reasonably necessary due to actual conflicts of interest among the Indemnitees) plus, if reasonably necessary, the reasonable and documented out-of-pocket fees and expenses of one local counsel per appropriate jurisdiction (plus one additional counsel for the similarly situated affected Indemnitees if reasonably necessary due to actual conflicts of interest among such parties) and, solely following the Borrower Agent’s prior written consent (which may be withheld or delayed in the Borrower Agent’s sole discretion), consultants (but excluding allocated costs of in-house counsel)) incurred by any Indemnitee or asserted against any Indemnitee by any party hereto or any third party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any Real Property or facility now, or hereafter owned, leased or operated by any Group Member at any time, or any Environmental Claim or liability under any Environmental Law to the extent related to any Group Member, or (iv) any actual claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (v) arise out of actions taken or omissions to act by such Indemnitee in its capacity as a co-investor in Holdings and its Restricted Subsidiaries or a financial advisor of the Company (or any subset thereof), Holdings, its Restricted Subsidiaries, the Sponsor, the other Equity Investors or Permitted Holders with respect to any transaction, (w) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence, fraud or willful misconduct of any Indemnitee or (to the extent involved in or aware of the Transactions) any of its Related Parties, (x) result from a claim brought by any Borrower or any other Credit Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document (by such Indemnitee or its Controlling Persons or Controlled Affiliates), if such Borrower or such other Credit Party has obtained a final non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction, (y) arises from disputes arising solely among Indemnitees that do not involve any act or omission by any Group Member or its Affiliates and are unrelated to any dispute involving, or any claim by, an Agent, a Lead Arranger, any Lender or Secured Party against any Group Member or its Affiliates, or (z) are payable as a result of a settlement agreement related to the foregoing effected without the written consent of the Borrower Agent (which consent may be withheld or delayed in its sole discretion) (in the case of this clause (z), for the avoidance of doubt, if settled with the Borrower Agent’s written consent, or if there is a final judgment for the plaintiff against an Indemnitee in any proceeding, the Borrowers shall indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above); provided, however, that such Indemnitee shall promptly refund and return to the Borrowers all amounts paid to such Indemnitee for fees, expenses, damages, indemnification or contribution, in each case, pursuant to this Section 10.03(b) to the extent that there is a final, non-appealable judicial determination that such Indemnitee was not entitled to the payment of such amounts pursuant to the express terms of this Section 10.03. For the avoidance of doubt, this Section 10.03(b) shall not apply to Taxes other than Taxes that represent losses, claims, damages, liabilities, etc. arising from any non-Tax claim (and, for the avoidance of doubt, shall not apply to any Indemnified Taxes or to any Excluded Taxes).

(c) Reimbursement by Lenders. To the extent that any Borrower for any reason fails to pay any amount required under clause (a) or (b) of this Section 10.03 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof), any Issuing Bank, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay (whether or not any such amount arises, in whole or in part, out of the comparative, contributory or sole negligence of the Administrative Agent (or any such sub-agent), the Collateral Agent (or any such sub-agent thereof), such Issuing Bank, the Swing Line Lender or such Related Party) to the Administrative Agent, the Collateral Agent, such Issuing Bank, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans and Reimbursement Obligations shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that (i) the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), any Issuing Bank in its capacity as such, the Swing Line Lender or any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof) or any Issuing Bank in connection with such capacity and (ii) such indemnity for the Issuing Banks shall not include losses incurred by the applicable Issuing Bank due to one or more Lenders defaulting in their obligations to purchase participations of LC Exposure under Section 2.18(d) or to make Revolving Loans under Section 2.18(e) (it being understood that this proviso shall not affect the applicable Issuing Bank’s rights against any Defaulting Lender). The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.14. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposure, outstanding Term Loans and unused Commitments at the time.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Requirements of Law, no party shall assert, and each party hereby waives, any claim against any other party hereto or any of its Related Parties on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No party hereto nor any of its Related Parties shall be liable for any damages (other than those damages resulting from bad faith, gross negligence, fraud or willful misconduct of such Person, as determined by a court of competent jurisdiction by final and nonappealable judgment) arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than 30 Business Days after written demand (including detailed invoices) therefor.

Section 10.04 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder (other than in connection with a transaction permitted by Section 6.04) without the prior written consent of the Administrative Agent, the Collateral Agent, each Issuing Bank, the Swing Line Lender and each Lender (and any other attempted assignment or transfer by any Borrower shall be null and void), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) of this Section 10.04, Section 2.16(b) or Section 10.02(f), (ii) by way of participation in accordance with the provisions of clause (d) of this Section 10.04 or (iii) by way of pledge or assignment of a security interest in accordance with clause (f) of this Section 10.04. Nothing in this Agreement or any other Loan Document, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement or any other Loan Document.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:

(i) except in the case of any assignment (a) of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it,

(b) to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender or (c) as agreed by the Borrowers and the Administrative Agent, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment shall not be less than $5,000,000, in the case of any assignment in respect of Revolving Loans and/or Revolving Commitments, or $1,000,000, in the case of any assignment in respect of Term Loans and/or Term Loan Commitments, and, in each case $1,000,000 increments thereof, or if less, all of such Lender’s remaining Loans and commitments of the applicable Class (provided that contemporaneous assignments to or by two or more affiliated Approved Funds shall be aggregated for purposes of meeting such minimum transfer amount), unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a), (b), (g), or (h) has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed (it being understood that, without limitation, the Borrowers shall have the right to withhold or delay their consent to any assignment if, (x) in order for such assignment to comply with applicable law, the Borrowers would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority or (y) such assignment is to a Disqualified Institution); provided that such consent shall be deemed to have been given by the Borrowers if the Borrowers shall not have responded within fifteen Business Days of a written request for such consent;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Tranches on a non-pro rata basis;

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent (which shall promptly deliver a copy of such document to the Borrower Agent) an Assignment and Assumption, together with (other than in the case of an assignment (i) to an Affiliate of the assigning Lender or (ii) to the Sponsor, the other Permitted Holders, Holdings, any Subsidiaries of Holdings, or any of their respective Affiliates (including, for the avoidance of doubt, any Affiliated Debt Fund) a processing and recordation fee of $3,500 (which fee may be waived or reduced by the Administrative Agent in its discretion), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all other know-your-customer documentation reasonably requested by the Administrative Agent;

(iv) no assignment shall be made to a Disqualified Institution without the Borrowers’ prior consent in writing (the request for such consent to be delivered both to the Borrower Agent and the Sponsor, which consent may be withheld in their sole discretion); provided that that the Administrative Agent shall not disclose (verbally or in writing) the list of entities that are Disqualified Institutions to any person, but may, upon the request or inquiry by any Lender, disclose to such inquiring Lender whether a particular potential assignee or participant is a Disqualified Institution (provided, that, such Lender agrees to keep such information confidential and each Lender party to this Agreement (on or after the Closing Date) expressly acknowledges that the Disqualified Institutions list (and the presence of each name thereon) shall be treated as “Information” subject to the restrictions of Section 10.12 except to the extent disclosure of a particular Disqualified Institution’s status is required in connection with a potential assignment to such particular Disqualified Institution); provided, further that the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions and shall not be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or have any liability with respect to or arising out of any assignment or participation to or disclosure of confidential information to, a Disqualified Institution.

(v) notwithstanding anything to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans (including, for the avoidance of doubt, through open market purchases) (but not, for the avoidance of doubt, any Revolving Commitments) to the Sponsor, the other Permitted Holders or any other Person who is or, after giving effect to such assignment, would be Permitted Holder (other than Affiliated Debt Funds) or an Affiliate of Holdings (other than Holdings, the Borrowers or any of their respective Subsidiaries or any natural person or any Affiliated Debt Funds) (collectively, the “Sponsor Investors”) (without the consent of any Person); provided that (1) the assigning Lender and each Sponsor Investor purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system or by manual execution, (2) at the time of such assignment after giving effect to such assignment, the aggregate principal amount of all Term Loans held by the Sponsor Investors shall not exceed 25% of the aggregate principal amount of all Term Loans then outstanding under this Agreement, (3) no Sponsor Investor shall be required to make any representation that it is not in possession of MNPI with respect to Holdings, its Subsidiaries or their respective securities, and all parties to the relevant repurchases shall render customary “big boy” disclaimer letters or any such disclaimers shall be incorporated into the terms of the Assignment and Assumption, and (4) for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Commitments or Revolving Loans to any Sponsor Investor; and provided, further, that:

(A) notwithstanding anything to the contrary in this Agreement, the Sponsor Investors shall not have any right to (1) attend (including by telephone or electronic means) any meeting, calls or discussions (or portions thereof) among the Administrative Agent or any Lender to which representatives of the Credit Parties are not invited or (2) receive any information or material provided by the Administrative Agent or any Lender solely to the Lenders or any communication by or among the Administrative Agent and/or one or more Lenders or have access to the Platform used to distribute information to the Lenders, except in each case to the extent such information or materials have been made available to (or were prepared by, on behalf of, or otherwise provided by or on behalf of or otherwise shared with) any Credit Party or its Affiliates or their representatives;

(B) notwithstanding anything in Section 10.04(b) or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders (or all Lenders or affected Lenders) have consented (or not consented) to any amendment, modification, waiver or consent with respect to any of the terms of any Loan Document or any departure by any Credit Party therefrom, the Loans of such Sponsor Investor shall not be included in the calculation of Required Lenders (or if such non-voting designation is unenforceable for any reason, such Sponsor Investor shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Sponsor Investors); provided that each such Sponsor Investor shall be entitled to receive its pro rata share of any payment to which Lenders or consenting Lenders are entitled pursuant to any amendment, modification, waiver or consent or other such similar action regardless of whether such Sponsor Investor was entitled to vote with respect thereto; provided, further each Sponsor Investor shall be entitled to vote on any amendment, modification, waiver, consent or other action with respect to any Loan Document that shall deprive such Sponsor Investor of its pro rata share of any payments to which such Sponsor Investor is entitled under the Loan Documents and such Sponsor Investor shall be entitled to vote on any amendment pursuant to clauses (i) through (vii) of the first proviso to Section 10.02(b) or which disproportionately affects such Sponsor Investor in its capacity as a Lender; and in furtherance of the foregoing, such Sponsor Investor agrees to execute and deliver to the Administrative Agent any instrument reasonably requested by the Administrative Agent to evidence the voting of its interest as a Lender in accordance with the provisions of this Section 10.04(b)(v); provided that if such Sponsor Investor fails to promptly execute such instrument such failure shall in no way prejudice any of the Administrative Agent’s rights under this paragraph; and

(C) in the event that any proceeding under the Bankruptcy Code shall be instituted by or against any Borrower or any Guarantor, each Sponsor Investor that holds Loans shall acknowledge and agree that it is an “insider” under Section 101(31) of the Bankruptcy Code and, as such, the claims associated with the Loans and Commitments owned by it shall not be included in determining whether the applicable class of creditors holding such claims has voted to accept a proposed plan for purposes of Section 1129(a)(10) of the Bankruptcy Code, or, alternatively, to the extent that the foregoing designation is deemed unenforceable for any reason, such Sponsor Investor shall vote in such proceedings in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Sponsor Investors, except to the extent that any plan of reorganization proposes to treat the Obligations held by such Sponsor Investor in a manner that is less favorable in any material respect to such Sponsor Investor than the proposed treatment of similar Obligations held by Lenders that are not Sponsor Investors or deprive them of their pro rata share of any payment.

(vi) notwithstanding anything to the contrary herein, each Sponsor Investor, in its capacity as a Term Loan Lender, in its sole and absolute discretion, may make one or more capital contributions or assignments of Term Loans that it acquires in accordance with Section 10.04(b)(v) directly or indirectly to Holdings or the Borrowers solely in exchange for Equity Interests of Holdings (other than Disqualified Capital Stock) or a direct or indirect parent thereof or debt securities of a parent entity of Holdings, in each case upon written notice to the Administrative Agent. Immediately upon Holdings’ or the Borrowers’ acquisition of Term Loans from a Sponsor Investor, such Term Loans and all rights and obligations as a Lender related thereto shall for all purposes (including under this Agreement, the other Loan Documents and otherwise) be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect and the Borrowers shall neither obtain nor have any rights as a Lender hereunder or under the other Loan Documents by virtue of such capital contribution or assignment;

(vii) [reserved];

(viii) notwithstanding anything to the contrary contained in this Section 10.04(b) or any other provision of this Agreement, each Lender shall have the right at any time to sell, assign or transfer all or a portion of its Term Loans owing to it to Holdings, the Borrowers or any of their respective Subsidiaries on a non-pro rata basis, subject to the following limitations:

(A) Holdings and its Restricted Subsidiaries may not make any purchases or receive Loans through an assignment pursuant to this Section 10.04(b)(viii) at any time when a Default or Event of Default has occurred and is then continuing;

(B) Holdings, the Borrowers or any of their Subsidiaries shall repurchase such Term Loans through either (y) conducting one or more modified Dutch auctions or other buy-back offer processes (each, an “Offer Process”) with a third party financial institution as auction agent to repurchase all or any portion of the Term Loans; provided that, (A) notice of such Offer Process shall be made to all Term Loan Lenders, and (B) such Offer Process shall be conducted pursuant to procedures mutually established by the Administrative Agent and the Borrowers which are consistent with this Section 10.04(b)(viii) or (z) open market purchases on a non-pro rata basis;

(C) with respect to all repurchases made by Holdings, the Borrowers or any of their Subsidiaries pursuant to this Section 10.04(b)(viii), (u) none of Holdings, the Borrowers or any of their respective Subsidiaries shall be required to make any representations that Holdings, the Borrowers or such Subsidiary is not in possession of any information regarding Holdings, its Subsidiaries or its Affiliates, or their assets, the Borrowers’ ability to perform its Obligations or any other matter that may be material to a decision by any Lender to participate in any offer or enter into any Assignment and Assumption or any of the transactions contemplated thereby that has not previously been disclosed to the Administrative Agent and Private Siders, (w) the repurchases are in compliance with Sections 6.03 and 6.06 hereof (to the extent applicable), (x) Holdings, the applicable Borrower or other Restricted Subsidiary shall not use the proceeds of any Revolving Loans or Swing Line Loans to acquire such Term

Loans, (y) the assigning Lender and Holdings, the applicable Borrower or other Restricted Subsidiary, as applicable, shall execute and deliver to the Administrative Agent an Assignment and Assumption in form and substance reasonably satisfactory to the Administrative Agent, and (z) all parties to the relevant repurchases shall render customary “big boy” disclaimer letters or any such disclaimers shall be incorporated into the terms of the Assignment and Assumption; and

(D) following repurchase by Holdings, any Borrower or any Restricted Subsidiary pursuant to this Section, the Term Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by Holdings, such Borrower or such Restricted Subsidiary), for all purposes of this Agreement and all other Loan Documents, including, but not limited to (1) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (2) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (3) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document, and the Borrowers shall neither obtain nor have any rights as a Lender hereunder or under the other Loan Documents by virtue of such repurchase (without limiting the foregoing, in all events, such Term Loans may not be resold or otherwise assigned, or subject to any participation, or otherwise transferred by the Borrowers). In connection with any Term Loans repurchased and cancelled pursuant to this Section 10.04(b)(viii), the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.

Subject to the recording thereof by the Administrative Agent pursuant to clause (c) of this Section 10.04, from and after the date such recordation in the Register is made, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement (including, for the avoidance of doubt, any rights and obligations pursuant to Section 2.15), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be (1) entitled to the benefits of Sections 2.12, 2.13, 2.15, and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment and (2) bound by the provisions of Section 10.12. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 10.04.

Notwithstanding anything to the contrary, each Lender that assigns its Term Loans pursuant to Section 10.04(b)(v) or (viii) acknowledges and agrees that (i) the Sponsor Investors, Holdings and/or Holdings’ Subsidiaries may come into possession of additional information regarding the Loans or the Credit Parties at any time before or after an assignment has been effected pursuant thereto that was or was not known to such Lender, the applicable Sponsor Investor, Holdings or Holdings’ applicable Subsidiary at the time such assignment was effected, and that, when taken together with any other information that was or was not known to the applicable Sponsor Investor, Holdings or Holdings’ applicable Subsidiary at the time of such assignment, may be information that would have been material to such Lender’s decision to enter into such assignment (such information, the “Applicable Information”); (ii) such Lender shall make independently its own analysis and determination to effect such assignment notwithstanding such Lender’s lack of knowledge of any Applicable Information; and (iii) none of the direct or indirect equityholders of Holdings, any Sponsor Investor, or any of their respective Affiliates, or any other Person, shall have any liability to such Lender with respect to nondisclosure of the Applicable Information.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at one of its U.S. offices a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and stated interest amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be presumptively correct absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. No assignment shall be effective unless recorded in the Register. The Register is intended to cause each Loan and other obligation hereunder to be in registered form within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations or Section 1.163-5(b) of the proposed United States Treasury Regulations (or, in each case, any amended or successor version) and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. The Register shall be available for inspection by the Borrowers, any Issuing Bank (with respect to its own interests), the Collateral Agent, the Swing Line Lender (with respect to its own interests) and any Lender (with respect to its own interests), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations.

(i) Any Lender may at any time, without (subject to the following provisos) the consent of, or notice to, the Administrative Agent or any Issuing Bank, sell participations to any person (other than a natural person or any Borrower or any of their Affiliates (other than Affiliated Debt Funds) or any Disqualified Institutions) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the Lenders and Issuing Banks shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; provided, further, that any Lender selling a participation to any Person shall inquire to the Administrative Agent, prior to selling such participation, whether any such prospective

Participant is a Disqualified Institution (and upon any such inquiry, the Administrative Agent shall not disclose (verbally or in writing) the list of entities that are Disqualified Institutions but shall be permitted to disclose to such inquiring Lender whether such specific prospective participant is on the list of Disqualified Institutions; provided that the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions and shall not be obligated to ascertain, monitor or inquire as to whether any prospective participant is a Disqualified Institution or have any liability with respect to or arising out of any participation or disclosure of confidential information to, a Disqualified Institution (provided that such Lender agrees to keep such information confidential and each Lender party to this Agreement (on or after the Closing Date) expressly acknowledges that the Disqualified Institutions list and the presence of each name thereon shall be treated as “Information” subject to the restrictions of Section 10.12 except to the extent disclosure, to the Lender offering a participation, of a particular Disqualified Institution’s status is required in connection with a potential assignment to such particular Disqualified Institution).

(ii) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with regard to amendments, modifications or waivers described in clauses (i) through (v) of the first proviso in Section 10.02(b), in each case, that directly affects such Participant. Subject to clause (e) of this Section, the Borrowers agree that each Participant shall (subject to clause (e) below) be entitled to the benefits of and subject to the obligations and requirements of Sections 2.12 and 2.15 (provided that any documentation required to be provided by a Participant pursuant to Section 2.15(e) shall be provided to the participating Lender and, if Additional Amounts are required to be paid pursuant to Section 2.15, to the Borrowers and the Administrative Agent and shall be subject to the obligations under Section 10.12 as though it were a Lender, and the definition of Excluded Taxes shall apply to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant shall be subject to Section 2.14 as though it were a Lender. Notwithstanding anything to the contrary, no Lender shall enter into any agreement with any Participant that will permit such Participant to, and such Participant by buying a participation hereunder agrees not to attempt to, influence or control the voting rights of such Lender except with regard to amendments, modifications and waivers described in clauses (ii) through (v) of the first proviso of Section 10.02(b), in each case, that directly affects such Participant.

(iii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers (and such agency being solely for U.S. tax purposes), maintain a register on which it enters the name and address of each Participant and the principal and stated interest amounts of each participant’s interest in the Loans or other obligations under this Agreement (a “Participant Register”);

provided that no Lender shall have any obligation to disclose all or any portion of a Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or other obligations under any Loan Document) to any Person except to the extent (a) such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or Section 1.163-5(b) of the proposed United States Treasury Regulations (or, in each case, any amended or successor version) and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code or (b) such disclosure is necessary to confirm that any such Participant is not a Disqualified Institution. The entries in a Participant Register shall be presumptively correct absent manifest error, and such Lender shall treat each person whose name is recorded in a Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(iv) Any such participation that does not comply with this Section shall be void ab initio and, promptly following such Lender becoming aware that any such participation has been made in breach of this Section, the Participant Register shall be modified by it to reverse such participation and shall be disclosed to the Borrowers and the Administrative Agent.

(v) The Administrative Agent shall have no liability (in its capacity as Administrative Agent) for (i) maintaining a Participant Register and (ii) any Lender’s compliance with this Section 10.04, including any sale of participations to a Disqualified Institution in violation hereof by any Lender.

(e) Limitations on Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.12, 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent and except to the extent the right to greater payment results from a Change in Law after the Participant becomes a Participant.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender without restriction, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans or similar extensions of credit, such Lender may, without the consent of the Borrowers or the Administrative Agent or any other Person, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Disqualified Institutions. Notwithstanding anything to the contrary herein, if any Loans are assigned to or any participations are purchased or otherwise acquired by, in each case without the Borrowers’ consent (including, without limitation, in violation of Section 10.04(b) or (d)), to any Disqualified Institution, then: (i) the Borrower Agent may, at its sole option, expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent (provided, that the Administrative Agent shall provide appropriate cooperation to assist and facilitate the Borrowers in effecting this Section 10.04(g), in each case, at the Borrowers’ sole expense and provided that the Administrative Agent shall have no liability (in its capacity as Administrative Agent), (I)(x) terminate any commitment of such Disqualified Institution and repay any applicable outstanding Loans (in the case of Loans, at a price equal to the least of (A) par, (B) the amount that the applicable Disqualified Institution paid to acquire such Loans or participations and (C) the most recent trading price for such Loans), without premium, penalty, prepayment fee, breakage or accrued interest, and/or (y) require such Disqualified Institution to assign its rights and obligations to one or more Eligible Assignees at the price indicated in the immediately preceding clause (x), without premium, penalty, prepayment fee, accrued interest or breakage (which assignment shall not be subject to the processing and recordation fee described in Section 10.04(b)(iii)) or (II)(x) force the termination of any participation with respect to any Participant which is a Disqualified Institution or terminate any commitment of a Lender which has sold a participation to a Participant which is a Disqualified Institution and repay any applicable outstanding Loans of such Lender (in the case of Loans, at a price equal to the least of (A) par, (B) the amount that the applicable Disqualified Institution paid to acquire such participation in such Loans and (C) the average trading price for such Loans over the immediately preceding five trading days)), without premium, penalty, prepayment fee, breakage or accrued interest, and/or (y) require such Participant which is a Disqualified Institution to assign its rights and obligations to one or more Eligible Assignees at the price indicated in the immediately preceding clause (x), without premium, penalty, prepayment fee, accrued interest or breakage (which assignment shall not be subject to the processing and recordation fee described in Section 10.04(b)(iii)), (ii) no such Disqualified Institution shall (x) receive any information or reporting provided by or on behalf of the Borrowers, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders, (iii) for purposes of voting and consent rights, any Loans, Commitments or participations held by such Disqualified Institution shall be deemed not to be outstanding and such Disqualified Institution shall have no voting or consent rights with respect to “Required Lender”, “Required Revolving Lender”, “Required Term Lender” or other Class votes or consents, in each case notwithstanding Section 10.02(b), (iv) for purposes of any matter requiring the vote or consent of each Lender or of each Lender affected by any amendment or waiver, such Disqualified Institution shall be deemed to have voted or consented to approve such amendment or waiver if a majority of the affected Class (excluding Loans, Commitments and participations held by any Disqualified Institutions from both numerator and denominator in such calculations) so approves and (v) such Disqualified Institution shall not be entitled to any expense reimbursement or indemnification rights ordinarily afforded to Lenders or Participants hereunder or in any Loan Document and such Disqualified Institution shall be treated in all other respects as a Defaulting Lender.

(h) Assignments by Borrowers. (i) With respect to any Tranche of Term Loans or Incremental Term Loans, any Borrower may at any time assign to another Borrower organized under the same jurisdiction of such assigning Borrower of such Term Loans or Incremental Term Loans or organized in Luxembourg, Jersey, the United States or any state thereof, or the District of Columbia, all or any portion of its obligations with regard to such Term Loan or Incremental Term Loans; and (ii) with respect to any Tranche of Revolving Loans and/or Revolving Commitments, Incremental Revolving Loans and/or Incremental Revolving Loan Commitments, any Borrower thereunder may at any time assign to another Borrower organized under the same jurisdiction of such assigning Borrower of such Term Loans or Incremental Term Loans or organized in the United States or any state thereof, the District of Columbia or any other jurisdiction reasonably satisfactory to the Revolving Lenders all or any portion of its obligations with regard to such Revolving Loans, Revolving Commitments, Incremental Revolving Loans and/or Incremental Revolving Loan Commitments; provided that such assignment is documented pursuant to an assignment agreement in form reasonably satisfactory to the Administrative Agent; provided, further, that, in each case, the Administrative Agent shall have received all documentation and other information with respect to such Borrower (including any requisite Beneficial Ownership Certification) reasonably requested in writing by the Administrative Agent and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act and the Beneficial Ownership Regulation, no later than two Business Days prior to the date of such assignment (or such later date as may be agreed by the Administrative Agent).

Section 10.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Credit Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until Payment in Full of the Obligations and the termination or expiration of the Commitments. The provisions of Sections 2.12, 2.14, 2.15 and Article X (other than Section 10.12 (which Section shall survive and remain in full force and effect for two years after such consummation, repayment, payment, expiration and termination)) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the Payment in Full of the Obligations, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier or other electronic transmission (PDF or TIFF format) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time due and owing by such Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of any Borrower or any other Credit Party (but excluding amounts held in payroll, employee benefits, tax and other fiduciary or trust accounts) against any and all of the obligations of such Borrower or such Credit Party now or hereafter existing, due or owing under this Agreement or any other Loan Document to such Lender or such Issuing Bank, irrespective of whether such Lender or such Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Credit Party may be due and owing to a branch or office of such Lender or such Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and each Issuing Bank agrees to notify the Borrower Agent and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction; provided, that, notwithstanding the foregoing, the determination of whether the Closing Date Acquisition has been consummated in accordance with the terms of the Closing Date Acquisition Agreement and, in any case, claims or disputes arising out of any such interpretation or determination of any aspect thereof shall, in each case, be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under the applicable principles of conflict of laws thereof.

(b) Submission to Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan in the State of New York and of the United States District Court of the Southern District of New York sitting in Borough of Manhattan in the State of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Requirements of Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Credit Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.

Section 10.10 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Banks agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (in each case, other than to a Disqualified Institution) (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, numbering, administration and settlement services provider and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable Requirements of Law, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, but only to the extent required in connection with such exercise or enforcement, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (i) any assignee of or Participant (or any Person that invests in or otherwise finances, directly or indirectly, such assignee or Participant) in, or any prospective assignee of or Participant (except, in each case, for the avoidance of doubt, for any Disqualified Institution) in, any of its rights or obligations under this Agreement and in connection with any pledge or assignment made pursuant to Section 10.04(f), (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Credit Party or to the credit facilities hereunder, (g) with the prior consent of the Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers; provided that with respect to clauses (b) and (c) above, if the Administrative Agent, any Lender or any Issuing Bank receives a subpoena, interrogatory or other request (verbal or otherwise) for any Information, or believes that it is legally required to disclose any of the Information to a third party, it shall, in advance of such disclosure, to the extent legally permissible and unless such disclosure is made to regulatory or self-regulatory authorities in the course of routine audits and reviews of such Person, promptly provide to the Borrower Agent written notice of any such request or requirement so that the Borrowers or the applicable Credit Party (or Subsidiary thereof) may seek a protective order or other remedy; provided, further, that it shall (1) exercise reasonable efforts to preserve the confidentiality of such Information, (2) to the extent legally permissible, use commercially reasonable efforts to provide the Borrower, in advance of such disclosure, with copies of any Information it intends to disclose (and, if applicable, the text of the disclosure language itself), and (3) to the extent legally permissible, reasonably cooperate with the Borrower or applicable Credit Party (or Subsidiary thereof) to the extent the Borrower or such Credit Party (or Subsidiary thereof) seeks to limit such disclosures; provided further that no such disclosure shall be made to any Excluded Affiliates. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and services providers to the Agents or any Lender in connection with the administration of this Agreement, the other Loan Documents and the Commitments. For purposes of this Section, “Information” shall mean all information received from or on behalf of Holdings or any of its Subsidiaries relating to Holdings or any of its Subsidiaries or any of their respective businesses. Except with respect to disclosing any Information to any Disqualified Institution, any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

Section 10.13 USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower Agent that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties in accordance with the Patriot Act. The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests that is required in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Section 10.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Rate Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Rate Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Rate Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Rate Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

Section 10.15 Obligations Absolute. To the fullest extent permitted by applicable Requirements of Law, all obligations of the Credit Parties hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Credit Party;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Credit Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e) any exercise or non-exercise, or any waiver, of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances that might otherwise constitute a defense (other than Payment in Full of the Obligations) available to, or a discharge of, the Credit Parties.

Section 10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i)(A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lead Arrangers and the Lenders are arm’s-length commercial transactions between each Credit Party and its Affiliates, on the one hand, and the Administrative Agent, the Lead Arrangers, and the Lenders, on the other hand, (B) each of the Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) the Administrative Agent, the Lead Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Credit Party or any of its Affiliates, or any other Person, and (B) neither the Administrative Agent, the Lead Arrangers nor any Lender has any obligation to any Credit Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their respective Affiliates, and neither the Administrative Agent, the Lead Arrangers nor any Lender has any obligation to disclose any of such interests to any Credit Party or any of its Affiliates. To the fullest extent permitted by law, each Credit Party hereby waives and releases any claims that it may have against the Administrative Agent, the Lead Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.17 Intercreditor Agreement.

(a) Notwithstanding anything to the contrary in this Agreement or in any other Loan Document: (a) the Liens granted to the Collateral Agent in favor of the Secured Parties pursuant to the Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of the Intercreditor Agreement, the Pari Intercreditor

Agreement and any Other Intercreditor Agreement, (b) in the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on the one hand, and of the Intercreditor Agreement, the Pari Intercreditor Agreement and any Other Intercreditor Agreement, on the other hand, the terms and provisions of such intercreditor agreement shall control, and (c) each Secured Party authorizes and instructs the Administrative Agent and/or the Collateral Agent to execute any the Intercreditor Agreement, the Pari Intercreditor Agreement and any Other Intercreditor Agreement on behalf of such Lender and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof, including with respect to Indebtedness that is secured by Liens and required or permitted to be pari passu with or junior to the Liens securing the Secured Obligations (including, without limitation, any Liens incurred pursuant to Section 6.02(x)), and such Lender agrees to be bound by the terms thereof.

(b) Each Secured Party hereby agrees that the Administrative Agent and/or Collateral Agent may, and authorizes and directs such Agents to, enter into any intercreditor agreement and/or subordination agreement pursuant to, or contemplated by, the terms of this Credit Agreement (including with respect to Indebtedness permitted pursuant to Section 6.01 and defined terms referenced therein, and including with respect to Indebtedness that is (i) required or permitted to be subordinated in right of payment hereunder and/or (ii) secured by Liens and required or permitted to be pari passu with or junior to the Liens securing the Secured Obligations (including, without limitation, any Liens incurred pursuant to Section 6.02(x))) on its behalf and agrees to be bound by the terms thereof and, in each case, consents and agrees to the appointment of GSLP (or its affiliated designee, representative or agent) on its behalf as collateral agent thereunder. For the avoidance of doubt, no such Intercreditor Agreement shall contain provisions that result in any obligations being senior or pari passu in right of payment (or secured on a senior priority basis) to the Priority Payment Obligations.

Section 10.18 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 10.19 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to this Agreement, any Loan Document or any document to be signed in connection with this Agreement and the transactions contemplated hereby (including, without limitation, Assignment and Assumptions, Borrowing Requests, Interest Election Requests, Compliance Certificates or Joinder Agreements) and any amendments or other modifications, waivers and consents thereof shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.20 Lender Action. Each Lender agrees that it shall not, and hereby expressly and irrevocably waives any right to, take or institute any actions or proceedings, judicial or otherwise, for any right or remedy or assert any other Cause of Action against any Credit Party (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim), or institute any actions or proceedings or any other Cause of Action, or otherwise commence any remedial procedures, against Holdings and/or any of its Subsidiaries, in each case with respect to any Collateral or any Guarantee, unless (x) such action is taken, to the extent permitted under the Loan Documents and at the direction of, if applicable, the Required Lenders, Required Term Lenders, Required Revolving Lenders or an Issuing Bank or (y) taken with the prior written consent of the Required Lenders (or, at the direction of the Required Lenders, the Administrative Agent), in each case, which shall not be withheld in contravention of Article IX.

Section 10.21 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.21, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” shall mean any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) iii. a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

ARTICLE XI

ACQUISITION MATTERS

Section 11.01 Consent to the Closing Date Acquisition. Notwithstanding anything to the contrary in the Loan Documents, the Secured Parties and all other parties hereto irrevocably and unconditionally consent to the consummation of the Closing Date Acquisition.

Section 11.02 Reference to Closing Date. Notwithstanding anything to the contrary in the Loan Documents, for purposes of the representations and warranties and the other provisions set forth in Article III of this Agreement, the conditions precedent set forth in Section 4.01 and any reference to “Closing Date” in Article V and Article VI, the making of the Loans and the issuance of Letters of Credit (if any) on the Closing Date shall be assumed to occur concurrently with the consummation of the Closing Date Acquisition.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

POLARIS NEWCO, LLC, as the Initial Borrower

By:
Name:
Title:

POLARIS PARENT, LLC, as Holdings

By:
Name:
Title:

[Signature Page to First Lien Credit Agreement]

SOLERA, LLC, as a Borrower

By:
Name:
Title:

OMNITRACS, LLC, as a Borrower

By:
Name:
Title:

DEALERSOCKET, LLC, as a Borrower

By:
Name:
Title:

[Signature Page to First Lien Credit Agreement]

[ADDITIONAL CREDIT PARTIES]

By:
Name:
Title:

[Signature Page to First Lien Credit Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent and Collateral Agent

By:
Name:
Title:

[Signature Page to First Lien Credit Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC, as a Revolving Lender, Swing Line Lender and an Issuing Bank

By:
Name:
Title:

[Signature Page to First Lien Credit Agreement]

[Lender and Issuing Bank Signature Pages]

[Signature Page to First Lien Credit Agreement]

Exhibit B

[Attached]

EXHIBIT C-1

[Form of]

BORROWING REQUEST

Goldman Sachs Lending Partners LLC,

as Administrative Agent for

the Lenders referred to below

Attention: SBD Operations

2001 Ross Ave, 29th Floor

Dallas, TX 75201

Telephone: [***]

Facsimile: [***]

E-mail: [***];

[***]

Goldman Sachs Lending Partners LLC

200 West Street

New York, NY 10282

Attn: Bank Debt Portfolio Group – Douglas Tansey

Telephone: [***]

Email: [***]

Re: Polaris Newco, LLC	[Date]

Ladies and Gentlemen:

Reference is made to the First Lien Credit Agreement, dated as of June 4, 2021 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) among Polaris Newco, LLC, a Delaware limited liability company (the “Initial Borrower”), Solera, LLC, a Delaware limited liability company (“Solera”), Omnitracs, LLC, a Delaware limited liability company (“Omnitracs”), and DealerSocket, LLC, a Delaware limited liability company (“DealerSocket” and, together with Solera, Omnitracs, the Initial Borrower and any Subsidiaries of Holdings joined as a Borrower after the Closing Date, “Borrowers”), Polaris Parent, LLC, Delaware limited liability company (“Holdings”), as a Guarantor, each of the other Guarantors party thereto upon becoming a party thereto, the Lenders and Issuing Banks from time to time party thereto, Goldman Sachs Lending Partners LLC, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”), as collateral agent for the Secured Parties (in such capacity, together with its successors and assigns, the “Collateral Agent”) and as Swing Line Lender and Issuing Bank. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to such terms in the Credit Agreement.

C-1-1

The undersigned hereby gives you notice pursuant to Section 2.03[ and 2.17(b)]1 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in connection therewith sets forth below the terms on which such Borrowing is requested to be made:

[1]	To be included for Borrowings of Swing Line Loans.

C-1-2

The undersigned hereby requests (select one):

☐ A Borrowing of Revolving Loans     ☐ A Borrowing of Term Loans

☐ A Borrowing of Swing Line Loans

1.	Borrower:

2.	On (a Business Day).[2]

3.	In the amount of $ [3] [USD / British Pounds Sterling / Euros / other agreed upon currencies].

~~[~~4.	Comprised of .[4]

5.	[~~For Eurocurrency Rate Loans: with~~With an Interest Period of months.][5]

[2]

In the case of a Eurocurrency Borrowing, this Borrowing Request is required to be delivered to the Administrative Agent not later than 2:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing (or such later time as may be reasonably acceptable to the Administrative Agent) ~~(or, in the case of Eurocurrency Borrowings that are Term Loan Borrowings to be made on the Closing Date, not later than 2:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing)~~. In the case of an ABR Borrowing, this Borrowing Request is required to be delivered to the Administrative Agent not later than 12:00 noon, New York City time, on the Business Day prior to the proposed Borrowing (or such later time as may be reasonably acceptable to the Administrative Agent)~~, or in~~. In the case of an RFR Loan, this Borrowing Request is required to be delivered to the Administrative Agent not later than 12:00 noon New York City Time two Business Days prior to the proposed Borrowing (or such later time as may be reasonably acceptable to the Administrative Agent). In the case of a Term SOFR Borrowing, this Borrowing Request is required to be delivered to the Administrative Agent not later than 2:00 p.m., New York City time, two Business Days before the date of the proposed Borrowing (or such later time as may be reasonably acceptable to the Administrative Agent). In the case of a Daily SOFR Borrowing, this Borrowing Request is required to be delivered to the Administrative Agent not later than 2:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing (or such later time as may be reasonably acceptable to the Administrative Agent). In the case of a borrowing of Swing Line Loans, this Borrowing Request is required to be delivered to the Administrative Agent and the Swing Line Lender not later than 1:00 p.m. New York City time on the Business Day of the proposed Swing Line Loan (or such later time as the Administrative Agent may request in its sole discretion). Any Borrowing denominated in an Available Currency (other than Dollars, Euros and British Pounds Sterling) shall be a Eurocurrency Borrowing (unless otherwise agreed between the Borrowers and the Administrative Agent).

[3]

The minimum amount for any Loans is $250,000, €250,000 and £250,000, as applicable, or, in respect of any Loans denominated in any other Available Currency, 250,000 units of such Available Currency or such other amount as the Borrowers and the Administrative Agent shall reasonably agree (or, if lesser, the Revolving Commitment at such time, solely in the case of Revolving Loans), and in integral multiples of $100,000, €100,000 and £100,000, as applicable~~,~~ (or, in respect of Eurocurrency Rate Loans or RFR Loans denominated in any other Available Currency ~~(~~, 100,000 units of such Available Currency) or such other amount as the Borrower and the Administrative Agent shall reasonably agree~~)~~ (unless, with respect to Revolving Loans, the available amount under the Revolving Commitments is less). The minimum amount for Swing Line Loans is $50,000, €50,000 or £50,000, as applicable, or such other amount as the Borrower and the Administrative Agent shall reasonably agree, and in integral amounts of $50,000, €50,000 or £50,000, as applicable or such other amount as the Borrower and the Administrative Agent shall reasonably agree above such amount.

[4]

Indicate Type of Loan requested –~~i.e.,~~ whether ~~the rate of interest on such Loan, or on the Loans comprising~~ such Borrowing~~,~~ is ~~determined by reference to the~~to be an ABR Borrowing, a Eurocurrency ~~Rate, the Alternate Base Rate or the Daily Simple~~Borrowing, a Term SOFR Borrowing, Daily SOFR Borrowing or an RFR Loan.

C-1-3

6.	Below is the location and number of the deposit account to which the funds of such proposed Borrowing are to be disbursed.

The undersigned hereby represents and warrants on the date of the proposed Borrowing that the conditions specified in Sections 4.02(b) and (c) of the Credit Agreement are satisfied (or have been waived) as of the date of the proposed Borrowing (specified above).

[Signature Page Follows]

[5]

Applies to Eurocurrency Rate Loans, Term SOFR Loans, and Daily SOFR Loans: For Eurocurrency Rate Loans, Interest Periods available are one, three or six months (or, if agreed to by all relevant affected Lenders, twelve months or shorter than one month). For Term SOFR Loans, Interest Periods available are one, three or six months. For Daily SOFR Loans, Interest Periods available are one, two or three months.

C-1-4

POLARIS NEWCO, LLC, as the Borrower Agent

By:
Name:
Title:

C-1-5

EXHIBIT C-2

[Form of]

PREPAYMENT NOTICE

Goldman Sachs Lending Partners LLC,

 as Administrative Agent for

 the Lenders referred to below

Attention: SBD Operations

2001 Ross Ave, 29th Floor

Dallas, TX 75201

Telephone:[***]

Facsimile: [***]

E-mail:[***];

[***]

Goldman Sachs Lending Partners LLC

200 West Street

New York, NY 10282

Attn: Bank Debt Portfolio Group – Douglas Tansey

Telephone: [***]

Email: [***]

Re: Polaris Newco, LLC	[Date]

Ladies and Gentlemen:

Reference is made to the First Lien Credit Agreement, dated as of June 4, 2021 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) among Polaris Newco, LLC, a Delaware limited liability company (the “Initial Borrower”), Solera, LLC, a Delaware limited liability company (“Solera”), Omnitracs, LLC, a Delaware limited liability company (“Omnitracs”), and DealerSocket, LLC, a Delaware limited liability company (“DealerSocket” and, together with Solera, Omnitracs, the Initial Borrower and any Subsidiaries of Holdings joined as a Borrower after the Closing Date, “Borrowers”), Polaris Parent, LLC, Delaware limited liability company (“Holdings”), as a Guarantor, each of the other Guarantors party thereto upon becoming a party thereto, the Lenders and Issuing Banks from time to time party thereto, Goldman Sachs Lending Partners LLC, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”), as collateral agent for the Secured Parties (in such capacity, together with its successors and assigns, the “Collateral Agent”) and as Swing Line Lender and Issuing Bank. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby notifies you that:

[Any election to terminate or reduce the Commitments shall include the following:

C-2-1

1.	The Borrowers would like to [terminate][reduce] the [Term Loan][Revolving][Swing Line] Commitments by $[ ]~~.~~ effective as of [__].1]

[Any prepayment shall include the following:

2.	The Borrowers will make a prepayment of the principal of [Term][Revolving][Swing Line] Loans in the amount of $[ ] on [ ].[2]

3.

[The [Term][Revolving] Loans to be prepaid are of the following Type: [~~Eurodollar~~Eurocurrency Rate Loans with an Interest Period of [   ] months that will end on [   ]][SOFR Loans with an Interest Period of [   ] that will end on [   ]][RFR Loans][ABR Loans].]3]

For the avoidance of doubt, the Borrower Agent may rescind this notice, pursuant to [Section 2.07(c)]4 [Section 2.10(i)]5 of the Credit Agreement, if this notice is conditioned upon the effectiveness of any such other credit facilities or the closing of any such securities offering, or the occurrence of any other event specified herein and such condition is not satisfied.

[Signature Page Follows]

[1]

The termination or reduction notice is required to be delivered to the Administrative Agent by 12:00 noon New York City time at least one Business Day (or, (i) in the case of a prepayment of Eurocurrency Rate Loans or Term SOFR Loans, three Business Days or (ii) in the case of a prepayment of RFR Loans or Daily SOFR Loans, two Business Days) (or in each case such shorter period as the Administrative Agent may agree in its sole discretion) prior to the effective date of such termination or reduction.

[2]

In the case of prepayment of a Eurocurrency Borrowing, this prepayment notice is required to be delivered to the Administrative Agent not later than 1:00 p.m., New York City time three Business Days before the date of prepayment (or such later time as may be agreed by the Administrative Agent in its sole discretion). In the case of prepayment of a SOFR Borrowing, not later than 1:00 p.m., New York City time one Business Day before the date of prepayment (or such later time as may be agreed upon by the Administrative Agent in its sole discretion). In the case of prepayment of an RFR Loan, this prepayment notice is required to be delivered to the Administrative Agent, not later than 1:00 p.m., New York City Time two Business Days before the date of prepayment (or such later time as may be agreed upon by the Administrative Agent in its sole discretion). In the case of prepayment of an ABR Borrowing (that is not a Swing Line Loan), this prepayment notice is required to be delivered to the Administrative Agent, not later than 1:00 p.m., New York City time on the date of prepayment (or, in each case, such later time as may be agreed by the Administrative Agent in its sole discretion). In the case of prepayment of a Swing Line Borrowing, this prepayment notice is required to be delivered to the Administrative Agent, not later than 1:00 p.m., New York City time on the date of prepayment (or, in such case, such later time as may be agreed by the Administrative Agent in its sole discretion).

[3]	To be included for a prepayment of Term Loans, Revolving Loans or Swing Line Loans.
[4]	To be included for a notice to terminate or reduce the Commitments.
[5]	To be included for a notice of prepayment.

C-2-2

POLARIS NEWCO, LLC, as the Borrower Agent

By:
Name:
Title:

C-2-3

EXHIBIT E

[Form of]

INTEREST ELECTION REQUEST

[Date]

Goldman Sachs Lending Partners LLC,

 as Administrative Agent for

 the Lenders referred to below

Attention: SBD Operations

2001 Ross Ave, 29th Floor

Dallas, TX 75201

Telephone: [***]

Facsimile: [***]

E-mail:[***];

[***]

Goldman Sachs Lending Partners LLC

200 West Street

New York, NY 10282

Attn: Bank Debt Portfolio Group – Douglas Tansey

Telephone: [***]

Email: [***]

Re: Polaris Newco, LLC	[Date]

Ladies and Gentlemen:

Reference is made to the First Lien Credit Agreement, dated as of June 4, 2021 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) among Polaris Newco, LLC, a Delaware limited liability company (the “Initial Borrower”), Solera, LLC, a Delaware limited liability company (“Solera”), Omnitracs, LLC, a Delaware limited liability company (“Omnitracs”), and DealerSocket, LLC, a Delaware limited liability company (“DealerSocket” and, together with Solera, Omnitracs, the Initial Borrower and any Subsidiaries of Holdings joined as a Borrower after the Closing Date, “Borrowers”), Polaris Parent, LLC, Delaware limited liability company (“Holdings”), as a Guarantor, each of the other Guarantors party thereto upon becoming a party thereto, the Lenders and Issuing Banks from time to time party thereto, Goldman Sachs Lending Partners LLC, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”), as collateral agent for the Secured Parties (in such capacity, together with its successors and assigns, the “Collateral Agent”) and as Swing Line Lender and Issuing Bank. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to such terms in the Credit Agreement. Pursuant to Section 2.08 of the Credit Agreement, the undersigned hereby gives the Administrative Agent notice that the Borrower hereby requests~~6~~1:

~~6~~1

In the case of a continuation of, or a conversion to, a Eurocurrency Borrowing, this Interest Election Request is required to be delivered to the Administrative Agent not later than 2:00 p.m., New York City time three

[Option A—Conversion of Eurocurrency Borrowings to ABR Borrowings: to convert $      in principal amount of presently outstanding Eurocurrency       Loans~~7~~2 with a final Interest Payment Date of           ,     to ABR Borrowings on           ,     (which is a Business Day).]

[Option B—Conversion of ABR Borrowings to Eurocurrency Borrowings: to convert $      in principal amount of presently outstanding ABR       Loans~~8~~3 to Eurocurrency Borrowings on          ,     (which is a Business Day). The Interest Period for such Eurocurrency Borrowings is    ~~9~~ 4 month[s].]

[Option C—Continuation of Eurocurrency Borrowings as Eurocurrency Borrowings: to continue as Eurocurrency Borrowings $      in presently outstanding Eurocurrency       Loans~~10~~5 with a final Interest Payment Date of          ,     (which is a Business Day). The Interest Period for such Eurocurrency Borrowings is      ~~11~~6 month[s].]

[Option D—Conversion of SOFR Borrowings to ABR Borrowings: to convert $      in principal amount of presently outstanding SOFR        Loans7 with a final Interest Payment Date of          ,     to ABR Borrowings on          ,     (which is a Business Day).]

[Option E—Conversion of ABR Borrowings to SOFR Borrowings: to convert $       in principal amount of presently outstanding ABR       Loans8 to       SOFR Borrowings on          ,     (which is a Business Day). The Interest Period for such SOFR Borrowings is    9 month[s].]

[Option F—Continuation of SOFR Borrowings as SOFR Borrowings: to continue as        SOFR Borrowings $      in principal amount of presently outstanding SOFR

Business Days before the date of the proposed ~~conversion/~~continuance/conversion (or such later time as may be reasonably acceptable to the Administrative Agent). In the case of conversion to an ABR Borrowing, this Interest Election Request is required to be delivered to the Administrative Agent not later than ~~(~~12:00 noon, New York City time, on the Business Day prior to the date of the proposed ~~Interest Election Request~~conversion (or such later time as may be reasonably acceptable to the Administrative Agent). In the case of a continuation of, or a conversion to, a Term SOFR Borrowing, this Interest Election Request is required to be delivered to the Administrative Agent not later than 2:00 p.m., New York City time, two Business Days before the date of the proposed continuance/conversion (or such later time as may be reasonably acceptable to the Administrative Agent). In the case of a continuation of, or a conversion to, a Daily SOFR Borrowing, this Interest Election Request is required to be delivered to the Administrative Agent not later than 2:00 p.m., New York City time, one Business Day before the date of the proposed continuance/conversion (or such later time as may be reasonably acceptable to the Administrative Agent).
~~7~~2	Identify as Eurocurrency Term Loans or Eurocurrency Revolving Loans.
~~8~~3	Identify as ABR Term Loans or ABR Revolving Loans.
~~9~~4	Interest Periods available are one, three or six months (or, if agreed to by all relevant affected Lenders, twelve months or shorter than one month).
~~10~~5	Identify as Eurocurrency Term Loans or Eurocurrency Revolving Loans.
~~11~~6	Interest Periods available are one, three or six months (or, if agreed to by all relevant affected Lenders, twelve months or shorter than one month).
[7]	Identify as SOFR Term Loans or SOFR Revolving Loans.
[8]	Identify as ABR Term Loans or ABR Revolving Loans.
[9]	For Term SOFR Loans, Interest Periods available are one, three or six months. For Daily SOFR Loans, Interest Periods available are one, two or three months.

    Loans10 with a final Interest Payment Date of       ,     (which is a Business Day). The Interest Period for such SOFR Borrowings is    11 month[s].]

[remainder of page intentionally left blank]

[10]	For Term SOFR Loans, Interest Periods available are one, three or six months. For Daily SOFR Loans, Interest Periods available are one, two or three months.
[11]	Identify as SOFR Term Loans or SOFR Revolving Loans.

Very truly yours,

POLARIS NEWCO, LLC, as the Borrower Agent

By:
Name:
Title:

N-4